UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant      [X]

Filed by a Party other than the Registrant       [  ]

Check the appropriate box

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to § 240.14a-12

Jensyn Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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[X]	Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Not Applicable

2)	Aggregate number of securities to which transaction applies: Not Applicable

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable

4)	Proposed maximum aggregate value of transaction:

$126,949,492

5)	Total Fee Paid:

$15,933

[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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JENSYN ACQUISITION CORP.

800 WEST MAIN STREET, SUITE 204

FREEHOLD, NJ 077728

Dear Jensyn Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2018 annual meeting of stockholders of Jensyn Acquisition Corp., which we refer to as “we,” “us,” “our,” “Jensyn” or the “Company,” on March _ , 2018, at 9:00 A.M., Eastern Time, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 11797

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to as the “Business Combination Proposal,” to approve a membership interest purchase agreement (the “Purchase Agreement”) which provides that we will acquire units of membership interest (“Units”) in BAE Energy Management, LLC (“BAE”) in exchange for a capital contribution to BAE of the amount held in the trust account that holds the proceeds of our initial public offering, less the amounts needed to satisfy certain pre-closing obligations and amounts required to be paid to our public stockholders who elect to have their shares converted into cash as described below. Assuming that our capital contribution is $16,163,000, we will be issued 3,621,317 Units (representing approximately 45% of BAE’s outstanding Units), subject to adjustment, and the existing members of BAE (the “Existing Members”) will be issued 4,400,000 Units (representing approximately 55% of BAE’s outstanding Units), subject to adjustment, in replacement of their existing membership interests in BAE. The number of Units that we will be issued will be subject to adjustment as provided in the Purchase Agreement based upon the amount of our capital contribution to BAE, and the number of Units that will be owned by the Existing Members after the closing of the transaction will be subject to adjustment based upon BAE’s net working capital and indebtedness at the time of the closing of the transaction and the amount of expenses incurred by BAE and the Existing Members in connection with the transaction. In addition, the Existing Members may be issued up to an additional 600,000 Units if the volume weighted average price of our Common Stock exceeds specified targets during the ten trading days before the closing of the business combination. A copy of the Purchase Agreement is attached to the accompanying proxy statement as Annex A. We refer to the transactions contemplated by the Purchase Agreement as the “Business Combination.”

The Existing Members will have the right to receive up to 2,000,000 additional Units in BAE if the trading price of our Common Stock and the amount of dividends paid on our Common Stock exceed certain thresholds specified in the Purchase Agreement during the 36 month period following the Closing of the Business Combination.

The Existing Members will have the right to exchange their Units in BAE for shares of our Common Stock on a one-for-one basis, subject to adjustment if the total number of shares of Common Stock issuable to the Existing Members in exchange for their BAE Units would represent less than 51% of our outstanding shares after giving effect to such exchange.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt the Company’s second amended and restated certificate of incorporation, which we refer to as the “Certificate Proposals;” (b) to elect seven directors to serve on our board of directors; (c) to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock upon the exercise by the Existing Members of BAE of their right to exchange their Units in BAE for shares of our Common Stock, which we refer to as the “Nasdaq Proposal,” and (d) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Certificate Proposals. A copy of our proposed second amended and restated certificate of incorporation incorporating the Certificate Proposals is attached as Annex B to the accompanying proxy statement.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our Common Stock, units and warrants are currently listed on the Nasdaq Capital Market under the symbols “JSYNU”, “JSYN,” “JSYNW” and “JSYNR,” respectively.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to convert, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Jensyn Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw to pay tax obligations) of our initial public offering (the “IPO”) and a private offering closed on March 7, 2016. For illustrative purposes, based on funds in the trust account of approximately $41,067,196 on February 12 , 2018, the estimated per share redemption price would have been approximately $10.53 . Public stockholders may elect to convert their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares (the “20% threshold”). Holders of our outstanding public warrants and rights do not have conversion rights in connection with the Business Combination. The holders of shares of Jensyn Common Stock issued prior to our IPO, which we refer to as “founder shares,” have waived their conversion rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the founder shares represent approximately 19.9% of our issued and outstanding shares of Common Stock. The holders of our founder shares have agreed to vote any shares of Jensyn Common Stock owned by them in favor of the Business Combination Proposal.

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, our board of directors has unanimously approved and adopted the Purchase Agreement and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination Proposal, FOR approval of the Certificate Proposals and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—Approval of the Business Combination—Certain Benefits of Jensyn’s Directors and Officers and Others in the Business Combination.”

Approval of the Business Combination Proposal, the Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Approval of the Certificate Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. The Existing Members of BAE have already approved the Business Combination.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares or an abstention is the equivalent of a vote “AGAINST” the Certificate Proposals but, assuming a quorum is otherwise validly established, only an abstention (and not a failure to vote) is the equivalent of a vote “AGAINST” the other proposals, except the Director Election Proposal, to be considered at the special meeting of stockholders. A failure to vote or an abstention will have no effect on the Director Election Proposal. Unless waived by the parties to the Purchase Agreement, the closing of the Business Combination is conditioned upon the adoption and approval of the Business Combination Proposal and the Certificate Proposals.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Certificate Proposals but will have no effect on the other proposals (but, in the case of the Certificate Proposals, is the practical equivalent to a vote AGAINST the Business Combination Proposal). If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT JENSYN CONVERT YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO JENSYN’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

February __ , 2018	/s/ Jeffrey J. Raymond
Jeffrey J. Raymond
President, Chief Executive Officer, Director

This proxy statement is dated February __ , 2018, and is first being mailed to stockholders of the Company on or about February __ , 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

JENSYN ACQUISITION CORP.

800 West Main Street, Suite 204,

Freehold, NJ 07728

NOTICE OF SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING

OF STOCKHOLDERS OF JENSYN ACQUISITION CORP.

To Be Held on March _ , 2018

To the Stockholders of Jensyn Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2018 annual meeting of stockholders (the “special meeting”) of Jensyn Acquisition Corp., a Delaware corporation (“we,” “us,” “our,” “Jensyn” or the “Company”), will be held on March _ , 2018, at 9:00 A.M., Eastern Time, at [the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 11797. You are cordially invited to attend the special meeting for the following purposes:

(1)	The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Membership Interest Purchase Agreement, dated as of November 3, 2017, as it may be amended (the “Purchase Agreement”), by and among Jensyn, BAE Energy Management, LLC, a New York limited liability company (“BAE”), Victor Ferreira and Karen Ferreira (each an “Existing Member” and collectively the “Existing Members”) and the transactions contemplated thereby (the “Business Combination Proposal”), which provides for Jensyn to make a capital contribution to BAE of cash in exchange for units of membership interest (“Units”) in BAE (the “Business Combination”);

(2)	The Certificate Proposals—to consider and vote upon ten proposals consisting of the following amendments to our amended and restated certificate of incorporation:

●	to change our name to “Vantage Energy Fund, Inc.” and remove certain provisions related to our status as a blank check company, among other things;

●	to increase the number of authorized shares from 16,000,000 to 31,000,000, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;

●	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;

●	to specify that the number of directors of Jensyn will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office;

●	to provide that the Company’s directors may only be removed for cause by a vote of the majority of the then outstanding shares of the Company;

●	to provide that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;

●	to provide that stockholders may not act by written consent;

●	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board;

●	to elect for the Company to not be subject to Section 203 of the DGCL;

●	to adopt Delaware as the exclusive forum for certain stockholder litigation;

●	to provide that the corporate opportunity doctrine will apply to Jensyn’s officers or directors and their affiliates; and

●	to provide that a minimum of 2/3 of the outstanding shares of capital stock of Jensyn will be required to amend the proposed certificate.

(3)	The Director Election Proposal—to consider and vote upon a proposal to elect seven directors upon consummation of the Business Combination to serve on the Company’s board of directors (the “Director Election Proposal”);

(4)	The “Nasdaq Proposal – to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding common stock upon the exercise by the Existing Members of BAE of their right to exchange their Units in BAE for shares of Jensyn Common Stock.

(5)	The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Certificate Proposals (the “Adjournment Proposal”).

Only holders of record of our Common Stock at the close of business on February 9, 2018 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our certificate of incorporation, we will provide our public stockholders with the opportunity to convert, upon the closing of the transactions contemplated by the Purchase Agreement, their shares of the Company’s Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw to pay tax obligations) of our initial public offering closed on March 7, 2016 (the “IPO”). For illustrative purposes, based on funds in the trust account of approximately $41,067,196 on February 12 , 2018, the estimated per share conversion price would have been approximately $10.53 . Public stockholders may elect to convert their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares (the “20% threshold”). Each conversion of shares of our outstanding Common Stock by our public stockholders will decrease the amount in our trust account, which holds approximately $41,067,196 . In no event, however, will we permit conversion of shares of our outstanding Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001. The holders of shares of the Company’s Common Stock issued prior to our IPO (“founder shares”) have agreed to waive their conversion rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, founder shares represent approximately 19% of our issued and outstanding shares of Common Stock.

Our amended and restated certificate of incorporation provides that we may not permit conversions of shares of our outstanding Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001. It is a condition to the obligation of BAE and the Existing Members to close the Business Combination that our capital contribution to BAE upon the closing of the business Combination be at least $15,000,000. We estimate that if holders of more than 53.7% of our outstanding shares of Common Stock exercise conversion rights we will not be able to satisfy this condition. If our capital contribution to BAE is $15,000,000 or more, our net tangible assets upon the closing of the Business Combination will exceed the $5,000,001 net tangible asset threshold required by our amended and restated certificate of incorporation. If BAE and the Existing Members waive the condition that our capital contribution be at least $15,000,000, we will not, in any event, permit conversions of our Common Stock that would cause our net tangible assets to be less than $5,000,001. In such a case, the Business Combination will not be consummated if stockholders owning approximately 73.4% or more of the shares of Common Stock sold in our IPO exercise conversion rights unless we raise additional funds from a private placement of securities. We currently have no plans to conduct a private placement. We chose the $5,000,001 net tangible asset threshold to ensure that we would avoid being subject to Rule 419 promulgated under the Securities Act.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and the Certificate Proposals are approved at the special meeting. In addition, (i) each of the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Certificate Proposals and the Business Combination Proposal, and (ii) the Certificate Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on the proxy statement.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, Inc. at (877) 870-8565 (banks and brokers call collect at (206) 870-8565.

By Order of the Board of Directors,

February __ , 2017	/s/ Jeffrey J. Raymond
Jeffrey J. Raymond
President and Chief Executive Officer

TABLE OF CONTENTS

Page
summary term sheet	1
frequently used terms	6
questions and answers about the proposals for stockholders	8
summary of the proxy statement	20
risk factors	25
selected historical financial information of jensyn	26
selected historical financial information of bae	27
SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION OF VANTAGE ENERGY FUND	28
cautionary note regarding forward-looking statements	29
risk factors	30
unaudited pro forma condensed combined financial information	48
notes to unaudited pro forma condensed combined financial information	52
comparative share information	57
special meeting in lieu of 2018 annual meeting of jensyn stockholders	58
proposal no. 1—approval of the business combination	64
proposals no. 2a-2L—the certificate proposals	101
proposal no. 3—election of directors to the board	109
proposal no. 4—approval of the issuance of more than 20% of the company’s issued and outstanding common stock pursuant to exchange rights of existing members	111
proposal no. 5—the adjournment proposal	112
information about jensyn	113
jensyn management’s discussion and analysis of financial condition and results of operations	124
information about bae	131
executive compensation	137
bae management’s discussion and analysis of financial condition and results of operations	140
management after the business combination	155
description of jensyn securities	160
beneficial ownership of securities	168
certain relationships and related transactions	171
price range of securities and dividends	174
independent registered public accounting firm	175
appraisal rights	175
delivery of documents to stockholders	175
transfer agent and registrar	175
submission of stockholder proposals	175
future stockholder proposals	175
where you can find more information	176
Index to BAE Financial Statements	F-1
Index to Jensyn Financial Statements	F-47
Index to Vantage COMMODITIES Financial Services, LLC Financial Statements	F-74
Annexes
Annex A - Membership Interest Purchase Agreement	A-1
Annex B - Second Amended Restated Certificate of Incorporation of Jensyn	B-1
Annex C - Fairness Opinion of Spartan Capital Securities, LLC	C-1

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

Parties to the Business Combination

●

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. There currently are 5,169,500 shares of our Common Stock issued and outstanding, consisting of 3,900,000 shares originally sold as part of units in our IPO, 975,000 founder shares that were issued to our initial stockholders, and (ii) 294,500 shares were sold as part of units issued in a private sale simultaneously with the consummation of our IPO. In addition, there currently are 4,194,500 warrants of the Company outstanding, consisting of 3,900,000 public warrants originally sold as part of units in the Company’s IPO and 294,500 private warrants sold as part of the units issued in a private placement simultaneously with the consummation of the Company’s IPO, and 3,900,000 rights to receive one-tenth (1/10) of one share of Common Stock automatically upon the consummation of an initial business combination. Each warrant entitles its holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. The public warrants will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or 12 months from the consummation of the Company’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of the Company’s initial business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of the Company’s Common Stock equals or exceeds $15.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. The private warrants, however, are non-redeemable so long as they are held by the initial purchaser of the private warrants or their permitted transferees. For more information about the Company and its securities, see the sections entitled “Information About Jensyn,” “Jensyn Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities.”

●	BAE is the parent company of Big Apple Energy, Clear Choice Energy and Vantage Commodities Financial Services. Founded in 1998, Big Apple Energy is a market aggregator supplying small to medium size energy service companies (“ESCOs”) that typically lack the buying power and expertise to effectively compete in the deregulated natural gas and power markets. Big Apple Energy creates value for its clients through its purchasing and outsourcing capabilities and by aggregating the requirements of its clients to give them the leverage of larger ESCOs. Big Apple Energy also provides an Electronic Data Interchange and billing software platform in addition to supply financing. Big Apple Energy provides and manages the supply of natural gas to BAE clients, while Clear Choice Energy manages supply of electricity to BAE clients. Vantage Commodities Financial Services is a specialty finance company focused on providing supply and working capital financing to companies operating within the energy space.

1

Material Terms. The material terms of the Business Combination are as follows:

●	Initial Capital Contribution. Jensyn will make an initial capital contribution (the “Initial Capital Contribution”) to BAE of the funds held in the trust account established at the time that the Company completed its IPO, reduced by an amount equal to funds paid to Jensyn stockholders who elect to have their shares converted into cash and the amount of trust account funds used to pay pre-closing obligations of Jensyn.

●

Issuances of Units. Upon the closing of the Business Combination, the Existing Members of BAE and Jensyn will enter into an Amended and Restated Operating Agreement which will govern the affairs of BAE, and BAE will issue 4,400,000 Units of membership interests to its Existing Members in replacement of their existing membership interest in BAE, subject to adjustment, based upon BAE’s net working capital and indebtedness at the time of closing, and the amount of transaction expenses incurred by BAE and its Existing Members in connection with the transaction, and 3,621,317 Units to Jensyn. The number of Units issued to Jensyn will be increased or decreased based upon whether the total capital contribution by Jensyn to BAE is greater or less than $16,163,000. If our capital contribution to BAE is less than $16,163,000, then the number of Units issued to us by BAE will be reduced by 100 Units for each $1,050 of such shortfall. If our capital contribution exceeds $16,163,000, then the number of Units issued to us by BAE will be increased by 100 Units for each $1,050 of such excess. If the amount of BAE’s net working capital at closing less BAE’s Funded Indebtedness (as defined in the Purchase Agreement), the expenses incurred by BAE and the Existing Members in connection with the Business Combination and the $5,000,000 pre-closing distribution made to the Existing Members prior to the closing is less than $3,893,090, the number of Units issued to the Existing Members will be reduced by 100 Units for each $1,050 of such shortfall. If such amount exceeds $3,893,090 then the number of Units issued to the Existing Members will be increased by 100 Units for each $1,050 of such excess. We estimate that the number of BAE Units that we will be issued will range from 3,401,113 Units, or 44% of BAE’s outstanding Units, to 5,588,950 Units, or 49% of BAE’s outstanding Units, after giving effect to the adjustments contemplated by the Purchase Agreement but before giving effect to the issuance of any additional units to the Existing Members based upon the stock price and earnout provisions described below. We do not expect that there will be any material adjustment to the number of BAE Units to be issued to the Existing Members based upon BAE’s indebtedness and working capital at the time of the closing of the Business Combination. The Existing Members will be issued an additional 300,000 Units at closing if the average volume weighted average price (“VWAP”) of Jensyn’s Common Stock is between $12.00 and $13.00 per share during the ten trading days before the closing and 600,000 Units if the average VWAP of the Common Stock during such ten trading day period is $13 or more per share. We estimate that the percentage of BAE’s outstanding Units that we will own will range from 33% to 44% if an additional 600,000 Units are issued to the Existing Members as a result of the average VWAP of the Common Stock exceeding $13 per share during the ten trading days prior to the closing and an additional 2,000,000 Units are issued to the Existing Members as a result of the earnout provision described below. The Existing Members will have the right to exchange their Units in BAE for shares of our Common Stock at any time after the closing of the transaction.

●	Exchange Feature of Existing Members’ Units. Under the terms of the Amended and Restated Operating Agreement of BAE, the Existing Members of BAE will have the right to exchange their Units of membership interest in BAE for shares of Jensyn Common Stock on a one-for-one basis; provided, however, that the one-for-one exchange ratio will be adjusted if the total number of shares of Jensyn Common Stock issuable to the Existing Members in exchange for their BAE Units at the time of the closing of the Business Combination and after giving effect to the exercise of the conversion rights of Jensyn’s public stockholders would represent less than 51% of the outstanding shares of Jensyn’s Common Stock after giving effect to such exchange. In such event, the exchange ratio will be adjusted so that the number of shares of Jensyn Common Stock issuable to the Existing Members upon the exchange of all of their BAE Units will represent 51% of the total number of shares of Jensyn Common Stock outstanding after giving effect to such exchange (as determined as of the time of the closing of the Business Combination).

●

Earnout. The Existing Members of BAE will have the right to receive up to 2,000,000 additional Units in BAE based upon the trading price of Jensyn Common Stock and the amount of dividends paid to the holders of Jensyn Common Stock during the 36 month period following the closing of the Business Combination. The Existing Members will be entitled to receive approximately 666,666 Units in BAE for each of the three 12 month periods following the closing if the average closing price of the Jensyn Common Stock exceeds the specified stock price target during any 20 trading days within a 30 trading day period during each such 12 month period, or if the dividends paid during the period with the respect to the Jensyn Common Stock exceed a specified cumulative dividend target. The stock price and dividend targets for such periods are outlined in the table below.

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PERIOD	First 12 Months	Second 12 Months	Third 12 Months
STOCK PRICE	$12.60	$15.10	$18.14
DIVIDENDS PAID PER SHARE	$1.20	$1.44	$1.73

For accounting purposes, Units issued to the Existing Members as a result of the achievement of the applicable stock price or dividend target will be treated as compensation.

●	Payment of Jensyn Obligations. Upon the closing of the Business Combination, Jensyn will pay all pre-closing indebtedness and obligations of Jensyn, including notes payable to Jensyn’s founders, notes payable to Jensyn Capital, LLC, a company controlled by Jensyn’s founders, amounts owed to Jensyn Integration Services, LLC for office space, secretarial and administrative services, and all third party fees and expenses incurred in connection with the Business Combination, including the fees and expenses of investment bankers, accountants and legal counsel.

●	Existing Members’ Expenses. Jensyn will pay, out of its capital contribution to BAE, the expenses incurred by BAE and its Existing Members in connection with the Business Combination upon the closing of the Business Combination.

●	Pre-Closing Distribution. Immediately prior to the closing of the Business Combination, BAE will make a $5,000,000 distribution to its Existing Members.

●	BAE Operating Agreement. Jensyn and the Existing Members will enter into a Second Amended and Restated Operating Agreement of BAE upon the closing of the Business Combination which will govern the affairs of BAE. Under the proposed terms of the Second Amended and Restated Operating Agreement, BAE shall be managed by its Managers, a majority of whom shall be appointed by Jensyn and the remainder of whom shall be appointed by the Existing Members. Profits, losses and cash distributions will be allocated to Jensyn and the Existing Members in accordance with their respective percentage ownership interests in BAE.

●

Dividends. The Second Amended and Restated Operating Agreement and BAE will require BAE to make a monthly distribution of cash, to the extent available after taking into account liabilities, expenses and reserves for obligations, capital expenditures and contingencies, to Jensyn which will be sufficient to permit Jensyn to pay a monthly dividend of at least $.08333 per share for the initial 12 month period following the closing of the Business Combination. The Second Amended and Restated Operating Agreement will require Jensyn to pay such dividend to holders of Jensyn Common Stock to the extent legally permissible.

●

Registration Rights Agreement. Jensyn will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Existing Members upon the closing of the Business Combination pursuant to which Jensyn will be required to register for public resale any shares of Jensyn issuable to the Existing Members of BAE upon the exercise of their rights to exchange their BAE Units for shares of Jensyn Common Stock.

●	Warrant Proceeds Agreement. Jensyn and the Existing Members have entered into an agreement which provides that the Existing Members will be entitled to receive 50% of the proceeds received by Jensyn from the exercise of warrants outstanding at the time of the closing of the Business Combination.

●

Voting Agreement. The officers and directors of and special advisors to Jensyn Acquisition Corp. have entered into a Voting Agreement pursuant to which they have agreed to vote in favor of the election of the individuals designated by BAE as nominees for election to the Jensyn Board of Directors for a period of two years after the closing of the business combination.

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●

Closing Conditions. The consummation of the transactions contemplated by the Business Combination Proposal is subject to certain conditions, including but not limited to the approval of the Business Combination Proposal by Jensyn’s stockholders, Jensyn’s capital contribution to BAE being at least $15,000,000, the receipt by Jensyn of an opinion from Spartan Capital Securities, LLC (“Spartan”) that the Business Combination is fair, from a financial point of view, to Jensyn’s stockholders and the receipt of required consents. See the sections captioned “The Jensyn Special Meeting;“ “Proposal to Acquire BAE” and “Closing Conditions.”

●	Fair Market Value Test. BAE must have a fair market value equal to at least 80% of the net assets of Jensyn at the time of the Business Combination. Based upon the financial analysis of Spartan used by the Board in reaching its recommendation to approve the Business Combination Proposal, the acquisition of BAE meets or exceeds this level. See the section captioned “Proposal to Require BAE – Satisfaction of 80% Test.”

Conversion Rights

●

Pursuant to our amended and restated certificate of incorporation, in connection with the Business Combination, holders of our public shares may elect to have their shares converted into a pro rata share of the aggregate amount on deposit in the Trust Account, including interest on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes. As of February 12 , 2018, this would have amounted to approximately $10.53 per share. If a holder exercises its conversion rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the Company and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands conversion or redemption by means of a tender offer and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Conversion Rights.”

Other Proposals

●	In addition to voting on the proposal to approve and adopt the Purchase Agreement and the Business Combination contemplated thereby at the special meeting, the stockholders of the Company will be asked to vote on (a) ten separate proposals to amend the Company’s amended and restated certificate of incorporation, including proposals to (i) increase the Company’s authorized Common Stock and preferred stock, and (ii) for certain additional changes, including changing the Company’s corporate name from “Jensyn Acquisition Corp.” to “Vantage Energy Fund, Inc.” and remove certain provisions related to our status as a blank check company, among other things, which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company, (b) a proposal to elect seven directors to the board of the Company, (c) a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock upon the exercise by the Existing Members of BAE of their right to exchange their Units in BAE for shares of Jensyn Common Stock, and (d) a proposal to postpone or adjourn the special meeting, if necessary, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination or the Certificate Proposals. See the sections entitled “Proposal No. 2—The Certificate Proposals,” “Proposal No. 3—Election of Directors to the Board,” “Proposal 4—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock Upon Exchange of BAE Units,” “Proposal No. 5—The Adjournment Proposal” and “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders.” Each of the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Certificate Proposals and the Business Combination Proposal. The Business Combination Proposal is conditioned on the approval of the Certificates Proposals. Each of the Certificate Proposals is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on this proxy statement

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Post Closing Board

●	Upon the closing of the Business Combination, we anticipate the size of our board of directors will be seven directors, all of whom will be voted upon by our stockholders at the special meeting. Four of the nominees are deemed “independent” under SEC and Nasdaq rules. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Two directors will be elected to the class of directors which expires at our first annual meeting of stockholders following the consummation of the Business Combination, two directors will be elected to the class of directors which expires at our second annual meeting following the consummation of the Business Combination and three directors will be elected to the class of directors which expires at our third annual meeting of stockholders following the consummation of the Business Combination. See the sections entitled “Proposal No. 3—Election of Directors to the Board” and “Management After the Business Combination.”

Risk Factors

●	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

Interests of Jensyn Management Team and Initial Stockholders

●	In considering the recommendation of the Company’s board of directors to vote FOR the proposals presented at the special meeting, you should be aware that our executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

●	the fact that initial stockholders paid an aggregate of $25,029 for their founder shares, and such securities should have a significantly higher value at the time of the Business Combination;

●	if Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the founder shares that they own;

●	if Jensyn is unable to complete a business combination within the required time period, the initial stockholders will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or target business has not executed such a waiver; and

●

the fact that upon consummation of the Business Combination, our initial stockholders will be repaid approximately $2,000,000 of loans that they made to us and Jensyn Integration Services, LLC, a company controlled by certain of our initial stockholders, will be paid an administrative fee of up to $240,000.

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Jensyn” refer to Jensyn Acquisition Corp., and the terms “combined company” and “post-combination company” refers to Jensyn following the consummation of the Business Combination.

“Capital Contribution” means the cash contribution made by Jensyn to BAE upon the closing of the Business Combination.

“current certificate” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on October 8, 2014.

“Certificate Proposals” means the ten proposals to amend Jensyn’s amended and restated certificate of incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Members” means Victor Ferreira and Karen Ferreira.

“founder shares” means the 1,437,500 shares of Jensyn Common Stock issued prior to the Jensyn IPO, 225,313 of which have been forfeited.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to elect seven directors to serve on Jensyn’s board of directors, subject to the consummation of the Business Combination.

“initial stockholders” means Jensyn Capital, LLC, our Chief Executive Officer, our former Chief Financial Officer and two of our special advisors, Joseph Raymond and Peter Underwood.

“IPO” means our initial public offering, consummated on March 7, 2016 through the sale of 3,900,000 public units at $10.00 per share.

“Jensyn” means Jensyn Acquisition Corp., a Delaware corporation.

“Jensyn Common Stock” or “our Common Stock” means common stock, par value $0.0001 per share, of Jensyn.

“Managers” means the individuals who will be appointed to serve as Managers of BAE pursuant to BAE’s Second Amended and Restated Operating Agreement.

“Nasdaq Proposal” means the proposal to approve the issuance of more than 20% of Jensyn’s issued and outstanding Common Stock upon the exercise by the Existing Members of BAE of their right to exchange their Units in BAE for shares of Jensyn Common Stock.

“private placement rights” means 294,500 rights included within the private placement units purchased by investors in the private placement, each of which will immediately convert into one-tenth of a share of Jensyn Common Stock upon completion of the Business Combination.

“private placement shares” means 294,500 shares of Jensyn Common Stock included within the private placement units purchased separately in the private placement by our Sponsor and initial stockholders.

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“private placement units” means 294,500 units purchased separately by Jensyn Capital, LLC and Chardan Capital Markets, LLC in the private placement, each private placement unit consisting of one private placement share, one private placement warrant and one private placement right.

“placement warrants” means the 294,500 warrants included within the private placement units purchased by investors in the private placement, each of which is exercisable for one half of one share of Jensyn Common Stock, in accordance with its terms.

“private placement” means the private sale of 294,500 units purchased by Jensyn Capital, LLC and Chardan Capital Markets, LLC that occurred simultaneously with the consummation of our IPO for a purchase price of $10.00 per private placement unit for a total purchase price of $2,945,000.

“proposed certificate” means the proposed second amended and restated certificate of incorporation of Jensyn, which will become the Company’s certificate of incorporation upon the approval of the Certificate Proposals and the Business Combination Proposal and the consummation of the Business Combination. A copy of the proposed certificate is attached hereto as Annex B.

“public rights” means the 3,900,000 rights issued in Jensyn’s IPO, each of which will immediately convert into one-tenth of a share of Jensyn Common Stock upon completion of the Business Combination.

“public shares” means shares of Jensyn Common Stock issued in Jensyn’s IPO.

“public stockholders” means holders of public shares, including the initial stockholders to the extent the initial stockholders hold public shares, provided that the initial stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public warrants” means the warrants issued in Jensyn’s IPO, each of which is exercisable for one share of Jensyn Common Stock, in accordance with its terms.

“Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of November 3, 2017, as it may be amended, by and among the Company, BAE and Existing Members.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2018 annual meeting of stockholders of Jensyn that is the subject of this proxy statement.

“Trust Account” means the trust account established by Jensyn with Continental Stock Transfer & Trust Co., as Trustee, in connection with Jensyn’s IPO.

“Units” means units representing membership interests in BAE.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Purchase Agreement, among other proposals. The Purchase Agreement provides that we will acquire Units of membership interest in BAE Energy Management, LLC (“BAE”) in exchange for a capital contribution to BAE of the funds held in the trust account we established to hold the proceeds of our IPO and private placement, as reduced by the amount needed to satisfy certain pre-closing obligations and amounts we are required to pay to our stockholders who elect to have their shares converted for cash. Assuming that our capital contribution is $16,163,000 we will be issued 3,621,317 Units, subject to adjustment, and the Existing Members of BAE will be issued 4,400,000 Units, subject to adjustment, in replacement of their existing membership interests in BAE. The number of Units that we will be issued will be subject to adjustment as provided in the Purchase Agreement based upon the amount of our capital contribution, and the number of Units issued to the Existing Members will be subject to adjustment, based upon BAE’s net working capital and indebtedness at the time of the closing of the transaction and the amount of the transaction expenses incurred by BAE and its Existing Members in connection with the transaction. The Existing Members may be issued up to an additional 600,000 Units if the volume weighted average price of our Common Stock exceeds specified targets during the ten trading days before the Closing of the Business Combination.

Our assumption that our capital contribution to BAE will be approximately $16,163,000 is based upon our estimate that we will have approximately $4,000,000 of indebtedness and accrued expenses which must be satisfied upon the closing of the Business Combination and input from Chardan Capital Markets, LLC, the representative of the underwriters of our IPO, that based upon its experience in providing investment banking services in connection with multiple special purpose acquisition company transactions, we should expect holders of approximately fifty percent (50%) of our outstanding public shares to exercise conversion rights.

The Existing Members will have the right to receive up to 2,000,000 additional Units in BAE if the trading price of our Common Stock and the amount of dividends paid on our Common Stock exceed certain thresholds specified in the Purchase Agreement during the 36 month period following the closing of the Business Combination. The Existing Members will have the right to exchange their Units in BAE for shares of our Common Stock. A copy of the Purchase Agreement is attached to this proxy statement as Annex A.

Our Common Stock, units and warrants are currently listed on The Nasdaq Stock Market under the symbol “JSYN.” “JSYNW” and “JSYNR,” respectively.

This proxy statement and its annexes contain important information about the Business Combination Proposal and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are proposals on which our stockholders are being asked to vote.

1.	To approve and adopt the Business Combination and the other transactions contemplated by the Purchase Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

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2.	To consider and vote upon ten proposals consisting of the following amendments to Jensyn’s amended and restated certificate of incorporation (the “Certificate Proposals”):

●	to change our name to “Vantage Energy Fund, Inc.” and remove certain provisions related to our status as a blank check company, among other things;

●	to increase the number of authorized shares from 16,000,000 to 31,000,000, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;

●	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;

●	to specify that the number of directors of Jensyn will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office, to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company, and that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;

●	to provide that stockholders may not act by written consent;

●	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board;

●	to elect for the Company to not be subject to Section 203 of the DGCL;

●	to adopt Delaware as the exclusive forum for certain stockholder litigation;

●	to provide that the corporate opportunity doctrine will apply to Jensyn’s officers or directors and their affiliates; and
●	to provide that a minimum of 2/3 of the outstanding shares of capital stock of Jensyn will be required to amend the proposed certificate.

3.	To elect seven directors to our board of directors to serve on our board of directors upon the consummation of the Business Combination (this proposal is referred to herein as the “Director Election Proposal”);

4.	To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock upon the exercise by the Existing Members of BAE of their right to exchange their Units in BAE for shares of our Common Stock (this proposal is referred to herein as the “Nasdaq Proposal”);

5.	To approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or the Certificate Proposals (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal or the Certificate Proposals

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Q:	Are the proposals conditioned on one another?

A:	The Business Combination Proposal is conditioned on the approval of the Certificate Proposals. In addition, (i) each of the Certificate Proposals, the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Certificate Proposals do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 24 months of March 7, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	What will happen in the Business Combination?

A:

At the closing of the Business Combination, the Existing Members of BAE and Jensyn will enter into an Amended and Restated Operating Agreement which will govern the affairs of BAE, Jensyn will contribute the funds held in the Trust Account to BAE (as reduced by amounts paid to satisfy pre-closing obligations and the amount Jensyn is required to pay to stockholders who exercise their conversion rights) and BAE will issue 4,400,000 Units of membership interests to its Existing Members, subject to adjustment based upon BAE’s net working capital and indebtedness at the time of closing and the amount of transaction expenses incurred by BAE and its Existing Members in connection with the transaction, and 3,621,317 Units of membership interests to Jensyn. The number of Units issued to Jensyn will be increased or decreased based upon whether the total capital contribution by Jensyn to BAE is greater or less than $16,163,000. If our capital contribution to BAE is less than $16,163,000, then the number of Units issued to us by BAE will be reduced by 100 Units for each $1,050 of such shortfall. If our capital contribution exceeds $16,163,000, then the number of Units issued to us by BAE will be increased by 100 Units for each $1,050 of such excess. If the amount of BAE’s net working capital at closing less BAE’s Funded Indebtedness (as defined in the Purchase Agreement), the expenses incurred by BAE and the Existing Members in connection with the Business Combination and the $5,000,000 pre-closing distribution made to the Existing Members prior to the closing is less than $3,893,090, the number of Units issued to the Existing Members will be reduced by 100 Units for each $1,050 of such shortfall. If such amount exceeds $3,893,090 then the number of Units issued to the Existing Members will be increased by 100 Units for each $1,050 of such excess. We estimate that the number of BAE Units that we will be issued will range from 3,401,113 Units, or 44% of BAE’s outstanding Units, to 5,588,950 Units, or 49% of BAE’s outstanding Units, after giving effect to the adjustments contemplated by the Purchase Agreement but before giving effect to the issuance of any additional units to the Existing Members based upon the stock price and earnout provisions set forth in the Purcahse Agreement. We do not expect that there will be any material adjustment to the number of BAE Units to be issued to the Existing Members based upon BAE’s indebtedness and working capital at the time of the closing of the Business Combination. We estimate that the percentage of BAE’s outstanding Units that we will own will range from 33% to 44% if an additional 600,000 Units are issued to the Existing Members as a result of the average VWAP of the Common Stock reaching the target level set forth in the Purchase Agreement and an additional 2,000,000 Units are issued to the Existing Members as a result of the earnout provision described below. The Existing Members will have the right to exchange their Units in BAE for shares of our Common Stock at any time after the closing of the transaction.

The Existing Members may be issued up to an additional 600,000 Units if the volume weighted average price of our Common Stock exceeds specified targets during the ten trading days before the Closing of the Business Combination.

The Existing Members will have the right to receive up to 2,000,000 additional Units in BAE if the trading price of our Common Stock and the amount of dividends paid on our Common Stock exceed certain thresholds specified in the Purchase Agreement. The Existing Members will be entitled to receive approximately 666,666 Units in BAE for each of the three 12 month periods following the closing if the average closing price of the Jensyn Common Stock exceeds the specified stock price target during any 20 trading days within a 30 trading day period during each such 12 month period, or if the dividends paid during the period with the respect to the Jensyn Common Stock exceed a specified cumulative dividend target. The stock price and dividend targets for such periods are outlined in the table below.

PERIOD	First 12 Months	Second 12 Months	Third 12 Months
STOCK PRICE	$12.60	$15.10	$18.14
DIVIDENDS PAID PER SHARE	$1.20	$1.44	$1.73

Q:	What equity stake will current Jensyn stockholders and the Existing Members of BAE hold in Jensyn after the closing?

A:	Upon completion of the Business Combination, Jensyn’s stockholders will retain a 100% ownership interest in Jensyn. The Existing Members of BAE will have the right to exchange their Units in BAE on a one-for-one basis for shares of Jensyn Common Stock; provided, however, that the one-for-one exchange ratio will be adjusted if the total number of shares of Jensyn Common Stock issuable to the Existing Members in exchange for their BAE Units at the time of the closing of the Business Combination and after giving effect to the exercise of the conversion rights of Jensyn’s public stockholders would represent less than 51% of the outstanding shares of Jensyn’s Common Stock after giving effect to such exchange. In such event, the exchange ratio will be adjusted so that the number of shares of Jensyn Common Stock issuable to the Existing Members upon the exchange of all of their BAE Units will represent 51% of the total number of shares of Jensyn Common Stock outstanding after giving effect to such exchange (as determined as of the time of the closing of the Business Combination). If the Existing Members elect to exchange their Units for shares of Jensyn Common Stock, the ownership interest in the Company of our stockholders will decrease.

See “Summary—Impact of the Business Combination on Jensyn Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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Q:	Will Jensyn obtain new financing in connection with the Business Combination?

A:	No. Jensyn is not seeking financing in connection with the Business Combination.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Purchase Agreement, including that our stockholders have approved and adopted the Purchase Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination.”

Q:	Why is Jensyn proposing the Certificate Proposals?

A:	The proposed certificate that we are asking our stockholders to approve in connection with the Business Combination provides an increase in the number of authorized shares of our Common Stock, the change of the Company’s name to “Vantage Energy Fund, Inc.” and certain additional changes which our board of directors believes are necessary to adequately address the post-Business Combination needs of the Company. Approval of the Certificate Proposals is a condition to consummation of the Business Combination pursuant to the Purchase Agreement.

Q:	Why is Jensyn proposing the Nasdaq Proposal?

A:	We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities. If the Business Combination is completed, the Existing Members of BAE will have the right to exchange their BAE Units for at least an equal number of shares of our Common Stock, and this exchange could result in the issuance of more than 20% of our outstanding Common Stock.

Q:	What happens if I sell my shares of Jensyn Common Stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Jensyn Common Stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek conversion of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Jensyn Common Stock prior to the record date, you will have no right to vote those shares at the special meeting or convert those shares into a pro rata portion of the proceeds held in our trust account.

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Q:	What vote is required to approve the proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal, the Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Approval of each of the Certificate Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. The Existing Members of BAE have already approved the Business Combination. A failure to vote your shares is the equivalent of a vote “AGAINST” the Certificate Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal. Unless waived by the parties to the Purchase Agreement, the closing of the Business Combination is conditioned upon the adoption and approval of the Business Combination Proposal and the Certificate Proposals.

The approval of each of the Certificate Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. Accordingly, a Jensyn stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” each such proposal. As of February 9 , 2018, holders of approximately 1,269,500 shares of our Common Stock, representing approximately twenty five percent (25%) of our outstanding shares, have committed to vote in favor of the Business Combination.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote (and your broker is not permitted to vote on your behalf on such proposal), and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST each of the Certificate Proposals but will have no effect on the other proposals (but, in the case of each of the Certificate Proposals, is the practical equivalent to a vote AGAINST the Business Combination Proposal). Abstentions will have the same effect as a vote against any proposal except in connection with the election of directors. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Broker non-votes will have no effect on the election of directors. As of February 9 , 2018, holders of approximately 536,296 shares of our Common Stock, representing approximately 10.4% of our outstanding shares, have entered into a voting agreement pursuant to which they have agreed to vote in favor of the nominees designated by BAE. These nominees are Victor Ferreira, Karen Ferreira, Daniel Alper, Stephen Grossman, Puneet Sanan and Edward Ribadeneira.

Q:	May Jensyn, Jensyn’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the proposed Business Combination our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares converted into cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to reconvert deem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

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Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote at the special meeting for each share of Jensyn Common Stock held of record as of February 9, 2018, the record date for the special meeting. As of the close of business on the record date, there were 5,169,500 outstanding shares of our Common Stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have power to adjourn the special meeting. As of the record date for the special meeting, 2,584,751 shares of our Common Stock would be required to achieve a quorum.

Q:	How will Jensyn’s directors and officers vote?

A:	In connection with our IPO, we entered into agreements with each of our initial stockholders, including our executive officers, pursuant to which each agreed to vote any shares of Jensyn’s Common Stock owned by them in favor of the Business Combination Proposal. Our initial stockholders transferred some of such shares to our independent directors and other parties and each of such transferees has agreed to vote in favor of the Business Combination. Except for the acquisition of shares by our independent directors from our initial stockholders, none of our directors or executive officers has purchased any shares during or after our IPO and neither we nor our directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, our directors and officers own approximately 3.1% of our issued and outstanding shares of Common Stock.

Q:	What interests do Jensyn’s current officers and directors have in the Business Combination?

A:	Our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

●	the fact that our initial stockholders paid an aggregate of $25,029 for their founder shares, and such shares should have a significantly higher value at the time of the Business Combination;

●	if Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the founder shares that they own;

●	if Jensyn is unable to complete a business combination within the required time period, our initial stockholders, including our Chief Executive Officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Jensyn for services rendered or contracted for or products sold to Jensyn, but only if such a vendor or target business has not executed such a waiver;

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Business Combination Proposal?

A:	If the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination within 24 months of March 7, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have conversion rights?

A:	If you are a holder of public shares, you may convert your public shares into cash equal to a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. Our initial stockholders have agreed to waive their redemption rights with respect to the any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of franchise and income taxes payable and dissolution expenses) in connection with the liquidation of the trust account.

Q:	Will how I vote affect my ability to exercise conversion rights?

A:	No. You may exercise your conversion rights whether you vote your shares of Jensyn Common Stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Purchase Agreement can be approved by stockholders who exercise their conversion rights and no longer remain stockholders, leaving stockholders who choose not to exercise their conversion holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my conversion rights?

A:	In order to exercise your conversion rights, you must (i) affirmatively vote either for or against the Business Combination Proposal and, (ii) prior to 4:30 p.m., Eastern Time on March 1, 2018 (two business days before the special meeting), (x) submit a written request to our transfer agent that we convert your public shares into cash, and (y) deliver your stock to our transfer agent physically or electronically through the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?”

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Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my conversion rights?

A:	Jensyn stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Jensyn Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the conversion in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Jensyn Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The conversion, however, may be treated as a distribution if it does not affect a meaningful reduction in the redeeming stockholder’s percentage ownership in Jensyn. Any such distribution will be treated as dividend income to the extent of our current or accumulated earnings and profits. Any distribution in excess of our earnings and profits will reduce the redeeming stockholder’s basis in the Jensyn Common Stock, and any remaining excess will be treated as gain realized on the sale or other disposition of the Jensyn Common Stock. See the section entitled “Material U.S. Federal Income Tax Considerations for Stockholders Exercising Conversion Rights

Q:	If I am a Jensyn warrant holder, can I exercise conversion rights with respect to my warrants?

A:	No. The holders of our warrants have no conversion rights with respect to our warrants.

Q:	If I am a holder of Jensyn rights, can I exercise conversion rights with respect to my rights?

A:	No. The holders of our rights have no conversion rights. With respect to our rights, each of our rights will convert into one-tenth (1/10) of a share of our Common Stock upon the consummation of the Business Combination.

Q:	Is there a limit on the number of public shares which will be accepted for conversion?

A:

No, we do not have a specified maximum percentage conversion threshold. The absence of such a conversion threshold would make it easier for us to consummate a business combination with which a substantial number of our stockholders do not agree.

Since we have no specified percentage threshold for conversions in our amended and restated certificate of incorporation other than the 20% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. Each conversion of our public shares into cash by our public stockholders will decrease the amount in our trust account, which holds approximately $41,067,196 as of February 12 , 2018, and reduce the amount of our capital contribution to BAE.

However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 2,862,600 shares as of February 9 , 2018 convert their public shares. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to convert their shares.

In addition, it is a condition to BAE’s obligation to close the Purchase Agreement that our capital contribution to BAE be at least $15,000,000. As a result, if after taking into account stockholder conversions and the amount required to satisfy our pre-closing obligations there is less than $15,000,000 in the Trust Account, we will not be able to complete the Business Combination unless BAE waives this condition. We estimate that we will not be able to satisfy this condition if holders of 2,092,635 shares of our outstanding Common Stock exercise conversion rights.

To reduce the number of potential conversions of the public shares, Jensyn may enter into agreements with certain registered broker-dealers which will provide that if the broker-dealer introduces an investor who acquires public shares, votes in favor of the Business Combination and elects not to exercise conversion rights with respect to the public shares, Jensyn will pay the broker-dealer a fee equal to 5% of the amount determined by multiplying the number of public shares acquired by the investor by the per share amount payable to holders of public shares who exercise conversion rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Jensyn Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the trust account will be released to pay (i) Jensyn stockholders who properly exercise their conversion rights, (ii) $780,000 in deferred underwriting compensation to the underwriters of our IPO (iii) all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company, in connection with the transactions contemplated by the Business Combination, (iv) other pre-closing obligations of the Company, including approximately $2,000,000 to repay loans made to the Company by its initial stockholders, as more fully described in section “Certain Relationships and Related Transactions—Jensyn Related Person Transactions,” (v) unpaid franchise and income taxes of the Company, and (vi) to make a capital contribution to BAE pursuant to the Purchase Agreement.

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Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Purchase Agreement may be terminated. See the section entitled “Proposal No. 1—Approval of the Business Combination—The Purchase Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Purchase Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction within 24 months of March 7, 2016, our amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable and dissolution expenses, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Jensyn’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had exercised conversion rights with respect to their shares in connection with the Business Combination, subject in each case to Jensyn’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Jensyn’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived. In any event, we expect the closing of the Business Combination to occur on or prior to March 7, 2018.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination.”

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Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our Common Stock on February 9, 2018, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote will have no effect on the Director Election Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” a Certificate Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting.

Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

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Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Jensyn will pay the cost of soliciting proxies for the special meeting. Jensyn has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the special meeting. Jensyn has agreed to pay Advantage Proxy, Inc. a fee of $7,500 plus a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Advantage Proxy, Inc. acting as the inspector of elections at the special meeting, if requested. Jensyn will reimburse Advantage Proxy, Inc. for reasonable out-of-pocket expenses and will indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Jensyn will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Jensyn’s Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Jensyn’s Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Lynne Radwanski, Secretary

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, NJ 07728

(888) 536-7965

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You may also contact our proxy solicitor at:

Advantage Proxy, Inc.

Individuals call toll-free: (877) 870-8565

Banks and brokerages, please call (206) 870-8565

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by Jensyn’s public stockholders and (ii) do not include any shares of Jensyn Common Stock issuable upon exercise of Jensyn’s warrants.

Parties to the Business Combination

Jensyn Acquisition Corp.

Jensyn is a Delaware special purpose acquisition company formed in October 2014 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Jensyn and one or more businesses.

Jensyn’s units, Common Stock, warrants and rights are traded on the Nasdaq Capital Market under the ticker symbols “JSYNU,” “JSYN,” “JSYNW” and “JSYNR,” respectively.

The mailing address of Jensyn’s principal executive office is 800 West Main Street, Suite 204 Freehold, NJ 07728.

BAE Energy Management, LLC.

BAE is the parent company of Big Apple Energy, Clear Choice Energy and Vantage Commodities Financial Services. Big Apple Energy is an energy marketing aggregator and service provider within the retail energy sector. Clear Choice Energy manages supply of electricity to BAE clients. Vantage Commodities Financial Services is an innovative financing provider to small and medium energy service companies.

The mailing address of BAE’s principal executive office is 100 Crossways Park Drive West, Woodbury, NY 11797.

Victor Ferreira and Karen Ferreira

The mailing address of the Existing Members is 100 Crossways Park Drive West, Woodbury, NY 11797.

BAE’s Business

BAE is an energy marketing, finance and services firm based in Woodbury, New York. BAE is comprised of three major subsidiaries, Big Apple Energy, Clear Choice Energy and Vantage Commodities Financial Services. Founded in 1998, Big Apple Energy is a market aggregator supplying small to medium size energy service companies (“ESCOs”) that typically lack the buying power and expertise to effectively compete in the deregulated natural gas and power markets. Big Apple Energy creates value for its clients through its purchasing and outsourcing capabilities and by aggregating the requirements of its clients to give them the leverage of larger ESCOs. Big Apple Energy also provides an EDI and billing software platform in addition to supply financing. Vantage Commodities Financial Services is a specialty finance company focused on providing supply and working capital financing to companies operating within the energy space.

For the nine months ended September 30, 2017 and year ended December 31, 2016, BAE generated total revenues of $70,282,128 and $99,525,457, respectively, and net income of $2,559,074 and $490,133, respectively, and adjusted EBITDA of $8,902,219 and $10,886,614, respectively. The term Adjusted EBITDA is not defined under GAAP. BAE’s management believes, however, that Adjusted EBITDA is meaningful to investors to enhance their understanding of BAE’s financial performance exclusive of expenses that will not recur following consummation of the Business Combination. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. BAE’s calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing BAE’s operating performance, stockholders and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. BAE defines “Adjusted EBITDA” as EBITDA adjusted for, (i) net gain (loss) on derivative instruments, and (ii) net gain (loss) on the fair value of the warrant liability, and (iii) other non-cash and non-recurring operating items. For additional information regarding BAE’s business, see “Information About BAE.”

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Consideration to BAE’s Existing Members in the Business Combination

Pursuant to the Purchase Agreement, upon the effectiveness of the Business Combination, Jensyn will acquire Units of membership interest in BAE Energy Management, LLC (“BAE”) in exchange for a capital contribution to BAE of the funds in the Trust Account established when Jensyn completed its IPO, as reduced by amounts required to satisfy Jensyn’s pre-closing obligation and the amount required to be paid to Jensyn stockholders who exercise their conversion rights. Assuming that Jenyn’s capital contribution is $16,163,000, Jensyn will be issued 3,621,317 Units, subject to adjustment, and the existing members of BAE will be issued 4,400,000 Units, subject to adjustment. The number of Units that Jensyn will be issued will be subject to adjustment based upon its capital contribution to BAE is greater or less than $16,163,000. The number of Units issued to the Existing Members of BAE will be subject to adjustment, based upon BAE’s net working capital and indebtedness at the time of the closing of the transaction, and the amount of the transaction expenses incurred by BAE and its Existing Members in connection with the transaction. If our capital contribution to BAE is less than $16,163,000, then the number of Units issued to us by BAE will be reduced by 100 Units for each $1,050 of such shortfall. If our capital contribution exceeds $16,163,000, then the number of Units issued to us by BAE will be increased by 100 Units for each $1,050 of such excess. If the amount of BAE’s net working capital at closing less BAE’s Funded Indebtedness (as defined in the Purchase Agreement), the expenses incurred by BAE and the Existing Members in connection with the Business Combination and the $5,000,000 pre-closing distribution made to the Existing Members prior to the closing is less than $3,893,090, the number of Units issued to the Existing Members will be reduced by 100 Units for each $1,050 of such shortfall. If such amount exceeds $3,893,090 then the number of Units issued to the Existing Members will be increased by 100 Units for each $1,050 of such excess. We estimate that the number of BAE Units that we will be issued will range from 3,401,113 Units, or 44% of BAE’s outstanding Units, to 5,588,950 Units, or 49% of BAE’s outstanding Units, after giving effect to the adjustments contemplated by the Purchase Agreement but before giving effect to the issuance of any additional units to the Existing Members based upon the stock price and earnout provisions set forth in the Purchase Agreement. We do not expect that there will be any material adjustment to the number of BAE Units to be issued to the Existing Members based upon BAE’s indebtedness and working capital at the time of the closing of the Business Combination. The Existing Members will have the right to exchange their Units in BAE for shares of Jensyn Common Stock.

We estimate that the percentage of BAE’s outstanding Units that we will own will range from 33% to 44% if an additional 600,000 Units are issued to the Existing Members as a result of the average VWAP of the Common Stock exceeding $13 per share during the ten trading days prior to the closing of the Business Combination and an additional 2,000,000 Units are issued to the Existing Members as a result of the earnout provision set forth in the Purchase Agreement.

Our assumption that our capital contribution to BAE will be approximately $16,163,000 is based upon our estimate that we will have approximately $4,000,000 of indebtedness and accrued expenses which must be satisfied upon the closing of the Business Combination and input from Chardan Capital Markets, LLC, the representative of the underwriters of our IPO, that based upon its experience in providing investment banking services in connection with multiple special purpose acquisition company transactions, we should expect holders of approximately fifty percent (50%) of our outstanding public shares to exercise conversion rights.

Opinion of Spartan Capital Securities, LLC to Jensyn’s Board of Directors

In connection with the Business Combination, Spartan Capital Securities, LLC, a New York based investment banking firm (“Spartan” or “Spartan Capital”), delivered a written opinion, dated December 26, 2017 to our board of directors that, as of December 26, 2017, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the consideration payable by Jensyn pursuant to the Purchase Agreement is fair, from a financial point of view to Jensyn’s stockholders. Spartan also verbally advised the Board that fair market value of BAE (measured by the enterprise value implied by the various financial analyses Spartan Capital conducted in connection with its opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders.

The full text of the written opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. You should read the opinion carefully in its entirety. Spartan Capital’s opinion does not constitute a recommendation to any holder of shares of Jensyn Common Stock as to how such holder should vote or act with respect to the Purchase Agreement or the Business Combination Proposal, whether such holder should exercise its conversion rights with respect to its shares of Jensyn Common Stock or any other matter.

Conversion Rights

Pursuant to our amended and restated certificate of incorporation, in connection with the Business Combination holders of our public shares may elect to have their shares converted for cash at the applicable conversion price per share calculated in accordance with our amended and restated certificate of incorporation. As of February 12 , 2018 this would have amounted to approximately $10.53 per share. If a holder exercises its conversion rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the Company and will not participate in the future growth of the Company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands conversion and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares for cash.

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Impact of the Business Combination on Jensyn’s Public Float

It is anticipated that, upon completion of the Business Combination, since the Existing Members will have not yet converted any Units for shares of Jensyn’s Common Stock, Jensyn’s public stockholders will retain an ownership interest of approximately 76.8% in the Company, our private placement holders and their transferees will retain an ownership interest of approximately 5.8% in the Company, and holders of our founder shares will retain an ownership interest of approximately 17.4% in the Company. If any of Jensyn’s stockholders exercise their conversion rights, the ownership interest in the Company of the Company’s public stockholders will decrease and the ownership interest in the Company of our private placement holders will increase.

The Existing Members will have the right to exchange their Units in BAE on a one-for-one basis for shares of the Company’s Common Stock. If the Existing Members exercise their exchange rights, the ownership interest in the Company of the Company’s public stockholders will decrease.

The following table illustrates varying ownership levels in Jensyn assuming varying levels of conversion by Jensyn’s public stockholders and different levels of exchange by the Existing Members:

	Scenario 1(1)	Scenario 2(2)	Scenario 3(3)	Scenario 4(4)
Public stockholders	76.8%	6 1 .8%	2 6.9%	37.6%
Holders of Founder Shares	17.4%	2 8.7%	12. 5%	8.6%
Private Placement holders and transferees	5.8%	9. 5%	4.2%	2.8%
Existing Members of BAE	—	—	56.4%	51.0%

(1)	Scenario 1 – Reflects ownership percentages if no shares of Jensyn’s common stock are converted and the Existing Members of BAE have not yet exchanged any Units in BAE for shares of Jensyn’s Common Stock.

(2)	Scenario 2 – Reflects ownership percentages if the estimated maximum number of the allowable number of shares which could be converted under Jensyn’s amended and restated certificate of incorporation without reducing Jensyn’s capital contribution to BAE to be less than $15,000,000 as required under the Purchase Agreement are converted, and the Existing Members of BAE have not yet exchanged any Units in BAE for shares of Jensyn’s Common Stock.

(3)

Scenario 3 – Reflects ownership percentages if the estimated maximum number of the allowable number of shares which could be converted under Jensyn Capital’s amended and restated certificate of incorporation and without reducing Jensyn’s capital contribution to BAE to be less than $15,000,000 as required under the Purchase Agreement are converted and the Existing Members of BAE receive 4,400,000 Units in BAE pursuant to the Purchase Agreement and exchange all of such Units for an equal number of shares of Jensyn’s Common Stock.

(4)

Scenario 4 – Reflects ownership percentages if no shares of Jensyn’s Common Stock are converted and the Existing Members of BAE receive 5,814,507 Units in BAE pursuant to the Purchase Agreement and exchange all of such Units for an equal number of shares of Jensyn’s Common Stock.

The above ownership percentages with respect to Jensyn following the Business Combination do not take into account warrants to purchase Jensyn’s Common Stock that may remain outstanding following the Business Combination. See “Summary—Impact of the Business Combination on Jensyn’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

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Board of Directors of Jensyn Following the Business Combination

Upon consummation of the Business Combination, our Board of Directors anticipates increasing its size from four to seven directors, all of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our Board of Directors will consist of six newly appointed directors and one director who currently serves on our Board. See sections entitled “Proposal No. 3 - Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Approval and Adoption of Certificate Proposals

Upon the closing of the Business Combination, Jensyn’s amended and restated certificate of incorporation will be amended promptly to:

●	to change our name to “Vantage Energy Fund, Inc.” and remove certain provisions related to our status as a blank check company, among other things;

●	to increase the number of authorized shares from 16,000,000 to 31,000,000, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share;

●	authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;

●	to specify that the number of directors of Jensyn will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office;

●	to provide that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company;

●	to provide that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;

●	to provide that stockholders may not act by written consent;

●	to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board;

●	to elect for the Company to not be subject to Section 203 of the DGCL;

●	to adopt Delaware as the exclusive forum for certain stockholder litigation;

●	to provide that the corporate opportunity doctrine will apply to Jensyn’s officers or directors and their affiliates; and

●	to provide that a minimum of 2/3 of the outstanding shares of capital stock of Jensyn will be required to amend the proposed certificate.

See the section entitled “Proposals No. 2A – 2L — The Certificate Proposals.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Jensyn stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of the Jensyn’s Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. As of the record date for the special meeting, 2,584,751 shares of our Common Stock would be required to achieve a quorum.

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Approval of the Business Combination Proposal, the Nasdaq Proposal, and Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Approval of each of the Certificate Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” the Certificate Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. Unless waived by the parties to the Purchase Agreement, the closing of the Business Combination is conditioned upon the adoption and approval of the Business Combination Proposal and the Certificate Proposals

The approval of each of the Certificate Proposals each require the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. Accordingly, a Jensyn stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. For purposes of approval, failure to vote will have no effect on the Director Election Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” a Certificate Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal A broker non-vote will have no effect on the outcome of the vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal or the Adjournment Proposal,

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and the Certificate Proposals are approved at the special meeting. In addition, (i) each of the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Certificate Proposals and the Business Combination Proposal, and (ii) each of the Certificate Proposals is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on the proxy statement.

It is important for you to note that in the event each of the Certificate Proposals does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 24 months of March 7, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Jensyn Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposals, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

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●	the fact that initial stockholders paid an aggregate of $25,029 for their founder shares, and such securities should have a significantly higher value at the time of the Business Combination;

●	if Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the founder shares that they own;

●	if the Company is unable to complete a business combination within the required time period, our initial stockholders will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or target business has not executed such a waiver; and

●

The fact that upon the consummation of the Business Combination, our initial stockholders will be repaid approximately $2,000,000 of loans that they made to us and Jensyn Integration Services, LLC, a company controlled by certain of our initial stockholders, will be paid an administrative fee of up to $240,000; and

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

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SELECTED HISTORICAL FINANCIAL INFORMATION OF JENSYN

The following table sets forth selected historical financial information derived from Jensyn’s unaudited financial statements as of and for the nine months ended September 30, 2017 included elsewhere in this proxy statement. These data include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of Jensyn’s financial condition as of such date and its results of operations for such period. The period from October 8, 2014 (date of inception) to December 31, 2014, and for the years ended December 31, 2014, 2015 and 2016 have been derived from Jensyn’s audited financial statements included elsewhere in this proxy statement. You should read the following selected historical financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Jensyn and Jensyn’s financial statements and the related notes appearing elsewhere in this proxy statement.

	As of	As of	As of	As of
	September 30, 2017	December 31, 2016	December 31, 2015	December 31, 2014
	(unaudited)
Balance Sheet Data:

Cash	$23,850	$1,438	$36,325	$10,787
Cash and Investments held in trust account	40,765,533	40,473,422	-	-
Total Assets	40,819,374	40,481,763	263,396	85,787

Accounts payable and accrued expenses	438,383	244,576	85,180	23,594
Notes and advances related parties	1,216,420	790,320	362,320	116,000
Deferred underwriting commission	780,000	780,000	-	-
Common stock subject to possible redemption: 3,252,836 shares at redemption value of $10.35 per share at December 31, 2016	33,374,346	33,666,852	-	-
Total stockholders’ equity (deficiency)	$5,000,012	$5,000,015	$(184,104)	$(53,807)

Common shares outstanding at December 31	1,975,783	1,916,664	1,150,000	1,150,000

	For the nine months	For the nine months	For the year	For the year	For the period October 8, 2014
	ended	ended	ended	ended	(inception) to
	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
Cash Flow Data:

Net cash used in operating activities	$(245,431)	$(274,902)	$(371,942)	$(118,522)	$(213)
Net cash used in investing activities	(138,260)	(40,365,000)	(40,365,000)	-	-
Net cash provided by financing activities	406,103	40,623,874	40,702,055	144,060	11,000

Statement of Operations Data:

Operating expenses	475,954	377,857	(541,802)	(129,952)	(78,807)
Interest income	153,850	87,942	108,422	-	-
Net Loss	$(323,797)	$(290,717)	$(434,228)	$(130,326)	$(78,807)
Weighted average common shares outstanding - basic and diluted	1,926,838	1,881,329	1,887,614	1,370,548	1,150,000
Net loss per common share - basic and diluted	$(0.17)	$(0.15)	$(0.23)	$(0.10)	$(0.07)

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SELECTED HISTORICAL FINANCIAL INFORMATION OF BAE

The following table sets forth selected historical financial information derived from BAE’s unaudited financial statements as of and for the nine months ended September 30, 2017 included elsewhere in this proxy statement. These data include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of BAE’s financial condition as of such date and its results of operations for such period. The years ended December 31, 2014, 2015 and 2016 have been derived from BAE’s audited financial statements included elsewhere in this proxy statement. You should read the following selected historical financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BAE and BAE’s financial statements and the related notes appearing elsewhere in this proxy statement.

BAE is the parent company of Big Apple Energy, Clear Choice Energy and Vantage Commodities Financial Services. Big Apple Energy is a market aggregator supplying small to medium size energy service companies. Big Apple Energy also provides an electronic data interchange and billing software platform in addition to supplying financing. Clear Choice Energy manages supply of electricity to BAE clients. Vantage Commodities Financial Services is a specialty finance company focused on providing supply and working capital financing to companies operating within the energy space.

	As of	As of	As of
	September 30, 2017	December 31, 2016	December 31, 2015
	(unaudited)
Balance Sheet Data:

ASSETS
Current Assets
Cash and cash equivalents	$7,190,694	$1,130,683	$2,181,615
Accounts receivable, net	29,902,283	35,216,496	34,634,935
Vantage Finance - Advances to clients	31,245,257	19,410,728	-
Other Assets
Accounts and notes receivable from customers	9,586,451	10,990,365	3,908,604
Goodwill	16,983,703	16,983,703	-
Total Assets	$101,569,601	$89,248,215	$44,438,584

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Line-of-credit borrowings, net	$17,396,473	$16,689,205	$10,826,735
Subordinated note payable	1,200,000	1,200,000	420,000
Vantage Finance – Short-term debt	3,000,000	3,250,000	-
Accounts payable and accrued liabilities	13,243,918	10,814,399	7,975,252
Long-Term Liabilities
Subordinated note payable	664,258	770,550	865,928
Vantage Finance – Long-term debt	41,643,560	34,667,746	-
Warrant liability on subordinated debt	5,220,137	5,025,204	3,193,325
Members’ Equity	19,200,181	16,831,111	20,058,837
Total Liabilities and Members’ Equity	$101,569,601	$89,248,215	$44,438,584

	For the nine months	For the nine months	For the year	For the year	For the year
	ended	ended	ended	ended	ended
	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014
	(unaudited)	(unaudited)
Cash Flow Data:

Net cash provided by (used in) operating activities	$72,951	$1,830,360	$(161,048)	$(2,311,813)	$(184,435)
Net cash provided by (used in) investing activities	-	1,785,258	1,780,002	-	(5,842)
Net cash provided by (used in) financing activities	$5,987,060	$(2,500,740)	$(2,669,886)	$3,044,783	$637,170

Statement of Operations Data:

Revenue	$70,282,128	$73,522,356	$99,525,457	$129,362,022	$199,290,202

Operating costs and expenses
Cost of revenue	61,547,186	63,234,904	86,187,034	117,176,595	191,143,343
Selling, General and Administrative Expenses	4,469,429	7,847,098	9,118,139	3,996,703	3,310,554
Total operating costs and expenses	66,016,615	71,082,002	95,305,173	121,173,298	194,453,897

Income from operations	4,265,513	2,440,354	4,220,284	8,188,724	4,836,305

lnterest expense	(2,724,875)	(2,692,292)	(3,606,422)	(2,288,608)	(450,060)
lnterest income	1,204,137	11,271	1,701,814	708,841	325,068
Unrealized gain (loss) on change in fair value of warrant	(194,933)	(1,303,257)	(1,831,879)	846,812	-

Net Income (loss)	$2,559,074	$(1,541,911)	$490,133	$7,456,028	$4,711,600

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SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION OF VANTAGE ENERGY FUND

The following table sets forth selected unaudited pro forma financial information derived from BAE’s and JAC’s unaudited financial statements as of and for the nine months ended September 30, 2017, as adjusted for the pro forma effects of the business combination included elsewhere in this proxy statement. You should read the following selected pro forma financial information in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the related notes appearing elsewhere in this proxy statement.

	As of September 30, 2017
	Combined Pro Forma (assuming no	Combined Pro Forma (assuming maximum
	redemption)	redemption)
Balance Sheet Data:

ASSETS
Current Assets
Cash and cash equivalents	$39,924,612	$17,943,614
Accounts receivable, net	29,335,353	29,335,353
Vantage Finance - Advances to clients	31,245,257	31,245,257
Other Assets
Accounts and notes receivable from customers	9,586,451	9,586,451
Goodwill	16,983,703	16,983,703
Total Assets	$134,333,510	$112,352,512

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$13,243,918	$13,243,918
Short Term Debt
Energy Services	18,596,473	18,596,473
Vantage Financial	3,000,000	3,000,000
Long-Term Liabilities
Subordinated note payable	664,258	664,258
Vantage Finance - Long term debt	41,643,560	41,643,560
Warrant liability on subordinated debt	5,220,137	5,220,137
Total Liabilities	82,379,633	82,379,633
Members’ Equity	51,953,877	29,972,879
Total Liabilities and Members’ Equity	$134,333,510	$112,352,512

	For the nine months		For the year
	ended		ended
	September 30, 2017		December 31, 2016
	Combined Pro Forma (assuming no	Combined Pro Forma (assuming maximum	Combined Pro Forma (assuming no	Combined Pro Forma (assuming maximum
	redemption)	redemption)	redemption)	redemption)

Statement of Operations Data:

Revenue	$70,282,128	$70,282,128	$100,506,061	$100,506,061

Operating costs and expenses
Cost of revenue	61,547,186	61,547,186	88,109,552	88,109,552
Selling, General and Administrative Expenses	4,844,906	4,844,906	10,687,950	10,687,950
Total operating costs and expenses	66,392,092	66,392,092	98,797,502	98,797,502

Income from operations	3,890,036	3,890,036	1,708,559	1,708,559

lnterest income	1,204,137	1,204,137	1,701,814	1,701,814
Interest (expense)	(2,726,568)	(2,726,568)	(3,607,270)	(3,607,270)
Unrealized loss on change in fair value of warrant	(194,933)	(194,933)	(1,831,879)	(1,831,879)

Net Income	$1,339,689	$1,339,689	$(1,241,778)	$(1,241,778)

Weighted average common shares outstanding (basic and diluted)	11,403,457	7,896,315	11,403,457	7,896,315

Earnings per share (basic and diluted)	$0.12	$0.17	$(0.11)	$(0.16)

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination;

●	the future financial performance of the Company following the Business Combination;

●	changes in the market for BAE services;

●	expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

●	the outcome of any legal proceedings that may be instituted against BAE or Jensyn following announcement of the proposed Business Combination and transactions contemplated thereby;

●	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of Jensyn, or other conditions to closing in the Purchase Agreement;

●	the inability to obtain or maintain the listing of the Company’s Common Stock on Nasdaq Capital Market following the Business Combination;

●	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the BAE and Jensyn businesses, and the ability of the combined business to grow and manage growth profitably;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the possibility that BAE or Jensyn may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

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RISK FACTORS

The following risk factors apply to the business and operations of BAE and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of BAE. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statement.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Relating to BAE’s Business

BAE is affected by developments in the industries in which its customers operate.

BAE derives its revenues largely from customers in the energy sector who provide retail energy services, including the distribution of natural gas and electricity to their end consumers. Factors affecting this industry in general, or any of its customers in particular, could adversely affect BAE’s business since its revenue growth largely depends on the continued growth of its customers’ businesses in the energy space. These factors include:

●

its customers’ financial results, which are largely dependent on external factors that are outside of their control, including:

- weather conditions;

- seasonality;

- demand for energy commodities and general economic conditions;

- disruption of natural gas or electricity transmission or transportation infrastructure or other constraints or inefficiencies;

- reduction or unavailability of generating capacity, including temporary outages, mothballing or retirements;

- the level of prices and availability of natural gas and competing energy sources, including the impact of changes in environmental regulations impacting suppliers;

- the creditworthiness or bankruptcy or other financial distress of market participants;

- changes in market liquidity;

- natural disasters, wars, embargoes, acts of terrorism and other catastrophic events;

- federal, state, foreign and other governmental regulation and legislation;

- increased regulations relating to the natural gas and electricity retail sales industry at the federal, state and local levels;

- demand side management, conservation, alternative or renewable energy sources; and

- changes in pricing methods in the wholesale energy markets.

●	loss of market share for BAE’s customers, which may lead its customers to reduce or discontinue utilizing BAE’s services;

●	economic conditions in the markets in which BAE’s customers operate, including recessionary periods.

BAE expects that future revenue growth will continue to depend on the success of its customers. If economic conditions and demand for its customers’ services deteriorate, BAE may experience a material adverse effect on its business, operating results and financial condition.

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Some of BAE’s business segments are cyclical. A downturn or weakness in overall economic activity can reduce BAE’s revenues.

Historically, the demand for services that BAE provides have been subject to cyclical variations caused by changes in general economic conditions. During recessionary periods or in other periods of lower demand (e.g. seasonal variations), BAE’s revenues decline due to reduced demand for its services. In addition, the strength of the economy generally may affect the rates of expansion, consolidation, renovation and overall consumption for the customers of BAE’s clients.

BAE competes with other providers in certain of its segments and competition from these providers may affect the profitability of BAE’s business.

BAE competes with numerous companies that offer services similar to the services offered by divisions of BAE. Many of BAE’s competitors have international operations and significant financial resources and some have substantially greater research and marketing resources than BAE. These competitors may, among others:

●	respond more quickly to new or emerging technologies;

●	have greater name recognition, critical mass or geographic market presence;

●	be better able to take advantage of acquisition opportunities;

●	adapt more quickly to changes in customer requirements;

●	devote greater resources to the development, promotion and sale of their services;

●	consolidate with other competitors in the industry which may create increased pricing and competitive pressures on BAE’s business; and

●	be better able to utilize excess capacity which may reduce the cost of their services.

Competitors with lower cost structures may have a competitive advantage when bidding for business with BAE’s customers. BAE also expects its competitors to continue to improve the performance of their current services, to reduce prices of their existing services and to introduce new services that may offer greater performance and improved pricing. Additionally, BAE may face competition from new entrants to the industry in which BAE operates. Any of these developments could cause a decline in sales and average selling prices, loss of market share of BAE’s services or profit margin compression.

BAE plans to market its software product, EnerMark Solutions, to directly compete with other product offerings in the deregulated energy market. BAE’s success in marketing EnerMark Solutions will depend on how well it performs compared to existing products in the marketplace.

BAE may not be able to manage the expansion of its operations effectively in order to achieve projected levels of growth.

BAE’s business plan calls for further expansion over the next several years. BAE anticipates that further development of its infrastructure and an increase in the number of its employees will be required to achieve BAE’s planned broadening of its service offerings and client base, improvements in its equipment and materials used in its equipment, and its planned growth. In particular, BAE must increase its marketing and services staff to support new marketing and service activities and to meet the needs of both new and existing customers. BAE’s future success will depend in part upon the ability of its management to manage its growth effectively. If BAE’s management is unsuccessful in meeting these challenges, it may not be able to achieve its anticipated level of growth which would adversely affect BAE results of operations.

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BAE may not be able to maintain its expertise.

The markets for BAE’s services are characterized by changing technology. The continued success of BAE’s business will depend upon its ability to:

●	hire, retain and expand its pool of qualified information technology personnel;
●	maintain technological leadership in its industry; and
●	successfully anticipate or respond to changes in cost to serve in a cost-effective and timely manner.

BAE cannot be certain that it will develop the capabilities required by its customers in the future. The emergence of new technologies, industry standards or customer requirements may render BAE’s technologies or processes obsolete or uncompetitive. BAE may have to acquire new technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require BAE to incur significant expense and capital investment, which could reduce its margins and affect its operating results. When BAE establishes or acquires new facilities, it may not be able to maintain or develop its expertise due to a lack of trained personnel, effective training of new staff or other technical difficulties. Failure to anticipate and adapt to customers’ changing technological needs and requirements or to hire and retain a sufficient number of qualified personnel to maintain expertise may have a material adverse effect on BAE’s business.

BAE may encounter difficulties in completing or integrating acquisitions, which could adversely affect its operating results.

BAE expects to expand its presence in new end markets, expand its capabilities and acquire new customers, some of which may occur through acquisitions. These transactions may involve acquisitions of entire companies, portions of companies, the entry into joint ventures and acquisitions of businesses or selected assets. Potential challenges related to BAE’s acquisitions and joint ventures include:

●	paying an excessive price for acquisitions and incurring higher than expected acquisition costs;

●	difficulty in integrating acquired operations, systems, assets and businesses;

●	difficulty in implementing financial and management controls, reporting systems and procedures;

●	difficulty in maintaining customer, supplier, employee or other favorable business relationships of acquired operations and restructuring or terminating unfavorable relationships;

●	ensuring sufficient due diligence prior to an acquisition and addressing unforeseen liabilities of acquired businesses;

●	making acquisitions in new end markets, geographies or technologies where BAE’s knowledge or experience is limited;

●	failing to realize the benefits from goodwill and intangible assets resulting from acquisitions which may result in write-downs;

●	failing to achieve anticipated business volumes; and

●	making acquisitions which force BAE to divest other businesses.

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Any of these factors could prevent BAE from realizing the anticipated benefits of an acquisition, including additional revenue, operational synergies and economies of scale. BAE’s failure to realize the anticipated benefits of acquisitions could adversely affect its business and operating results.

Acquisitions, expansions or infrastructure investments may require BAE to increase its level of indebtedness or issue additional equity.

Should BAE desire to consummate significant additional acquisition opportunities, undertake significant additional expansion activities or make substantial investments in its infrastructure, BAE’s capital needs would increase and it may need to increase available borrowings under its credit facilities or access public or private debt and equity markets. There can be no assurance, however, that BAE will be successful in raising additional debt or equity on terms that it would consider acceptable.

An increase in the level of indebtedness could, among other things:

●	make it difficult for BAE to obtain financing in the future for acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

●	limit BAE’s flexibility in planning for or reacting to changes in its business;

●	affect BAE’s ability to pay dividends;

●	make BAE more vulnerable in the event of a downturn in its business; and

●	affect certain financial covenants with which BAE must comply in connection with its credit facilities.

Additionally, a further non pro rata equity issuance would dilute your ownership interest.

Regulatory changes may impact BAE’s clients’ ability to grow or maintain their business

The deregulated energy market is subject to oversight by regulators at the federal and state level. Regulators taking positions opposed to deregulation may have a material impact on BAE’s clients being able to maintain or expand these underlying businesses which can negatively impact BAE’s operations.

A significant portion of BAE’s revenues are from a small number of customers, the loss of any of which could result in a significant reduction in BAE’s revenues and its results of operations would be adversely affected.

For the nine months ended September 30, 2017, four customers comprised approximately 63% of BAE’s revenues. If BAE were to lose any one or more of those customers, its revenues would decline significantly and its profitability would significantly worsen unless it was able to replace such customer in a short time frame, which might not be possible.

BAE purchases a significant amount of natural gas and electricity from a small number of suppliers, the loss of any of which could result in increased costs, adversely affecting its results of operations.

For the nine months ended September 30, 2017, four suppliers provided approximately 69% of BAE’s natural gas and electricity supplies. If BAE were no longer able to purchase natural gas or electricity from one of those suppliers, it might not be able to find a new supplier to sell it natural gas or electricity on the same terms, or at all. This could result in increased costs and/or a loss of customers, which would adversely affect BAE’s results of operations.

Security breaches and other disruptions could compromise BAE’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of business, BAE collects and stores sensitive data, including its proprietary business information and that of its customers and business partners, as well as personally identifiable information of its customers and employees, in its data centers and on its networks. The secure processing, maintenance and transmission of this information is critical to BAE’s operations and business strategy. Despite BAE’s security measures, its information technology and infrastructure may be vulnerable to malicious attacks or breached due to employee error, malfeasance or other disruptions, including as a result of rollouts of new systems. Any such breach could compromise BAE’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings and/or regulatory penalties, disrupt BAE’s operations, damage its reputation, and/or cause a loss of confidence in its services, which could adversely affect its business.

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Failure to successfully complete or integrate joint ventures into BAE’s existing operations could have an adverse impact on its business, financial condition and results of operations.

BAE regularly evaluates its current joint ventures and other potential joint venture opportunities. Potential issues associated with these joint ventures could include, among other things, BAE’s ability to realize the full extent of the benefits or cost savings that it expects to realize as a result of the formation of a joint venture within the anticipated time frame, or at all; receipt of necessary consents, clearances and approvals in connection with a joint venture; and diversion of management’s attention from base strategies and objectives. In BAE’s joint ventures, it shares ownership and management responsibility of a company with one or more parties who may or may not have the same goals, strategies, priorities or resources as BAE does and joint ventures are intended to be operated for the benefit of all co-owners, rather than for BAE’s exclusive benefit. In addition, joint ventures outside of the United States increase exposure to risks associated with operations outside of the United States, including fluctuations in exchange rates and compliance with laws and regulations outside the United States. If a joint venture is not successfully completed or integrated into BAE’s existing operations, financial condition and results of operations could be adversely impacted.

BAE depends on its key executive officers, managers and skilled personnel and may have difficulty retaining and recruiting qualified employees.

BAE’s success depends to a large extent upon the continued services of its executive officers, senior management personnel, managers and other skilled personnel and its ability to recruit and retain skilled personnel to maintain and expand its operations. BAE could be affected by the loss of any of its executive officers who are responsible for formulating and implementing BAE’s business plan and strategy, and who have been instrumental in its growth and development. In addition, in order to manage BAE’s growth, it will need to recruit and retain additional management personnel and other skilled employees. However, competition is high for skilled technical personnel among companies that rely on engineering and technology, and the loss of qualified employees or an inability to attract, retain and motivate additional skilled employees required for the operation and expansion of its business could hinder BAE’s ability to conduct design, engineering and manufacturing activities successfully and develop marketable services. BAE may not be able to attract the skilled personnel it requires or retain those whom it has trained at its own cost. If BAE is not able to do so, its business and its ability to continue to grow could be negatively affected.

Any disruption in BAE’s information systems could disrupt its operations and would be adverse to its business and financial operations.

BAE depends on various information systems to support its customers’ requirements and to successfully manage its business, including managing schedules, forecasting, market intelligence, accounting controls, billing software and payroll. Any inability to successfully manage the procurement, development, implementation or execution of BAE’s information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within BAE’s business, could have an adverse effect on its business and financial performance. Such disruptions may not be covered by BAE’s business interruption insurance.

Compliance or the failure to comply with regulations and governmental policies could cause BAE to incur significant expense.

BAE is subject to a variety of local and federal laws and regulations including those relating to labor and health and safety concerns. Such laws may require BAE to pay mandated compensation in the event of workplace accidents and penalties in the event of incorrect payments of duties or customs. Additionally, BAE may need to obtain and maintain licenses and permits to conduct business in various jurisdictions. If BAE or the businesses or companies it acquires have failed or fail in the future to comply with such laws and regulations, then BAE could incur liabilities and fines and its operations could be suspended. Such laws and regulations could also restrict BAE’s ability to modify or expand its facilities, could require it to acquire costly equipment, or could impose other significant expenditures.

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BAE’s income tax returns are subject to review by taxing authorities, and the final determination of its tax liability with respect to tax audits and any related litigation could adversely affect its financial results.

Although BAE believes that its tax estimates are reasonable and that it prepares its tax filings in accordance with all applicable tax laws, the final determination with respect to any tax audits, and any related litigation, could be materially different from BAE’s estimates or from its historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties, and/or interest assessments. BAE is undergoing tax audits in various jurisdictions and it regularly assesses the likelihood of an adverse outcome resulting from such examinations to determine the adequacy of its tax reserves.

Failure of BAE’s customers to pay the amounts owed to it in a timely manner may adversely affect its financial condition and operating results.

If any of BAE’s significant customers have insufficient liquidity, BAE could encounter significant delays or defaults in payments owed to it by such customers, and BAE may need to extend its payment terms or restructure the receivables owed to it, which could have a significant adverse effect on its financial condition. Any deterioration in the financial condition of BAE’s customers will increase the risk of uncollectible receivables. BAE economic uncertainty could also affect BAE’s customers’ ability to pay its receivables in a timely manner or at all or result in customers going into bankruptcy or reorganization proceedings, which could also affect BAE’s ability to collect its receivables.

Failure to remain in compliance with covenants under BAE’s loan agreements, service its indebtedness, or fund its other liquidity needs could adversely impact BAE’s business.

BAE’s loan agreements contain certain financial covenants. BAE’s failure to comply with any of these covenants, or to pay principal, interest or other amounts when due thereunder, would constitute an event of default under the applicable loan agreement. Default under a loan agreement could result in (1) BAE no longer being entitled to borrow under the agreement; (2) termination of the agreement; (3) acceleration of the maturity of outstanding indebtedness under the agreement; and/or (4) foreclosure on any collateral securing the obligations under the agreement. If BAE is unable to service its debt obligations or fund its other liquidity needs, BAE could be forced to curtail its operations, reorganize its capital structure (including through bankruptcy proceedings) or liquidate some or all of its assets in a manner that could cause holders of its securities to experience a partial or total loss of their investment. BAE was not in compliance with certain of these covenants as of December 31, 2015 and 2016, including its failure to maintain a specified level of tangible net worth, and obtained waivers from its lenders. No assurance can be given if BAE’s lenders will waive future non-compliance.

BAE’s loan agreements contain restrictive covenants that may impair its ability to conduct its business and consummate the Business Combination.

BAE’s loan agreements with its secured lenders contain operating covenants and financial covenants that may in each case limit its management’s discretion with respect to certain business matters. Among other things, these covenants restrict BAE’s and its subsidiaries’ ability to incur additional debt, change the nature of its business, make capital expenditures, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, BAE will be limited in how it conducts its business after the closing of the Business Combination and it may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The loan agreement covenants prohibit the Business Combination unless the consent of the lenders is obtained and the closing of the Business Combination is conditioned upon the receipt of such consents. The terms of any future indebtedness BAE may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under the loan agreement and may impair BAE’s ability to conduct business. BAE may not be able to maintain compliance with these covenants in the future and, if it fails to do so, it may not be able to obtain waivers from its lenders and/or amend the covenants, which may adversely affect its financial condition. See “BAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness” for a description of BAE’s loan agreements.

An adverse change in the interest rates for BAE’s borrowings could adversely affect its financial condition.

Following the Business Combination, BAE will pay interest on outstanding borrowings under its credit facilities at interest rates that fluctuate based upon changes in certain short term prevailing interest rates. An adverse change in these rates could have a material adverse effect on BAE’s financial position, results of operations and cash flows and its ability to borrow money in the future. At times, BAE will enter into interest rate swaps to hedge some of this risk. If the duration of interest rate swaps exceeds one month, BAE will have to mark-to-market the value of such swaps which could cause BAE to recognize losses in its accounts.

The loss of BAE’s key personnel could negatively impact the operations and profitability of the post-combination company.

The role of BAE’s key personnel upon the consummation of the Business Combination cannot be ascertained at this time. Although Jensyn contemplates that key personnel of BAE will remain associated with the post-combination company following the Business Combination, it is possible that members of BAE’s key personnel will not wish to remain in place. The loss of BAE’s key personnel could negatively impact the operations and profitability of the post-combination company.

Risk Factors Relating to Jensyn and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be our ownership of BAE and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

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Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of BAE. We will depend on BAE for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our preferred stock and Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of BAE, as well as the financial condition and operating requirements of BAE, may limit our ability to obtain cash from BAE. The earnings from, or other available assets of, BAE may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy its other financial obligations.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to us after the Business Combination.

BAE is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, the combined company will be required to provide management’s attestation on internal controls commencing with the Company’s annual report for the year ending December 31, 2017. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of BAE as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Company after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Common Stock.

Nasdaq may delist our securities from its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on Nasdaq. We have been notified by Nasdaq that Jensyn is not in compliance with the Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires Jensyn to have at least 300 public holders for continued listing on the Nasdaq. On December 4, 2017, we submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(a)(3) and on December 8, 2017, we received a letter from Nasdaq granting us continued listing subject to the condition that we provide evidence by April 18, 2018 that we have at least 200 public holders of our Common Stock and the post-Business Combination company demonstrate compliance with all initial listing standards. We cannot assure you that our securities will continue to be listed on Nasdaq in the future or after the Business Combination. We intend to apply to continue to list our Common Stock on Nasdaq under the symbol “VEFD” upon the closing of the Business Combination. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and stock price levels. We must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). We cannot assure you that we will be able to continue to meet these listing requirements.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on BAE, we cannot assure you that this diligence revealed all material issues that may be present in BAE’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and BAE’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

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Our initial stockholders have agreed to vote in favor of our initial business combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders and their transferees have agreed to vote any shares of Jensyn Common Stock owned by them in favor of our initial business combination. As of the date hereof, our initial stockholders and their transferees own shares equal to 18.9% of our issued and outstanding shares of Common Stock (which does not include private placement shares). Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our initial stockholders and their transferees agreed to vote any shares of Jensyn Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We will incur significant transaction and transition costs in connection with the Business Combination.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and BAE operating as a public company. All expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs.

Jensyn’s transaction expenses as a result of the Business Combination are currently estimated at approximately $1,145,000, which is comprised of (i) a $780,000 deferred underwriting commissions to the underwriters of our IPO, (ii) an estimated $200,000 in professional fees and expenses, (iii) $50,000 payable to Spartan Capital in consideration of the issuance of its fairness opinion; (iv) approximately $50,000 relating to other fees and expenses incurred relating to the Business Combination and (v) approximately $65,000 in fees and expenses associated with the exploration of potential business combinations not related to the Business Combination. This amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $36,000.

Pursuant to the Purchase Agreement, in addition to the amounts described above, if the Business Combination is successfully consummated, Jensyn will be obligated to pay all expenses incurred by BAE and its Existing Members in accordance with the terms of the Purchase Agreement out of the capital contribution ultimately made by Jensyn to BAE, which are currently estimated to be approximately $900,000, including fees for legal, accounting, tax and valuation services.

The unaudited pro forma financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

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We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by our amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to close the Business Combination that there be no breach of BAE’s representations and warranties as of the closing date. However, if our board of directors determines that any such breach is not material to the business of BAE, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be “in the money”, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a warrant.

Our directors and officers have a conflict of interest in determining to pursue the acquisition of BAE, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of our stockholders.

Our initial stockholders, including our officers and directors, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include:

●	the fact that our initial stockholders paid an aggregate of $25,029 for their founder shares, and such shares should have a significantly higher value at the time of the Business Combination;

●	if Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the founder shares that they own;

●	if Jensyn is unable to complete a business combination within the required time period, our initial stockholder will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Jensyn for services rendered or contracted for or products sold to Jensyn, but only if such a vendor or target business has not executed such a waiver;

●	the fact that upon consummation of the Business Combination, our initial stockholders will be repaid approximately $2,000,000 of loans that they made to us and Jensyn Integration Services, LLC, a company controlled by certain of our initial stockholders, will be paid an administrative fee of up to $240,000.

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of BAE, all of whom we expect to stay with BAE following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of BAE. Although we expect all of such key personnel to remain with BAE following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with BAE following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq Capital Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. Following the Business Combination, the combined company will be required to provide management’s attestation on internal controls effective December 31, 2017 . However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period and, as a result, we must comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Purchase Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for BAE’s stock and trading in the shares of the Company’s Common Stock has not been active. Accordingly, the valuation ascribed to BAE and our Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

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Factors affecting the trading price of the Company’s securities following the Business Combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the consumer goods and services market in general;

●	operating and stock price performance of other companies that investors deem comparable to the Company;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving the Company;

●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our Common Stock available for public sale;

●	any major change in our board or management;

●	sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

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We have not registered the shares of our Common Stock issuable upon exercise of the warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis under certain circumstances specified in the warrant agreement. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Common Stock included in the units.

The grant of registration rights to our initial stockholders may make it more difficult to complete our initial business combination, including the Business Combination, and the future exercise of such rights may adversely affect the market price of our Common Stock.

Pursuant to the registration rights agreement entered into concurrently with the closing of our IPO, our initial stockholders and their permitted transferees can demand that we register the founder shares, private placement units, private placement shares and private placement warrants, and the shares of Common Stock issuable upon exercise of the private placement warrants, as the case may be. The registration rights will be exercisable with respect to the founder shares, the private placement units, private placement shares and the private placement warrants and the shares of Common Stock issuable upon exercise of such placement warrants, as the case may be, at any time after the Company consummates the Business Combination and such holders are no longer subject to applicable lock-up periods, as further described under “Description of Securities—Authorized and Outstanding Stock—Founder Shares and Private Placement Shares.” We will bear the cost of registering these securities. If such persons exercise their registration rights in full, there will be an additional 1,269,500 shares of Common Stock and up to 147,250 shares of Common Stock issuable on exercise of the private placement warrants eligible for trading in the public market. Jensyn and the Existing Members have also entered into a registration rights agreement that provides for the registration of our Common Stock, if issued to the Existing Members in exchange for their Units in BAE.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 4,194,500 shares of our Common Stock will become exercisable for a like number of shares of our Common Stock in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 3,900,000 warrants originally sold as part of units in our IPO and 294,500 private warrants sold as part of the units issued in a private placement simultaneously with the consummation of the Company’s IPO. Each warrant entitles its holder to purchase one-half of one share of Jensyn’s Common Stock at an exercise price of $11.50 per full share. The warrants will become exercisable on the later of 30 days after the completion of Jensyn’s initial business combination or 12 months from the consummation of Jensyn’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Jensyn’s initial business combination or earlier upon redemption or liquidation. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

42

Our public stockholders may experience dilution as a consequence of, among other transactions, the exchange by the Existing Members of their Units in BAE for Jensyn Common Stock after the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

It is anticipated that, upon completion of the Business Combination, Jensyn’s public stockholders will retain an ownership interest of approximately 76.8% in the Company, our private placement holders and their transferees will retain an ownership interest of approximately 5.8% in the Company, and our initial stockholders and their transferees will retain an ownership interest of approximately 17.4% in the Company. If any of Jensyn’s stockholders exercise their conversion rights, the ownership interest in the Company of the Company’s public stockholders will decrease and the ownership interest in the Company of our private placement holders will increase. Upon the closing of the business combination, BAE will issue 4,400,000 Units of membership interests to its existing members and 3,621,317 Units of membership interest to Jensyn, subject to adjustment as set forth in the Purchase Agreement. Under the terms of the Amended and Restated Operating Agreement of BAE that Jensyn and the Existing Members will enter into upon the closing of the Business Combination, the Existing Members will have the right to exchange their Units in BAE for shares of Jensyn Common Stock on a one-for-one basis; provided, however, that the one-for-one exchange ratio will be subject to adjustment if the total number of shares of Jensyn Common Stock issuable to the Existing Members in exchange for their BAE Units at the time of the closing of the Business Combination and after giving effect to the exercise of the conversion rights of Jensyn’s public stockholders would represent less than 51% of the outstanding shares of Jensyn’s Common Stock after giving effect to such exchange. In such event, the exchange ratio will be adjusted so that the number of shares of Jensyn Common Stock issuable to the Existing Members upon the exchange of all of their BAE Units will represent 51% of the total number of shares of Jensyn Common Stock outstanding after giving effect to such issuance (as determined as of the time of the closing of the Business Combination). The ownership percentage with respect to the Company following the Business Combination does not take into account warrants to purchase the Company Common Stock that may remain outstanding following the Business Combination or the exchange of Units in BAE held by the Existing Members for the Company’s Common Stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Company will be different.

We may redeem the public warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant, provided that (i) the last reported sale price of our Common Stock equals or exceeds $15.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available. Redemption of the outstanding public warrants could force holders of public warrants:

●	to exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

●	to sell their warrants at the then-current market price when they might otherwise wish to hold their warrants; or

●	to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of their warrants.

43

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	A classified board of directors with three-year staggered terms, which may delay the ability of stockholders to the change the membership of a majority of our board of directors;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●	the requirement that an annual meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	controlling the procedures for the conduct and scheduling of stockholder meetings;

●	providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

44

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of Jensyn’s outstanding Common Stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities during the buyback period.

Our directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including non-U.S. governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

45

The independent registered public accounting firm for each of Jensyn and BAE has identified certain control deficiencies that constitute material weaknesses in internal control over financial reporting of each entity.

In connection with its audit of Jensyn’s financial statements for the year ended December 31, 2016, Jensyn’s independent registered public accounting firm identified that Jensyn had not accrued a material liability. The error resulted from an inadequate control procedure and a lack of supervisory review over the closing process. This control deficiency constitutes a material weakness in internal control over financial reporting. As a result, Jensyn’s principal executive officer and principal financial and accounting officer have concluded that during the year ended December 31, 2016, Jensyn’s disclosure controls and procedures were not effective. Jensyn plans to take steps to remedy this material weakness in conjunction with the business combination that will provide additional resources.

In connection with its audit of BAE’s financial statements for the years ended December 31, 2016, 2015 and 2014, BAE’s independent registered public accounting firm identified that BAE had material weaknesses in the following areas:

●	BAE does not have the resources to properly account for non-routine and complex accounting matters.

●	BAE lacks effective separation of duties, which includes monitoring controls.

●	The financial statement closing process did not identify all the journal entries that needed to be recorded and an effective review of the consolidated financial statements was not performed by BAE.

●	There is a lack of documented policies and procedures at BAE.

These control deficiencies constitute material weaknesses in internal control over financial reporting. BAE plans to take steps to remedy these material weaknesses in conjunction with the Business Combination that will provide additional resources.

A shareholder class action has been filed against us and our board of directors in connection with the Business Combination which seeks to enjoin the Business Combination.

On February 2, 2018, a shareholder class action was filed in the Superior Court of New Jersey, Monmouth County, on behalf of the holders of public shares against Jensyn and its Board of Directors. The complaint alleges that the Jensyn directors have breached their fiduciary duties to Jensyn’s public shareholders by acting to cause or facilitate the Purchase Agreement because the Purchase Agreement is not in the best interest of the public shareholders, but is in the best interests of the directors who will receive significant personal profits as a result of the Purchase Agreement. The complaint also alleges, among other things, that BAE has been over-valued , its projections are overly optimistic and the Jensyn directors have breached their fiduciary duty of disclosure in that the preliminary proxy statement filed by Jensyn in connection with seeking approval of the Business Combination did not disclose material information regarding the conflicts of interest of the directors. The complaint alleges that Jensyn mailed the preliminary proxy statement on December 27, 2017, notwithstanding the fact that the preliminary proxy statement was never mailed to any shareholder. The plaintiff is seeking to enjoin Jensyn from consummating the Business Combination and unspecified compensatory and/or recessionary damages. We believe that the allegations are wholly without merit and intend to vigorously defend the lawsuit; however, if the plaintiff is successful in enjoining the Business Combination the Business Combination would not be completed. In addition, we could be be held liable for damages.

Risk Factors Relating to Conversion

Unlike many blank check companies, we do not have a specified maximum percentage redemption threshold. The absence of such a redemption threshold would make it easier for us to consummate a business combination with which a substantial number of our stockholders do not agree.

Since we have no specified percentage threshold for redemption in our amended and restated certificate of incorporation other than the 20% threshold, our structure is different in this respect from the structure that has been used by many blank check companies. Many blank check companies would not be able to consummate a business combination if the holders of the company’s public shares voted against a proposed business combination and elected to redeem or convert more than a specified percentage of the shares sold in such company’s initial public offering, which percentage threshold has typically been between 19.99% and 39.99%. Each conversion of our public shares into cash by our public stockholders will decrease the amount in our trust account, which holds approximately $41,019,192 as of December 15, 2017, and reduce the amount of our capital contribution to BAE.

However, we are limited by the need to have at least $5,000,001 in net tangible assets. This condition effectively requires that holders of no more than 2,862,600 shares as of February 9 , 2018 convert their public shares. As a result, we may be able to consummate the Business Combination even though holders of a majority of our public shares have chosen to redeem their shares.

In addition, it is a condition to BAE’s obligation to close the Purchase Agreement that our capital contribution to BAE be at least $15,000,000. As a result, if after taking into account stockholder conversions and the amount required to satisfy our pre-closing obligations there is less than $15,000,000 in the Trust Account, we will not be able to complete the Business Combination unless BAE waives this condition. We estimate that we will not be able to satisfy this condition if holders of 2,092,635 shares of our outstanding Common Stock exercise conversion rights.

To reduce the number of potential conversions of our public shares, we may enter into agreements with certain registered broker-dealers which will provide that if the broker-dealer introduces an investor who acquires public shares, votes in favor of the Business Combination and elects not to exercise conversion rights with respect to the public shares, we will pay the broker-dealer a fee equal to 5% of the amount determined by multiplying the number of public shares acquired by the investor by the per share amount payable to holders of public shares who exercise conversion rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 20.0% or more of our Common Stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20.0% of our Common Stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares. We refer to such shares aggregating 20% or more of the shares sold in the offering as “Excess Shares”. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Excess Shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we consummate the Business Combination. And as a result, you will continue to hold that number of shares aggregating to 20.0% or more of the shares sold in our IPO and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

46

There is no guarantee that a stockholder’s decision whether to convert their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of Jensyn might realize in the future had the stockholder exercised their conversion rights. Similarly, if a stockholder does not convert their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the conversion price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the conversion requirements specified in this proxy statement, they will not be entitled to convert their shares of our Common Stock for a pro rata portion of the funds held in our trust account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to convert their shares for a pro rata portion of the trust account. In addition, in order to exercise their conversion rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to convert their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Conversion Rights” for additional information on how to exercise your conversion rights.

47

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2017 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 are based on the historical financial statements of BAE and Jensyn after giving effect to the Business Combination. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 was based on the historical financial statements of BAE and Jensyn after giving effect to the Business Combination. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 was derived from BAE’s unaudited condensed consolidated statement of operations and JAC’s unaudited condensed statement of operations, in each case, for the nine months ended September 30, 2017 and gives pro forma effect to the Business Combination as if it has been completed on January 1, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 was derived from BAE’s audited consolidated statement of operations and JAC’s audited statement of operations, in each case, for the year ended December 31, 2016 and gives pro forma effect to the Business Combination as if it has been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 was derived from BAE’s unaudited condensed consolidated balance sheet and JAC’s unaudited condensed balance sheet as of September 30, 2017 and gives pro forma effect to the Business Combination as if it had been completed on September 30, 2017.

The pro forma adjustments are based on information currently available. The unaudited pro forma condensed combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on the dates indicated, nor is it indicative of the consolidated results of operations of the combined company for any future period. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on the date indicated, nor is it indicative of the consolidated financial condition of the combined company as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of JAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BAE” and the historical financial statements and notes thereto of Jensyn and BAE included herein.

BAE is considered to be the acquirer for accounting purposes because Jensyn is a non-operating public shell company; BAE is a private operating company; all operations of the combined entity will be BAE’s operations and will be managed and executed by BAE’s officers and employees; and the principals of BAE will become majority owners of the equity capital of the combined entity. In addition, the combined entity will begin its existence with all seven directors being associated with BAE. Given the foregoing, the Business Combination is a capital transaction in substance and does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of BAE and Jensyn will be carried at historical cost and there will be no step-up in basis or goodwill or other intangible assets recorded as a result of the Business Combination. All direct costs of the Business Combination will be accounted for as a charge to additional paid-in capital.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

48

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions of Jensyn Common Stock:

●	Assuming No Conversion: This presentation assumes that no Jensyn stockholders exercise conversion rights with respect to their public shares for a pro rata portion of the trust account; and

●	Assuming Maximum Conversion: This presentation assumes that the maximum number of Jensyn stockholders exercise their conversion rights such that the Trust Account, after giving effect to the Jensyn Obligations and the cash amounts necessary for the share redemptions, has a minimum cash balance in the Trust of $15,000,000, and that Jensyn must retain at least $5,000,001 of net tangible book value.

49

Vantage Energy Fund

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

	BAE Energy Management, LLC	Jensyn Acquisition Corp.	Pro Forma		Combined Pro Forma (assuming no	Additional Pro Forma Adjustments (assuming maximum		Combined Pro Forma (assuming maximum
	Historical	Historical	Adjustments		redemption)	redemption)		redemption)
ASSETS
Current Assets
Cash	$7,190,694	$23,850	$40,965,533	B	$39,924,612	$(2 2 ,980,998)	J	$1 6 ,943,614
			(780,000)	E
			29,000	G
			(1,445,420)	H
			(5,000,000)	P
			(1,059,045)	Q
Accounts receivable	29,335,353				29,335,353			29,335,353
Notes receivable from customers	1,468,028				1,468,028			1,468,028
Vantage Financial receivables	566,930				566,930			566,930
Supplier deposits	2,825,422				2,825,422			2,825,422
Vantage Financial-advances to clients	31,245,257				31,245,257			31,245,257
Derivative contracts	98,568				98,568			98,568
Prepaid insurance and other	2,112,843	29,991			2,142,834	-		2,142,834
Total Current Assets	74,843,095	53,841	32,710,068		107,607,004	(2 2 ,980,998)		8 4 ,626,006

Cash and investments held in trust account	-	40,765,533	200,000	A	-	-		-
			(40,965,533)	B
Property, Equipment and Leasehold lmprovements (net)	69,420				69,420			69,420
Accounts and notes receivable (net)	9,586,451				9,586,451			9,586,451
Goodwill	16,983,703				16,983,703			16,983,703
Other Receivables and other assets	86,932				86,932			86,932
Total Assets	$101,569,601	$40,819,374	$(8,055,465)		$134,333,510	$(2 2 ,980,998)		$11 1 ,352,512

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$13,243,918	$438,383	$620,662	F	$13,243,918	$-		$13,243,918
			(1,059,045)	Q
Short term debt
Energy Services	18,596,473				18,596,473			18,596,473
Vantage Financial	3,000,000				3,000,000			3,000,000
Other	1,074	10,213	-		11,287	-		11,287
Notes and advances payable - related parties	-	1,216,420	200,000	A	-	-		-
			29,000	G
			(1,445,420)	H

Total Current Liabilities	34,841,465	1,665,016	(1,654,803)		34,851,678	-		34,851,678

Deferred underwriting compensation	-	780,000	(780,000)	E	-	-		-
Subordinated note payable	664,258				664,258			664,258
Vantage Finance - Long term debt	41,643,560				41,643,560			41,643,560
Warrant liability on subordinated debt	5,220,137				5,220,137			5,220,137

Total Liabilities	82,369,420	2,445,016	(2,434,803)		82,379,633	-		82,379,633

Common stock subject to possible redemption	-	33,374,346	(33,374,346)	D	-	-		-

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value		-	-		-	-		-
Common stock, $0.0001 par value		198	581	C	1,140	(2 1 9)	J	7 8 0
			319	D		(141)	K
			42	M

Additional paid-in capital		5,966,972	(581)	C	51,952,737	219	J	29,972,0 9 9
			33,374,027	D		(2 2 ,980,998)	J
			14,200,181	I		141	K
			(967,158)	N
			(620,662)	F
			(42)	M

Members’ Equity	19,200,181		(5,000,000)	P	-	-		-
			(14,200,181)	I
Accumulated deficit		(967,158)	967,158	N	-

Total Stockholders’ Equity	19,200,181	5,000,012	27,753,684		51,953,877	(2 2 ,980,998)		2 8 ,972,879
Total Liabilities and Stockholders’ Equity	$101,569,601	$40,819,374	$(8,055,465)		$134,333,510	$(2 2 ,980,998)		$11 1 ,352,512

See accompanying notes to the unaudited pro forma condensed combined information

50

Vantage Energy Fund

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

	BAE Energy Management, LLC	Jensyn Acquisition Corp.	Pro Forma		Combined Pro Forma (assuming no	Additional Pro Forma Adjustments (assuming maximum		Combined Pro Forma (assuming maximum
	Historical	Historical	Adjustments		redemption)	redemption)		redemption)

Revenue
Energy Services	$66,939,795	$-	$-		$66,939,795	$-		$66,939,795
Financial Services	3,342,333	-	-		3,342,333	-		3,342,333
Total Revenues	70,282,128	-	-		70,282,128	-		70,282,128
Operating costs
Energy Services cost of revenue	59,720,557	-	-		59,720,557	-		59,720,557
Financial Services cost of revenue	1,826,629	-	-		1,826,629	-		1,826,629
General and administrative costs	4,469,429	475,954	(10,477)	L	4,844,906	-		4,844,906
			(90,000)	L
Total operating costs	66,016,615	475,954	(100,477)		66,392,092	-		66,392,092

Income (loss) from operations	4,265,513	(475,954)	100,477		3,890,036	-		3,890,036

Other income and (expense):
Interest income	1,204,137	153,850	(153,850)	R	1,204,137	-		1,204,137
Interest expense	(2,724,875)	(1,693)	-		(2,726,568)	-		(2,726,568)
Other Income	9,232	-	-		9,232	-		9,232
Unrealized loss on change in fair value of warrant	(194,933)	-	-		(194,933)	-		(194,933)

Income (loss) before income taxes	2,559,074	(323,797)	(53,373)		2,181,904	-		2,181,904

Pro Forma Tax provision	-	-	842,215	O	842,215	-		842,215

Net income (loss)	$2,559,074	$(323,797)	$(895,588)		$1,339,689	$-		$1,339,689

Weighted average common shares outstanding - basic and diluted	100	1,926,838	9,476,519	M	11,403,457	(3,602,344)	M	7,801,113

Net income per common share - basic and diluted		$(0.17)			$0.12			$0.17

See accompanying notes to the unaudited pro forma condensed combined information

51

Vantage Energy Fund

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2017

(A)	To record the additional $200,000 investment into the trust account for an additional three-month extension made in December 2017.

(B)	To record the reclassification of $40,965,533 of cash and investments held in JAC’s trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of BAE following the Business Combination. The $40,965,533 represents the balance in the trust account as of September 30, 2017 plus the additional $200,000 referenced in (A) above and is approximately 10.50 per public common share.

(C)	To reflect the payment of the merger consideration, consisting of 5,814,507 BAE Units exchangeable into shares of Jensyn Common Stock on a 1-1 basis. The 5,814,507 BAE Units consists of 4,400,000 BAE Units pre-adjustment as described in Section 2.4 of the Membership Interest Purchase Agreement plus an additional 1,414,507 BAE Units to maintain the BAE Members ownership interest at 51% as per the terms of the Membership Interest Purchase Agreement. This does not take into account the potential issuance of up to an additional 2,000,000 Earn-out Units to the Sellers upon the achievement of certain financial milestones (the “Earn Out Units”), the 600,000 additional BAE Units issuable to the Sellers upon the achievement of certain stock price amounts during the ten trading days before Closing the “Stock Price Adjustment Units”), or other price adjustments under Membership Interest Purchase Agreement. The unaudited pro forma condensed combined financial information does not reflect issuance of any Earn-out Units or Stock Price Adjustment Units.

(D)	To reflect the reclassification of 3,193,717 shares of Jensyn Common Stock (approximately $33,374,346) subject to possible redemption to permanent equity.

(E)	To reflect the payment of deferred underwriting fees relating to the Jensyn IPO.

(F)	To reflect additional transaction costs not previously recorded of $620,662 related to the Business Combination. This amount represents Business Combination-related expenses, including professional fees and travel related costs expected to be incurred subsequent to September 30, 2017 and expected to be recorded on the respective financial statements of the combining entities. The classification and amounts of the relevant expenses are as set forth below:

Transaction Costs Not Previously
Recorded and Related to the Business
Combination

Legal	$497,313
Accounting	40,000
Consulting	33,349
Investment banker	50,000

$620,662

52

Vantage Energy Fund

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2017

(G)	To record issuance of additional notes payable to Jensyn Principal Shareholders and affiliates of $13,000 and $16,000, respectively, in October and November 2017.

(H)	To reflect payment on the notes payable to the Jensyn Principal Shareholders and affiliates at closing. While $1,044,420 of the $1,445,420 notes are convertible, it is assumed that all notes will be paid in cash.

(I)	To reclassify members’ equity to additional paid-in capital.

(J)	To reflect the cash payment to JAC’s public stockholders exercising redemption rights and the proportional decrease in JAC’s outstanding shares of Common Stock, giving effect to the $15,000,000 minimum Jensyn Contribution and an additional $200,000 investment into the trust for an additional three-month extension. The $21,980,998 was calculated by taking the trust account balance of $40,965,533, less the Jensyn Obligations estimate of $3,984,535, less the $15,000,000 minimum to remain in the trust per the Membership Interest Purchase Agreement. Of the $3,984,535 Jensyn Obligations estimate, $2,984,535 is included in the pro forma balance sheet adjustments: $780,000 for the deferred underwriter commission (adjustment E), $1,445,420 to repay estimated insider loans (adjustment H), $438,383 for payment of accounts payable and accrued expenses (adjustment Q), and $320,732 (of the $620,662 adjustment, the balance being BAE estimated costs) for estimated JAC costs to closing (adjustment Q). The remaining $1,000,000 is an estimate of potential investment banking fees ($1,000,000) that may or may not be incurred in connection with the retention of shareholders and are not included as a pro forma adjustment as it is uncertain how much, if any of this cost will be incurred.

(K)	To reflect the reduction in Units to be transferred to the Seller as a result of the maximum redemption amount.

(L)	To remove $90,000 of expenses pursuant to JAC’s administrative service agreement that terminates upon the closing of the Business Combination and $10,477 of non-recurring professional fees incurred prior to September 30, 2017 that were associated with the business combination.

(M)	Pro forma earnings (loss) per share (EPS), basic and diluted, are computed by dividing net income (loss) by the weighted average number of shares of Common Stock/units outstanding during the period. The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Jensyn weighted average number of shares outstanding of 1,926,838 and the historic BAE weighted average number of units outstanding of 100 both as of September 30, 2017, adjusted by: (a) 3,242,662, to increase the weighted average share amount to 5,169,600 as of September 30, 2017, representing the total number of shares and units outstanding as of September 30, 2017, including the shares no longer subject to redemption subsequent to the consummation of the Business Combination, (b) 5,814,507 shares to be issued to the Sellers in connection with the Business Combination (c) 390,000 shares and 29,450 shares issued to Jensyn Public Shareholders and Private Placement Shareholders, respectively, and (d) a reduction of 100 BAE units that will be cancelled in connection with the Business Combination. The effect of JAC’s 3,900,000 outstanding warrants has not been included in the diluted earnings per share amount since the exercise price of the dilutive securities are in excess of the average Company’s stock price for the nine months ended September 30, 2017 and are deemed out of the money. The warrants being issued as part of the Financing have not been included in the diluted earnings per share amount since the exercise price of the dilutive securities are in excess of the stock price as of the date of the Financing and are deemed out of the money. The calculation of the pro-forma weighted average number of shares, basic and diluted, is as follows:

53

Vantage Energy Fund

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

AS OF AND FOR THE PERIOD ENDED SEPTEMBER 30, 2017

No Redemption
As of September 30, 2017

Weighted average number of common shares and units reported	1,926,938

Add: Redeemable public IPO shares	3,242,662
Add: Equity consideration to BAE Members	5,814,507
Add: Common shares issued to JAC Public Shareholders from conversion of rights	390,000
Add: Common shares issued to JAC Private Placement Shareholders from conversion of rights	29,450
Less: Member units cancelled	(100)
Total net change	9,476,519

Number of common shares - basic and diluted	11,403,457

Pro Forma Shares	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption

Shares issuable to Sellers	5,814,507	4,400,000
Less: Member units cancelled at Business Combination	(100)	(100)
Shares and units outstanding at September 30, 2017, net of redemptions	5,169,600	2,981,763
Common shares issued to JAC Public Shareholders from conversion of rights	390,000	390,000
Common shares issued to JAC Private Placement Shareholders from conversion of rights	29,450	29,450

	11,403,457	7,801,113

(N) To reclassify Jensyn accumulated deficit to additional paid-in capital in connection with the recapitalization.

(O) To reflect the tax provision as if BAE were a C corporation and the combined entities filed consolidated tax returns. Assumed tax rate of 38.6%.

(P) To reflect the distribution of $5,000,000 of cash to the owners of BAE prior to closing as described in the Membership Interest Purchase Agreement.

(Q) To reflect the payment of JAC accounts payable and accrued expenses and other transaction costs at closing.

(R) To reflect the adjustment to remove the non-recurring interest income on the trust account.

54

Vantage Energy Fund

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

	BAE Energy Management, LLC	Vantage Commodities Financial Services LLC	Jensyn Acquisition Corp.	Pro Forma		Combined Pro Forma (assuming no	Additional Pro Forma Adjustments (assuming maximum		Combined Pro Forma (assuming maximum
	Historical (1)	Historical (2)	Historical	Adjustments		redemption)	redemption)		redemption)

Revenue
Energy Services	$96,844,756	$-	$-	$-		$96,844,756	$-		$96,844,756
Financial Services	2,680,701	980,604				3,661,305			3,661,305
Total Revenues	99,525,457	980,604	-	-		100,506,061	-		100,506,061
Operating costs
Energy Services cost of revenue	83,385,295	-	-	-		83,385,295	-		83,385,295
Financial Services cost of revenue	2,801,739	1,922,518	-	-		4,724,257	-		4,724,257
General and administrative costs	9,118,139	1,128,009	541,802	(100,000)	A	10,687,950	-		10,687,950

Total operating costs	95,305,173	3,050,527	541,802	(100,000)		98,797,502	-		98,797,502

Operating income (loss)	4,220,284	(2,069,923)	(541,802)	100,000		1,708,559	-		1,708,559

Other income and (expense):
Interest income	1,701,814	-	108,422	(108,422)	D	1,701,814	-		1,701,814
Interest expense	(3,606,422)	-	(848)	-		(3,607,270)	-		(3,607,270)
Unrealized loss on change in fair value of warrant	(1,831,879	-	-	-		(1,831,879)	-		(1,831,879)
Miscellaneous income	6,336	-	-	-		6,336	-		6,336

Pre-tax income (loss)	490,133	(2,069,923)	(434,228)	(8,422)		(2,022,440)	-		(2,022,440)

Pro Forma Tax provision (benefit)				(780,662)	C	(780,622)	-		(780,622)

Net income (loss)	$490,133	$(2,069,923)	$(434,228)	$772,240		$(1,241,778)	$-		$(1,241,778)

Weighted average common shares outstanding - basic and diluted	100		1,887,614	9,515,743	B	11,403,457	(3,602,344)	B	7,801,113

Net loss per common share - basic and diluted			$(0.23)			$(0.11)			$(0.16)

(1) Includes the results from Vantage Commodities Financial Services from April 1, 2016 (the date Vantage was acquired by BAE) through December 31, 2016

(2) Includes the results from Vantage Commodities Financial Services from January 1, 2016 through March 31, 2016.

See accompanying notes to the unaudited pro forma condensed combined information

55

Vantage Energy Fund

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2016

(A)	To remove $100,000 of expenses pursuant to JAC’s administrative service agreement that terminates upon the closing of the Business Combination.

(B)

Pro forma earnings (loss) per share (EPS), basic and diluted, are computed by dividing net income (loss) by the weighted average number of shares of Common Stock/units outstanding during the period. The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic Jensyn weighted average number of shares outstanding of 1,887,714 and the historic BAE weighted average number of units outstanding of 100 both as of December 31, 2016, adjusted by: (a) 3,242,662, to increase the weighted average share amount to 5,169,600 as of December 31, representing the total number of shares and units outstanding as of December 31, 2016, including the shares no longer subject to redemption subsequent to the consummation of the Business Combination, (b) 5,814,507 shares to be issued to the Sellers in connection with the Business Combination (c) 390,000 shares and 29,450 shares issued to Jensyn Public Shareholders and Private Placement Shareholders, respectively, and (d) a reduction of 100 BAE units that will be cancelled in connection with the Business Combination. The effect of JAC’s 3,900,000 outstanding warrants has not been included in the diluted earnings per share amount because such effect has been determined to be anti-dilutive for the year ended December 31, 2016. The calculation of the pro-forma weighted average number of shares, basic and diluted, is as follows:

As of December 31, 2016

Weighted average number of common shares and units reported	1,887,714

Add: Redeemable public IPO shares	3,281,886
Add: Equity consideration to BAE Members	5,814,507
Add: Common shares issued to JAC Public Shareholders from conversion of rights	390,000
Add: Common shares issued to JAC Private Placement Shareholders from conversion of rights	29,450
Less: Member units cancelled	(100)
Total net change	9,515,743

Number of common shares - basic and diluted	11,403,457

Pro Forma Shares	Number of Shares with No Stock Redemption	Number of Shares with Maximum Stock Redemption

Shares issuable to Sellers	5,814,507	4,400,000
Less Member Units cancelled at Business Combination	(100)	(100)
Shares Outstanding at December 31, 201 6 , net of redemptions	5,169, 6 00	2,981,763
Common shares issued to JAC Public Shareholders from conversion of rights	390,000	390,000
Common shares issued to JAC Private Placement Shareholders from conversion of rights	29,450	29,450

	11,403,457	7, 801,113

(C) To reflect the tax provision as if BAE were a C corporation and the combined entities filed consolidated tax returns. Assumed tax rate of 38.6%.

(D) To reflect the adjustment to remove the non-recurring interest income on the trust account.

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COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for BAE and Jensyn and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their conversion rights and (ii) that holders of 2,092,635 public shares exercise their conversion rights. The historical information should be read in conjunction with “Selected Historical and Pro Forma Financial Information of BAE” and “Selected Historical Financial Information of Jensyn” included elsewhere in this proxy statement and the historical financial statements of BAE and Jensyn included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of BAE and Jensyn would have been had the Business Combination been completed or to project BAE and Jensyn’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of BAE and Jensyn would have been had the Business Combination been completed nor the book value per share for any future date or period.

	BAE Energy Management, LLC	Jensyn Acquisition Corp.	Pro Forma (assuming no	Pro Forma (assuming maximum
	Historical	Historical	redemption)	redemption)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

As of and for the period ended September 30, 2017 Book value per unit/share (a)	$192,002	$0.97	$4.56	$3. 71
Units/shares outstanding (including redeemable stock) (b)	100	5,169,500	11,403,457	7,801,113
Basic and diluted earnings (loss) per unit/share (b)	$25,591	$(0.06)	$0.12	$0.17
Cash dividends declared per unit/share	$-	$-	$-	$-

(a) Book value per unit/share is equal to total stockholders' equity divided by total outstanding units/shares.

(b) the shares outstanding and basic and diluted earnings (loss) per share calculation for Jensyn Acquisition Corp includes shares subject to possible redemption.

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SPECIAL MEETING IN LIEU OF 2018 ANNUAL MEETING OF JENSYN STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of 2018 annual meeting of stockholders to be held on March _ , 2018, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about February __ , 2018. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 9:00 A.M., Eastern Time, on March _ , 2018 at the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, New York 11797, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our Common Stock at the close of business on February 9, 2018, which is the record date for the special meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 5,169,500 shares of Jensyn Common Stock outstanding, of which 3,900,000 are public shares, 294,500 are private placement shares, 975,000 are founder shares held by our executive officers, independent directors, officers, special advisors and Jensyn Capital, LLC, an entity controlled by certain initial stockholders and their transferees.

Vote of Jensyn Founders and Chairman and CEO

In connection with our IPO, we and Chardan Capital Markets LLC, the representative of the underwriters of the IPO, entered into agreements with each of the initial stockholders, including our Chief Executive Officer, pursuant to which the initial stockholders agreed to vote any shares of Jensyn Common Stock owned by them in favor of the Business Combination Proposal.

Our initial stockholders have waived any conversion rights, including with respect to shares of Common Stock purchased in our IPO or in the aftermarket, in connection with Business Combination. The founder shares held by our initial stockholders have no conversion rights upon our liquidation and will be worthless if no business combination is effected by us within 24 months of March 7, 2016. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Jensyn stockholders is necessary to hold a valid meeting. Holders of a majority in voting power of the Jensyn’s Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. As of the record date for the special meeting, 2,584,751 shares of our Common Stock would be required to achieve a quorum

Approval of the Business Combination Proposal, the Nasdaq Proposal and Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Jensyn stockholder’s failure to vote by proxy or to vote in person at the special meeting or a broker non-vote will not be counted towards the number of shares of Jensyn Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, a Jensyn stockholder’s failure to vote by proxy or to vote in person at the special meeting or a broker non-vote will have no effect on the outcome of any vote on the Business Combination Proposal, the Nasdaq Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal.

58

The approval of each of the Certificate Proposals each requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock. Accordingly, a Jensyn stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote with regard to any such proposal will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, broker non-votes will have no effect on the election of directors.

The transactions contemplated by the Purchase Agreement will be consummated only if the Business Combination Proposal and the Certificate Proposals are approved at the special meeting. In addition, (i) each of the Director Election Proposal and the Nasdaq Proposal is conditioned on the approval of the Certificate Proposals and the Business Combination Proposal, and (ii) the Certificate Proposals are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth on the proxy statement.

It is important for you to note that in the event that either the Business Combination Proposal or the Certificate Proposals do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination within 24 months of March 7, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Jensyn Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Certificate Proposals, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

59

●	If Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the founder shares that they own;

●	the fact that initial stockholders paid an aggregate of $25,029 for their founder shares, and such securities should have a significantly higher value at the time of the Business Combination;

●	if the Company is unable to complete a business combination within the required time period, our initial stockholders will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or target business has not executed such a waiver.

●	The fact that upon consummation of the Business Combination, our initial stockholders will be repaid approximately $2,000,000 of loans that they made to us and Jensyn Integration Services, LLC, a company controlled by certain of our initial stockholders, will be paid an administrative fee of up to $240,000.

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide

Abstentions will count as present for the purposes of establishing a quorum, but will have the same effect as a vote “AGAINST” the Business Combination Proposal, a Certificate Proposal, the Nasdaq Proposal and the Adjournment Proposal. Broker non-votes will not be counted for purposes of establishing a quorum. For purposes of approval, failure to vote is the equivalent of a vote “AGAINST” the Certificate Proposals.

Voting Your Shares

Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own. There are several ways to vote your shares of Common Stock:

●

If you are a record holder, you can vote your shares by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our board of directors.

Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Certificate Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal

●	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

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Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●

you may notify Lynne Radwanski the Company’s Secretary, by telephone at (888) 536-7965, by email at lradwanski@jensyn.com or in writing to c/o Jensyn Acquisition Corp., 800 West Main Street, Suite 204, Freehold, NJ 07728, before the special meeting that you have revoked your proxy; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Certificate Proposals and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may call Advantage Proxy, Inc. our proxy solicitor, at (877) 870-8565 (toll free) or brokers or banks, please call collect: (206) 870-8565.

Conversion Rights

Pursuant to our current certificate, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the trust account of approximately $41,067,196 on February 12 , 2018, the estimated per share conversion price would have been approximately $10.53 .

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In order to exercise your conversion rights, you must:

●	affirmatively vote for or against the Business Combination Proposal;

●	submit a request in writing that we convert your public shares into cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

●	and deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for conversion, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for conversion to our transfer agent and decide within the required timeframe not to exercise your conversion rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Unless waived by BAE, it is a condition to BAE’s obligation to close under the Purchase Agreement that our capital contribution to BAE be at least $15,000,000. Each conversion of shares of Jensyn Common Stock by our public stockholders will decrease the amount in our trust account. Therefore, in order to satisfy the condition to closing, assuming that we do not conduct a private placement to raise additional funds to deposit in the trust account, the maximum conversion threshold is the amount that would allow us to maintain, in the aggregate, at least $15,000,000 of available cash to make the capital contribution to BAE after satisfying our pre-closing obligations.

Prior to exercising conversion rights, stockholders should verify the market price of our Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their conversion rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in our Common Stock when you wish to sell your shares.

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If you exercise your conversion rights, your shares of our Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination within 24 months of March 7, 2016, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combination.

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PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Purchase Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Purchase Agreement,” below, for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, our amended and restated certificate of incorporation provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Common Stock that are voted at the special meeting.

The Purchase Agreement

This section describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Purchase Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

General Description of the Purchase Agreement

On November 3, 2017 we entered into a Purchase Agreement with BAE and the Existing Members which, among other things and subject to the terms and conditions contained in the Purchase Agreement, we will acquire Units of membership interest in BAE Energy Management, LLC (“BAE”) in exchange for a capital contribution to BAE of the funds held in the Trust Account we established when we completed our IPO.

Pursuant to the terms of the Purchase Agreement, Jensyn will make an initial capital contribution (the “Initial Capital Contribution”) to BAE of the funds held in the Trust Account, reduced by an amount equal to funds paid to Jensyn stockholders who elect to have their shares converted into cash and the amount of Trust Account funds used to pay our pre-closing obligations, including a $780,000 deferred underwriting commission owed to the underwriters of our IPO. Upon the closing of the Business Combination, the Existing Members of BAE and Jensyn will enter into an Amended and Restated Operating Agreement which will govern the affairs of BAE, and BAE will issue 4,400,000 Units of membership interests to its Existing Members, subject to adjustment, based upon BAE’s net working capital and indebtedness at the time of closing, and the amount of transaction expenses incurred by BAE and its existing members in connection with the transaction, and 3,621,317 Units to Jensyn, subject to adjustment. Based upon whether the total capital contribution by Jensyn to BAE is greater or less than $16,163,000. Upon the closing of the business combination, Jensyn will pay all pre-closing indebtedness and obligations of Jensyn, including notes payable to Jensyn’s founders, amounts owed to Jensyn Integration Services, LLC for office space, secretarial and administrative services, and all third party fees and expenses incurred in connection with the Business Combination, including the fees and expenses of investment bankers, accountants and legal counsel. Jensyn will pay the expenses incurred by BAE and its existing members in connection with the Business Combination upon the closing of the Business Combination.

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As promptly as practicable after the date of the Purchase Agreement described herein, Jensyn has agreed to provide its public stockholders with the opportunity to convert shares of Jensyn Common Stock in conjunction with a stockholder vote on the transactions contemplated by the Purchase Agreement. Jensyn has further agreed (i) not to terminate or withdraw such conversion rights other than in connection with a valid termination of the Purchase Agreement and (ii) extend such period for public stockholders to exercise their conversion rights for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq.

Post-Business Combination Ownership of BAE and Jensyn

Assuming that our capital contribution is $16,163,000, we will be issued 3,621,317 Units, subject to adjustment, and the Existing Members of BAE will own 4,400,000 Units, subject to adjustment. The number of Units that we will be issued will be subject to adjustment as provided in the Purchase Agreement, based upon our capital contribution to BAE, and the number of Units issued to the Existing Members will be subject to adjustment based upon BAE’s net working capital and indebtedness at the time of the closing of the transaction, the amount of the transaction expenses incurred by BAE and its Existing Members in connection with the transaction. If our capital contribution to BAE is less than $16,163,000, then the number of Units issued to us by BAE will be reduced by 100 Units for each $1,050 of such shortfall. If our capital contribution exceeds $16,163,000, then the number of Units issued to us by BAE will be increased by 100 Units for each $1,050 of such excess. If the amount of BAE’s net working capital at closing less BAE’s Funded Indebtedness (as defined in the Purchase Agreement), the expenses incurred by BAE and the Existing Members in connection with the Business Combination and the $5,000,000 pre-closing distribution made to the Existing Members prior to the closing is less than $3,893,090, the number of Units issued to the Existing Members will be reduced by 100 Units for each $1,050 of such shortfall. If such amount exceeds $3,893,090 then the number of Units issued to the Existing Members will be increased by 100 Units for each $1,050 of such excess. The Existing Members will have the right to exchange their Units in BAE for shares of our Common Stock at any time after the closing of the transaction.

Our assumption that our capital contribution to BAE will be approximately $16,163,000 is based upon our estimate that we will have approximately $4,000,000 of indebtedness and accrued expenses which must be satisfied upon the closing of the Business Combination and input from Chardan Capital Markets, LLC, the representative of the underwriters of our IPO, that based upon its experience in providing investment banking services in connection with multiple special purpose acquisition company transactions, we should expect holders of approximately fifty percent (50%) of our outstanding public shares to exercise conversion rights.

Closing of the Business Combination

The closing of the Business Combination is expected to take place no later than the second business day following the day on which the last of the conditions to the closing of the Business Combination (described under the subsection entitled “Conditions to Closing of the Business Combination”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Business Combination, but subject to the fulfillment or waiver of those conditions) or such other date as may be specified in writing by Jensyn and Existing Members. Assuming timely satisfaction of the necessary closing conditions, Jensyn and BAE currently expect the closing of the Business Combination to occur in the first quarter of 2018.

Conditions to Closing of the Business Combination

The obligation of the parties to complete the Business Combination are subject to the fulfillment of certain closing conditions, including:

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●	the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by our stockholders holding a majority of our shares of Common Stock that are present and voted at the special meeting;

●	the approval of the Certificate Proposals by our stockholders holding a majority of our outstanding shares of Common Stock;

●	the receipt of third party consents;

●	the absence of any order or law, judgment or ruling of any governmental entity that restrains, prohibits or otherwise prevents the consummation of the Business Combination;

●	the exercise by Jensyn public stockholders to convert Jensyn Common Stock into cash by our public stockholders having been completed in accordance with the terms of the Purchase Agreement and, after giving effect to any such redemptions Jensyn having at least $5,000,001 in net tangible assets;

●	the Nasdaq Stock Market shall have approved Jensyn, post-Business Combination, for listing on the Nasdaq Stock Market;

●	the absence of a material adverse effect on Jensyn and BAE;

●	The receipt by Jensyn of an opinion from an investment banking firm that the transactions contemplated by the Purchase Agreement are fair, from a financial point of view, to Jensyn’s stockholders.

●	Jensyn’s capital contribution to BAE being at least $15,000,000;

●	the accuracy of the representations and warranties of Jensyn, Existing Members and BAE (subject in certain cases to certain materiality, knowledge and other qualifications); and

●	Jensyn’s, BAE’s and Existing Members’ performance in all material respects of the pre-closing obligations of Jensyn, BAE and Existing Members under the Purchase Agreement.

We cannot provide assurance as to when or if all of the conditions to the Business Combination will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

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Efforts to Obtain Stockholder Approval and Consummate the Business Combination; Regulatory Matters

Unless the Purchase Agreement is terminated in accordance with its terms, we have agreed to call a special meeting of our stockholders, for the purpose of such stockholders considering and voting on the approval and adoption of the Purchase Agreement and any other matters required to be voted upon by such stockholders in connection with the transactions contemplated in the Purchase Agreement (including the Business Combination). We may delay, postpone or adjourn such special meeting of our stockholders if, as of the time for which the stockholders meeting is originally scheduled, there are insufficient shares of our Common Stock represented (either in person or by proxy) and voting to adopt the Purchase Agreement or the Certificate Proposals or to constitute a quorum necessary to conduct the business of the special meeting. Our board of directors has, by a unanimous vote, approved the Business Combination and directed that the Purchase Agreement and the Business Combination be submitted to our stockholders for their consideration.

Moreover, each party to the Purchase Agreement has agreed to use commercially reasonable efforts to take or cause to be taken all actions reasonably necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Purchase Agreement (including the Business Combination).

More specifically, each party to the Purchase Agreement will use its reasonable best efforts to obtain all necessary consents or other authorizations of all governmental authorities, and using commercially reasonable efforts to take all necessary or reasonably advisable actions to avoid or resolve any impediment or objection under any antitrust, competition or trade regulation that may be asserted by any such governmental authority with respect to the Business Combination and other transactions contemplated by the Purchase Agreement and related agreements.

The parties also agreed to promptly advise the other upon receiving any material communication from any governmental entity, consent or approval of which is required to complete the transactions contemplated by the Purchase Agreement.

None of Jensyn, Existing Members or BAE is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Termination

Jensyn and Existing Members may terminate the Purchase Agreement by mutual written consent at any time before the closing of the Business Combination, whether before or after Jensyn’s stockholders have voted in favor the Purchase Agreement.

In addition, either Jensyn or Existing Members may terminate the Purchase Agreement at any time before the closing of the Business Combination by written notice to the other party:

●	if the Business Combination has not been completed on or before March 7, 2018 (the “termination date”), but only so long as the failure of the Business Combination to have been completed by the termination date was not the result of the terminating party’s breach of its representations, warranties, obligations or covenants under the Purchase Agreement;

●	if any governmental authority of competent jurisdiction issues any final and non-appealable order, decree, ruling or other action that has the effect of permanently enjoining, restraining, or otherwise prohibiting the consummation of the Business Combination, but only so long as the terminating party has used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

●	if there is a breach by the non-terminating party of any of its representations or warranties contained in the Purchase Agreement, which breach would give rise to the failure to satisfy the closing condition regarding the accuracy of representations and warranties of such party (described above under “Conditions to the Completion of the Business Combination”) that is either not curable by the termination date or, if capable of being cured, has not been cured within 30 calendar days following receipt of written notice from the terminating party stating its intention to terminate the Purchase Agreement; or

●	if the Business Combination Proposal or each Certificate Proposal is not approved by our stockholders at the special meeting and, as a consequence thereof, the exercise by Jensyn public stockholders of their conversion rights has not been completed in accordance with the terms of the Purchase Agreement.

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In the event of the termination of the Purchase Agreement, there will be no liability on the part of Jensyn, Existing Members, BAE, or any of their respective directors, officers, equity holders and affiliates under the Purchase Agreement, other than liability arising out of any willful act taken by any party to the Purchase Agreement that is a material breach of such party’s covenants or agreements under the Purchase Agreement and which was taken with the knowledge that such act would reasonably be expected to result in such material breach.

Fees and Expenses

Termination Fees

If the Purchase Agreement is validly terminated, no party thereto will have any liability or any further obligation whatsoever to any other party under the Purchase Agreement in respect of any termination fees.

Fees and Expenses

Jensyn’s transaction expenses as a result of the Business Combination are currently estimated at approximately $1,145,000, which is comprised of (i) a $780,000 deferred underwriting commissions to the underwriters of our IPO, (ii) $50,000 to Spartan Capital for rendering its fairness opinion, (iii) an estimated $200,000 in legal and accounting fees and expenses, (iii) approximately $50,000 relating to other fees and expenses incurred relating to the Business Combination and (iv) approximately $65,000 in fees and expenses associated with the exploration of potential business combinations not related to the Business Combination. Additionally, this amount includes the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the solicitation of the approval of our stockholders, and all filing and other fees paid to the SEC, which is estimated at approximately $36,000.

Pursuant to the Purchase Agreement, in addition to the amounts described above, if the Business Combination is successfully consummated, Jensyn will be obligated to, or cause BAE and its subsidiaries to, pay all expenses incurred by BAE, which are currently estimated to be approximately $900,000, including fees for legal, accounting, tax and valuation services. These expenses will be included in the calculation of the Target Amount.

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Conduct of Business Pending the Business Combination

Each of Jensyn and BAE has undertaken covenants that place customary restrictions on it and its subsidiaries until the consummation of the Business Combination (or, if earlier, the date the Purchase Agreement is validly terminated). Each has agreed to operate its business in the regular and ordinary course in substantially the same manner heretofore conducted and to use commercially reasonable efforts to preserve intact certain of its present business relationships. Except with Jensyn’s prior consent (which consent shall not be unreasonably withheld conditioned or delayed), BAE has also agreed that except as may be required by law or the Purchase Agreement, BAE will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

●	issue any equity securities of or any equity interest in BAE or any of its subsidiaries;

●	issue any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating BAE or any of its subsidiaries to issue, deliver or sell any equity securities of or any equity interest in BAE or any of its subsidiaries;

●	incur certain indebtedness in excess of $10,000 (other than pursuant to existing credit facilities up to an amount not to exceed the facility limit applicable to each such credit facility as of the date of the Purchase Agreement) or create any lien other than specified liens;

●	sell, assign or otherwise dispose of, or agree to sell, assign or otherwise dispose of, any of the material fixed assets having a value in excess of $20,000;

●	acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

●	except in the ordinary course of business, enter into or amend any material contract or material lease;

●	other than in the ordinary course of business consistent with past practice, (i) enter into or amend any employment or similar agreement, except for any employment agreement providing for an annual base salary of less than $100,000, (ii) increase the compensation payable to any directors or officers, (iii) pay or make provision for the payment of any bonuses, options or similar arrangements, or (iv) increase the coverage under any employment benefit plan other than as required by applicable law;

●	make any capital expenditures in excess of $10,000 individually or $20,000 in the aggregate;

●	make any distribution to the Existing Members other than a $5,000,000 pre-closing distribution;

●	adopt or materially change any accounting practice other than as required by law;

●	allow any material insurance policy to lapse;

●	change any material practices with respect to certain customers or suppliers;

●	waive or compromise any material rights or claims with a value in excess of $10,000;

●	amend its or its subsidiaries governing documents;

●	adopt or effect a plan of complete or partial liquidation; or

●	enter into any agreement to take any of the above actions.

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Jensyn has also agreed, except as otherwise contemplated by the Purchase Agreement or as required by applicable law, subject to certain specifically scheduled and identified exceptions, that it will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior consent of Existing Members (which consent shall not be unreasonably withheld, conditioned or delayed):

●	issue any capital stock, options or convertible securities or enter into similar commitments;

●	amend its or its subsidiaries governing documents;

●	acquire any capital stock or other interest in any other person or merge or purchase a substantial portion of any other person or business;

●	create, issue, pledge or sell (or propose or authorize the same) any options or other awards with respect to shares of its capital stock or adopt a stockholder rights plan;

●	subject to certain exceptions, permit any disbursements from the trust account;

●	split, combine, purchase (or propose to do the same) any shares of its capital stock;

●	increase the compensation or benefits payable to any initial stockholder;

●	adopt or effect a plan of complete or partial liquidation or other reorganization; or

●	enter into any agreement to take any of the above actions or publicly recommend or announce an intention to do so.

Additional Covenants of the Parties

The Purchase Agreement also contains customary mutual covenants relating to the preparation of this document, the granting of access to information, the filing of tax returns and other tax matters (including Existing Members’ right, subject to certain exceptions, to receive refunds and credits actually received by BAE and its subsidiaries in respect of pre-closing tax periods), confidentiality, public announcements with respect to the transactions contemplated by the Purchase Agreement, notification in certain events, the procurement of applicable third party consents, exclusivity with respect to the transactions contemplated by the Purchase Agreement (and with respect to any alternative transactions), the retention of various books and records of BAE and its subsidiaries, contact with BAE customers, suppliers and other business relations prior to the consummation of the Business Combination, permissible stockholder votes, the termination of specifically identified related party agreements, transactions involving shares of Jensyn Common Stock, and the preservation of Jensyn’s status as a listed company on Nasdaq.

Trust Account Waiver

BAE and Existing Members have acknowledged that the trust account is for the benefit of Jensyn’s public stockholders and that Jensyn may disburse funds from the trust account only in certain limited circumstances. Accordingly, BAE and the Existing Members (each for itself and its directors, officers, employees, shareholders, representatives, advisors and other affiliates) have waived all rights, title, interests or claims of any kind against Jensyn to collect from the trust account any amounts that may be owed to them by Jensyn for any reason whatsoever, including to a breach of the Purchase Agreement.

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Remedies

Post-Closing Indemnification; Specific Performance

Subject to certain specific performance rights described below, following the closing of the Business Combination, the indemnification rights outlined below will be the sole and exclusive remedy of each party to the Purchase Agreement, any of their respective affiliates and any of their respective directors, officers, employees, stockholders or representatives for any loss suffered with respect to the Purchase Agreement and the transactions contemplated thereby (including the Business Combination).

Following the consummation of the Business Combination and subject to the limitations described below (as applicable), Jensyn and its respective affiliates, representatives, successors and assigns (collectively, the “Jensyn Indemnified Parties”) shall be entitled to indemnification from Existing Members for any losses, liabilities or other obligations actually incurred by them as a result of:

●	any breach of any of BAE’s or Existing Member’s representations or warranties set forth in the Purchase Agreement (generally determined without regard to material adverse effect, materiality and other similar qualifications contained therein); and

●	any breach by BAE or Existing Members of any of their respective covenants or other agreements contained in the Purchase Agreement that are required to be performed prior to the consummation of the Business Combination.

In the event that any Jensyn Indemnified Parties are entitled to indemnification, the Existing Members shall pay the amount of the indemnification with Units valued at $10 per Unit.

Following the consummation of the Business Combination and subject to the limitations described below (as applicable), BAE and their affiliates, representatives, successors and assigns (collectively, the “Existing Member Indemnified Parties”) shall be entitled to indemnification from Jensyn for any losses, liabilities or other obligations actually incurred by them as a result of:

●	any breach of any of Jensyn’s representations or warranties set forth in the Purchase Agreement;

●	any breach by Jensyn of any of their respective covenants or other agreements contained in the Purchase Agreement; and

Additionally, the parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Purchase Agreement in addition to any other remedy to which they are entitled at law or in equity. Such remedies shall not be available to Existing Members or BAE to cause Jensyn to consummate the Business Combination unless the proceeds of the Debt Financing are available and would be funded at closing.

Survival

Generally, the representations and warranties and covenants of the parties to the Purchase Agreement will survive for a period of one (1) year after the closing of the Business Combination (such period, the “survival period”). However, representations and warranties under which an indemnification claim shall have been timely made prior to the expiration of such one (1) year period shall survive solely with respect to such indemnification claim until the final disposition thereof. All covenants and agreements that contemplate performance following the closing of the Business Combination shall survive until performed.

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Limits on Indemnification

Except in respect of claims for fraud and actions to seek specific performance or other injunctive relief, the sole and exclusive remedy of the parties to the Purchase Agreement with respect to any breach of covenants, agreements, representations or warranties set forth in the Purchase Agreement (including with respect to any matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or other environmental laws relating hazardous substances) is the right to be indemnified as noted above (subject to the limitations noted below).

Notwithstanding the foregoing, the maximum amount the Jensyn Indemnified Parties shall be entitled to recover in the aggregate with respect to any and all Jensyn Indemnifiable Claims shall be $3,000,000.

Among other limitations, recoverable indemnifiable losses must be reduced by the amount of any tax benefit actually realized, in each case by the indemnified party (as applicable, or any affiliate thereof) that is attributable to the losses to which such claim relates, and with respect to clause (iii) to the taxable period in which such losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any tax detriment suffered by the Indemnified Parties as a result of such losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements).

The Purchase Agreement contains customary provisions relating to the defense of third party claims for which either party may have a right to indemnity under the Purchase Agreement.

Representations and Warranties

The Purchase Agreement contains representations and warranties made by each of BAE, the Existing Members, and Jensyn relating to their respective businesses which are customary for transactions similar to the Business Combination. With the exception of certain representations that must be true and correct in all material respects, no representation will be deemed untrue or incorrect for purposes of satisfying applicable closing conditions as a consequence of the existence or absence of any fact, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing unless that event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing, has had or is reasonably likely to have a material adverse effect on, either (i) the ability of the party making such representations to consummate the Business Combination and the other transactions contemplated by the Purchase Agreement or (ii) the business, condition (financial or otherwise) or results of operations of the party (and its subsidiaries, taken as a whole) making the representation.

In the Purchase Agreement, each of Existing Members, BAE, and Jensyn has made representations and warranties to the others, as applicable, regarding (among other things):

●	corporate matters, including due organization and qualification;

●	authority relative to execution and delivery of the Purchase Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Business Combination;

●	required governmental approvals;

●	legal proceedings;

●	broker’s fees payable in connection with the Business Combination and/or the Purchase Agreement;

●	related party agreements; and

●	the accuracy of information supplied for inclusion in this document and other similar documents.

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In addition, BAE has made other representations and warranties about itself to Jensyn as to:

●	capitalization;

●	financial statements, internal controls and accounting books and records;

●	the absence of undisclosed liabilities;

●	material contracts;

●	the absence of material adverse changes;

●	compliance with applicable laws (including anti-bribery and similar laws) and permits;

●	employee benefits matters;

●	environmental matters;

●	intellectual property;

●	employment law matters;

●	insurance coverage;

●	tax matters;

●	real and personal property;

●	customer and suppliers; and

●	absence of anti-takeover provisions.

The Existing Members also have made additional representations and warranties to Jensyn as to ownership of BAE’s outstanding membership interests.

Jensyn also has made additional representations and warranties to the Existing Members and BAE as to:

●	Our filings with the SEC;

●	the funds in our trust account;

●	the listing of our shares of Common Stock on the Nasdaq Capital Market;
●	the approval of the Purchase Agreement and the transactions contemplated thereby (including the Business Combination) by our board of directors.

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The Purchase Agreement is described in, and included as an annex to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Jensyn, the Existing Members, BAE or their respective businesses. Accordingly, the representations and warranties and other provisions of the Pursuant Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information.”

Definition of Material Adverse Effect

For the purposes of the Purchase Agreement, material adverse effect means:

●	with respect to BAE, any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of BAE and its subsidiaries taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated the Purchase Agreement in accordance with the terms thereof; and

●	with respect to Jensyn, mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of Jensyn, taken as a whole, or (b) the ability of Jensyn to perform its obligations under the Purchase Agreement and to consummate the transactions contemplated thereby.

In determining whether a material adverse effect has occurred or is reasonably likely to occur with respect to BAE, the parties will disregard effects resulting from:

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●	conditions affecting the United States economy or any foreign economy generally (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	financial, banking or securities markets (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	changes in generally accepted accounting principles (or in the interpretation thereof) (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	changes in (or in the interpretation of) any laws, rules, regulations, orders or other binding directives issued by any governmental authority or any action required to be taken under any law, rule, regulation, order or existing contract by which BAE or any of its subsidiaries (or any of their respective assets or properties) is bound (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	any change that is generally applicable to the industries or markets in which BAE and its subsidiaries operate (except to the extent they have a disproportionate impact on BAE and its subsidiaries relative to other participants in the same industries);

●	the public announcement of the transactions contemplated by the Purchase Agreement;

●	any failure by BAE or any of its subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement (but, in each case, the underlying cause of such failure may be considered);

●	the taking of any action contemplated by the Purchase Agreement or any ancillary document or with Jensyn’s consent; and

●	any adverse change in or effect on the business of BAE or any of its subsidiaries that is cured prior to the closing.

Amendment of the Purchase Agreement

At any time prior to the closing of the Business Combination, the Purchase Agreement may be amended or supplemented by written agreement of the parties thereto. Although there are no specific requirements under the Purchase Agreement to submit any amendments for the approval of Jensyn’s stockholders, in the event that any amendment would materially change Jensyn’s ownership interest in BAE, materially reduce the ownership of Jensyn’s stockholders in Jensyn other than as contemplated herein or that otherwise by law would require the approval of Jensyn’s public stockholders, such amended Purchase Agreement would be submitted to Jensyn’s public stockholders for approval together with a corresponding opportunity to convert their shares into cash.

Governing Law and Venue; Waiver of Jury Trial

The parties have agreed that the Purchase Agreement will be governed by New York law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of any state or federal court sitting in New York. Each party has further irrevocably waived any right such party may have to a trial by jury with respect to any action or proceeding between the parties arising out of or relating to the Purchase Agreement, the transactions contemplated thereby, or any action of the parties thereto in the negotiation, administration, performance or enforcement of the Purchase Agreement.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The remaining Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

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Voting Agreement

Our officers, directors and special advisors (the “Jensyn Stockholders”) have entered into a voting agreement with BAE (the “Voting Agreement”) pursuant to which such Jensyn Stockholders have agreed that in any election of directors of Jensyn held during the two year period following the closing of the Business Combination to vote all of the shares of Jensyn Common Stock held by such stockholders (representing as of the date hereof approximately 10.4% of the voting power of Jensyn’s outstanding shares) in favor of any nominees designated by BAE.

The Voting Agreement generally prohibits the Jensyn Stockholders from transferring, or permitting to exist any lien on, their shares of Jensyn Common Stock prior to the consummation of the Business Combination. The Voting Agreement will automatically terminate upon the first to occur of (i) the mutual written consent of the Jensyn Stockholders and BAE, (ii) the closing of the Business Combination or (iii) the termination of the Purchase Agreement.

Amended and Restated Operating Agreement

It is a condition to the closing under the Purchase Agreement that Jensyn and the Existing Members enter into a Second Amended and Restated Operating Agreement (the “Operating Agreement”) which will govern the affairs of BAE after the completion of the Business Combination. Under the terms of the proposed Operating Agreement, the management of BAE will be vested exclusively in its Managers. The Managers will be individuals designated as Managers by Jensyn and the Existing Members. Jensyn will have the right to appoint a majority of the Managers and the Existing Members will have the right to appoint the remaining Managers. It is anticipated that the initial Managers designated by Jensyn will be Victor Ferreira and Fernanda Ferreira , who will serve as the sole Managers of BAE following the closing of the Business Combination.

The Operating Agreement provides that profits, losses and cash distributions will be allocated to Jensyn and the Existing Members in accordance with their respective percentage interests in BAE (which will be based upon the number of Units held). To the extent that there is cash available for distribution after taking into account BAE’s expenses, liabilities and obligations and the amount of cash reserves that the Managers deem desirable to pay future expenses, liabilities, obligations, capital expenditures and improvements, retirement of indebtedness or contingencies, BAE will distribute to Jensyn each month an amount of cash as will be sufficient to pay Jensyn’s stockholders a monthly dividend of at least $.0833 per share of Jensyn Common Stock.

The Operating Agreement provides that the Managers may appoint and remove officers of BAE, and that the following individuals will be appointed to the offices set forth below.

President	-	Victor Ferreira
Vice President	-	Karen Ferreira
Secretary	-	Fernanda Ferreira
Treasurer	-	John Cooper

The Operating Agreement provides that no member of BAE shall transfer any Units without the consent of the Managers, except that a member that is an individual may transfer such Units to another member, and the Existing Members may exchange their Units for shares of Jensyn Common Stock.

Registration Rights Agreement

It is a condition to the closing under the Purchase Agreement that Jensyn enter into a registration rights agreement with the Existing Members which will give the Existing Members the right, at any time after the one year anniversary of the Business Combination, to make up to two demands that Jensyn register for public resale the shares of Jensyn Common Stock issuable in exchange for the Units in BAE that they hold. The Registration Rights Agreement also provides for the grant of “piggyback” registration rights to the Existing Members for shares of Jensyn Common Stock issuable in exchange for the BAE Units.

Warrant Proceeds Agreement

Jensyn and the Existing Members have entered into an agreement which provides that the Existing Members will be entitled to receive 50% of the proceeds received by Jensyn from the exercise of warrants outstanding at the time of the closing of the Business Combination.

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Background of the Business Combination

Jensyn Acquisition Corp. is a blank check company formed in Delaware on October 8, 2014, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of extensive negotiations between the representatives of Jensyn and BAE. The following is a brief description of the background of these negotiations, the Business Combination, and related transactions.

From the date of our IPO through execution of the Purchase Agreement on November 3, 2017 Jensyn considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Jensyn, contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the specialty IT consulting, staffing, energy services, and other industries. Jensyn compiled a list of high priority potential targets and updated and supplemented such list from time to time.

During that period, Jensyn and representatives of Jensyn:

●	Considered and conducted analysis of over 200 potential acquisition targets;

●	Participated in in-person or telephonic discussions with representatives of approximately 85 potential acquisition targets (other than BAE);

●	Entered into non-disclosure agreements with approximately 35 potential acquisition targets (other than BAE) or their representatives; and

●	Submitted letters of intent or conducted diligence with respect to 11 potential acquisition targets (other than BAE).

●	Signed letters of intent or conducted diligence with respect to four potential acquisition targets (other than BAE).

While we initially planned to seek an acquisition in the information technology consulting industry, we were not precluded from pursuing a business combination outside of these industries.

After analyzing multiple companies in the information technology consulting industry and meeting with their respective representatives in person or telephonically, Jensyn and its representatives concluded that the valuations for this specific industry were high, which resulted in a very low number of attractive acquisition opportunities in this sector. The management and board of directors believed that the experience, skill set and expertise of Jensyn’s management team is directly applicable to other industries, including the energy segment, and the proposed transaction with BAE.

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The efforts of the Company to find a business combination transaction progressed to the point that beginning in early April 2017 and continuing through the execution of the Purchase Agreement, Jensyn was engaged in detailed discussions, due diligence, and negotiations with a small subset of the target businesses that Jensyn had identified as high priority potential targets. These targets included (i) BAE, (ii) a US-based company participating in a growing segment of the IT consulting and services industry (“Company A”), (iii) a US-based company participating in an attractive segment of the oil and gas industry (“Company B”) and (iv) a US-based company in the IT consulting and staffing industry (“Company C”).

Jensyn reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the Business Combination, which included opportunities for platform growth, history of and potential financial results including free cash flow generation and revenue and earnings growth, established and proven track record, experienced and motivated management team, and strong competitive industry position.

Rebecca Irish, the Company’s former Chief Financial Officer, included BAE in the initial list of acquisition targets develop by Jensyn’s management team. Ms. Irish was familiar with BAE as a result of her position as Managing Principal of Penta Mezzanine Funds “(“Penta”), a private investment firm that has provided debt financing to BAE. BAE was described as a highly leverageable asset operated by an experienced management team that was a regional market leader in its business segments and which could potentially serve as a scalable platform for future acquisitions. In a subsequent telephone conversation, Jeffrey Raymond, Jensyn’s Chief Executive Officer, expressed interest in pursuing discussions with BAE. The closing of the Business Combination with BAE will trigger certain rights Penta has in a warrant with BAE, as further described under “BAE Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources – Indebtedness- Subordinated Debt.” This represents a conflict of interest for Ms. Irish in the transaction.

On March 10, 2017, Ms. Irish had a telephonic meeting with Victor Ferreira, BAE’s Chief Executive Officer, to discuss the opportunity. On March 11, 2017, she sent him Jensyn’s IPO prospectus and discussed the opportunity with George Kauffman, Managing Director of Chardan Capital Markets, LLC, the managing underwriter of Jensyn’s IPO.

Jeffrey Raymond had been familiar with Company A for over five years as a result of his involvement with the staffing industry and included it in the initial list of acquisition targets develop by Jensyn’s management team. In April 2017, Jensyn entered into a confidentiality agreement with Company A to facilitate the sharing of information between Jensyn and Company A. In mid-June of 2016, Mr. Raymond met with the Chief Executive Officer of Company A in New Jersey to discuss a potential transaction. Soon thereafter, Company A provided Jensyn with certain financial and operating due diligence. From August 2016 through March 2017 Jensyn continued to review a potential acquisition of Company A. Based upon a limited amount of information that had been furnished by Company A, Jensyn concluded that Company A had the potential for being a highly attractive target for the Company.

On April 7, 2017, Mr. Kaufman sent an email to Mr. Raymond, with information regarding the Company B opportunity. Mr. Raymond expressed interest in learning more about the Company B and a telephonic meeting with its Chief Executive Officer took place on April 13, 2017. Soon thereafter, Company B provided Jensyn with certain financial and operating due diligence.

On April 13, 2017, representatives of Jensyn met in person with representatives of Company A in Winter Park, Florida to review and revise a proposed business combination model, develop the terms of a letter of intent, discuss the due diligence process and review financial information.

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Between April 13, 2017 and April 27, 2017, representatives of Jensyn, Chardan Capital Markets, LLC and Company B had multiple phone conferences to discuss the potential terms of a transaction. On April 27, 2017, Jensyn entered into a non-binding letter of intent with Company B in which the parties agreed to a value for the company, a plan for conducting due diligence and a date by which Jensyn would be required to negotiate the definitive agreement based on its due diligence findings. Access to Company B’s data room was provided to Jensyn during early May 2017.

On May 2, 2017, Jensyn’s board of directors was informed via email about the signing of a non-binding letter of intent with Company B. On the same day, representatives from both Jensyn and Company B met telephonically to start working on the due diligence process and a definitive purchase agreement.

Ms. Irish included Company C in the initial list of acquisition targets develop by Jensyn’s management team. Early attempts to contact the management team were not successful. On May 5, 2017, Ms. Irish met telephonically with the Chief Executive Officer of Company C, who expressed interest in learning more about Jensyn. Soon thereafter, Company C provided Jensyn with certain financial and operating due diligence.

On May 10, 2017, Jensyn entered into a non-binding letter of intent with Company A in which the parties agreed to a value for the company, a plan for conducting due diligence and a date by which Jensyn would be required to negotiate the definitive agreement based on its due diligence findings.

On May 11, 2017, Jensyn representatives met telephonically to discuss a competitive offer made to Company B and how it could affect the terms proposed by Jensyn.

On May 15, 2017, Jensyn opened a data room for Company A to move forward with the due diligence process.

On May 23, 2017, Jensyn ended negotiations with Company B after concluding it could not compete with an offer Company A had received from an investment bank which offered to underwrite an initial public offering.

Between late May 2017 and late August 2017, representatives of Jensyn and Company A held multiple telephonic and in-person meetings to discuss due diligence items and to continue negotiating the terms of a definitive purchase agreement. During this time, Company A provided updates on the progression of its financial audit and certain acquisitions it planned to make.

On May 31, 2017, Ms. Irish introduced Mr. Ferreira, BAE’s Chief Executive Officer, and his investment banker, Steve Grossman of Glenwood Capital, to Mr. Kauffman via email. In early June 2017, Mr. Ferreira, Mr. Grossman, and Mr. Kauffman met telephonically to discuss the opportunity with Jensyn.

On June 2, 2017, Ms. Irish met telephonically with Mr. Ferreira, Mr. Grossman, and Mr. Aleks Rubin of Glenwood Capital to discuss the overall strategy and timelines associated with the possible acquisition, earn out arrangements, stock option arrangements, and other relevant items.

On June 8, 2017, Jensyn entered into a confidentiality agreement with BAE to facilitate the sharing of information between Jensyn and BAE.

On June 15, 2017 representatives of Jensyn, BAE, Chardan Capital Markets, LLC and Glenwood Capital met at Chardan’s office in New York City to continue discussions related to the potential acquisition.

On June 15, 2017, Ms. Irish met telephonically with Company C’s capital partner to discuss a potential acquisition. On June 19, 2017, Ms. Irish presented Company C to Mr. Kauffman as a potential Jensyn acquisition target.

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Between June 16, 2017 and June 26, 2017, representatives of Jensyn, BAE, Chardan Capital Markets, LLC, and Glenwood Capital continued to contact each other to exchange information and discuss the terms of a potential acquisition.

On June 21, 2017, Jeffrey Raymond met in person with Company C’s capital partner to discuss and review Company C’s financial information and certain acquisitions Company C planned to make.

On June 27, 2017, Jensyn and BAE agreed to start working on a non-binding letter of intent.

On June 27, 2017, Mr. Raymond met in person, in New Jersey, with Company C’s Chief Executive Officer and representatives of its capital partner to review financial information and to discuss the terms of a potential business combination. Jensyn and Company C agreed to work on developing a draft of a non-binding letter of intent.

On June 30, 2017, Jensyn entered into a non-binding letter of intent with Company C in which the parties agreed to a value for the company, a plan for conducting due diligence and a date by which Jensyn would be required to negotiate the definitive agreement based on its due diligence findings. On the same day, Company C opened its data room to Jensyn representatives.

On July 7, 2017, Jensyn’s board of directors held a regularly scheduled meeting by telephone. Jeffrey Raymond updated the board of directors on the status of the Company’s discussions with potential acquisition candidates, including BAE, Company A, Company B and Company C. With respect to BAE, Ms. Irish reported that Chardan views BAE as a potential roll-up platform. Joseph Raymond, a Special Advisor to the Company, reported that Jensyn had executed a non-binding letter of intent with Company A, an IT staffing and consulting firm. Joseph Raymond also advised the Board that Jensyn had entered into a non-binding letter of intent with Company B but Company B had elected to pursue another strategic alternative. Jeffrey Raymond described Company C’s business and the acquisitions it was pursuing.

On July 10, 2017, representatives of Jensyn, Chardan, Company C and Company C’s capital partner met in person to discuss due diligence items, financial information, and to continue negotiating the terms of a definitive purchase agreement.

Between July 11, 2017 and August 4, 2017, representatives of Jensyn and Company C, and their respective financial advisors met several times, telephonically and in-person, to negotiate and discuss the terms of a stock purchase agreement and related documentation.

Between the July 7, 2017 board meeting and September 5, 2017, representatives of Jensyn and BAE continued to negotiate, and exchange drafts of a non-binding letter of intent which generally outlined the understanding between the parties regarding certain material terms to be incorporated into the Purchase Agreement.

Between July 7, 2016 and July 15, 2017, representatives of Jensyn reviewed Company A’s financial information and discussed the timing of the audit that would be required to complete a business combination with Company A. Due to the concerns regarding the quality of the financial information and its ability to have an audit completed on a timely basis, Jensyn’s management determined to cease discussions with Company A. On or about July 16, 2017, Mr. Raymond spoke by telephone with Company A’s broker to inform it that Jensyn had made a decision to pursue another opportunity.

On August 14, 2017, Jeffrey Raymond, Jensyn’s President and Chief Executive Officer, Victor Ferreira, BAE’s Chief Executive Officer, and George Kaufman, Managing Director of Chardan Capital Markets , LLC met at Chardan’s offices in New York City to further discuss the terms of a possible business combination, including transaction value. At this meeting, Mr. Raymond, based upon Jensyn’s review of BAE’s financial information and forecasts, proposed an enterprise value of approximately $70,000,000, which assumed the assumption of approximately $15,000,000 to $20,000,000 of indebtedness (which did not include any Vantage indebtedness). Mr. Kaufman advised that the enterprise value was based upon projected cash flow of $10,000,000 which had been included in certain projected financial information that had been provided to Chardan Capital Markets, LLC by BAE. Both parties expressed a willingness to continue discussions with respect to a business combination based upon this value assessment.

On August 16, 2017, the CEO of Company C informed Mr. Raymond, via email, that it had elected to end the acquisition process with Jensyn since it did not consider the terms of the stock purchase agreement feasible to Company C after one of Company’s C’s planned acquisitions was delayed.

Between August 14, 2017 and September 6, 2017, representatives of Jensyn and BAE continued to discuss the terms of the proposed transaction. During these discussions, Mr. Ferreira advised that Jensyn’s proposal did not reflect BAE’s full value and that the Existing Members would need additional value to complete the business combination. To accommodate Mr. Ferreira’s concerns, Jensyn proposed an earn-out structure consisting of up to 2,000,000 shares of common stock which would provide the Existing Members with an ability to realize additional value if certain targets were achieved. The terms of the earn-out provision were negotiated during the negotiation of the Purchase Agreement and ultimately led to agreement that the earn-out would be based upon the achievement of certain stock price and dividend targets.

On August 29, 2017, the Jensyn Board of Directors held a telephonic meeting. Jeffrey Raymond reported on the status of discussions with various acquisition candidates, including BAE, and advised that the Company’s deadline for completing its initial business combination was September 7, 2017 unless a $200,000 extension fee was deposited by that date with Continental Stock Transfer & Trust Company. He further advised that Jensyn Capital, LLC, a company controlled by Jensyn’s initial stockholders, had arranged for a $200,000 loan from an unrelated party to Jensyn Capital, LLC to fund the extension. At Mr. Raymond’s suggestion, the Board agreed to reconvene on September 7, 2017 to further consider the extension.

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On September 7, 2017, the Jensyn Board of Directors convened a meeting. Jeffrey Raymond advised the Board that he and George Kaufman of Chardan had met with representatives of BAE on August 29, 2017 after the meeting of the Jensyn Board of Directors to discuss the details of a proposed business combination. He reported that BAE’s owners appeared committed to pursuing a transaction with Jensyn and had advised that they would be sending a revised letter of intent to Mr. Raymond. After considering the status of discussions and negotiations with potential targets, management’s assessment of the likelihood of completing a transaction within the extension period, the costs incurred to date in pursuing a business combination, the funds then remaining in the Trust Account and the willingness of Jensyn’s initial stockholders or their affiliates to deposit additional funds in the Trust account, the Board approved the extension, subject to the extension fee being paid by the initial stockholders or their designee.

On September 6, 2017, Jensyn Capital, LLC deposited the $200,000 extension fee with Continental Stock Transfer & Trust Company and Jensyn issued a press release and filed a Report on Form 8-K with the Securities and Exchange Commission to announce the extension.

On September 6, 2017, BAE sent a revised letter of intent to Jensyn and on that same date Jensyn entered into a non-binding letter of intent with BAE in which the parties agreed to a plan for conducting due diligence and a date by which Jensyn would be required to negotiate the stock purchase agreement based on its due diligence findings.

On September 8, 2017, Jensyn opened a data room for BAE to move forward with the due diligence process.

On September 14, 2017, representatives of Jensyn and BAE met telephonically to discuss and review items related a purchase agreement, financial audits, due diligence, a fairness opinion, and potential presentations to investors.

On September 21, 2017, representatives of Jensyn, BAE, and certain of their professional advisors met at BAE’s office in New York City to conduct due diligence.

Between September 22, 2017, and October 6, 2017, representatives of Jensyn and BAE and their respective legal counsel and financial advisors met several times, telephonically and in-person, to negotiate and discuss the terms and structure of the proposed purchase agreement and related documentation. During these discussions, counsel to BAE advised that for tax reasons, the Existing Members would prefer to have a future right to exchange their interest in BAE for shares of Jensyn Common Stock rather than receive Jensyn Common Stock upon the closing of the business combination.

On October 2, 2017 and October 16, 2017, representatives of Jensyn, BAE, Chardan, and Glenwood Capital held telephonic meetings to review the progress achieved on the BAE financial audit, due diligence, the development of a potential investor presentation and other related acquisition related items.

On October 6, 2017, Giordano, Halleran & Ciesla, P.C. (“GH&C”), counsel to Jensyn, sent a draft of the Membership Interest Purchase Agreement to Loeb & Loeb LLP (“Loeb & Loeb”), counsel to BAE.

Between October 6, 2017 and November 3, 2017, representatives of GH&C and Loeb & Loeb negotiated the terms of and circulated drafts of the Purchase Agreement. During the same period, representatives of Jensyn, BAE and George Kaufman had numerous phone calls to discuss the terms of the proposed Purchase Agreement and related documents. During these discussions, Mr. Ferreira raised a concern that if Jensyn’s stock price reacted favorably to the proposed business combination, it was likely that fewer Jensyn stockholders would exercise conversion rights and, as a result, the Existing Members would receive a lesser percentage interest in Jensyn. As a result, the parties agreed that the Existing Members would be entitled to additional Units in BAE if the trading price of Jensyn Common Stock exceeded certain levels during the 10 trading days prior to the closing. In addition, during the negotiation of the terms of the Purchase Agreement, Mr. Ferreira made it clear that he would enter into the Purchase Agreement only if the number of shares of Jensyn common stock issuable to the Existing Members upon the exchange of their BAE Units would represent at least 51% of Jensyn’s outstanding shares of common stock upon the closing of the Business Combination after giving effect to the exchange.

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On November 3, 2017, Jensyn, BAE and the Existing Members executed the Purchase Agreement. The Membership Interest Purchase Agreement provided that Jensyn’s obligation to close the proposed combination was subject to certain conditions, including the approval of Jensyn’s Board of Directors, Jensyn’s reasonable satisfaction with the contents of the disclosure schedules to be delivered by BAE pursuant to the agreement, certain ancillary agreements being in a form satisfactory to Jensyn and the receipt of a fairness opinion from an investment banking firm that the transactions contemplated by the Purchase Agreement are fair, from a financial point of view, to Jensyn’s stockholders.

On November 7, 2017, Jensyn’s board of directors met telephonically. Mr. Raymond advised the Board of the execution and delivery of the Purchase Agreement and counsel described the terms thereof, including BAE’s obligation to deliver disclosure schedules and the conditions of closing, including approval of Jensyn’s Board of Directors. The Board unanimously approved management’s recommendation that management proceed with the transactions contemplated by the Purchase Agreement subject to the satisfaction of the conditions to closing, including the delivery of disclosure schedules satisfactory to Jensyn, the finalization of ancillary agreements, the Board’s subsequent approval of the foregoing and the receipt of a fairness opinion.

On November 9, 2017, a press release was issued announcing the Business Combination and shortly thereafter Jensyn furnished to the SEC a Current Report on Form 8-K attaching the press release.

On December 4, 2017, BAE delivered drafts of its disclosure schedules to the Purchase Agreement. Between December 6, 2017 and December 22, 2017, Jensyn and BAE finalized the ancillary agreements contemplated by the Purchase Agreement, including the Amended and Restated Operating Agreement, the Voting Agreement and the Registration Rights Agreement.

On December 5, 2017, Jensyn’s Board of Directors met telephonically to consider an additional three-month extension of the date by which Jensyn must complete its initial business combination. Jeffrey Raymond advised the Board that Jensyn Capital, LLC had arranged a $200,000 loan to fund the deposit of the extension fee and the Board unanimously approved the extension.

On December 6, 2017, Jensyn Capital, LLC deposited the $200,000 extension fee with Continental Stock Transfer & Trust Company. On December 7, 2017, Jensyn issued a press release to announce the extension. On December 8, 2017, Jensyn filed a Report on Form 8-K with the Securities and Exchange Commission to report the extension and filed the press release as an exhibit.

On December 12, 2017, James D. Gardner, Jensyn’s Chief Financial Officer had a telephonic meeting with Mr. Ferreira and other representatives of BAE, Mr. Rubin and Mr. Grossman, advisors to BAE, to discuss the net working capital target to be used for the net working capital adjustment provision in the Purchase Agreement. As a result of the call, Jensyn and the BAE representatives agreed to a net working capital target of approximately $3.9 million, which included the assumption of approximately $65 million of BAE and Vantage debt. No adjustment to the equity purchase price was deemed necessary by Jensyn since the amount of Vantage assets, the value of future Vantage operations and BAE non-operating assets was deemed to effectively offset the amount of the additional debt assumed.

On December 26, 2017, the Jensyn Board of Directors met telephonically to consider the approval of the Purchase Agreement and the ancillary agreements. Spartan provided its oral opinion, subsequent confirmed in writing, to the board of directors to the effect that, as of December 26, 2017, and subject to and based upon the assumptions made, procedures followed, matters considered, limitations of the review under undertaken and qualifications contained in such opinion, the transactions contemplated in such opinion, the transactions contemplated by the Purchase Agreement were fair, from a financial point of view, to Jensyn’s stockholders. In addition, Spartan advised the Board that the fair market value of BAE (measured by the enterprise value implied by the various financial analyses Spartan conducted) equaled or exceeded 80% of the amount held by Jensyn in the Trust Account. After considering the proposed terms of the Purchase Agreement and other related transaction agreements and the receipt of Spartan’s oral opinion, and taking into account the other factors described below under the heading captioned “Jensyn’s Board of Directors’ Reasons for the Approval of the Business Combination,” the Jensyn Board of Directors unanimously approved the Purchase Agreement and related agreements and determined that it was advisable and in the best interests of Jensyn to consummate the business combination and other transactions contemplated by the Purchase Agreement and related agreements.

In January 2018, Mr. Ferreira advised representatives of Jensyn that at the time that the Purchase Agreement was negotiated, Jensyn had agreed in principle that the Existing Members would be entitled to 50% of the proceeds received by Jensyn from the exercise of warrants outstanding at the time of the business combination, but that the understanding had not been memorialized in the transaction documents. Jensyn management agreed that the parties had agreed that he Existing Members would be entitled to share in the proceeds of warrant exercises and on January 31, 2018, the parties executed an agreement to that effect ; however, inasmuch as the understanding had not been memorialized at the time the Jensyn board of directors approved the Business Combination, the Jensyn board of directors did not take this agreement into consideration when it approved the Business Combination at its December 26, 2017 meeting, and Spartan’s fairness opinion did not cover this aspect of the transaction.

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Jensyn’s Board of Directors Reasons for the Approval of the Business Combination

Jensyn’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of Jensyn’s board of directors may have given different weight to different factors.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses.

●	Opportunities for Platform Growth: We intend to seek to acquire one or more businesses or assets that we can grow both organically and through acquisition and that have solid, scalable infrastructures which include processes, systems and organization.

●	History of Profitable Growth: We intend to seek to acquire one or more businesses that have generated annual revenues of between $75,000,000 and $100,000,000, earnings before income taxes, depreciation and amortization (EBITDA) of between $7,500,000 and $12,500,000 and gross margins between 30% and 40%, including target niche companies in high growth areas (such as cloud services, cloud security, big data, healthcare and mobile and online services) that meet our revenue and gross margin criteria and can be used to accelerate growth within a platform company.

●	Recurring revenue and strong client base: We intend to seek to acquire companies having a strong client base with recurring client contracts and strong outsourcing relationships.

●	Experienced and Motivated Management Teams: We intend to seek to acquire businesses that have strong, experienced management teams with a substantial personal economic stake in the performance of the acquired business. We intend to focus on management teams with a proven track record of driving revenue growth and enhancing profitability. We also intend to focus on companies where we expect that the operating and strategic expertise of our officers and directors will complement the target’s management team

In considering the Business Combination, Jensyn’s board of directors concluded that BAE met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

●	Opportunities for Platform Growth. BAE’s growth strategy includes the pursuit of strategic investments that can support the expansion of its reach and growth strategies, and demand for electricity and natural gas is projected to increase steadily over the next 20 years. Through the acquisition of Vantage in 2016, BAE has established a platform to provide credit support and capital to energy supply companies (ESCOs) and wholesale suppliers operating in the North American deregulated energy markets in addition to being able to exploit opportunities in the non-ESCO energy-related lending space. BAE believes that it is the only company operating in North America which provides energy aggregation, back office support and finance services. BAE believes that its position as a full service provider to ESCOs has positioned it for both organic and inorganic growth opportunities.

●	Established Company with Proven Track Record. BAE was founded in 1998 and today provides services to ESCOs operating in eight states and 25 different utility territories. BAE is led by a professional who has more than 20 years of work experience in retail energy management and commodity risk management.

●

Company with Strong Growth Characteristics. As a result of its organic growth initiatives, ongoing operational improvements and disciplined working capital management, BAE has historically generated strong and consistent growth. After adjusting for non-cash and non-recurring items, BAE’s energy services generated approximately 20% growth in EBITDA in 2016 and based upon operating results for the first three quarters and projected results for the fourth quarter, BAE expects to report double digit growth for 2017. BAE has a stable customer base that provides it with meaningful revenue and cost visibility which, when combined with its scalable and stable cost structure, helps BAE to maximize cash flow and efficiency through economic cycles. In assessing BAE’s growth characteristics, the Board took into account that the declines in BAE’s consolidated revenues from 2014 through 2016 and the decrease in BAE’s consolidated net income in 2016 were attributable to reduced commodity prices and not the loss of clients, and that BAE’s gross margins increased on an annual basis from 2014 through 2016.

●	Strong Competitive Position. BAE is a provider of full service solutions to small and medium-sized ESCOs with a cradle to grave business model that includes: consulting services, full suite operational services, bulk purchasing power, and structured lending/financing. BAE believes it has developed and sustained a leading position in the energy aggregation market place. BAE believes that its market share positions have created a stable platform with strong profitability upon which to grow and the range of services it provides make it uniquely positioned in its industry.

●	Experienced and Motivated Management Team. Central to BAE’s platform is its management team, which has an average of 15 years of experience in the energy industry, positioning it to (i) outperform the competition, (ii) execute numerous strategic and performance improvement initiatives, (iii) substantially grow revenue through the execution of a BAE organic growth plan, and (iv) identify, execute and integrate value-enhancing acquisitions.

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In making its determination with respect to the Business Combination, Jensyn’s board of directors also considered the financial analysis reviewed by Spartan Capital, who was engaged by the Company to provide a fairness opinion, with the board of directors, and the oral opinion of Spartan Capital to the board of directors, which was subsequently confirmed in writing by delivery of Spartan Capital’s written opinion dated December 26, 2017 (the “Opinion”), as to whether, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the consideration payable by the Company pursuant to the Purchase Agreement was fair, from a financial point of view, to the stockholders of the Company. The Board of Directors also relied upon Spartan’s verbal assessment that the fair market value of BAE (measured by the enterprise values implied by the various financial analyses Spartan Capital conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account). See “—Description of Fairness Opinion of Spartan.” The full text of the Opinion is attached to this proxy statement as Annex C.

Jensyn’s board of directors also gave consideration to the following negative factors (certain of which are more fully described in the “Risk Factors” section of this proxy statement), although not weighted or in any order of significance:

BAE is affected by developments in the industries in which it operates.

Our Board considered the risk that BAE derives its revenues largely from customers in the energy industry. Factors affecting the energy industry could adversely affect BAE because its revenue growth depends largely on the continued growth of its customers’ businesses. These factors include the impact of weather conditions, seasonality, demand for energy and disruption of natural gas and electricity transmissions, among others.

BAE may not be able to manage the expansion of its operations effectively in order to achieve projected levels of growth.

Our board of directors considered the risk that BAE’s future success will depend in part upon the ability of its management to manage its growth effectively. Further development of BAE’s infrastructure and an increase in the number of its employees will be required to achieve BAE’s planned broadening of its product offerings and client base, improvements in its machines and materials used in its machines, and its planned international growth. If the post-combination company’s management is unsuccessful in meeting these challenges, it may not be able to achieve its anticipated level of growth which would adversely affect BAE’s results of operations.

BAE’s gross margins are not within the range of gross margins that we targeted in connection with our pursuit of a business combination candidate.

We included gross margin ranges of between 30% and 40% in the guidelines we established to evaluate prospective target businesses. In evaluating BAE, our Board of Directors took into account the fact that, due to the nature of its business, BAE’s gross margins do not meet this guideline; however, the Board determined that BAE’s growth prospects outweighed strict adherence to the gross margin guideline.

The Risk that our Public Stockholders would Vote Against the Business Combination Proposal or Exercise their Conversion Rights.

Our board of directors considered the risk that some of the current public stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board of directors concluded, however, that this risk was substantially mitigated because the board of directors believes the post-combination company will be able to obtain proceeds from the proposed acquisition financing in an amount necessary to provide the cash consideration even if the trust account were substantially reduced through redemptions. The board of directors also considered the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

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Our Management and Directors may have Different Interests in the Business Combination than the Public Stockholders.

Our board of directors considered the fact that members of our management and board of directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “—Certain Benefits of Jensyn’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in our initial public offering prospectus and are included in this proxy statement, (ii) these disparate interests would exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if public stockholders redeem a substantial portion of Common Stock.

The Existing Members right to exchange their Units in BAE for shares of our Common Stock on a one-for-one basis will be adjusted if the total number of shares of Common Stock otherwise issuable to the Existing Members in exchange for their Units would represent less than 51% of our outstanding shares after giving effect to such exchange so that the number of shares of Common Stock issuable to the Existing Members upon the exchange of all of their Units will represent 51% of the total number of shares of our outstanding Common Stock.

In considering the fact that that the Existing Members will be entitled to exchange their Units in BAE for a majority interest in Jensyn even if the number of shares of Jensyn Common Stock that would otherwise be issuable to the Existing Members upon the exercise of their exchange rights would represent less than 51% of Jensyn’s outstanding shares after giving effect to the exchange, our Board of Directors took into account that this scenario would likely occur only if holders of a significant percentage of our outstanding public shares elected not to exercise conversion rights, which the Board believed would be an indication that the investment community viewed the business combination as being very favorable to Jensyn and its stockholders and justify the issuance of an increased equity interest to the Existing Members.

Satisfaction of 80% Test

It is a requirement under Jensyn’s certificate of incorporation that any business acquired by Jensyn have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. The Jensyn board of directors adopted the financial analysis reviewed by Spartan Capital with the Jensyn board of directors, and the verbal assessment Opinion of Spartan Capital to the Jensyn board of directors as to whether, the fair market value of BAE (measured by the enterprise values implied by the various financial analyses Spartan Capital conducted in connection with its Opinion) equaled or exceeded 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of Spartan Capital Securities

Spartan began working with the Company in evaluating potential business combinations (including the Business Combination) in November 2017. The Company retained Spartan to provide to the board of directors a fairness opinion on November 10, 2017. On December 26, 2017, Spartan delivered its Opinion, dated December 26, 2017, to our board of directors that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by Jensyn according to the pursuant agreement was fair, from a financial point of view, to the stockholders of the Company. Spartan earned a fee of $50,000 upon the delivery of its Opinion.

In selecting Spartan Capital, our board of directors considered, among other things, the fact that Spartan Capital is a reputable investment banking firm with substantial experience in providing strategic advisory services in general. Spartan Capital, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

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The full text of the Opinion is attached hereto as Annex C and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Spartan in connection with such Opinion.

Spartan Capital’s Opinion was approved by its fairness committee. The Opinion was provided for the information of, and directed to, our board of directors for its information and assistance in connection with its consideration of the financial terms of the Business Combination.

In rendering its Opinion, Spartan, among other things:

(i)	reviewed the executed Purchase Agreement;

(ii)	reviewed certain financial and other information about Jensyn and BAE that was publicly available;

(iii)	reviewed information furnished to it by the Jensyn’s management, including certain internal financial analyses, budgets, reports and other information;

(iv)	held discussions with various members of senior management of Jensyn and BAE concerning historical and current operations, financial conditions and prospects including recent financial performance;

(v)	reviewed the recent share trading price history of Jensyn;

(vi)	reviewed the valuation of BAE implied by the consideration;

(vii)	reviewed the valuations of publicly traded companies that it deemed comparable in certain respects to BAE;

(viii)	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that it deemed comparable in certain respects to the business of BAE;

(ix)	reviewed the premiums paid in selected acquisition transactions; and

(x)	prepared a discounted cash flow analysis of BAE on a stand-alone basis and prepared a dividend discounted model and in addition, it conducted such other quantitative reviews, analyses and inquiries relating to BAE as it considered appropriate in rendering its opinion.

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In rendering its Opinion, Spartan assumed and relied upon, but did not assume the any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all of the financial and other information that was provided to Spartan by the Company or that was publicly available.

With respect to the financial forecasts regarding BAE, Spartan assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and good faith judgment of the management of BAE as to the future competitive, operating and regulatory environment and related financial performance of BAE and that the financial projections and the assumptions derived therefrom provided a reasonable basis upon which Spartan could form its Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Spartan relied on this projected information without independent verification or analysis and did not in any respect assume any responsibility for the accuracy or completeness thereof.

In rendering its opinion Spartan also assumed that in all respects material to its analysis that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Business Combination will be satisfied without waiver thereof which would affect the amount or timing of the purchase. Spartan also assumed that there will not as a result of the consummation of the transactions contemplated by the Purchase Agreement be any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which BAE or any of its subsidiaries or affiliates is a party, and that all material assets and liabilities (contingent or otherwise, known or unknown) of BAE were as set forth in the consolidated financial statements provided to Spartan by Jensyn as of the respective dates of such financial statements.

Spartan did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Business Combination, or provide any services other than the delivery of the Opinion.

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The Opinion was limited to whether, as of the date of the Opinion, the consideration payable pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company’s stockholders. The Opinion did not address the relative merits of the transactions contemplated by the Purchase Agreement as compared to any alternative transactions that might be available to Jensyn, nor did it address the underlying business decision by Jensyn to engage in the Business Combination or the terms of the Purchase Agreement or the documents referred to therein. The Opinion did not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the Purchase Agreement, including whether or not to tender Common Stock in connection with the Offer.

Spartan is not a legal, tax or accounting advisor and relied upon Jensyn and its legal, tax and accounting advisors to make its own assessment of all legal, tax and accounting matters related to Jensyn and the Business Combination. Spartan did not take into account any tax consequences of the Business Combination to Jensyn or its stockholders.

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The summary set forth below does not purport to be a complete description of the analyses performed by Spartan, but describes, in summary form, the material elements of the presentation that Spartan made to our board of directors on December 26, 2017, in connection with Spartan’s Opinion.

In accordance with customary investment banking practice, Spartan employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by Spartan in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Spartan employed in reaching its conclusions. None of the analyses performed by Spartan were assigned a greater significance by Spartan than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Spartan. The summary text describing each financial analysis does not constitute a complete description of Spartan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Spartan. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Spartan with respect to any of the analyses performed by it in connection with its Opinion. Rather, Spartan made its determination as to the fairness to the Company of the purchase price to be paid by the Company in the Business Combination, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by Spartan in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before December 22, 2017 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In conducting its analysis, Spartan used two primary methodologies: selected public companies analysis and discounted cash flow analysis (while two recent acquisitions in the energy services industry were reviewed, financial data necessary to evaluate the premiums paid were not publicly available and therefore were not used by Spartan in arriving at its opinion). No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to BAE or the Business Combination, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Spartan used these analyses to determine the impact of various operating metrics on the implied enterprise value of BAE. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Spartan collectively and not individually.

In delivering its Opinion to our board of directors, Spartan utilized the financial projections and estimates regarding BAE (i) as adjusted by management of the Company, or (ii) prepared by BAE and supplied to Spartan by the Existing Members and the Company.

Selected Public Companies Analysis. Spartan reviewed, analyzed and compared certain financial information relating to BAE to corresponding publicly available financial information and market multiples for the following four publicly traded energy service companies: Spark Energy, Just Energy, Genie Energy, and Crius Trust.

For financial services, specialty finance companies were evaluated (from a William Blair report dated October 2017) that indicated trailing price earnings multiples of 12-17x for commercial specialty finance companies. A range of 9x-13x was used as a forward multiple on Vantage’s 2018 earnings for the purposes of the analysis.

Spartan reviewed, among other things, the range of enterprise values of the selected publicly traded energy services companies (calculated as equity value, using the closing stock prices on November 9, 2017 (except Spark which was December 22, 2017), plus the book value of debt and minority interests, less cash and equivalents), as a multiple of calendar year 2017 and 2018 estimated revenue and EBITDA, as provided by S&P Capital IQ estimates.

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The following table sets forth, for the periods indicated, the high, mean and low enterprise values as a multiple of revenue and EBITDA, for the selected publicly traded energy service companies identified above.

	Energy Services		Financial Services
	Enterprise Value as a		Enterprise Value based on
	Multiple of		Multiple of
	2017 Revenue		2018 Net Income (P/E) plus Debt
	($ in millions)		($ in millions)

High	1.1	x	13	x
Median	.7	x	11	x
Low	.4	x	9	x

Range of Enterprise Values

Energy Services	.4x-1.1x		Revenue multiple
Financial Services	9x-13x		2018 Net Income multiple (P/E) plus debt

Total Enterprise Value	$96-$159

The following table sets forth, for the periods indicated, the ranges of enterprise value as a multiple of revenue, EBITDA, and P/E utilized by Spartan in performing its analysis, which were derived from the selected publicly traded energy service companies and specialty finance services price earnings multiples identified above, and the ranges of the enterprise values for BAE implied by this analysis.

	Energy Services		Financial Services
	Enterprise Value as a		Enterprise Value based on
	Multiple of		Multiple of
	Transaction Year EBITDA		2018 Net Income (P/E) plus Debt
	($ in millions)		($ in millions)

High	18.6	x	13.0	x
Median	8.0	x	11.0	x
Low	7.5	x	9.0	x

Range of Enterprise Values

Energy Services	7.5x-18.6x		EBITDA multiple
Financial Services	9x-13x		2018 Net Income multiple (P/E) plus debt

Total Enterprise Value	$136-$250

Spartan selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to BAE’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to BAE. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

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Discounted Cash Flow Analysis. Spartan utilized the financial projections and estimates regarding BAE (i) as adjusted by management of the Company, or (ii) prepared by management of the Company and supplied to Spartan by Existing Members and the Company, to perform a discounted cash flow analysis of BAE. The projections and estimates supplied to and utilized by Spartan are set forth below under “—Certain Company Projected Financial Information.” In conducting this analysis, Spartan assumed that BAE would perform in accordance with these projections and estimates. Spartan performed an analysis of the present value of the unlevered free cash flows (EBITDA less taxes at 38.6% tax rate less changes in working capital) that BAE’s management and the Company’s management projected it will generate for the years 2018 through 2020. Spartan utilized illustrative terminal values in the year 2020 based on an EBITDA multiple range of 6.0x – 10.0x on projected 2020 EBITDA for energy services, and a price/earnings multiple range of 9x-13x Finance Services net income, plus the Finance Services debt at the end of 2020.

Spartan computed weighted average cost of capital (WACC) for energy services based on an after-tax cost of debt of 4.5%, an estimated cost of equity ranging from 13%-20%, and an 80% equity/20% debt target capital structure. This resulted in a range for the Spartan discounted cash flows projected for the specified period using discount rates ranging from 12% to 18% for energy services. For finance services, Spartan computed the WACC based on an after-tax cost of debt of 5.5%, an estimated cost of equity ranging from 13%-20%, and a 20% equity/80% debt target capital structure, resulting in a WACC range of 7.1%-8.6%. Spartan discounted the finance services cash flows using a range of 7%-12%. Using a discount rate of 15% for energy services and 10% for financial services, this analysis resulted in implied enterprise values for BAE ranging from $95 million to $130 million.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Spartan’s Opinion, Spartan was of the opinion that, as of the date of Spartan’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by the Company in the Business Combination pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company’s stockholders.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Spartan considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Spartan believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Spartan’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Spartan’s view of the actual value of the Company.

Spartan received a fee upon the delivery of its Opinion that was not contingent upon consummation of the Business Combination and is not creditable against any Advisory Fee. Spartan will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. In addition, the Company has agreed to indemnify Spartan for certain liabilities arising out of its engagement. Spartan may seek to provide investment banking services to the Company, Existing Members or their respective affiliates in the future, for which Spartan would seek customary compensation. In the ordinary course of business, Spartan and its clients may affect transactions in the equity securities of the Company and may at any time hold a long or short position in such securities.

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Certain Company Projected Financial Information

Jensyn and BAE do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with Jensyn’s board of directors’ consideration of the Business Combination and Spartan’s financial analysis of BAE described under “—Description of Fairness Opinion of Spartan,” BAE management provided to Jensyn and Spartan its non-public, three-year internal financial forecasts regarding BAE’s anticipated future operations for fiscal 2018 through fiscal 2020. The financial forecasts provided to Spartan were developed following a process in which BAE provided draft forecasts to Jensyn’s management for review. As part of the review process, Jensyn’s management suggested certain modifications to correct errors in the financial model underlying the forecasts. This process ultimately led to the development of the financial forecasts provided to Spartan. Jensyn has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of Jensyn for purposes of evaluating the Business Combination and by Jensyn’s financial advisor, Spartan, for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or U.S. GAAP.

Neither Jensyn’s independent registered public accounting firm, nor the independent registered public accounting firm of BAE has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement. The report of the independent registered public accounting firm of BAE included elsewhere in this proxy statement relates to the historical financial information of BAE. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Jensyn or BAE or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

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Considering that the Jensyn special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Jensyn and BAE do not generally publish its business plans and strategies or make external disclosures of its anticipated financial condition or results of operations. Jensyn and BAE have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Jensyn, BAE nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of Jensyn, BAE or the surviving corporation.

Three years was selected as an appropriate forecast period since this period adequately shows the forecasted continued growth in the energy services business and the ramp up expected in the financial services business. The major assumptions included in this forecast were a 7.5% annual growth in commodity volumes, gas gross profit margins of about 7%, electricity gross margins of about 2%, new lending from financial services of $73M at a return of 9-10% over the three year period, and an overall tax rate of 38.6%. The significant increase in 2018 revenue over the $86.7 million forecast for 2017 is primarily the result of two existing BAE customers who will begin purchasing their electricity directly from BAE instead of through their own account, resulting in an increase in revenues and a corresponding increase in cost of goods sold. A summary of the three-year internal consolidated financial forecast information regarding BAE’s anticipated future operations for fiscal 2018 through fiscal 2020 provided by Jensyn to Spartan in connection with Spartan’s opinion and related financial analyses is as follows:

Projected Financial Information of BAE

(dollar amounts are in millions; all amounts are approximate)

	2018	2019	2020

Revenue	$177.9	$193.0	$212.8

Net Income	$4.4	$6.8	$9.2

BAE has updated the projections previously provided to Spartan to include updated assumptions regarding the expected margins on the gas and electricity segments and to include the forecast impacts of a new business initiative relating to energy production. The updated projections were prepared after Spartan delivered its fairness opinion. As a result, the updated projections were not furnished to Spartan and Spartan did not take them into account when it rendered its fairness opinion. The assumptions modified from the original forecast include updating the gas gross profit margin assumption to 10.6%-13.4% over the three year period (expected 10.7% in 2017), electricity gross margins of 6.1-6.2% over the three year period (expected 13.2% in 2017), an increase in 2018 lending of $8M due to the new business initiative relating to energy production, and an overall tax rate of 26.5%.

A summary of the revised three-year internal consolidated financial forecast information regarding BAE’s anticipated future operations for fiscal 2018 through fiscal 2020 is as follows:

Revised Projected Financial Information of BAE

(dollar amounts are in millions; all amounts are approximate)

	2018	2019	2020

Revenue	$179.1	$194.9	$215.1

Net Income	$9.3	$13.6	$18.0

Certain Benefits of Jensyn’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	the fact that initial stockholders paid an aggregate of $25,029 for their founder shares, and such securities should have a significantly higher value at the time of the Business Combination;

●	If Jensyn is unable to complete a business combination within the required time period, our officers and directors will not have redemption rights with respect to the Founder shares that they own;

●	if the Company is unable to complete a business combination within the required time period, and initial stockholders will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company, but only if such a vendor or target business has not executed such a waiver.

●

the fact that upon consummation of the Business Combination, our initial stockholders will be repaid approximately $2,000,000 of loans that they made to us and Jensyn Integration Services, LLC, a company controlled by certain of our stockholders, will be paid an administrative fee of up to $240,000.

●	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

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Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination.

Ownership of Jensyn Shares after the Business Combination

It is anticipated that, upon completion of the Business Combination, since the Existing Members will have not yet converted any Units for shares of Jensyn’s Common Stock, Jensyn’s public stockholders will retain an ownership interest of approximately 76.8% in the Company, our private placement holders and their transferees will retain an ownership interest of approximately 5.8% in the Company, and our initial stockholders and their affiliates and will retain an ownership interest of approximately 17.4% in the Company. If any of Jensyn’s stockholders exercise their conversion rights, the ownership interest in the Company of the Company’s public stockholders will decrease and the ownership interest in the Company of our private placement holders and their transferees will increase. Upon the closing of the business combination, BAE will issue 4,400,00 Units of membership interests to its Existing Members and 3,621,317 Units of membership interest to Jensyn, subject to adjustment, based upon BAE’s net working capital and indebtedness at the time of closing, and the amount of transaction expenses incurred by BAE and its Existing Members. The Existing Members will have the right to exchange their Units in BAE for shares of Common Stock. The ownership percentage with respect to the Company following the Business Combination does not take into account (i) shares of Jensyn Common Stock which may be issued to the Existing Members upon their exchange of Units in BAE and (ii) warrants to purchase the Company Common Stock that may remain outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Company will be different.

The following table illustrates two scenarios of varying ownership levels based on the assumptions described above but assuming varying levels of conversions by Jensyn’s public stockholders:

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	Scenario 1(1)	Scenario 2(2)	Scenario 3(3)	Scenario 4(4)
Public stockholders	76.8%	61.8%	26.9%	37.6%
Holders of Founder Shares	17.4%	28.7%	12.5%	8.6%
Private Placement holders and transferees	5.8%	9.5%	4.2%	2.8%
Existing Members of BAE	—	—	56.4%	51.0%

(1)	Scenario 1 – Reflects ownership percentages if no shares of Jensyn’s common stock are converted and the Existing Members of BAE have not yet exchanged any Units in BAE for shares of Jensyn’s common stock.

(2)	Scenario 2 – Reflects ownership percentages if the estimated maximum number of the allowable number of shares which could be converted and under Jensyn Capital’s amended and restated certificate of incorporation without reducing Jensyn’s capital contribution to BAE to be less than $15,000,000 as required under the Purchase Agreement are converted, and the Existing Members of BAE have not yet exchanged any Units in BAE for shares of Jensyn’s common stock.

(3)	Scenario 3 – Reflects ownership percentages if the estimated maximum number of the allowable number of shares which could be converted under Jensyn Capital’s amended and restated certificate of incorporation and without reducing Jensyn’s capital contribution to BAE to be less than $15,000,000 as required under the Purchase Agreement are converted and the Existing Members of BAE receive 4,400,000 Units in BAE pursuant to the Purchase Agreement and exchange all of such Units for an equal number of shares of Jensyn’s Common Stock.

(4)	Scenario 4 – Reflects ownership percentages if no shares of Jensyn’s Common Stock are converted and the Existing Members of BAE receive 5,814,507 Units in BAE pursuant to the Purchase Agreement and exchange all of such Units for an equal number of shares of Jensyn’s Common Stock.

Board of Directors of Jensyn Following the Business Combination

Upon the closing of the Business Combination, we anticipate the size of our board of directors will include seven directors, all of whom will be voted upon by our stockholders at the special meeting. [Four] of the nominees are deemed “independent” under SEC and Nasdaq rules. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. All director nominees are elected and the Business Combination is consummated, our Board of Directors will consist of Victor Ferreira, Karen Ferreira, Daniel Alper, Stephen Grossman, Puneet Sanan and Edward Ribadeneria. See the sections entitled “Proposal No. 3 - Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Purchase Agreement, upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

●	change our name to Vantage Energy Fund, Inc.;

●	increase the number of authorized shares of the Company’s common stock;

●	remove certain provisions related to our status as a blank check company; and

●	make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the Company after the Business Combination will be Vantage Energy Fund, Inc. and our headquarters will be located in New York.

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Conversion Rights

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to convert, upon the closing of the transactions contemplated by the Purchase Agreement, shares of Jensyn Common Stock then held by them into cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the transactions contemplated by the Purchase Agreement) in the trust account that holds the proceeds (less taxes payable and any interest that we may withdraw to pay tax obligations) of our initial public offering and a private offering closed on March 7, 2016. For illustrative purposes, based on funds in the trust account of $41,067,196 on February 12 , 2018, the estimated per share redemption price would have been approximately $10.53 . Public stockholders may elect to exercise their conversion rights even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from converting in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares (the “20% threshold”). Holders of our outstanding public warrants and rights do not have conversion rights in connection with the Business Combination. The holders of shares of Jensyn Common Stock issued prior to our IPO, which we refer to as “founder shares,” have agreed to waive their conversion rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share conversion price. Currently, Jensyn Capital, LLC, certain of its affiliates and our independent directors own approximately 20% of our issued and outstanding shares of Common Stock, including all of the founder shares. Our founders have agreed to vote any shares of Jensyn Common Stock owned by them in favor of the Business Combination Proposal.

Each conversion of public shares by our public stockholders will decrease the amount in our trust account, which holds approximately $41,067,196 as of February 12 , 2018. In no event, however, will we accept conversion of public shares in an amount that would cause our net tangible assets to be less than $5,000,001. In addition, it is a condition to the obligation of BAE and the Existing Members to close the Business Combination that our capital contribution to BAE be at least $15,000,000. If our capital contribution to BAE is $15,000,000 or none, the $5,000,000 net tangible asset threshold will be satisfied. To the extent that the conversions by our public stockholders results in our having less than $15,000,000 in our trust account, we may raise additional funds through private offerings of our capital stock. We currently have no plans to conduct a private offering of our Common Stock. See the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash.

To reduce the number of potential conversions of the public shares, we may enter into agreements with certain registered broker-dealers which will provide that if the broker-dealer introduces an investor who acquires public shares, votes in favor of the Business Combination and elects not to exercise conversion rights with respect to the public shares, we will pay the broker-dealer a fee equal to 5% of the amount determined by multiplying the number of public shares acquired by the investor by the per share amount payable to holders of public shares who exercise conversion rights.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Anticipated Accounting Treatment

The post-Business Combination accounting will be determined by which entity is deemed the accounting acquirer. Jensyn relied upon FASB ASC paragraphs 805-10-55-11 through 55-15 to make its determination of the acquirer for accounting purposes and believes BAE will be the accounting acquirer based on: (i) the Existing members’ ownership of a majority interest in BAE after the Business Combination, (ii) the preponderance of representation of BAE’s designees on the combined entity’s board, (iii) the replacement of Jensyn’s management team with BAE’s management team after the Business Combination, and (iv) BAE’s preponderance in relative size as evaluated by investment and valuation. Therefore, the Business Combination will be accounted for as a “reverse merger” and recapitalization at the date of the consummation of the transaction. Accordingly, the assets and liabilities and the historical operations that will be reflected in the combined company financial statements after the consummation of the mergers will be those of BAE and will be recorded at the historical cost basis of BAE. Jensyn’s assets, liabilities and results of operations will be consolidated with those of BAE upon the consummation of the Business Combination. For accounting purposes, Units issued to the Existing Members after the closing of the Business Combination as a result of the achievement of the applicable stock price or dividend targets will be treated as compensation.

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Material U.S. Federal Income Tax Considerations for Stockholders Exercising Conversion Rights

The following is a summary of the material U.S. federal income tax considerations for holders of Jensyn Common Stock that elect to have their Jensyn Common Stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Services (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

●	U.S. expatriates;

●	traders in securities that elect mark-to-market treatment;

●	S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies (or RICs);

●	real estate investment trusts (or REITs);

●	trusts and estates;

●	persons holding Jensyn Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding their interest in Jensyn through a partnership or similar pass-through entity;

●	tax-exempt organizations;

●	persons that actually or constructively own five percent or more of Jensyn Common Stock; and

●	non-U.S. stockholders (as defined below, and except as otherwise discussed below).

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This summary assumes that stockholders hold Jensyn Common Stock as capital assets, which generally means as property held for investment.

WE URGE HOLDERS OF JENSYN COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. Jensyn Stockholders

This section is addressed to U.S. holders of Jensyn Common Stock that elect to have their Jensyn Common Stock converted into cash as described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Conversion Rights.” For purposes of this discussion, a “Converting U.S. Holder” is a beneficial owner that so converts its Jensyn Common Stock and is:

●	a citizen or resident of the U.S.;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Colombia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Except as discussed in the following paragraph, a Converting U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the conversion and such stockholder’s adjusted basis in the Jensyn Common Stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Stockholders who hold different blocks of Jensyn Common Stock (generally, shares of Jensyn Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon conversion will be treated as a distribution, however, if the conversion does not effect a meaningful reduction of the Converting U.S. Holder’s percentage ownership in Jensyn (including stock such Converting U.S. Holder is deemed to own under certain attribution rules, which provide, among other things, that it is deemed to own any stock that it holds a warrant to acquire). Any such distribution will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the redemption right, a Converting U.S. Holder may be unable to include the time period prior to the redemption in the stockholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Converting U.S. Holder’s basis in the Jensyn Common Stock (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the Jensyn Common Stock. If, taking into account the effect of redemptions by other stockholders in connection with the Business Combination, the Converting U.S. Holder’s percentage ownership in Jensyn is reduced as a result of the conversion by more than 20%, the stockholder will generally be regarded as having incurred a meaningful reduction in interest. Furthermore, if a Converting U.S. Holder has a relatively minimal stock interest and, such percentage interest is reduced by any amount as a result of the redemption, the Converting U.S. Holder should generally be regarded as having incurred a meaningful reduction in interest. For example, the IRS has ruled that any reduction in a stockholder’s proportionate interest is a “meaningful reduction” if the stockholder’s relative interest in the corporation was minimal and the stockholder did not have management control over the corporation.

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U.S. holders of Jensyn Common Stock considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

U.S. Federal Income Tax Considerations to Non-U.S. Jensyn Stockholders

This section is addressed to non-U.S. holders of Jensyn Common Stock that elect to have their Jensyn Common Stock converted into cash as described in the section entitled “Special Meeting in Lieu of 2018 Annual Meeting of Jensyn Stockholders—Redemption Rights.” For purposes of this discussion, a “Converting Non-U.S. Holder” is a beneficial owner (other than a partnership) that so converts its Jensyn Common Stock and is not a Converting U.S. Holder.

Except as discussed in the following paragraph, a Converting Non-U.S. Holder who elects to have its Jensyn Common Stock converted will generally be treated in the same manner as a U.S. stockholder for U.S. federal income tax purposes. See the discussion above under “U.S. Federal Income Tax Considerations to U.S. Jensyn Stockholders.”

Any Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain recognized as a result of the exchange unless (i) such stockholder is an individual who is present in the United States for 183 days or more during the taxable year in which the conversion takes place and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year) or (ii) such stockholder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to the exchange). In addition, with respect to any redemption treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty.

Non-U.S. holders of Jensyn Common Stock considering exercising their conversion rights should consult their own tax advisors as to whether the conversion of their Jensyn Common Stock will be treated as a sale or as a distribution under the Code.

Backup Withholding

In general, proceeds received from the exercise of conversion rights will be subject to backup withholding for a non-corporate U.S. stockholder that:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS regarding a failure to report all interest or dividends required to be shown on his or her federal income tax returns; or

●	in certain circumstances, fails to comply with applicable certification requirements.

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A non-U.S. stockholder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Any amount withheld under these rules will be creditable against the U.S. stockholder’s or non-U.S. stockholder’s U.S. federal income tax liability or refundable to the extent that it exceeds this liability, provided that the required information is timely furnished to the IRS and other applicable requirements are met.

Vote Required for Approval

Along with approval of the Certificate Proposals, approval of this Business Combination Proposal is a condition to the completion of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to the Certificate Proposals, the Nasdaq Proposal and the Director Election Proposal. If the Certificate Proposals is not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

This Business Combination Proposal (and consequently, the Purchase Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our Common Stock present in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

As of the record date, our initial stockholders and their transferees have agreed to vote any shares of Jensyn Common Stock owned by them in favor of the Business Combination. As of the date hereof, our initial stockholders have not purchased any public shares.

Recommendation of the Board

JENSYN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

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PROPOSALS NO. 2A – 2L — THE CERTIFICATE PROPOSALS

Assuming the Business Combination Proposal is approved, Jensyn’s stockholders are also being asked to approve the second amended and restated certificate of incorporation (the “proposed certificate”). The amendments contemplated by the proposed certificate are required pursuant to the terms of the Purchase Agreement, and in the judgment of Jensyn’s board of directors, the proposed certificate is necessary to adequately address the post-Business Combination needs of Jensyn.

The 10 Certificate Proposals that we are asking our stockholders to approve in connection with the Business Combination consist of the following amendments to our amended and restated certificate of incorporation, each of which would be effected by the filing of the proposed certificate: (i) Proposal 2A — to change our name to Vantage Energy Fund, Inc. and remove certain provisions related to our status as a blank check company, among other things; (ii) Proposal 2B — to increase the number of authorized shares from 16,000,000 to 31,000,000, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share; (iii) Proposal 2C — authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock; (iv) Proposal 2D — to specify that the number of directors of Jensyn will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office; (v) Proposal 2E — to require that the Company’s directors may only be removed for cause by a vote of the majority of then outstanding shares of the Company; (vi) Proposal 2F — to require that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock; (vii) Proposal 2G — to provide that stockholders may not act by written consent; (viii) Proposal 2H — to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board; and (ix) Proposal 2I — to elect for the Company to not be subject to Section 203 of the DGCL; (x) Proposal 2J — to adopt Delaware as the exclusive forum for certain stockholder litigation, as summarized in the table below; (xi) Proposal 2K — to provide that the corporate opportunity doctrine will apply to Jensyn’s officers or directors and their affiliates; (xii) Proposal 2L — to provide that a minimum of 2/3 of the outstanding shares of capital stock of Jensyn will be required to amend the proposed certificate.

Each of the Certificate Proposals is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, none of the Certificate Proposal will have any effect. Approval of each of the Certificate Proposals is a condition to the completion of the Business Combination. If any of the Certificate Proposals is not approved, the Business Combination will not occur.

We are required by Delaware law to obtain the approval of holders of a majority of Jensyn’s outstanding shares to amend Jensyn’s certificate of incorporation. The tables set forth under Proposals 2A to 2J below set forth a summary of the material differences between Jensyn’s current certificate of incorporation and the proposed certificate as well as Jensyn’s board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B and is incorporated by reference herein. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Proposal 2A — Change of Name and Removal of Blank Check Company Provisions

This proposal is to amend our amended and restated certificate of incorporation to change our name to Vantage Energy Fund, Inc., remove certain provisions related to our status as a blank check company and otherwise make certain minor revisions to the amended and restated certificate of incorporation that the board of directors deem desirable, as summarized in the table below.

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	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Name	Our current certificate provides that our name is “Jensyn Acquisition Corp.”	The proposed certificate provides that our name is Vantage Energy Fund, Inc.”	The change in name will reflect the identity of our business following the consummation of the Business Combination.

Purpose	Our current certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL and that, in addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company possesses and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.	The proposed certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The provision that refers to effecting a business combination relates to the operation of the Company as a blank check company prior to the consummation of a business combination, and will not be applicable after the Closing. Accordingly, our board of directors believes that it will serve no further purpose and will be confusing.

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	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Blank Check Company Provisions	The current certificate sets forth various provisions related to Jensyn’s operations as a blank check company prior to the consummation of an initial business combination	The proposed certificate does not include these blank check company provisions because, upon consummation of the Business Combination, Jensyn will cease to be a blank check company. In addition, the provisions requiring that the proceeds from Jensyn’s initial public offering be held in a trust account until a business combination or liquidation of Jensyn and the terms governing Jensyn’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.	The provisions that are specific to a blank check company will not be applicable after the Closing. Accordingly, Jensyn’s board of directors believes that they will serve no further purpose and will be confusing.
Cumulative Voting of Common Stock	The current certificate is silent on cumulative voting of common stock.	The proposed certificate prohibits cumulative voting of common stock.	The proposed prohibition against cumulative voting allows the election of directors to better serve all, rather than a segment of, stockholders of Jensyn.

Proposal 2B — Increase the Number of Authorized Shares

This proposal is to amend our amended and restated certificate of incorporation to increase the number of authorized shares that the Company may issue, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Authorized Shares	The current certificate provides that the total number of authorized shares of all classes of stock is 16,000,000, of which 15,000,000 are designated to be common stock, par value $0.0001 per share, and 1,000,000 are designated to be preferred stock, par value $0.0001 per share.	Under the proposed certificate, Jensyn will be authorized to issue up to 31,000,000 shares, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001 per share.	The increase in authorized shares will allow Jensyn to retain significant additional authorized share capital following the consummation of the Business Combination.

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Proposal 2C — Authorization of the Board or any Authorized Committee of the Board to issue Preferred Stock

This proposal is to amend our amended and restated certificate of incorporation to authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Issuance of Preferred Shares	The current certificate provides that the board of directors is granted the authority to issue preferred stock.	Under the proposed certificate, the board of directors or any authorized committee thereof is granted the authority to issue preferred stock.	The board believes that the grant of authority to committees to authorize additional shares of preferred stock may allow the board to: raise additional capital through the sale of securities; acquire another company or its business or assets in exchange for shares of preferred stock; establish strategic relationships with corporate partners who are compensated with shares of preferred stock; provide equity incentives to employees, officers or directors or; pursue other matters as it deems appropriate.

Proposal 2D — Number of Directors

This proposal is to amend our amended and restated certificate of incorporation to specify that the number of directors of the post-Business Combination company will be fixed by resolution of the board of directors, acting by not less than a majority vote of the directors then in office, as summarized in the table below.

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	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Number of Directors	The current certificate is silent with respect to the number of directors of Jensyn. This provision is currently governed by the bylaws of Jensyn.	Under the proposed certificate, the number of directors of Jensyn will be fixed by resolution of the board of directors, acting by not less than a majority vote of the directors then in office.	The proposed change helps to harmonize the bylaws with the proposed certificate.

Proposal 2E - Removal of Directors

This proposal is to amend our amended and restated certificate of incorporation to provide that the Company’s directors may only be removed for cause by a majority of the outstanding shares of the Company, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Removal of Directors	The current certificate is silent with respect to the process of removing directors of Jensyn.	Under the proposed certificate, Jensyn’s directors may be removed from office at any time, but only for cause and only by an affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of Jensyn entitled to vote.	Limiting the circumstances in which a director may be removed from office is a prudent corporate governance measure to reduce the sudden or opportunistic challenges to the board of directors.

Proposal 2F - Election of Directors by holders of Preferred Stock

This proposal is to amend our amended and restated certificate of incorporation to provide that if rights to elect directors are granted to holders of preferred stock, the terms of such directors then in office are separately governed by the terms of such preferred stock, as summarized in the table below.

Election of Directors	The current certificate is silent with respect to the election of directors by holders of preferred stock.	Under the proposed certificate, if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock.	The board of directors believes that restricting the authority of directors nominated and elected by holders of Jensyn’s preferred stock is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the board of directors without the support of the then incumbent board of directors.

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Proposal 2G — Stockholder Action by Written Consent

This proposal is to amend our amended and restated certificate of incorporation to provide that stockholders may not act by written consent.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Stockholder Action by Written Consent	The current bylaws of Jensyn provide that stockholders may act by written consent in lieu of a meeting unless otherwise provided by the certificate.	Under the proposed certificate, stockholders may not act by written consent.	The board of directors believes that prohibiting corporate action without a meeting is a prudent corporate governance measure to persuade a party making an unsolicited bid for Jensyn to negotiate with the board to reach terms that are fair and in the best interests of all stockholders and to prevent hostile bidders from taking actions that are contrary to the best interests of the stockholders as a whole.

Proposal 2H — Special Meetings of the Stockholders

This proposal is to amend our amended and restated certificate of incorporation to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Special Meetings of the Stockholders	The current bylaws of Jensyn provide that special meetings of the stockholders of Jensyn may be called at any time for any purpose only by the Chairman of the Board, Chief Executive Officer or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.	Under the proposed certificate, special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of Jensyn or the board pursuant to a resolution adopted by the board.	The change is intended to require that the board of directors determine whether to call a special meeting of stockholders, and to clarify that only a majority of the full board has the authority to call a special meeting.

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Proposal 2I — Opt Out of Section 203

This proposal is to amend our amended and restated certificate of incorporation to elect for the Company to not be subject to Section 203 of the DGCL, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Section 203	The current certificate is silent with respect to Jensyn’s treatment under Section 203 of DGCL.	Jensyn expressly elects out of treatment under Section 203 of the DGCL.	The board believes that if Jensyn opts out of Section 203, it will increase the flexibility for Jensyn to sell an interest of between 15% and 85% in voting power of its authorized voting stock to a third party. If the opt out provision is approved and becomes effective, an acquiring company would not be subject to the restrictions on business combinations set forth in Section 203.

Proposal 2J — Exclusive Forum Provision

This proposal is to amend our amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Exclusive Forum Provision	The current certificate is silent with respect to an exclusive forum provision.	Under the proposed certificate, Jensyn selects the the Court of Chancery of the State of Delaware as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the proposed certificate or bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine.	This amendment is intended to assist Jensyn in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. Jensyn’s board of directors believes that the ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs-savings in the resolution of such claims. Jensyn’s board of directors further believes that Delaware courts are best suited to address disputes involving such matters given that Jensyn is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. The board of directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions.

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Proposal 2K — Opt-in to Corporate Opportunity Doctrine

This proposal is to amend our amended and restated certificate of incorporation to provide that the corporate opportunity doctrine will apply to Jensyn’s officers or directors and their affiliates, as summarized in the table below.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Corporate Opportunity Doctrine	The current certificate provides that the corporate opportunity doctrine will not apply to Jensyn’s officers or directors or their affiliates where the applications of such doctrine would conflict with any fiduciary duties or contractual obligations that they may have as of the date of the certificate’s filing.	The proposed certificate removes the provision with respect to the corporate opportunity doctrine.	The removal of the corporate opportunity doctrine is consistent with the board’s belief that the imminent consummation of the Business Combination makes the strictures of such provision unnecessary and that its absence will not jeopardize the continued stable operation of Jensyn.

Proposal 2L — Amendments to Certificate

This proposal is to amend our amended and restated certificate of incorporation to provide that a minimum of 2/3 of the outstanding shares of capital stock of Jensyn will be required to amend the proposed certificate.

	Current Certificate	Proposed Certificate	Reasons for the Proposed Change
Amendments to the Certificate	The current certificate is silent with respect to amendments to the certificate.	Under the proposed certificate, amendments require the approval of holders of not less than 2/3 of the outstanding shares of Jensyn’s stock.	The board of directors believes that increasing the percentage of voting power required to amend or repeal the specified provisions of the proposed charter is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could take action to change the proposed certificate in a manner that the board of directors deems undesirable, including for purposes of seeking to implement an opportunistic change in control of Jensyn without the support of the then incumbent board of directors.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Jensyn’s Common Stock is required to approve each of the Certificate Proposals. Broker non-votes, abstentions or the failure to vote on the certificate proposal will have the same effect as a vote against each of the Certificate Proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT JENSYN’S STOCKHOLDERS VOTE “FOR” EACH OF THE CERTIFICATE PROPOSALS.

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PROPOSAL NO. 3—ELECTION OF DIRECTORS TO THE BOARD

Jensyn’s board of directors is currently divided into three classes, Class A, Class B, and Class C, with each class having a term of three years. If the Certificate Proposals are approved, the proposed certificate will continue the classified structure of the Board of Directors as follows: Class A Directors will have a term expiring at Jensyn’s first annual meeting of stockholders following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death; Class B directors shall have a term expiring at Jensyn’s second annual meeting following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death; and Class C Directors shall have a term expiring at Jensyn’s third annual meeting following the effectiveness of the second amended and restated certificate of incorporation and until each of their respective successors is duly elected and qualified, or until their earlier resignation, removal or death. At the special meeting, stockholders are being asked to elect seven directors to our board of directors, effective upon the closing of the Business Combination. Two of such individuals have been nominated to serve as Class A directors with terms expiring at the Company’s first annual meeting of stockholders following the consummation of the Business Combination, two of such individuals have been nominated as Class B directors with terms expiring at the Company’s second annual meeting of stockholders following the consummation of the Business Combination and three of such individuals have been nominated to serve as Class C directors with terms expiring at the Company’s third annual meeting following the consummation of the Business Combination or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination.

Our board of directors has nominated each of Puneet Sanan and Edward Ribadeneria to serve as Class A directors, Daniel Alper and Stephen Grossman to serve as Class B directors, and Victor Ferreira, John Cooper and Karen Ferreira to serve as Class C directors. The following sets forth information regarding each nominee.

Victor Ferreira has been President and Chief Executive Officer of BAE since 1998. He is a specialist in the retail energy market and commodity risk management for both electricity and natural gas. Prior to starting his own business, from January 1997 to August 1998, Mr. Ferreira created the retail energy marketing division of one of New York’s largest fuel oil dealers with revenues exceeding $60 million per year. He also held various positions over a seven-year period at Keyspan Energy, from 1991 to 1997, including Director of Market Strategy and served as the company’s liaison to large commercial customers. Mr. Ferreira earned an MBA in Finance from NYU’s Stern School of Business and a Bachelor of Engineering from Polytechnic University. He is a licensed New York State Professional Engineer and has designed innovative cogeneration facilities utilizing fuel cells and microturbines. Victor and Karen Ferreira are husband and wife, Fernanda Ferreira, BAE’s Chief Financial Officer is Victor Ferreira’s sister.

John Cooper has been the Chief Operating Officer of BAE since 2016. Mr. Cooper is responsible for overseeing the strategic direction of the company. Mr. Cooper was the Co-Founder and CEO of City Power and Gas LLC – an Energy Service Company reselling natural gas and electricity predominantly in the highly competitive New York City market, from 2011 to 2016. Mr. Cooper was the Founder and President of MCJ Consulting, LLC where he provided CFO and COO advisory services to assist companies in financial restructuring and capital raises from 2008 to 2016. He advised on various types of transactions including gaming, hotel and casino operations and retail franchising. Mr. Cooper holds a Bachelor of Science degree in Computer Science from Hofstra University and an MBA in Finance from New York University’s Stern School of Business.

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Karen Ferreira has been a Health Educator for over 25 years. Mrs. Ferreira specializes in Middle School and High School education. She serves on the Health Advisor Board and has chaired numerous committees focused on the challenges facing adolescents. She has also been an adjunct professor at Hunter College. Mrs. Ferreira earned a B.A. from Hartford University and a Masters in Health Education from Columbia University’s Teachers College. BAE believes that Mrs. Ferreira is qualified to serve on the Board since she has been intimately involved in BAE since its inception, in addition to owning 50% of BAE, Victor and Karen Ferreira are husband and wife, Fernanda Ferreira BAE’s Chief Financial Officer is Victor Ferreira’s sister.

Daniel Alper has been a Senior Advisor to GPB Energy Holdings, LLC, formulating strategy and leading the retail energy group, since 2017. Mr. Alper was a Founder and Managing Partner of Ibex Financial Partners LLC, a loan originator and investment manager formed at the request of Credit Suisse from 2005 to 2009. Mr. Alper holds a LL.M. (in taxation) from New York University School of Law, a law degree from The American University Washington College of Law and a Bachelor’s degree from The American University. BAE believes that Mr. Alper is qualified to serve on the Board due to his real world retail energy leadership, operations and legal experience.

Stephen B. Grossman has over 50 years of experience as both a principal and advisor to middle market businesses. Mr. Grossman founded Glenwood Capital in 2003 as a corporate finance advisor specializing in the needs of middle market businesses and their owners. Previously he served as Managing Director of Lincolnshire Equity, a leading private equity firm with over $900 million invested in 55 companies from 1986 to 2003. Earlier in his career, Mr. Grossman was the Managing Partner and then Senior Partner of two prominent accounting firms. Past and present board affiliations include: Janus Hotels & Resorts, Inc. (NASDAQ SCM), Custom Alloy Corporation, US Gas and Electric, Conway Acquisition Corp., Guilford Manufacturing, Midlantic Bank (later merged with PNC Bank), Chelsea Bank, Monmouth Medical Services, Roundabout Theatre of New York City and Vantage Commodities. Mr. Grossman is a graduate of the University of Pennsylvania, Wharton School of Finance and resides in Delray Beach, Florida. He was a practicing Certified Public Accountant licensed in New York and New Jersey. BAE believes that Mr. Grossman is qualified to serve on the Board due to his capital markets experience.

Puneet Sanan is a seasoned private equity investor with 20 years experience in private equity, leveraged/corporate finance and investment banking. Mr. Sanan is a managing director at MVC Capital (NYSE: MVC), which he joined in 2004, and serves on the Board of Directors of several U.S. and European portfolio companies. He is also the co-head of specialty chemicals investment vertical at Public Pension Capital. Mr. Sanan served as Chairman of the Board of U.S. Gas & Electric, a retail energy marketer from 2007-2017. Mr. Sanan has operating and investment experience in chemicals, oil/gas exploration and production, retail energy marketing and alternative energy technology. Previously, Mr. Sanan was an Associate Director at UBS Warburg's Leveraged Finance/Financial Sponsors group where he advised leading private equity firms on leveraged buyouts, mergers and acquisitions and private equity investments. Mr. Sanan has held various corporate finance and industry positions at PaineWebber, Legg Mason, Royal Dutch/Shell Group and Gist Brocades (now DSM N.V.). Mr. Sanan received a Bachelor of Engineering (Honors) in Chemical Engineering from Panjab University, India; and an MBA in Finance from The University of Texas at Austin.

Edward Ribadeneira is a seasoned attorney with over 20 years of experience in business law and consulting. He has assisted numerous companies in mergers and acquisitions (M&A), private financing, and the day-to-day operations. Mr. Ribadeneira runs Ribadeneira Law Officer, P.C., a private law practice located in Scottsdale Arizona focusing on business law since 2010. Mr. Ribadeneira has a Bachelor of Science in Business Administration from the University of Arizona and Juris Doctor from California Western School of Law. He was admitted to practice law in Arizona and was admitted to the US District Court, District of Arizona. BAE believes that Mr. Ribadeneira is qualified to serve on the Board due to his varied legal experience in helping companies with various transactions.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven (7) nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN (7) NOMINEES TO THE BOARD OF DIRECTORS.

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PROPOSAL NO. 4—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE

COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK PURSUANT TO

EXCHANGE RIGHTS OF EXISTING MEMBERS

Background and Overview

Under the terms of the Amended and Restated Operating Agreement of BAE that Jensyn and the Existing Members will enter into upon the closing of the Business Combination, the Existing Members will have the right to exchange their Units in BAE for shares of Jensyn Common Stock on a one-for-one basis; provided, however, that the one-for-one exchange ratio will be subject to adjustment if the total number of shares of Jensyn Common Stock issuable to the Existing Members in exchange for their BAE Units at the time of the closing of the Business Combination and after giving effect to the exercise of the conversion rights of Jensyn’s public stockholders would represent less than 51% of the outstanding shares of Jensyn’s Common Stock after giving effect to such exchange. In such event, the exchange ratio will be adjusted so that the number of shares of Jensyn Common Stock issuable to the Existing Members upon the exchange of all of their BAE Units will represent 51% of the total number of shares of Jensyn Common Stock outstanding after giving effect to such issuance (as determined as of the time of the closing of the Business Combination).

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Pursuant to BAE’s Amended and Restated Operating Agreement, we may issue 20% or more of our outstanding Common Stock to the Existing Members if they elect to exchange their Units for our Common Stock.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Pursuant to BAE’s Amended and Restated Operating Agreement, we may issue 20% or more of our outstanding Common Stock to the Existing Members if they elect to exchange their Units for our Common Stock, and the shares issued in connection with any such exchange may be deemed issued at a price that is less than the greater of the book or market value of the stock.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, the Company may be required to issue shares representing more than 20% of its outstanding Common Stock if the Existing Members elect to exchange their Units for Jensyn Common Stock. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, we would be in violation of Nasdaq Listing Rule 5635(a) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for Jensyn; and

●	a decreased ability to issue additional securities or obtain additional financing in the future

It is a condition to the obligations of the Existing Members to close the transactions contemplated by the Purchase Agreement that our Common Stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed.

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Required Vote

The approval of the Nasdaq Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the special meeting. Broker “non-votes” will have no effect with respect to the approval of this proposal. Abstentions will have the same effect as a vote AGAINST this proposal. This proposal is conditioned on the approval of the Business Combination Proposal and the Certificate Proposals.

Recommendation of the Board

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS “FOR” THE

APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED

AND OUTSTANDING COMMON STOCK UPON THE EXERCISE BY THE EXISTING MEMBERS OF THEIR EXCHANGE RIGHTS.

PROPOSAL NO. 5—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal and/or each of the Certificate Proposals, but no other proposal if both are approved. In no event will our board of directors adjourn the special meeting or consummate the Business Combination beyond March 7, 2018.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Proposal, the Certificate Proposals or any other proposal.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our Common Stock as of the record date represented in person or by proxy at the special meeting and entitled to vote thereon. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Abstentions will have the same effect as a vote “AGAINST” this proposal, and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board

JENSYN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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INFORMATION ABOUT JENSYN

General

We are a blank check company incorporated in Delaware on October 8, 2014 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our efforts to identify a prospective target business have not been limited to any particular industry or geographic region, although we initially focused on target businesses operating in the information technology consulting industry. All activity through the date hereof relates to our formation, initial public offering described below, general corporate matters and identifying and evaluating prospective acquisition candidates.

Initial Business Combination

Pursuant to Nasdaq listing rules, Jensyn’s business combination must occur with one or more target businesses having an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding any deferred underwriter’s fees and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for Jensyn’s business combination, although Jensyn may structure a business combination with one or more target businesses whose fair market value significantly exceeds 80% of the Trust Account balance. Jensyn has structured the Business Combination to acquire between approximately 41% and 49% of the equity interests of BAE. Jensyn’s board has determined based on its own assessment with input from Spartan that BAE meets or exceeds each of the minimum standards for a business combination.

Stockholder Approval of Business Combination

In connection with the proposed Business Combination, we are seeking stockholder approval of the Business Combination at a meeting called for such purpose at which public stockholders (but not Jensyn’s insiders, officers, directors or other holders of founder shares) who vote on the Business Combination may seek to convert their shares of Common Stock, regardless of whether they vote for or against the proposed Business Combination, into a portion of the aggregate amount then on deposit in the Trust Account, subject to the limitations described herein. Jensyn’s stockholders will need to follow the specific procedures for conversion set forth in this proxy statement. Jensyn’s public stockholders are not required to vote against the Business Combination in order to exercise their conversion rights, but they must vote either for or against the Business Combination in order to exercise their conversion rights. If the Business Combination is not completed, then public stockholders electing to exercise their conversion rights will not be entitled to receive such payments.

We will consummate the Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause Jensyn’s net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of Common Stock voted are voted in favor of the Business Combination. As a result, if stockholders owning approximately 73.4% or more of the shares of Common Stock sold in Jensyn’s in initial public offering exercise conversion rights, the Business Combination will not be consummated. We chose Jensyn’s net tangible asset threshold of $5,000,001 to ensure that we would avoid being subject to Rule 419 promulgated under the Securities Act.

In addition, it is a condition to the closing of the Business Combination that our capital contribution to BAE be at least $15,000,000. We estimate that if holders of more than approximately 53.7% of the shares sold in our IPO exercise conversion rights we will not satisfy this condition.

Our insiders, officers, directors and other holders of founder shares have agreed (1) to vote any shares of Common Stock owned by them in favor of the Business Combination and (2) not to convert any shares of Common Stock into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed Business Combination or a vote to amend the provisions of Jensyn’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-Business Combination activity.

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Permitted Purchases of Jensyn’s Securities

Our directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Jensyn’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its conversion rights. In the event that Jensyn’s directors, officers, advisors or their affiliates purchase shares in transactions from public stockholders who have already elected to exercise their conversion rights, such selling stockholders would be required to revoke their prior elections to convert their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of these purchases would be to increase the likelihood that the Business Combination is approved or to satisfy the requirement that conversions by stockholders do not cause Jensyn to have net tangible assets less than $5,000,001 on its capital contribution to BAE to be less than $15,000,000.

In addition, if such purchases are made, the public “float” of Jensyn’s Common Stock may be reduced and the number of beneficial holders of Jensyn’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Jensyn’s securities on a national securities exchange.

Conversion Rights

Pursuant to Jensyn’s amended and restated certificate of incorporation, we are providing Jensyn’s public stockholders who vote on the Business Combination Proposal with the opportunity to convert their shares of Jensyn’s Common Stock into cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Jensyn’s initial public offering, including interest earned on the funds held in the Trust Account and not previously released to Jensyn for its working capital requirements or to pay its franchise and income taxes, upon the consummation of the Business Combination. The estimated per share conversion price is expected to be $10.53 . Public stockholders must vote either for or against the Business Combination Proposal in order to exercise their conversion rights. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from converting his, her or its shares with respect to more than an aggregate of 20% of the public shares. Holders of Jensyn’s outstanding public warrants and public rights do not have conversion rights with respect to such warrants and rights in connection with the Business Combination. The holders of Jensyn’s founder shares have agreed to waive any conversion rights with respect to any insider shares and any public shares they may have acquired during or after Jensyn’s initial public offering in connection with the completion of the Business Combination. The founder shares will be excluded from the calculation used to determine the per-share conversion price. Currently, founder shares represent approximately 17.4% of Jensyn’s issued and outstanding shares of Common Stock.

Limitations on Conversion Rights

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares of Common Stock sold in Jensyn’s initial public offering. Such a public stockholder would still be entitled to vote against the proposed Business Combination with respect to all shares of Common Stock owned by him or her, or his or her affiliates. Jensyn believes this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve the Business Combination and attempting to use the conversion rights as a means to force Jensyn or its management to purchase their shares at a significant premium to the then current market price. By limiting a stockholder’s ability to convert no more than 20% of the shares of Common Stock sold in Jensyn’s initial public offering, Jensyn believes it has limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by Jensyn’s other public stockholders.

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None of Jensyn’s insiders, officers, directors or other holders of founder shares will have the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Business Combination or a vote to amend the provisions of Jensyn’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-business combination activity with respect to any shares of Common Stock owned by them.

Redemption of Public Shares and Liquidation if No Business Combination

If we do not complete the Business Combination by March 7, 2018, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Jensyn’s remaining stockholders and Jensyn’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Jensyn’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the rights and warrants will expire, holders of rights and warrants will receive nothing upon a liquidation with respect to such rights and warrants, respectively, and the rights and warrants will be worthless.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Jensyn’s public stockholders upon the redemption of 100% of Jensyn’s outstanding public shares in the event we do not complete Jensyn’s business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any conversions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to Jensyn’s public stockholders upon the redemption of 100% of Jensyn’s public shares in the event we do not complete Jensyn’s business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. It is Jensyn’s intention to redeem Jensyn’s public shares as soon as reasonably possible following March 7, 2018 and, therefore, we do not intend to comply with the above procedures. As such, Jensyn’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Jensyn’s stockholders may extend well beyond the third anniversary of such date.

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Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for Jensyn’s payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and Jensyn’s operations have been limited to seeking to complete a business combination, the only likely claims to arise would be from Jensyn’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We seek to have all third parties enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us are limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on Jensyn’s ability to distribute the funds in the Trust Account to Jensyn’s public stockholders. Nevertheless, there is no guarantee that third parties will execute such agreements. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. Our initial stockholders have agreed that they will be jointly and severally liable to us if and to the extent any claims by a third party reduce the amount of funds in the Trust Account to below $10.35 per public share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under Jensyn’s indemnity of the underwriters of Jensyn’s initial public offering against certain liabilities, including liabilities under the Securities Act. However, our initial stockholders may not be able to satisfy their indemnification obligations, as we have not required our initial stockholders to retain any assets to provide for their indemnification obligations, nor have we taken any further steps to ensure that they will be able to satisfy any indemnification obligations that arise. Moreover, our initial stockholders will not be liable to Jensyn’s public stockholders and instead will only have liability to us. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than approximately $10.35 due to claims or potential claims of creditors. We will distribute to all of Jensyn’s public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount then held in the Trust Account, inclusive of any interest not previously released to us, plus any remaining net assets (subject to Jensyn’s obligations under Delaware law to provide for claims of creditors as described above).

If we are unable to consummate the proposed Business Combination and are forced to redeem 100% of Jensyn’s outstanding public shares for a portion of the funds held in the Trust Account, we anticipate notifying the trustee to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of Jensyn’s public shares. Jensyn’s insiders have waived their rights to participate in any redemption with respect to their insider shares. We will pay the costs of any subsequent liquidation from Jensyn’s remaining assets outside of the Trust Account and from the interest income on the balance of the Trust Account (net income and other tax obligations) that may be released to us to fund Jensyn’s working capital requirements. If such funds are insufficient, our initial stockholders have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay Jensyn’s taxes. The proceeds deposited in the Trust Account could, however, become subject to claims of Jensyn’s creditors that are in preference to the claims of public stockholders.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Jensyn’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Jensyn’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.35.

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If, after we distribute the proceeds in the Trust Account to Jensyn’s public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Jensyn’s stockholders. In addition, Jensyn’s board of directors may be viewed as having breached its fiduciary duty to Jensyn’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Legal Proceedings

On February 2, 2018, a shareholder class action was filed by Jeffrey Tomasulo in the Superior Court of New Jersey, Monmouth County, on behalf of the holders of public shares against Jensyn and its Board of Directors. The complaint alleges that the Jensyn directors have breached their fiduciary duties to Jensyn’s public shareholders by acting to cause or facilitate the Purchase Agreement because the Purchase Agreement is not in the best interest of the public shareholders, but is in the best interests of the directors who will receive significant personal profits as a result of the Purchase Agreement. The complaint also alleges, among other things, that BAE has been over-valued , its projections are overly optimistic and the Jensyn directors have breached their fiduciary duty of disclosure in that the preliminary proxy statement filed by Jensyn in connection with seeking approval of the Business Combination did not disclose material information regarding the conflicts of interest of the directors. The complaint alleges that Jensyn mailed the preliminary proxy statement on December 27, 2017, notwithstanding the fact that the preliminary proxy statement was never mailed to any shareholder. The plaintiff is seeking to enjoin Jensyn from consummating the Business Combination and unspecified compensatory and/or recessionary damages. Jensyn believes that the allegations are wholly without merit and intends to vigorously defend the lawsuit.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. We do not intend to have any full-time employees prior to the consummation of the Business Combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Jeffrey Raymond	59	President, Chief Executive Officer and Director
James D. Gardner	65	Chief Financial Officer and Treasurer
Philip Politziner	77	Director
Richard C. Cook	70	Director
Stewart Martin	53	Director

Jeffrey J. Raymond has served as our President, Chief Executive Officer and Director since our inception in October 2014. Mr. Raymond, a Managing Partner of Jensyn Integration Services, LLC, has served as President of Pylon Management, Inc., a company providing consulting services to the staffing industry since 2001, and has served as Chief Executive Officer of Slate Professional Resources, a professional staffing company, as well as Culmin Staffing Group, a performance based staffing company, since 2009. In 2005, Mr. Raymond founded Accountabilities, Inc., which became a publicly traded staffing company in 2008. In addition, he serves as a consultant/advisor to Staffing 360 Solutions, Inc., a publicly traded staffing company with over $120 million in revenues. Mr. Raymond is well qualified to serve as a director due to his background in analyzing, negotiating and providing consulting services with respect to business combinations, as well as his experience in the staffing industry and in public company governance. Jeffrey J. Raymond is the brother of Joseph J. Raymond, a special advisor to Jensyn.

James (J.D.) Gardner, was appointed as our Chief Financial Officer in September 2017. From January 2015 until his appointment as Chief Financial Officer, he served as a consultant to our finance and accounting department. From 2010-2015, Mr. Gardner served as a financial and accounting consultant to a number of small businesses and served as Chief Financial Officer and General Partner at OmniCapital Group, a technology based venture capital fund. Prior to that, Mr. Gardner served as Chief Financial Officer at two small public companies, Visual Management Systems, Inc., a provider of wireless security systems and products (2008-2010) and Amedia Networks, a provider of next generation ultra-broadband switched Ethernet home gateways and home networking solutions for voice video and data services (2005-2008). Mr. Gardner also served as Chief Operating Officer or Chief Executive Officer at two private companies, dotPhoto, a private company engaged in on-line photo processing and wireless application development for cellular telephones (2005) and Comstar Interactive, a private company engaged in the wireless credit card processing field (2001 through 2004). Prior to that, Mr. Gardner spent 27 years at BellSouth and AT&T. He held the position of Chief Financial Officer of BellSouth Wireless Data (renamed Cingular Interactive (1999 through November 2001 when he retired from BellSouth), as Chief Financial Officer of BellSouth Mobile Data (1995-1999) and chief financial officer of RAM/BSE Communications L.P. from 1991 through 1995 (all companies involved in the provision of wireless packet data networks and services, principally in the US and Europe). Mr. Gardner also held several other senior executive positions at BellSouth and AT&T in the areas of financial management, domestic and international corporate finance, issuance of debt and equity and the related rating agency and investment banking interfaces, shareholder relations and a number of other treasury, accounting and finance positions.

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Philip Politziner has served on our board of directors since the closing of our IPO. Mr. Politziner, a Certified Public Accountant, was formerly a Senior Advisor at EisnerAmper LLP, an accounting firm with offices located in New York, New Jersey, Pennsylvania and California. He co-founded the accounting firm of Amper, Politziner & Mattia in 1965 and served in various capacities, including CEO, until its merger with Eisner LLP in 2010. In 2011, Mr. Politziner was named to the NJ Biz Hall of Fame in recognition of his contributions to the accounting profession and was named to the New Jersey Technology Council’s Hall of Fame as a Titan of Technology for his commitment to technology companies in the region. Mr. Politziner is well qualified to serve as an independent director due to substantial experience in public company accounting, as well as his experience in public company governance.

Richard C. Cook has served on our Board of Directors since the closing of our IPO. Mr. Cook is the managing and sole member of Lakeview Strategies, LLC, which provides business consulting services for private companies. From April 2009 to April 2011, he served as Executive Chairman of EnteGreat, Inc., a manufacturing consulting company, in connection with providing turn-around consulting services. Mr. Cook was appointed as President and Chief Executive Officer of MAPICS, Inc., a publicly traded software firm, in July 1997 and served in that capacity until its acquisition in April 2005. Prior thereto, Mr. Cook held various positions with IBM, including Director of the Atlanta Software Development Laboratory, during a 25 year career with the company. He currently serves as a Director of the Technology Executives Roundtable, Lincor Solutions, Inc., a private company which provides patient engagement technology to healthcare providers, and Software Automation, a machine vision and robotics start-up. Mr. Cook is well qualified to serve as independent director due to his substantial management experience and experience in public company governance in serving as a Chief Executive Officer of a public company, as well as his background in providing business consulting services and serving as an independent director of seven private companies during the past five years.

Stewart Martin was appointed as member of our Board of Directors in November 2016. He is Executive Vice President, Sales and Producer Development of Marsh & McLennan Agencies – Florida, a subsidiary of Marsh & McLennan Companies. He was previously Senior Vice President and a member of the Board of Directors of Seitlin Insurance and Advisors which was acquired by Marsh & McLennan, LLC in November 2011. Mr. Martin is well qualified to serve as independent director due to his substantial management and previous board experience.

Special Advisors

We may seek guidance and advice from the following special advisors. We have no formal arrangement or agreement with these advisors to provide services to us and they have no obligation (fiduciary or otherwise) to present business opportunities to us.

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These special advisors will provide advice, introductions to potential targets, and assistance to us, at our request, only if they are able to do so. Nevertheless, we believe that with their respective business backgrounds and extensive contacts, these special advisors will be helpful to our search for a target business and our consummation of a Business Combination. Our special advisors did not play a role in securing or negotiating the proposed Business Combination with BAE; however they did participate in meetings in which the terms of the Business Combination were reviewed and discussed.

Joseph J. Raymond is a founder and Managing Partner of Jensyn Integration Services, LLC. Since 1998, he has been a Managing Partner of RVR Consulting Services which provides business advisory services to middle-market companies. In 2002, Mr. Raymond became the President and 50% owner of ASG, Inc., a $3.5 million construction staffing company that he was instrumental in converting within five years to a $150 million performance based staffing company with 30 offices. ASG, Inc. sold its business to ClearPoint Business Resources in 2007. In 1986, he founded Transworld Services Group, Inc., a strategic staffing company which grew to over $45 million in revenues and 4,000 employees in ten years. In 1996, Transworld Services Group, Inc. was sold to CoreStaff, Inc., a publicly traded company. Joseph J. Raymond is the brother of Jeffrey J. Raymond, our President and Chief Executive Officer.

Peter Underwood is a founder, Managing Partner and Chief Technology Officer of Jensyn Integration Services, LLC and has over 20 years of software development experience in developing core java trading systems on Wall Street. He developed software the STIR (short term interest rates) and REPO desks at Warburg Dillon Reed. He was the former Senior Vice President, Director of Software Development for Wall Street Access where he developed complex options trading technologies which sold to E-Trade for over $1000 per account. As founder of Jensyn Integration Services, LLC, he grew a managed services division where he ran outsourced clearing technologies for various clearing firms on Wall Street. He was appointed as head architect in ABN AMRO and RBS acquisition (hardware reconciliation), Lord Abbett SMA workflow and Lord Abbett territory commission accounting. He was asked to perform an architectural analysis of T-Zero (a $30 million funded startup by JP Morgan to provide CDS Trading technology). Afterwards, he was asked to repair and run software development for T-Zero and Creditex (Credit Default Swap brokerage), which sold to ICE for $685 million. Further, he assisted in the formation of ICE Link which support ICE Clear Europe and ICE Trust US. One of the principal inventors of the nCino startup (www.ncino.com), Mr. Underwood continues to innovate as the Chief Technology Officer of Live Oak Bank.

Demetrios Mallios is the founder and Manager of the Aeon Funds, a family of special purpose alternative investment funds which he founded in 2012. He is the former Head of Investment Banking and a principal of Corinthian Partners, LLC, a full-service securities firm and investment bank. He has had a diverse career over the past 20 years as a corporate consultant, financial advisor, investment banker, executive and entrepreneur. Previously, he was the Branch Manager of the New York office of Paulson Investment Co. and held various positions with Huading Capital, including Head of Finance & Acquisitions of its affiliate, Blossom Management International, which represented private equity funds in the United States, Hong Kong, and China. He also served as Chief Operating Officer of Ashir Group, headquartered in Beijing, which focused on Chinese small and medium sized enterprises. Prior to Ashir, he was a partner with White Stable Ventures LLC, a San Francisco based private equity firm focused on emerging growth companies. Prior to joining White Stable, Mr. Mallios was Chief Executive Officer of Xnergy Financial Corporation, a Los Angeles based boutique investment bank specializing in small and micro-cap companies.

Brendan Rempel is a Partner of the Aeon Funds, a family of private equity and alternative investment vehicles. He is the Founder of the Alternative Advisory Group, LLC, a corporate consulting and fund management firm. He was the former President and Co-Founder of a regional Wall Street securities firm and was instrumental in its sale to public company. Brendan has over twenty-five years of institutional sales, investment banking and corporate finance experience. He has vast experience in the structuring and sale of private placements, PIPE’s, IPO’s, M&A and debt transactions. Brendan has worked closely with investment funds, negotiated and structured complex debt and equity transactions on behalf of public and private companies, is a sought after creative financier and business consultant.

Stockholder Communications

Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Jensyn Acquisition Corp., 800 West Main Street, Suite 204, Freehold, NJ 07728. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

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Director Independence

Our board of directors has determined that Messrs. Politziner, Cook and Martin are “independent directors” as such term is defined in Rule 10A-3 of the Exchange Act and the Nasdaq listing standards.

Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an audit committee and compensation committee.

During the fiscal year ended December 31, 2017, our board of directors held eight meetings and acted by unanimous written consent on two occasions and our audit committee held four meetings and acted by unanimous written consent on one occasion. Our compensation committee has not yet met. Each of our directors attended at least 75% of the board meetings and their respective committee meetings. The Company does not have a policy regarding director attendance at annual meetings, but encourages the directors to attend if possible.

Audit Committee

We have established an audit committee of the board of directors, which consists of Messrs. Politziner, Cook and Martin each of whom meets the independent director standard under Nasdaq’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Politziner serves as Chairman of our audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

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The audit committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to the Nasdaq Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Politziner satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The members of our compensation committee are Messrs. Philip Politziner, Richard C. Cook and Stewart Martin. Mr. Politziner serves as chairman of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, evaluating our President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President and Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating committee upon consummation of our initial Business Combination. At that time our board of directors intends to adopt charters for this committees. Prior to such time we do not intend to establish either committee, however, all of our independent directors will address any nomination process, as required by the rules of Nasdaq, prior to such time that we the committee. The board of directors believes that all of our independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of equity securities of the Company with the SEC. Officers, directors, and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2017, except that James D. Gardner was late in filing his Form 3.

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Executive Compensation

Compensation Discussion and Analysis

Other than as described below, none of our executive officers or directors has received any cash compensation for services rendered. Commencing on the initial Nasdaq listing date through the earlier of the consummation of our initial Business Combination and our liquidation, we are obligated to pay Jensyn Integration Services, LLC, a company controlled by our initial stockholders a total of $10,000 per month for office space and administrative services, including secretarial support. This arrangement has been agreed to for our benefit and is not intended to provide compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services. Other than this $10,000 per month fee, no compensation of any kind, including finder’s and consulting fees, has been, or will be, paid to our initial stockholders or our executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will approve all payments in excess of $5,000 to be made to our initial stockholders, officers, directors or our or their affiliates.

We do not expect that any of our current directors, except for Mr. Politziner, or executive officers will remain as directors or executive officers of the post-combination company. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Report

Our board of directors established a compensation committee upon completion of our IPO; however no meetings of the compensation committee have been held since we do not pay any compensation to our officers or directors.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the compensation commitee has recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Philip Politziner

Richard C. Cook

Stewart Martin

Audit Committee Report

The Company’s audit committee reviewed with management and CohnReznick LLP the results of the 2016 audit, including the audited financial statements. The audit committee reviewed the requirements of the audit committee charter previously adopted and the reports required to be disclosed to the audit committee. The audit committee discussed with CohnReznick LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees.” CohnReznick LLP representatives reviewed the written disclosures required by the PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding independence of public accountants with the audit committee and presented their Report on Auditor Independence regarding that matter to the audit committee. The audit committee has determined that CohnReznick LLP was independent of the Company. The audit committee also discussed with management and CohnReznick LLP the quality and adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures and identification of audit risks.

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The audit committee reviewed and discussed with management and CohnReznick LLP a draft of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Management has the responsibility for the preparation of the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. The external auditor is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

Respectfully submitted,

Philip Politziner

Richard C. Cook

Stewart Martin

Fees and Services

The firm of CohnReznick LLP acts as our independent registered public accounting firm. The following is a summary of fees paid to CohnReznick LLP for services rendered.

Audit Fees

For the year ended December 31, 2016, the aggregate fees billed by CohnReznick LLP for professional services rendered for the audit of the financial statements of the Company, for the review of the Company’s quarterly financial statements, as well as work performed in connection with the Public Offering, were $160,725. During the year ended December 31, 2015, the aggregate fees billed by CohnReznick LLP for professional services rendered for the audit of the financial statements of the Company, for the review of the Company’s quarterly financial statements as well as work performed in connection with the Public Offering, were $96,185.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. There were no fees billed for audit-related services rendered by CohnReznick LLP during the last fiscal year.

Tax Fees

During the years ended December 31, 2015 and 2016, our independent registered public accounting firm did not render any tax services to us.

All Other Fees

During the years ended December 31, 2016 and 2015, there were no fees billed for services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee has established a policy governing Jensyn’s use of the services of Jensyn’s independent registered public accounting firm. Under the policy, Jensyn’s audit committee is required to pre-approve all audit and non-audit services performed by Jensyn’s independent registered public accounting firm in order to ensure that the provisions of such services do not impair the independent registered public accounting firm’s independence.

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JENSYN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Jensyn included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Jensyn Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Jensyn Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the condensed financial statements and the notes thereto contained elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a “blank check” company formed on October 8, 2014 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar Business Combination with one or more operating businesses. At September 30, 2017, we had not yet commenced any meaningful operations nor generated any revenues to date. All activity through September 30, 2017 relates to our formation, our initial public offering (“Public Offering”) described below, general corporate matters, and identifying and evaluating prospective acquisition candidates. On November 3, 2017, we signed a definitive agreement to enter into the Business Combination with BAE.

We consummated the Public Offering of 3,900,000 units (“Public Units”) in March 2016, generating gross proceeds of $39,000,000, which is described in Note 2 to the Jensyn Financial Statements included in the proxy statement. Simultaneously with the closing of the Public Offering, we also consummated a private placement of 294,500 units (“Private Units”) at $10 per unit generating additional gross proceeds of $2,945,000 (inclusive of the Public Offering, the “Total Offering”).

We intend to utilize the cash derived from the proceeds of the Public Offering and the private placement of the Private Units, our securities, debt or a combination of cash, securities and debt, in effecting our initial Business Combination. The issuance of additional shares of Common Stock or preferred stock in our initial Business Combination:

● may significantly dilute the equity interest of our investors in the Total Offering who would not have pre-emption rights in respect of any such issuance;

● may subordinate the rights of holders of shares of Common Stock if we issue shares of preferred stock with rights senior to those afforded to our shares of Common Stock;

● will likely cause a change in control if a substantial number of our shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely will also result in the resignation or removal of some or all of our present officers and directors; and

● may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

● default and foreclosure on our assets if our operating revenues after our initial Business Combination are insufficient to pay our debt obligations;

● acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

● our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

● our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding; and

● limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

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Results of Operations for the Nine Months ended September 30, 2017 and 2016

Our entire activity since inception up to the closing of our Public Offering on March 7, 2016 was in preparation for the Public Offering. Since the Public Offering, our activity has been limited to the evaluation of the Business Combination candidates, and we will not be generating any operating revenue until the closing and completion of our initial Business Combination. We have generated a small amount of non-operating income in the form of interest income on the funds invested in the Trust Account. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Our expenses have increased as a result of being a public company (for financial reporting, accounting and auditing compliance) and the office and administrative services fee charged to us by a related party. We expect to incur increased expenses in the future as we pursue a Business Combination.

For the nine months ended September 30, 2017, we incurred a net loss of $323,797, which consists primarily of $116,202 incurred for accounting and professional services, $97,950 for legal expenses, $90,000 of expenses pertaining to office and administrative services provided to us by a related party, Jensyn Integration Services, LLC, $33,095 incurred for franchise taxes and related fees, $30,689 incurred for D&O insurance, $31,288 for stock compensation expense, $50,695 for Nasdaq fees and other stock related fees, $26,035 for other general and administrative expenses, and $1,692 of interest expense offset by $153,850 of interest income from the trust investments.

For the nine months ended September 30, 2016, we incurred a net loss of $290,717, which consists primarily of $164,274 incurred for accounting and professional services, $51,118 for legal expenses, $31,500 relating to Nasdaq filing fees, $70,000 of expenses pertaining to office and administrative services provided to us by a related party, Jensyn Integration Services, LLC, $29,956 incurred for D&O insurance, $31,009 for other general and administrative expenses, and $802 of interest expense offset by $87,942 of interest income from the trust investments.

Our operating expenses for the nine month periods ended September 30, 2017 and 2016 principally consisted of expenses related to public filings and to a lesser extent, general and administrative expenses including insurance and office expenses. Unless we consummate a Business Combination, we will have no operating revenues.

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Results of Operations for years ended December 31, 2016 and 2015

Our entire activity since inception up to the closing of our Public Offering on March 7, 2016 was in preparation for the Public Offering. Since the Public Offering, our activity has been limited to the evaluation of the Business Combination candidates, and we will not be generating any operating revenue until the closing and completion of our initial Business Combination. We have generated a small amount of non-operating income in the form of interest income on the funds invested in the Trust Account. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Our expenses have increased as a result of being a public company (for financial reporting, accounting and auditing compliance) and the office and administrative services fee charged to us by a related party. We expect to incur increased expenses in the future as we pursue a Business Combination.

For the year ended December 31, 2016, we incurred a net loss of $434,228, which consists primarily of $190,230 incurred for accounting and professional services, $66,137 for legal expenses, $100,000 of expenses pertaining to office and administrative services provided to us by a related party, Jensyn Integration Services, LLC, $44,150 incurred for franchise taxes and related fees, $40,150 incurred for D&O insurance, $36,600 for stock compensation expense, $31,500 for Nasdaq fees, $33,035 for other general and administrative expenses, and $848 of interest expense offset by $108,422 of interest income from the trust investments.

For the year ended December 31, 2015, we incurred a net loss of $130,326, which consists primarily of $104,925 incurred for accounting and professional services, $22,288 incurred for D&O insurance, $2,739 for other general and administrative expenses, and $374 of interest expense.

Our operating expenses for both years ended December 31, 2016 and 2015 principally consisted of expenses related to public filings and to a lesser extent, general and administrative expenses including insurance and office expenses. Until we consummate a Business Combination, we will have no operating revenues.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of September 30, 2017, we did not have any off-balance sheet arrangements. At September 30, 2017, we have short-term debt due to related parties of $1,216,420, $1,016,420 of this debt is unsecured, non-interest bearing and payable no later than the date of the consummation of an initial Business Combination. In addition, we have short term debt with Jensyn Capital, an affiliate, for $200,000. This debt is unsecured, carries an 8% interest rate, and is due upon the completion of the Company’s initial business combination. We do not have any capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our Principal Shareholders a total of $10,000 per month for office space, utilities, secretarial support and administrative services.

Liquidity and Capital Resources

Our cash balance as of September 30, 2017 was $23,850. Our liquidity needs have been satisfied to date through receipt of $25,029 from the sale of the Insider Shares, loans and advances from our principal shareholders (the “Principal Shareholders”) and affiliates in an aggregate amount of $1,216,420 (each as described in Note 3), and $85,000 from funds raised in the Public Offering and private placement of securities that are not required to be held in trust. We incurred approximately $2,696,501 in total offering related costs, including a $1,170,000 underwriting discount paid to underwriters and $780,000 deferred underwriting commission.

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We intend to use substantially all of the net proceeds of the Total Offering, including the funds held in the Trust Account, in connection with our initial Business Combination and to pay our expenses relating thereto. The expenses include a fee payable to Chardan Capital Markets, LLC in an amount equal to 2.0% ($780,000) of the total gross proceeds raised in the Public Offering upon consummation of our initial Business Combination. To the extent that our capital stock is used in whole or in part as consideration to effect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

We believe that our cash balance as of September 30, 2017 not held in the Trust Account and additional investments from our Principal Shareholders will be sufficient to allow us to operate through at least March 31, 2018, assuming that a Business Combination is not consummated during that time. Over this time period, we will be using these funds for identifying and evaluating prospective Business Combination candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to consummate our initial Business Combination with and structuring, negotiating and consummating the Business Combination. We anticipate that we will pay approximately:

●	$60,000 of expenses for the search for target businesses and for the legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of our initial Business Combination;

●	$170,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

●	$180,000 for general working capital that will be used for miscellaneous expenses, liquidation obligations and reserves, including stock related expenses (listing fees and transfer agent costs) and director and officer liability insurance premiums.

If our estimates of the costs of undertaking due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to convert a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial Business Combination. Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

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Critical Accounting Policies & Estimates

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion or redemption in accordance with ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2017, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at September 30, 2017, 3,193,717 of the 5,169,500 public shares were classified outside of permanent equity at their redemption value.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim financial statements, and revenue and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

At September 30, 2017, the Company has not commenced any operations nor generated revenue to date. All activity through September 30, 2017 relates to the Company’s formation and the IPO, and since March 7, 2016, the identification of potential target businesses and assets. Following the IPO, the Company will not generate any operating revenues until after completion of a business combination, at the earliest. The Company has generated non-operating income in the form of interest income on the designated trust account.

Net loss per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus to the extent dilutive, the incremental number of shares of common stock to settle warrants issued in the IPO and private placement, as calculated using the treasury stock method. For the period presented, the effect of the warrants have not been considered in the diluted loss per common share because their effect would be anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Internal Control Over Financial Reporting

Jensyn’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of Jensyn’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Internal control over financial reporting includes: maintaining records that in reasonable detail accurately and fairly reflect Jensyn’s transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of Jensyn’s financial statements; providing reasonable assurance that receipts and expenditures of Jensyn’s assets are made in accordance with management’s authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of Jensyn’s assets that could have a material effect on Jensyn’s financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of Jensyn’s financial statements would be prevented or detected. Furthermore, Jensyn’s controls and procedures can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls or procedures, and misstatements due to error or fraud may occur and not be detected on a timely basis.

In connection with its audit of Jensyn’s financial statements for the year ended December 31, 2016, Jensyn’s independent registered public accounting firm identified that Jensyn had not accrued a material liability. The error resulted from an inadequate control procedure and a lack of supervisory review over the closing process. This control deficiency constitutes a material weakness in internal control over financial reporting. Jensyn plans to take steps to remedy this material weakness in conjunction with a business combination that will provide additional resources.

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Redeemable common stock

All of the 3,900,0000 common shares sold as part of the units in the IPO contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against accumulated deficit and in the absence of accumulated deficit, by charges against paid-in capital.

Accordingly, at September 30, 2017 and December 31, 2016, 3,193,717 and 3,252,836 of the 3,900,000 public shares are classified outside of permanent equity at their redemption value, respectively. The redemption value is equal to the pro rata share of the aggregate amount then on deposit in the trust account, including interest but less taxes payable and amounts released for working capital (approximately $10.35 per share at September 30, 2017 and December 31, 2016).

Fair value of financial instructions

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of September 30, 2017 and December 31, 2016. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of September 30, 2017 and December 31, 2016. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analysis of and changes to tax laws, regulations and interpretations thereof. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2017 and December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

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The Company may be subject to potential examination by U.S. Federal, U.S. states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. Federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

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INFORMATION ABOUT BAE

Unless otherwise stated, reference in this section to “BAE,” “we,” “us” or “our” generally refer to BAE Energy Management, LLC and its consolidated subsidiaries.

Overview and History

BAE has been a provider of total solution energy management services to small and medium-sized energy marketers (“ESCOs”) for over 15 years. BAE provides its clients with a full suite of back office services for the client’s electricity and natural gas needs, including purchasing, load forecasting, scheduling, hedging, pipeline optimization, balancing and settlements, market intelligence, regulatory support, and supply financing. BAE provides such services through proprietary software solutions for invoicing and accounting (EnerMark Solutions) and provides ESCOs and utility companies with the ability to exchange information through Electronic Data Interchange (EDI). By providing comprehensive back-office support services, BAE allows its clients to focus on marketing and consumer acquisitions to grow their businesses and gives them leverage to compete on equal footing against substantially larger ESCOs.

BAE started providing consulting services in the nascent deregulated natural gas industry in 1999. As challenges developed in the industry, BAE recognized the need to become an aggregator in the market in order to provide additional services that its clients were in need of. As deregulation moved into the electric market, BAE started Clear Choice Energy to provide similar services for ESCOs entering the power market.

BAE believes that the following characteristics of its business have contributed to its success in its industry:

●	Deep background in the utility industry;

●	Extensive experience in energy logistics;

●	Fifteen years developing and supporting a software product built from the ground up to address the needs of the ESCO market.

BAE believes that its business model is scalable, and its objective is to maximize profitability while proactively managing risk. To achieve this objective, BAE actively manages and monitors its client base to determine the allocation of retail energy sales between natural gas and electricity based on existing or developing market dynamics, thus determining how BAE’s services can best serve its clients in the midst of an evolving market. In addition, the diversity in BAE’s customer base across all deregulated energy markets allows BAE to mitigate risk and react to changes in the retail energy environment.

Description of Services

BAE provides the following logistical, back office services to its clients, all of which produce revenue based primarily on a bundled fixed fee above commodity prices for each customer:

●	Purchasing. BAE aggregates the natural gas and electrical purchase requirements for its clients, which allows them to secure a lower cost supply than they would be able to if such requirements were not aggregated.

●	Load Forecasting. BAE evaluates its clients’ customer loads to ensure adequate delivery of natural gas to the end-use customer. BAE uses proprietary software tools to track and project consumption and expected usage. This allows BAE to minimize imbalances at the utility resulting in increased efficiency and economic performance for its clients.

●	Scheduling. BAE coordinates deliveries on various pipeline systems, moving supplies from the production to market areas utilizing a least cost optimization approach. BAE works cooperatively with the utilities to ensure that its clients are delivering the necessary volumes to the utilities in order to eliminate the possibility of imbalance penalties while still meeting the utilities operational flow requirements.

●	Hedging. BAE offers its clients the ability to offer fixed price contracts to the end-use consumer by folding their position into BAE’s portfolio, which gives its clients the ability to offer fixed price contracts at lower volume levels than would be traditionally available.

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●	Balancing and Settlement. BAE provides extensive financial data to its clients by taking a 360-degree view of cost inputs and settlements with the utility companies. In many cases, BAE prepares the top line P&L for its clients and their accountants.

●	Market Intelligence. BAE is active in a number of utility and regulatory body collaborations at the state and local level, where it broadly represents the interests of its clients in an effort to improve the deregulated energy markets. BAE also has access to various industry news services where it gathers pricing and market information for its clients.

●	Regulatory Support. BAE is a liaison with state regulatory agencies on behalf of its clients with regard to compliance issues. BAE prepares compliance filings on behalf of its clients.

BAE provides the following financing service to its customers and receives interest income as a result:

●	Supply Financing. BAE provides supply financing to its clients. BAE also works with different financing institutions (i.e. banks, funds and private lenders) when necessary to support its clients’ growth needs. In situations where BAE provides supply financing, BAE protects itself by entering into lockbox arrangements with respect to clients’ accounts receivable.

In addition to the above services, BAE also provides software solutions for the exchange of information between its clients and the utility companies, including:

●	Electronic Data Interchange (EDI). BAE is an EDI vendor. EDI is a set of communication protocols that allow counterparties to communicate electronically. EDI is the standard by which ESCOs and utility companies transmit and receive data, and BAE’s EDI platform is the conduit by which the communication takes place. As an EDI vendor, BAE is privy to the data flow between the ESCO and the utility company such as enrollments, drops, invoices and payments. Being an EDI vendor allows BAE to have in-depth knowledge of its clients’ activities.

●	Customer Billing Software. In most cases, ESCOs bill their customers through the utility’s billing system, and the utility collects payments on behalf of the ESCOs. BAE’s clients use its proprietary software, EnerMark Solutions, for the generation and distribution of invoices and for the accounting of payment received for its customers.

Clients

BAE’s clients, who operate in the energy space and serve both small residential and large commercial end-consumers, purchase their natural gas and electricity supply from a variety of wholesale providers and bill their customers monthly for the delivery of natural gas and electricity at either a fixed or variable price, depending on the contract with the customer. Natural gas and electricity are then distributed to the end-consumer by local regulated utility companies through their existing infrastructure. BAE’s clients operate in 8 states and over 25 different utility territories. Energy services are provided to customers operating in New York, New Jersey, Connecticut, Massachusetts, Maine, Pennsylvania, Maryland and Ohio. Vantage provides financing services in these same eight states, plus Illinois and Texas. This varied client base provides BAE’s business with risk diversification and a stable portfolio.

Five of BAE’s customers accounted for 73% of BAE’s revenues for the year ended December 31, 2016. Below is a list of each customer that exceeded 10% of the total energy services revenue:

Atlantic Energy
Aggressive Energy LLC
North Energy Power LLC
Robinson Energy
Utility Expense Reduction

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Sales

BAE’s sales are driven by the underlying commodity price plus a fixed fee and therefore vary accordingly. In addition, BAE generates additional margin as a result of optimization (sourcing energy at lowest possible prices from various suppliers) and hedging strategies. Revenue in 2016 was $99.5 million as compared to $129.4 million in 2015, while delivered volumes of electricity and natural gas increased by 15% over the same period.

Industry and Market[1]

The Natural Gas and Electricity industries began to be deregulated in 1990. Through various deregulation initiatives at the state and federal levels, states are moving away from regulations that set rates for energy and towards a competitive industry where the prices are determined by the markets. As a result of such deregulation, competitive forces in the marketplace bring about price transparency, efficiency, innovation and new investments. 14 states and the District of Columbia allow retail competition for both electricity and natural gas, 3 states allow electricity only and 13 states allow natural gas only. This means that, for those states that have deregulated, end users can choose an energy provider other than their local utility company. Retailers, such as BAE’s clients, buy the energy on behalf of the end customer and transmit the energy through pipelines and transmission lines, which are operated by the legacy energy companies that handle the transport for a fee based on regulated tariffs. The Local Distribution Company (“LDC”) will transmit the energy to end users and bill the supplier for that service, which is passed on to the end user. This aspect of the service is similar to that of the telecom industry, where the local bell company transmits long distance and internet services through its legacy telephone and optical cable lines. Unlike the telecom industry, certain utilities in the energy industry offer Purchase of Receivable (“POR”), where the utilities, which typically have a credit rating of “A” or better, purchase the receivable for a nominal fee from the retailer in a non-recourse manner.

According to the U.S. Energy Information Administration, residential, commercial and industrial consumers migrating towards retail energy suppliers have grown by more than 20%, from 8.7 million in 2008 to over 10.5 million as of 2015.

Electricity Demand. Since 1991, total electricity retail sales have increased from 2.8 trillion kilowatt hours (“Tkh”) to 3.7 Tkh and are expected to rise to 4.6 Tkh in 2040. In 2016, residential consumers accounted for 38% of total consumption, commercial consumers comprised 37%, and industrial consumers comprised 25%. Through 2035, electricity consumption is expected to steadily increase by approximately 1% per year, spurred by increased usage of consumer electronics that may be offset by increasingly energy-efficient home appliances.

Natural Gas Demand. Since 1990, U.S. residential and commercial natural gas consumption has increased from 19 trillion cubic feet (“Tcf”) to 28 Tcf. Short-term demand for natural gas has traditionally been cyclical and highly dependent on seasonal and weather-related changes – demand peaks during the coldest months and hits a trough during the warmest months.

Natural Gas Markets. The Energy Information Agency (“EIA”) reports that 27 states and the District of Columbia have legislation or programs in place that allow residential consumers and other small-volume users to purchase natural gas from ESCOs.

●	Over 300 licensed natural gas marketers are serving customers in deregulated states throughout the country.

●	Nearly 30 million residential gas customers in the U.S. have access to choose programs, with approximately 7 million (or 23% of eligible customers) actually purchasing from ESCOs.

1 The U.S. Energy Information Administration.

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Electricity Markets. Through various federal and state level deregulation initiatives, the electric power industry in several states has changed from a highly regulated structure to a deregulated structure where customers can choose from many suppliers and products.

●	The deregulated structure includes independent power producers and competitive providers who supply electricity to end-use customers.

●	Utilities continue to provide transmission or distribution services.

●	At least 17 states (Connecticut, Delaware, Illinois, Maine, Maryland, Massachusetts, Michigan, Montana, New Hampshire, New Jersey, New York, Ohio, Oregon, Pennsylvania, Rhode Island, Texas and Virginia) and the District of Columbia have deregulated electricity.

BAE’s Business Model

BAE provides a full-service product offering to allow its clients to focus on their core marketing strengths. By serving as the virtual back office, BAE manages the logistical, software and market intelligence functions and provides the tools that its clients need to be successful.

Growth Strategy, Future Growth Prospects and Pricing

●	Historical Growth Strategy. Since its formation, BAE has grown organically. In 2016, BAE acquired Vantage Commodities Financial Services in order to increase its presence in the financing sector.

●	Future Growth Prospects. BAE plans to continue to cultivate future growth by exploring strategic investments in businesses that can support the expansion of its reach and growth strategies. In the future BAE also expects to market its software products which to date have been part of the bundled services that it provides its clients.

●	Pricing Strategy. BAE offers a full-service product offering with generally standard terms. BAE provides flexible pricing offerings for clients that have some internal capabilities where a full-service product is not warranted.

Additional BAE Business Opportunities

BAE is currently negotiating agreements for two additional opportunities to expand its business. These opportunities are described below.

Carbon Capture Resources: BAE is negotiating a 15% equity investment in Carbon Capture Resources. Carbon Capture Resources is a company that is addressing a significant environmental concern with abandoned coal mines.  There are over 40,000 abandoned coal mines throughout the country. Once mines are sealed off they continue to excrete methane into the cavity that is left behind. Methane that escapes into the atmosphere is 20-30 times more harmful to the environment than carbon dioxide. In 2014 the California Air Resources Board (“CARB”) created a protocol that requires industry in California to reduce greenhouse gas emissions or, as an alternative, purchase environmental credits or allowances. One of the ways that the emission reduction mandate may be satisfied is to buy credits created by the capture of coal mine methane. Carbon Capture Resources secures leases with coal mine operators and provides the logistics to capture the methane and transport it to the pipeline network. If this transaction is completed, BAE will be the exclusive reseller for the captured gas. The CARB protocol has been authorized through 2030 and other governmental bodies can adopt the protocol. In addition to California, the province of Quebec has approved the protocol. No assurance can be given that BAE’s proposed acquisition of an interest in Carbon Capture Resources will be completed.

Community Solar: Community solar is a concept that allows consumers to have their own solar generation without having to install solar panels on their roof. BAE believes that new generation capability is going to be driven by projects like community solar. Large scale generation facilities face many regulatory hurdles and BAE views community solar, along with other non-traditional generation, as a significant driver of generation capacity growth in the northeastern United States market. BAE is negotiating a marketing agreement with a solar farm developer to market community solar output to retail customers. No assurance can be given that BAE will finalize and enter into this marketing agreement.

Marketing and Advertising

BAE relies on referrals and engagement in industry conferences and seminars to drive growth. BAE has employed sponsorships at these events to attract potential clients. Overall, BAE utilizes mixed marketing and advertising methods to enhance its brand and sales, to regularly communicate with its target customers and to strengthen its ability to market new and differentiated services.

Trademarks and Other Intellectual Property

BAE has filed for trademark status for EnerMark Solutions, our proprietary software product. We consider BAE’s trademark and the associated intellectual property to be valuable assets that diversify customer’s value alternatives, a useful strategy to enhance profit margins and an important way to establish and protect BAE’s brand in a competitive environment. BAE is not currently involved in any trademark or other intellectual property disputes with any third party.

Insurance

BAE utilizes a combination of insurance and self-insurance to provide coverage for potential liability for worker’s compensation, automobile and general liability, product lability, director and officer’s liability, employee health care benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency or insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. BAE evaluates its insurance requirements on an ongoing basis to ensure it maintains adequate levels of coverage.

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Real Estate

BAE’s headquarters has been located in Woodbury, New York since 2014. BAE also maintains offices in New York City. All office space is under lease from unaffiliated third parties.

The list below details the information related to BAE’s leases:

Location	Gross Sq. Ft.	Lease Start	Lease End	Remaining Years
Woodbury, NY	2,519	2/10/2014	2/10/2021	3
New York City	1,250	3/10/2016	3/10/2019	1

Employees

As of September 30. 2017, BAE had approximately 18 employees, all of whom are full-time employees. BAE has 4 employees who have worked for it for 10 years or more. BAE’s employees are not unionized nor, to BAE’s knowledge, are there any plans for them to unionize. BAE has never experienced a strike or significant work stoppage and regards its employee relations to be good.

Regulation

BAE is subject to regulation by the Federal Energy Regulatory Commission and local regulatory agencies. BAE believes that it is in material compliance with laws and regulations in each jurisdiction. BAE’s compliance with these regulations may require additional capital expenditures and could materially adversely affect its ability to conduct business as planned.

Legal Proceedings

In the ordinary course of BAE’s business, BAE is subject to periodic lawsuits, investigations and claims, including, but not limited to, contractual disputes, premises claims and employment, environmental, health, safety and intellectual property matters. Although BAE cannot predict with certainty the ultimate resolution of any lawsuits, investigations or claims asserted against it, BAE does not believe any currently pending legal proceedings to which it is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations.

BAE Ownership

Each of Victor Ferreira and Karen Ferreira owns a 50% interest in BAE. Victor Ferreira and Karen Ferreira are husband and wife.

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BAE Executive Officers

Set forth below is certain information regarding the executive officers of BAE.

Name	Age	Position
Victor Ferreira	54	Chief Executive Officer
Summit Takkar	40	President
John Cooper	52	Chief Operating Officer
Fernanda Ferreira	58	Chief Financial Officer
Kathy Qin	44	Chief Risk Officer

Victor Ferreira has been Chief Executive Officer of Big Apple Energy for more than 20 years. He is a specialist in the retail energy market and commodity risk management for both electricity and natural gas. He is active in various industry collaboratives, focused on improving and expanding the deregulated energy market. Prior to starting his own business, Mr. Ferreira created the retail energy marketing division of one of New York’s largest fuel oil dealers with revenues exceeding $60 million per year. He also held various positions over a seven-year period at Keyspan Energy including Director of Market Strategy and served as the company’s liaison to large commercial customers. Mr. Ferreira earned an MBA in Finance from NYU’s Stern School of Business and a Bachelor of Engineering from Polytechnic University. He is a licensed New York State Professional Engineer and has designed innovative cogeneration facilities utilizing fuel cells and microturbines.

Sumit Takkar is a seasoned private debt professional with over 10 years’ experience in origination, structuring, underwriting, and portfolio management. Mr. Takkar has been the President at Vantage Commodities Financial Services since April 2016. He is responsible for managing all aspect of the business. Previously, Mr. Takkar founded a structured finance group at Maple Financial, a $10 billion global financial organization in 2013 and served as its Director from 2013 to 2016. Mr. Takkar also worked as a Director at LS Power Group, a reputed investment firm in the energy sector and was responsible for leading secured debt investing from 2010 to 2012. He has also worked as a Vice President at First Capital, a leading specialty finance company which was later acquired by Ares Capital. Mr. Takkar earned an MBA from Cornell University and is also a qualified Chartered Accountant.

John Cooper is the Chief Operating Officer of BAE Energy Management, LLC. John is responsible for overseeing the strategic direction of the company. John was the Co-Founder and CEO of City Power and Gas LLC – an Energy Service Company reselling natural gas and electricity predominantly in the highly competitive New York City market. John was responsible for all aspects of the operation including growth, call center operation, customer service, regulatory and public service commission adherence. Mr. Cooper was the Founder and President of MCJ Consulting, LLC where he provided CFO and COO advisory services to assist companies in financial restructuring and capital raises. He advised on various types of transactions including gaming, hotel and casino operations and retail franchise. Mr. Cooper holds a Bachelor of Science degree in Computer Science from Hofstra University and an MBA in Finance from New York University’s Stern School of Business.

Fernanda Ferreira is responsible for the overseeing the financial and accounting operations at Big Apple Energy and directing financial analysis of client activity and financial reporting to clients since 2008. Previously, Ms. Ferreira has worked for 22 years at Deloitte & Touche. From 1992 to 2008 she was the Audit Manager of Unit Investment Trust Group, where Ms. Ferreira was responsible for managing daily workflow, supervising and training of audit staff in a high volume audit group and directed date-of-deposit deal originations and deal closings. She directed over 25 staff auditors and internal auditors and handled the review of numerous audits. Ms. Ferreira is a graduate of Pace University where she received a Bachelor of Business Administration in General Business. Ms. Fernanda is the sister of Victor Ferreira.

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Kathy Qin has over 10 years of experience in credit and risk management in the Energy Sector with a solid knowledge of the natural gas and electric commodity markets. Kathy had previously served as the Senior Credit Rick Analyst at Direct Energy where managed credit exposure for counterparties, borrowers and suppliers. Kathy was a key member in the credit team on organization-wide M&A deals and structured transactions. Kathy holds a Bachelor of Science degree in Commerce Management from the University of Western Sydney and a Master of Science degree in Management of Risk from St. John’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that were paid, awarded to, or earned by, our “named executive officers,” who consisted of BAE’s principal executive officer, BAE’s principal financial officer, and the other most highly compensated BAE executive officers who earned in excess of $100,000. For fiscal year 2016, such named executive officers, were:

Victor Ferreira	-	Chief Executive Officer

John Cooper	-	Chief Operating Officer

Fernanda Ferreira	-	Chief Financial Officer

Sumit Takkar	-	President

Historical Compensation Decisions

BAE’s compensation program was driven in part by the fact that it was a private limited liability company. As a result, BAE has not been subject to any stock exchange listing or SEC rules requiring a majority of BAE’s board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees. Most, if not all, of BAE’s prior compensation policies and determinations, including those made for fiscal year 2016, have been the product of discussions between BAE’s Chief Executive Officer and the other Existing Member.

Compensation Philosophy and Objectives

Prior to the closing of the Business Combination, BAE has not had a formal compensation philosophy or objective. Compensation decisions were made by the Existing Members.

Our Compensation Philosophy and Objectives Following the Business Combination

Upon completion of the Business Combination, our compensation committee will review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. We also anticipate that our compensation committee may make adjustments in executive compensation levels and existing BAE arrangements in the future as we continue to review the competitiveness of our compensation package for the named executives and implement formal benchmarking. Accordingly, the compensation paid to BAE’s named executive officers for fiscal year 2016 is not necessarily indicative of how we will compensate our named executive officers after the Business Combination.

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Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code limits a public company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Pursuant to Section 162(m), compensation above $1 million may be deducted only if it is “performance-based compensation” within the meaning of the Internal Revenue Code. Prior to the Business Combination, Section 162(m) did not apply to BAE. Following the Business Combination, our compensation committee will determine whether and/or how to structure our compensation arrangements so as to preserve the related federal income tax deductions.

Section 409A Considerations

Another section of the Internal Revenue Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and will review and amend our compensation arrangements where necessary to comply with Section 409A.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2016 and 2015 earned by, awarded to or paid to BAE’s named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	No equity incentive plan compensation ($)	Non-qualified deferred compensation earnings (5)	All other compensation ($)	Total ($)

Victor Ferreira, Chief Executive Officer	2016	500,000	—	—	—	—	—	—	500,000
	2015	250,000	—	—	—	—	—	—	250,000

Fernanda Ferreira, Chief Financial Officer	2016	120,000	—	—	—	—	—	—	120,000
	2015	110,000	—	—	—	—	—	—	110,000

John Cooper, Chief Operating Officer	2016	108,000	—	—		—	—	—	108,000

Pension Benefits

Neither the Existing Members nor BAE sponsored any qualified or nonqualified defined benefit plans. Similarly, we do not sponsor any qualified or nonqualified defined benefit plans. Our managers or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

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Nonqualified Deferred Compensation

Neither the Existing Members nor BAE sponsored any nonqualified defined contribution plans or other nonqualified deferred compensation plans. Similarly, we do not sponsor any nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our managers or compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Director Compensation following this Business Combination

After the Business Combination, our board of directors will establish an “Independent Director Compensation Policy.” As part of the development of that policy, it is expected that each person who is initially elected, continues to serve on the board of directors, or is appointed to our board of directors after the effective date of the Business Combination, and who is a non-employee director at the time of the Business Combination or upon such initial election or appointment, will receive an annual cash retainer, an equity award and committee member retainer effective on the date of the Business Combination or on the date of such initial election or appointment.

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BAE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BAE Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview and History

Big Apple Energy LLC (“BAE”) has been a provider of total solution energy management services to small and medium-sized energy marketers (“ESCOs”) for over 15 years. BAE provides its clients with a full suite of back office services for the client’s electricity and natural gas needs, including purchasing, load forecasting, scheduling, hedging, pipeline optimization, balancing and settlements, market intelligence, regulatory support, and supply financing. BAE provides such services through proprietary software solutions for invoicing and accounting (EnerMark Solutions) and provides ESCOs and utility companies with the ability to exchange information through Electronic Data Interchange (EDI). By providing comprehensive back-office support services, BAE allows its clients to focus on marketing and consumer acquisitions to grow their businesses and gives them leverage to compete on equal footing against substantially larger ESCOs.

BAE operates in ten states, including New York, New Jersey, Connecticut, Massachusetts, Maine, Pennsylvania, Maryland, Ohio Illinois, and Texas.

BAE’s primary historical business has been from its energy services business to gas and electricity customers. The table below outlines the mix of revenues and gross profit from each of these segments.

	For the nine months ended	For the nine months ended	For the year ended	For the year ended	For the year ended
	September 30, 2017	September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014

Energy Services - Revenue
Gas	59%	63%	64%	47%	36%
Electric	41%	37%	36%	53%	64%

Energy Services - Gross Profit
Gas	52%	71%	73%	81%	61%
Electric	48%	29%	27%	19%	39%

Acquisition of Vantage

In April 2016, BAE acquired 100% of the equity interests of Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”). The results for Vantage are included in BAE’s consolidated results from the date of acquisition.

New Opportunities

BAE is currently negotiating agreements for two additional opportunities to expand its business. These opportunities are described below.

Carbon Capture Resources: BAE is negotiating a 15% equity investment in Carbon Capture Resources. Carbon Capture Resources is a company that is addressing a significant environmental concern with abandoned coal mines. BAE will be the exclusive reseller for the captured gas (expected to contribute $500,000 in 2018 revenue) and intends to provide financing to support Carbon Capture Resources business operations, including working capital financing (expected to be $8 million in 2018). No assurance can be given that BAE’s proposed acquisition of an interest in Carbon Capture Resources will be completed.

Community Solar: Community solar is a concept that allows consumers to have their own solar generation without having to install solar panels on their roof. BAE believes that new generation capability is going to be driven by projects like community solar. Large scale generation facilities face many regulatory hurdles and BAE views community solar, along with other non-traditional generation, as a significant driver of generation capacity growth in the northeastern United States market. BAE is negotiating a marketing agreement with a solar farm developer to market community solar output to retail customers. No assurance can be given that BAE will finalize and enter into this marketing agreement.

Adjusted EBITDA

The term Adjusted EBITDA is not defined under GAAP. BAE’s management believes, however, that Adjusted EBITDA is meaningful to investors to enhance their understanding of BAE’s financial performance exclusive of expenses that will not recur following consummation of the Business Combination. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance. BAE’s calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing BAE’s operating performance, stockholders and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP.

BAE defines “Adjusted EBITDA” as EBITDA adjusted for, (i) net gain (loss) on derivative instruments, and (ii) net gain (loss) on the fair value of the warrant liability.

For the nine-month period ended September 30, 2017 and the years ended December 31, 2016 and 2015, BAE’s adjusted EBITDA was computed as follows:

	Nine-months ended	Nine-months ended
	September 30, 2017	September 30, 2016	2016	2015

EBITDA Calculation

Net Income (loss)	$2,559,074	$(1,541,911)	$490,133	$7,456,028

Plus:
Interest	2,724,875	2,692,292	3,606,422	2,288,608
Interest - Vantage in cost of revenue	1,826,629	1,643,433	2,391,016	-
Depreciation	24,499	24,425	40,442	8,656

EBITDA	$7,135,077	2,818,239	$6,528,013	$9,753,292

Adjusted EBITDA Calculation

Non-cash (gain) loss on derivative contracts	822,210	(527,773)	(2,018,211)	(2,082,463)
Non-cash (gain)/loss on warrant	194,933	1,303,257	1,831,879	(846,812)

Adjusted EBITDA	$8,152,220	3,593,723	$6,341,681	$6,824,017

Revenue and Cost of Revenue Drivers

BAE revenues for services provided to its gas and electric customers are primarily based on the price of the underlying commodity plus a fixed fee. As a result, changes in revenue are normally directly related to the underlying commodity prices and volumes.

BAE costs of revenue for it gas and electric customers are based on the underlying price of the commodity and to a lesser extent, non-cash gains or losses on derivative contracts. BAE also employs cost reduction initiatives in the form of optimizing the purchase of commodities through aggregation of quantities, seeking lowest cost suppliers and through hedging techniques. As a result, changes in costs of revenue may not tie directly to volumes of commodities sold (as in the case of changes in revenue), depending on the opportunities that exist in certain periods for this optimization. Cost optimization is the most significant driver in the changes in gross margin percentages and will be referenced in the analysis below.

Results of Operations—Nine Months Ended September 30, 2017 and 2016

Vantage was acquired by the Company on April 1, 2016. As a result, the discussion of Vantage results will be for the nine months ended September 30, 2017 compared to the six months ended September 30, 2016.

Revenue

For the nine months ended September 30, 2017, BAE revenues were $70.3 million, a decrease of $3.2 million, or 4% compared to $73.5 million for the nine months ended September 30, 2016. Excluding the Vantage acquisition in 2016, BAE revenues were $66.9 million, a decrease of $4.9 million, or 7% compared to $71.9 million for the nine months ended September 30, 2016. Gas services revenue of $39.3 million decreased by $6.1 million, or 14% from the prior period, due to a 3% decline in volume and an 11% decline in the underlying price of the commodity. Electricity services revenue of $27.6 million increased $1.2 million, or 5% from the prior period, due to a 6% increase in the price of the commodity offset by a 2% decline in volume. The decrease in volume is a result of reduced levels of energy consumption brought about an unusually warmer January and February period and a summer that had 22% fewer cooling degree days than normal.

For the nine months ended September 30, 2017, Vantage’s revenues were $3.3 million, an increase of $1.6 million compared to $1.7 million for the six months ended September 30, 2016. This increase is partly due to the $12 million increase in lending activity that occurred in 2017.

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Cost of Revenue

For the nine months ended September 30, 2017, BAE’s cost of revenue was $61.5 million, a decrease of $1.7 million, or 3% compared to $63.2 million for the nine months ended September 30, 2016. Excluding the Vantage acquisition in 2016, BAE’s cost of revenue was $59.7 million, a decrease of $1.9 million, or 3% compared to $61.6 million for the nine months ended September 30, 2016, reflecting the lower energy consumption levels that impacted revenue.

Gas costs of $35.6 million for the nine-month period ended September 30, 2017 decreased by 7% as compared to the same period the previous year, due to a 3% decline in volume and a 4% decrease in cost of the underlying commodity. Electricity costs of $24.1 million for the nine-month period ended September 30, 2017 increased by 3% as compared to the same period the previous year, due to a 2% decrease in volume offset by a 6% increase in cost of the underlying commodity.

Natural gas supply costs increased by $3.0 million or 16%, and pipeline charges decreased by $6.3 million or 33%, reflecting the impact of the average settlement price for the nine months ended September 30, 2017 of $3.121 per dekatherm as compared to $2.281 for the nine months ended September 30, 2016. Pipeline charges are not impacted by commodity price fluctuations. As such, the decreased pipeline charges reflect a decrease in the underlying client activity over the period.

For the nine months ended September 30, 2017, Vantage’s cost of revenue (mainly interest expense) was $1.8 million, an increase of $0.2 million compared to $1.6 million for the six months ended September 30, 2016. This increase is partly due to increased advances to customers of about $12 million that occurred in 2017.

Gross Profit

For the nine months ended September 30, 2017, BAE’s gross profit was $8.7 million, a decrease of $1.6 million, or 15% compared to $10.3 million for the nine months ended September 30, 2016. Excluding the Vantage acquisition in 2016, BAE’s gross profit was $7.2 million, a decrease of $3.0 million, or 30% compared to $10.3 million for the nine months ended September 30, 2016. The reduced gross profit reflects the lower consumption levels as a result of the warmer than normal start of the 2017 heating season and the cooler than normal summer period

For the nine months ended September 30, 2017, BAE’s gross profit margin was 12.4% as compared to 14.0% for the nine months ended September 30, 2016. Vantage’s gross profit margin was 45.3% in 2017 as compared to 0.9% for the six-month period ended September 30, 2016. Overall gross margin excluding the Vantage acquisition was 10.8% for 2017 as compared to 14.2% in 2016, reflecting an increase in the margin on electricity sales (12.6% in 2017 as compared to 11.2% in 2016 offset by a decline in the margin on gas sales (9.5% in 2017 compared to 16.0% in 2016). The decline in gas margin is driven by a decline in the amount of cost optimization in 2017 compared to the same period in 2016 of about $2.8 million. The increase in the electricity margin is driven by an increase in the amount of cost optimization in 2017 compared to the same period in 2016 of about $1.2 million.

For the nine months ended September 30, 2017, Vantage’s gross profit was $1.8 million, an increase of $0.2 million compared to $1.6 million for the six months ended September 30, 2016.

Vantage’s gross profit margin was 45.4% for the nine months ended September 30, 2017 compared to 1.0% for the six months ended September 30, 2016. This increase is due increased advances of about $12 million that occurred in 2017.

Selling, General and Administrative Costs

For the nine months ended September 30, 2017, BAE’s selling, general and administrative costs were $4.5 million, a decrease of $3.3 million, or 42% compared to $7.8 million for the nine months ended September 30, 2016. Excluding the Vantage acquisition in 2016, BAE’s selling, general and administrative costs were $2.0 million, a decrease of $3.5 million, or 64% compared to $5.5 million for the nine months ended September 30, 2016. This decrease is primarily the result of a charge for bad debt of $3.4 million in 2016.

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For the nine months ended September 30, 2017, Vantage’s selling, general and administrative costs was $2.5 million, an increase of $0.1 million compared to $2.4 million for the six months ended September 30, 2016.

Interest Expense

For the nine months ended September 30, 2017, BAE’s interest expense was $2.7 million, about the same as compared to the nine months ended September 30, 2016. Vantage’s interest expense is included as cost of revenue.

Interest Income

For the nine months ended September 30, 2017, BAE’s interest income was $1.2 million, an increase of $1.2 million, compared to $0.0 million for the nine months ended September 30, 2016. This increase is a result of higher lending to to BAE’s clients.

Unrealized Loss on Change in Fair Value of Warrant

For the nine months ended September 30, 2017, we recognized a non-cash loss of $0.2 million on the change in the fair value of a warrant to purchase a 6% equity interest in the Company, compared to $1.3 million for the nine months ended September 30, 2016.

Results of Operations—Years Ended December 31, 2016 and 2015

Revenue

For the year ended December 31, 2016, BAE revenues were $99.6 million, a decrease of $29.7 million, or 23% compared to $129.4 million for the year ended December 31, 2015. Excluding the Vantage acquisition in 2016, BAE’s revenues were $96.8 million, a decrease of $32.5 million, or 25% compared to $129.4 million for the year ended December 31, 2015. Gas services revenue of $62.3 million increased by $1.6 million, or 3% from the prior period, due to an 11% increase in volume and an 8% decline in the underlying price of the commodity. Electricity services revenue of $34.5 million decreased $34.1 million, or 50% from the prior period, due to a 56% decrease in the price of the commodity offset by a 14% increase in volume. The Company also lost a customer in April 2015, which accounts for $14.8 million of the decrease. Excluding that client’s load from the 2015 totals, the electric volume scheduled increased from calendar year 2015 to calendar year 2016 by 23%, from 273,154 MWh to 333,835 MWh.

Cost of Revenue

For the year ended December 31, 2016, BAE’s cost of revenue was $86.3 million, a decrease of $30.9 million, or 26% compared to $117.2 million for the year ended December 31, 2015. Excluding the Vantage acquisition in 2016, BAE’s cost of revenue was $83.4 million, a decrease of $33.8 million, or 29% compared to $117.2 million for the year ended December 31, 2015. Gas costs of $52.5 million for year ended December 31, 2016 increased by 3% as compared to the same period the previous year, due to an 11% increase in volume and an 8% decrease in cost of the underlying commodity. Electricity costs of $30.8 million for the year ended December 31, 2016 decreased by 53% as compared to the same period the previous year, due to a 14% increase in volume offset by a 59% decrease in cost of the underlying commodity.

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Gross Profit

For the year ended December 31, 2016, BAE’s gross profit was $13.5 million, an increase of $1.3 million, or 10.7% compared to $12.2 million for the year ended December 31, 2015. Excluding the Vantage acquisition in 2016, BAE’s gross profit was $13.5 million, an increase of $1.3 million, or 10.5% compared to $12.2 million for the year ended December 31, 2015, reflecting an overall increase in total volume.

For the year ended December 31, 2016, BAE’s overall gross margin was 13.4% as compared to 9.4% for the year ended December 31, 2015. BAE’s gross margin excluding the Vantage acquisition was 13.9% for 2016 as compared to 9.4% in 2015, reflecting an increase in the margin on electricity sales (10.6% in 2016 as compared to 3.3% in 2015), due to an increase in the gain on derivatives and improved cost optimization in 2016, offset by a slight decline in the margin on gas sales (15.7% in 2016 compared to 16.3% in 2015).

Selling, General and Administrative Costs

For the year ended December 31, 2016, BAE’s selling, general and administrative costs were $9.1 million, an increase of $5.1 million, or 128% compared to $4.0 million for the year ended December 31, 2015. Excluding the Vantage acquisition in 2016, BAE’s selling, general and administrative costs were $6.4 million, an increase of $2.4 million, or 61% compared to $4.0 million for the year ended December 31, 2015. This increase is primarily the result of an increase of $1.8 million in bad debt from a settlement of disputed receivables from 2014, and $1.7 million relating to restructuring of the Vantage operations.

Interest Expense

For the year ended December 31, 2016, BAE’s interest expense was $3.6 million, an increase of $1.3 million, or 58% compared to $2.3 million for the year ended December 31, 2015. This increase is a result of higher borrowings to support lending activities to BAE’s clients.

Interest Income

For the year ended December 31, 2016, BAE’s interest income was $1.7 million, an increase of $1.0 million, or 140% compared to $0.7 million for the year ended December 31, 2015. This increase is a result of higher lending to BAE’s clients.

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Unrealized Loss on Change in Fair Value of Warrant

For the year ended December 31, 2016, we recognized a non-cash loss of $1.8 million on the change in the fair value of a warrant to purchase a 6% equity interest in the Company compared to a gain of $0.8 million for the year ended December 31, 2015.

Results of Operations—Year Ended December 31, 2015 and 2014

Revenue

For the year ended December 31, 2015, BAE revenues were $129.4 million, a decrease of $69.9 million, or 35% compared to $199.3 million for the year ended December 31, 2014. The reduction in revenue was driven primarily as a result of significantly lower commodity prices. Commodity prices in 2014 were driven by the extreme cold weather phenomenon described as the “Polar Vortex”. The Polar Vortex drove revenue to much higher than normal levels in 2014, most of the increase coming in the first quarter of the year. On a volumetric basis, power sold in the first quarter of 2015 actually exceeded the amount sold in the first quarter of 2014 by 21%.

Gas services revenue of $60.8 million decreased by $11.4 million, or 16% from the prior period, due to a 12% increase in volume and a 33% decline in the underlying price of the commodity. Electricity services revenue of $68.6 million decreased $58.5 million, or 46% from the prior period, due to a 50% decrease in the price of the commodity offset by an 8% increase in volume,

Cost of Revenue

For the year ended December 31, 2015, BAE’s cost of revenue was $117.2 million, a decrease of $74.0 million, or 39% compared to $191.1 million for the year ended December 31, 2014. Gas costs of $50.8 million for year ended December 31, 2015 decreased by 24% as compared to the same period the previous year, due to a 12% increase in volume and an 33% decrease in cost of the underlying commodity. Electricity costs of $66.4 million for the year ended December 31, 2015 decreased by 46% as compared to the same period the previous year, due to an 8% increase in volume offset by a 50% decrease in cost of the underlying commodity.

Cost of revenue was likewise driven by the impact of the Polar Vortex. The 35% decline in cost of revenue from 2014 to 2015 was comparable to the 38% decline in revenue over the same period.

Gross Profit

For the year ended December 31, 2015, BAE’s gross profit was $12.2 million, an increase of $4.0 million, or 50% compared to $8.1 million for the year ended December 31, 2014.

Overall gross margin was 9.4% for 2015 as compared to 4.1% in 2014, reflecting an increase in the margin on gas sales (16.3% in 2015 as compared to 7.0% in 2014) due to significant improvement in optimization in 2015 and an increase in the gain on derivatives. The margin on electricity sales increased slightly (3.3% in 2015 compared to 2.4% in 2014).

Selling, General and Administrative Costs

For the year ended December 31, 2015, BAE’s selling, general and administrative costs were $4.0 million, an increase of $0.7 million, or 21% compared to $3.3 million for the year ended December 31, 2014. This increase is primarily the result of increased bonus and pension expense.

Interest Expense

For the year ended December 31, 2015, BAE’s interest expense was $2.2 million, an increase of $1.8 million, or 409% compared to $0.4 million for the year ended December 31, 2014. This increase is a result of higher borrowings to support lending activities to BAE’s clients.

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Interest Income

For the year ended December 31, 2015, BAE’s interest income was $0.7 million, an increase of $0.3 million, or 118% compared to $0.4 million for the year ended December 31, 2014. This increase is a result of higher lending to to BAE’s clients.

Liquidity and Capital Resources

BAE’s cash balance at September 30, 2017 was $7.2 million. BAE’s primary sources of liquidity are cash generated from operations, available cash, borrowings under BAE’s line of credit and BAE’s borrowing base facility. At September 30, 2017, we had $0.4 million additional borrowings under BAE’s line of credit and $22.8 million available under the Vantage borrowing base facility.

Indebtedness

As of September 30, 2017, BAE’s total indebtedness of $63.9 million was comprised of $17.4 million (net of $0.3 million deferred financing costs) outstanding under BAE’s line of credit, $1.8 million (net of $2.8 million of discount and deferred financing costs) under BAE’s subordinated note payable, $0.8 million outstanding on a note due to EDF (net of $0.2 million discount), and $40.8 million under the Vantage borrowing base facility.

The terms of BAE’s debt are as follows:

Line-of-Credit

The facility, which expires on June 30, 2020, is a joint facility for both Big Apple Energy, LLC and Clear Choice Energy, LLC. The facility allows for revolving advances not to exceed the lesser of $25 million or the borrowing base reduced by outstanding letters or credit and any market exposure on derivative contracts (ISDA exposure).

Interest on the facility is payable monthly at a rate equal to the three-month LIBOR (1% floor) plus 4.75%. The facility is secured by substantially all of the assets of the Company. In accordance with the terms of the agreement, the Company is required to comply with various affirmative, negative and financial covenants.

Subordinated Debt

On July 1, 2015, the Company issued a $6,000,000 subordinated note payable with a discount of $3,193,325 under a mezzanine financing agreement with Penta Mezzanine SBIC Fund I, L.P. (“Penta”). Interest is payable at a rate of prime plus 4% per annum but in no event less than 12%. Principal is payable in monthly installments of $100,000 from January 1, 2017 through July 1, 2020, the maturity date, at which time all principal and accrued interest is payable in full. Principal payments prior to January 1, 2017 were $70,000 per month. The loan is secured by substantially all of the assets of the Company. The mezzanine debt is subordinated to the borrowing base facility. The Company may prepay the note at any time subject to a prepayment penalty. In accordance with the terms of the agreement, the Company is required to comply with various affirmative, negative and financial covenants.

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In connection with the subordinated note, the Company issued a warrant to Penta. Under the terms of the agreement, Penta is entitled to purchase a 6% equity interest in the Company at an exercise price of $100, commencing upon an event of default or an initial public offering of any equity interest in the Company. Additionally, the agreement provides a put right to Penta pursuant to which the Company would be required to purchase the warrant from Penta at a put price calculated based on a percentage of EBITDA for the 12-month period ending on the last day of the month immediately preceding the date of the put notice. The put right can only be exercised commencing upon any of the following put events: a) a qualified public offering; b) the date that 60% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full; c) a material breach of the agreement by the Company; d) the occurrence of a change of control; e) the maturity date; or (f) the death of Victor Ferreira. Because BAE intends to repay the loan to Penta in connection with the closing of the business combination, Penta will be able to exercise the warrant or exercise its put right under the warrant. The Company is negotiating with Penta to extinguish the warrant through a cash payment.

The agreement also provides a redemption right to the Company pursuant to which the Company has the right to redeem the warrant at a redemption price equal to the greater of $2,000,000 or a calculation based on a percentage of EBITDA for the 12-month period ending on the last day of the month immediately preceding the date of the redemption notice.

The redemption right can only be exercised commencing upon any of the following redemption events: a) the date that 70% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full, or b) a material breach of the agreement by Penta. Both the put price and the redemption price calculations are subject to adjustment if targeted EBITDA amounts defined in the agreement are not met.

Vantage Borrowing Base Facility

In October 2014, Vantage entered into a Borrowing Base Facility Agreement (“BBFA”) with Macquarie Bank Ltd. (“Macquarie”). The agreement provides that Macquarie will lend up to $50 million to Vantage based on the amount of collateral held by Vantage and advances and other amounts due to Vantage from customers. In February 2017, the facility was increased to $65 million. The commitment amount of the BBFA can be increased up to $75 million if certain conditions are met.

The Company assumed the debt as part of the Vantage purchase consideration in connection with the purchase agreement and the Company and Macquarie renegotiated the BBFA. The key changes include:

Up to $5,400,000 of the amounts borrowed under the BBFA will be classified as Tranche A. Interest shall not accrue on the Tranche A note unless the principal amount thereof is not repaid in full on the Facility Termination Date, in which event interest shall commence to accrue on the Tranche A note beginning on the Facility Termination Date. The Company can settle the note for $1,000,000 if payment is made within two years. The ability of the Company to settle the note for $1,000,000 is already included in the purchase consideration and fair value of the note as of the acquisition date.

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Up to $17,000,000 of the amounts borrowed under the BBFA will be classified as Tranche B notes. Tranche B notes will be interest bearing as described below.

For each month during the Facility Term (and thereafter while any advances, the Tranche A and B notes, any credit support or any other obligations remain outstanding), the Company shall pay a monthly fee in an amount equal to the sum of the following:

●	The average aggregate amount of advances and reimbursement obligations outstanding during such month multiplied by LIBOR plus 4.75% per annum;

●	The average daily face amount of all credit support for such month, multiplied by 4.75% per annum;

●	The average facility limit minus the average amount of credit extensions for such month minus the average outstanding balances of the Tranche A and B notes for such month, multiplied by 1.5% per annum; and

●	The average amount of the Tranche B note outstanding during such month multiplied by 2% per annum.

Following are the covenants and related performance for the nine months ended September 30, 2017 and the year ended December 31, 2016.

BAE	Target	For the nine months ended September 30, 2017	Status	For the year ended December 31, 2016	Status

Adjusted tangible net worth ($ in millions), not less than:	$9.0	$19.1	P	$10.9	P
Operating Margin, not less than:	0%	11.13%	P	10.1%	P
Fixed charge coverage ratio, not less than:	1.2:1	4.08	P	3.55	P
Funded debt to EBITDA, not more than:	1.5:1	0.53	P	0.58	P

Vantage	Target	For the nine months ended September 30, 2017	Status	For the year ended December 31, 2016	Status

Adjusted tangible net worth (In $ million), no less than:	$10.0	$19.1	P	$10.9	P

Operating Margin no less than:	5.0%	51.0%	P	Negative	F/Waived

P - Pass

F - Fail

For the nine months ended September 30, 2017, BAE was in compliance with the relevant financial covenant measures.

Vantage continued to be in default of the D & O insurance covenant (which has since been cured) and the covenant to produce audited financial statements (which was waived and has now been cured).

For the year ended December 31, 2016, Vantage was not compliance with the operating margin and D & O insurance covenants. Both Vantage and BAE were not in compliance with the audited financial statement covenants. These were waived and have now been cured.

The completion of the Business Combination will provide additional resources to allow BAE and Vantage to remain in compliance with the non-financial covenants relating to D & O insurance and the timely provision of financial statements.

BAE expects to be in compliance with its covenants for the foreseeable future. Accordingly, it continues to classify its obligations as non-current. The waivers it has obtained for the period ended September 30, 2017 related solely to non-financial covenants (D & O insurance and the timely provision of audited financial statements), both of which have now been cured.

In the event BAE does not comply with its loan covenants in future periods, there my be a material adverse impact on its business and liquidity.

Nine Months Ended September 30, 2017 Compared to the Nine Months Ended September 30, 2016 ($000)

Cash Flows Provided by Operating Activities

Cash flows provided by operating activities totaled $73 and $1,830 for the nine months ended September 30, 2017 and 2016, respectively. Excluding the Vantage Acquisition, cash flows provided by (used in) operating activities totaled $8,427 and ($701) for the nine months ended September 30, 2017 and 2016, respectively.

Cash flows provided by operating activities decreased $1,757 in 2017 compared to 2016. Excluding the Vantage acquisition, cash flows provided by operating activities increased $9,128. This is primarily the result of collections of notes and long-term accounts receivable in the nine months ended September 30, 2017.

Cash flows used in operating activities for Vantage totaled ($8,354) and ($1,830) for the nine months ended September 30, 2017 and nine months ended September 30, 2016, respectively. The increase in cash used in operations was primarily the result of increased lending activity to clients of $11,834, offset by increases in accrued liabilities due to cash sweeps of unused customer advances.

Cash Flow from Investing Activities

Cash flow from investing activities totaled $0 and $1,785 for the nine months ended September 30, 2017 and 2016, respectively. The $1,785 decrease was a result of the cash acquired in the Vantage acquisition.

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Cash Flows from Financing Activities

Cash flows provided by (used in) financing activities totaled $5,987 and ($2,501) for the nine months ended September 30, 2017 and 2016, respectively. This increase of $8,488 was the result of changes in: distributions and advances to members of $3,528; borrowing under the line of credit ($5,100); borrowing on the Vantage BBFA of $10,750; and payments on the subordinated note payable ($690).

Year Ended December 31, 2016 and 2015 ($000)

Cash Flows Used by Operating Activities

Cash flows used in operating activities totaled $161 and $2,312 for the years ended December 31, 2016 and 2015, respectively. Excluding the Vantage Acquisition, cash flows used by operating activities totaled $2,451 and $2,312 for the years ended December 31, 2016 and 2015, respectively.

Cash Flows used in operating activities decreased $2,151 in 2017 compared to 2016. Excluding the Vantage acquisition, cash flows used in operating activities increased by $139. The slight decrease in cash used is primarily the result of increased notes receivable offset by increases in accrued liabilities due to cash sweeps of unused customer advances.

Cash flows provided by operating activities from Vantage totaled $2,290 for the year ended December 31, 2016. This is primarily the result of collections on advances to clients and other receivables offset by the net loss.

Cash Flow from Investing Activities

Cash flow from investing activities totaled $1,780 and $0 for the years ended December 31, 2016 and 2015, respectively. The $1,780 increase was a result of the cash acquired in the Vantage acquisition.

Cash Flows from Financing Activities

Cash flows provided by (used in) financing activities totaled $($2,670) and $3,045 for the years ended December 31, 2016 and 2015, respectively. This decrease of $5,715 was the result of changes in: borrowings under the line of credit of $3,592; the subordinated note payable ($6,420); the payments on Vantage’s BBFA ($3,982); the increase of $2,475 as a result of 2015 payments of deferred financing costs; and member distributions of $1,380.

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Years Ended December 31, 2015 and 2014 ($000)

Cash Flows Used in Operating Activities

Cash flows used in operating activities totaled $2,312 and $184 for the years ended December 31, 2015 and 2014 respectively.

Cash flows provided by operating activities decreased $2,127 in 2015 compared to 2014. This decrease is primarily the result of decrease in accounts receivable due to lower revenues in 2015 partially offset by the increase in net income.

Cash flow from Investing Activities

Cash flow from investing activities totaled $0 and ($6) for the years ended December 31, 2015 and 2014, respectively. The $6 increase was a result of equipment purchases in 2014.

Cash Flows from Financing Activities

Cash flows provided by financing activities totaled $3,045 and $637 for the years ended December 31, 2015 and 2014, respectively. This increase of $2,408 was the result of changes in: distributions and advances to members of ($1,975); borrowing under the line of credit of $858, and $3,525 due to the 2016 proceeds from the subordinated note payable, net of deferred financing costs paid.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of September 30, 2017, we did not have any off-balance sheet arrangements. The Company leases office space in Woodbury, New York. The lease commenced in July 2014 for a term of seven years.

Critical Accounting Policies & Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. BAE evaluates its estimates on an ongoing basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The following policies are considered by management to be the most critical in understanding the judgments that are involved in the preparation of BAE’s consolidated financial statements and the uncertainties that could impact BAE’s results of operations, financial position and cash flows. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. Although BAE has listed a number of accounting policies below which it believes to be the most critical, BAE also believes that all of its accounting policies are important to the reader. Therefore, please see Note 2, “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements of BAE appearing elsewhere in this proxy statement.

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Goodwill and other intangible assets

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

ASU 2017-04 is effective prospectively for annual and interim periods beginning on or after December 15, 2019, and early adoption is permitted on testing dates after January 1, 2017. The Company adopted the provisions of ASU 2017-04 during 2016. The adoption of ASU 2017-04 did not have a material impact on the Company’s consolidated financial statements. Goodwill is tested for impairment at least annually.

Revenue from Contracts and Customers

In May 2014, the FASB issued Update 2014-09, “Revenue from Contracts with Customers”, which replaced the existing accounting standards for revenue recognition. This guidance requires a company to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. Subsequent to the release of this update, the FASB has issued additional Updates relating to revenue recognition to further clarify and define specific elements of this accounting standard and to defer the effective date by one year. These Updates are effective for all public entities for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018 (early adoption is permitted with certain restrictions) and may be adopted by restating all years presented in the Company’s financial statements or by recording the impact of the adoption as an adjustment to retained earnings at the beginning of the year the Update is adopted. We have not yet assessed the potential impact on the Company’s financial statements.

Leases

In February 2016, the FASB issued Update 2016-02, “Leases”, which replaced the existing accounting standards for accounting for operating leases. This guidance requires a Company to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. The Update is effective for all public entities for annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted). We have not yet assessed the potential impact on the Company’s financial statements.

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Accounts Receivable

Energy Services:

The Company’s exposure to credit risk is dependent, to a large extent, on the deregulated natural gas and electricity industries.

Accounts receivable, principally trade, are generally due within sixty days and are stated at amounts due from customers net of allowances for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by a review of their current credit information. The Company continuously monitors agings, collections and payments from customers and a provision for estimated credit losses is maintained based on its historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within the Company’s expectations and the provisions established, the Company cannot guarantee that the same credit loss rates will be experienced in the future. The Company writes off accounts receivable when they become uncollectible. The allowance for doubtful accounts at December 31, 2016 and 2015 was approximately $5,589,000 and $2,499,000, respectively.

Financial Services:

Advances to clients that the Company has the intent and ability to hold for the foreseeable future or until maturity and payoff are reported at their principal amount outstanding less the allowance for credit losses.

Credit losses are evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables in light of historical loss experience, changes in the composition and risk characteristics of the advances portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Company stops accruing interest on advances when management determines that the advance is impaired. Income on such advances is then reported only to the extent that cash is received after full recovery of the remaining outstanding balance of the advance and the related accrued interest income and fees.

An advance is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the advance agreement. The allowance for credit losses related to advances identified as impaired on the excess of the advances outstanding principal balance over the fair value of the related collateral and does not take into consideration any estimated conversion or selling costs.

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For advances that are not collateral dependent, the allowance for credit losses is recorded at the amount by which the outstanding principal balance exceeds expected future cash flows on the advance.

Derivative Contracts

The Company accounts for derivative contracts in accordance with FASB ASC 815, “Derivatives and Hedging.” The Company recognizes these derivative instruments as either assets or liabilities at fair value in the consolidated balance sheet unless they qualify for the normal purchase or normal sales exception. The Company does not designate any of its derivative contracts for hedge accounting. Gains and losses from derivative contracts are included in unrealized gains and losses on derivative contracts in the consolidated statement of income and changes in members’ equity.

Warrant and Debt Discount

The Warrant issued in connection with the Company’s subordinated note payable is accounted for in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”. Accordingly, the estimated fair value of the warrant is reported as a liability, and changes in the fair value of the warrant are included in earnings.

The Debt Discount recorded in connection with the subordinated note payable and warrant purchase agreement is being amortized to interest expense on an effective interest method basis over the term of the related note (five years).

Revenue Recognition

Energy Services:

Revenue is recognized as product is delivered and when services are provided. Revenue is generally charged to customers on a single fee basis for the procurement and scheduling of electricity to a utility, gas for movement through the interstate pipelines to a utility, and for the combined back office services required for supply chain logistics and asset management.

Big Apple charges its ESCO clients: 1) the cost for the gas; 2) a set fee per dekatherm of gas scheduled or moved (“scheduling fee”); and 3) the cost of the pipeline charges. This scheduling fee is the only mark-up on gas supply and pipeline revenues (which on average approximates $0.15 per dekatherm). Scheduling fee includes the charges for back office support and other services provided by BAE. Scheduling revenue were $2.9 million, $2.6 million and $2.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Big Apple charges the ESCO a monthly EDI fee based on the ESCO’s number of customers. On average, Big Apple charges approximately $0.25 per customer. However, some clients negotiate paying a higher mark-up on the gas scheduling fees in lieu of paying an EDI fee.

Sometimes a client requests that Big Apple hedge a future purchase by locking into a price (commodity hedge) to purchase a set amount of dekatherms of gas at a set price in the future. In these cases, the client pays for gas and the cost of the hedge. As such, the risk, benefit or reward of the hedge does not lie with Big Apple but with the ESCO.

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Revenues from scheduling the delivery of electricity consists of 1) the cost of the electricity, 2) monthly scheduling fees (covers back office support and other services provided) charged to the LSE based on the number of megawatts of power scheduled for delivery via the electric grid (as per the agreement which averages approximately $0.25 per MW) and 3) an EDI meter transaction fee which is based on the number of customers (end user) serviced (approximately $0.35 per customer – based on negotiated fee in contract).

Financial Services:

Revenue is recognized for interest income and fees related to credit facilities extended to its clients. Interest is charged based upon the principal balance outstanding, and commodity fees are charged based on supported commodity purchases. Both interest and commodity fees are booked as earned in the month they are accrued. Vantage charges its clients fees based on load and capital utilization requirements.

Interest Rate Risk

The Company has evaluated its exposure to changes in interest rates and determined that the result of any changes would be immaterial to the Company’s results.

Commodity Price Risk

The Company has evaluated its exposure to changes in commodity prices and determined that the Company has adequate liquidity to respond to forward commitments. The Company’s facilities are structured to accommodate for increased borrowings in high commodity price environments. Significant changes in commodity prices will require the Company to secure additional credit capability.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Proposed Business Combination

On November 3, 2017, we entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Jensyn Acquisition Corp. The entire Purchase Agreement is attached to this proxy or see the section Summary of Term Sheet for a summary of the transaction details.

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Internal Control Over Financial Reporting

BAE’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of BAE’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Internal control over financial reporting includes: maintaining records that in reasonable detail accurately and fairly reflect BAE’s transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of BAE’s financial statements; providing reasonable assurance that receipts and expenditures of BAE assets are made in accordance with management’s authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of BAE’s assets that could have a material effect on BAE’s financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of BAE’s financial statements would be prevented or detected. Furthermore, BAE’s controls and procedures can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls or procedures, and misstatements due to error or fraud may occur and not be detected on a timely basis.

In connection with its audit of BAE’s financial statements for the years ended December 31, 2016, 2015, and 2014 our independent registered public accounting firm identified that BAE had material weaknesses in the following areas:

●	The Company does not have the resources to properly account for non-routine and complex accounting matters.

●	The Company lacks effective separation of duties, which includes monitoring controls.

●	The financial statement closing process did not identify all the journal entries that needed to be recorded and an effective review of the consolidated financial statements was not performed by the Company.

●	There is a lack of documented policies and procedures at the Company.

These control deficiencies constitute material weaknesses in internal control over financial reporting. We plan to take steps to remedy these material weaknesses in conjunction with the Business Combination that will provide additional resources.

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MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “Vantage Energy Fund, Inc.” following the Business Combination:

Name	Age	Position
Victor Ferreira	54	Chairman and Chief Executive Officer
Fernanda Ferreira	58	Chief Financial Officer
John Cooper	52	Chief Operating Officer and Director
Sumit Takkar	40	President
Kathy Qin	44	Chief Risk Officer
Karen Ferreira	53	Director
Daniel Alper	50	Director
Stephen B. Grossman	85	Director
Puneet Sanan	45	Director
Edward Ribadeneira	42	Director

Victor Ferreira’s biographical information is set forth in the section entitled “Information About BAE—Executive Officers.”

Fernanda Ferreira’s biographical information is set forth in the section entitled “Information About BAE—Executive Officers.”

John Cooper’s biographical information is set forth in the section entitled “Information About BAE—Executive Officers.”

Sumit Takkar’s biographical information is set forth in the section entitled “Information About BAE—Executive Officers.”

Kathy Qin’s biographical information is set forth in the section entitled “Information About BAE—Executive Officers.”

Karen Ferreira’s biographical information is set forth in the section entitled “Proposal No. 3 – Election of Directors to the Board.”

Daniel Alper’s biographical information is set forth in the section entitled “Proposal No. 3 – Election of Directors to the Board.”

Stephen B. Grossman’s biographical information is set forth in the section entitled “Proposal No. 3 – Election of Directors to the Board.”

Puneet Sanan’s biographical information is set forth in the section entitled “Proposal No. 3 – Election of Directors to the Board.”

Edward Ribadeneira’s biographical information is set forth in the section entitled “Proposal No. 3 – Election of Directors to the Board.”

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Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from four to seven directors, all of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of seven newly appointed directors. If the Business Combination is approved by stockholders, then upon closing of the Business Combination, we anticipate appointing Messrs. Sanan and Ribadeneira as Class A directors, to serve a one-year term expiring at our first annual meeting of stockholders following the consummation of the Business Combination, and Messrs. Alpers and Grossman as Class B directors, to serve a two-year term expiring at our second annual meeting of stockholders following the consummation of the Business Combination and Mr. Ferreira, Mr. Cooper and Ms. Ferreira to serve as Class C directors to serve a three-year term expiring at our third annual meeting of stockholders following the consummation of the Business Combination, with Mr.Ferreira to serve as the Chairman of the Board.

Classified Board of Directors

In accordance with our current certificate, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of seven members. Our first class of directors will serve a one-year term expiring at our first annual meeting of stockholders following the consummation of the Business Combination, our second class of directors will serve a two-year term expiring at our second annual meeting of stockholders following the consummation of the Business Combination, and our third class of directors will serve a three-year term expiring at our third annual meeting of stockholders following the consummation of the Business Combination.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee, and after the Business Combination will also consist of a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K; (2) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements; (3) discussing with management major risk assessment and risk management policies; (4) monitoring the independence of the independent auditor; (5) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (6) reviewing and approving all related-party transactions; (7) inquiring and discussing with management our compliance with applicable laws and regulations; (8) pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed; (9) appointing or replacing the independent auditor; (10) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (11) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

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Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Sanan, Alpers and Grossman with Mr. Grossman serving as the Chair. We believe that Messrs. Sanan, Alpers and Grossman qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Grossman  qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.bigappleenergy.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Alpers, Grossman and Ribadeneira with Mr. Grossman serving as the Chair. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at bigappleenergy.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our Corporate Governance and Nominating Committee will consist of Messrs. Alpers, Grossman and Ribadeneira, with Mr. Ribadeneira serving as the Chair. Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee, which will be available on our corporate website at www.bigappleenergy.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2016, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

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Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at bigappleenergy.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. Our website is not part of this proxy statement.

Director Compensation

Following the completion of the Business Combination, our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors.

Executive Compensation

Overview

Following the closing of the Business Combination, the Company intends to develop an executive compensation program that is consistent with its existing compensation policies and philosophies, which are designed to align compensation with BAE’s business objectives and the creation of stockholder value, while enabling BAE to attract, motivate and retain individuals who contribute to the long-term success of BAE.

Decisions on the executive compensation program will be made by the Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that our Named Executive Officers’ base salaries will be $500,000 for Mr. Ferreira, $250,000 for Mr. Cooper, $200,000 for Ms. F. Ferreira and $150,000 for Ms. Qin.

Annual Bonuses

The Company intends to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The Company expects that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers. For 2018, the Company intends to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

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Stock-Based Awards

The Company intends to use stock-based awards to reward long-term performance of the Named Executive Officers. The Company believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers.

Other Compensation

The Company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders.

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DESCRIPTION OF JENSYN SECURITIES

The following summary of the material terms of the Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed certificate is described in “Proposal No. 2—The Certificate Proposals Authorization to Increase the Company’s Authorized Capital” and “Proposal No. 3—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination,” and the full text of the proposed certificate is attached as Annex B to this proxy statement.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 30,000,000 shares of common stock, $0.0001 par value per share. The outstanding shares of our common stock are, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 5,169,500 shares of Jensyn Common Stock outstanding, held of record by 25 holders of common stock, 14 holders of units, one holder of warrants and one holder of rights. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The proposed certificate, which we will adopt if the Certificate Proposals are approved, provides that the common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

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Election of Directors

Our board of directors is currently divided into three classes, Class I, Class II, and Class III with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Holders of our Founder shares have agreed to waive their redemption rights with respect to the founder shares, the private placement shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal and a majority of outstanding shares of Common Stock voted in favor of the Certificate Proposals at the special meeting. However, the participation of our officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our initial stockholders and their transferees have agreed to vote any shares of Jensyn Common Stock owned by them in favor of the Business Combination. As of the date of filing this proxy statement, our initial stockholders do not currently hold any public shares. Public stockholders may elect to exercise conversion rights with respect to their public shares whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to consummate a business combination within 24 months from the consummation of our IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us the payment of taxes divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Each of our initial stockholders and their transferees has agreed to waive its redemption rights with respect to the founder shares and private placement shares contained within the private placement units issued (i) in connection with the consummation of a business combination, (ii) if we fail to consummate our initial business combination within 24 months from the consummation of our IPO (iii) in connection with an expired or unwithdrawn tender offer, and (iv) otherwise upon our liquidation or in the event our board of directors resolves to liquidate the trust account and ceases to pursue the consummation of a business combination prior to the expiration of the 24 month (as extended) period. However, if our initial stockholders or any of our officers, directors or affiliates acquire public shares, they will be entitled to conversion rights with respect to such public shares if we fail to consummate our initial business combination within the required time period.

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In the event of a liquidation, dissolution or winding up of the company after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our Common Stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to convert their shares of our Common Stock into cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for the payment of taxes.

Founder Shares and Private Placement Shares

The founder shares and private placement shares are each identical to the shares of Common Stock included in the units sold in our IPO, and holders of founder shares or private placement shares, as applicable, have the same stockholder rights as public stockholders, except that (i) the founder shares and private placement shares are subject to certain transfer restrictions, as described in more detail below, and (ii) each of our initial stockholders and their transferees has agreed to waive its conversion rights with respect to their founder shares and private placement shares, (A) in connection with the consummation of a business combination, (B) if we fail to consummate our initial business combination within 24 months from the consummation of our IPO, (C) in connection with an expired or unwithdrawn tender offer, and (D) upon our liquidation prior to the expiration of the 24 month (as extended) period. Each of our initial stockholders and their transferees have each agreed to vote any shares of Jensyn Common Stock owned by them in favor of our initial business combination.

The founder shares and private placement units, and securities contained therein, that are owned by our initial stockholders and their transferees are each subject to transfer restrictions pursuant to lockup provisions in the letter agreements with us and our initial stockholders and their transferees (with respect to founder shares and placement units and the securities contained therein). Those lockup provisions provide that such securities are not transferable or salable until (i) with respect to 50% until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the initial stockholders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the founder shares.

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Warrants

Each public and private placement warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. The public and private placement warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of our common stock equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the private placement warrants will be redeemable by us so long as they are held by the initial purchasers of the private warrants or any of their permitted transferees.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we have agreed to use our best efforts to register the shares of common stock that are issuable upon exercise of the public and private placement warrants under state blue sky laws, to the extent an exemption is not available. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public and private warrants has not been declared effective by the 60th business day following the closing of our initial business combination and during any period when we shall have failed to maintain an effective registration statement, public and private placement warrant holders may, until such time as there is an effective registration statement, exercise the public and private placement warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the warrants.

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The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Rights

Each holder of a right will automatically receive one-tenth (1/10) of a share of Jensyn’s Common Stock upon consummation of the Business Combination, even if the holder of such right converted all shares of Common Stock held by him, her or it in connection with the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of Common Stock upon consummation of the Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in Jensyn’s initial public offering. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If Jensyn enters into a definitive agreement for a business combination in which Jensyn will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Common Stock will receive in the transaction on an as-converted into Common Stock basis. If Jensyn is unable to complete the Business Combination within the required time period and Jensyn liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from Jensyn’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of the Business Combination. Additionally, in no event will Jensyn be required to net cash settle the rights. Accordingly, the rights may expire worthless.

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Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

●	A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Common Stock then outstanding; or

●	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 5,169,500 shares of Common Stock outstanding. Of these shares, the 3,900,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 975,000 founder shares owned collectively by our initial stockholders and their transferees, the 294,500 private placement shares and all 294,500 private placement warrants owned by our Sponsor and initial stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Similarly, the shares of our Common Stock we issuable to the Rollover Participants after the Business Combination will be restricted securities for purposes of Rule 144.

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As of the date of this proxy statement, there are 419,450 warrants of Jensyn outstanding, consisting of 390,000 public warrants originally sold as part of units in Jensyn’s IPO and 29,450 private placement warrants that were sold by Jensyn to Jensyn Capital, LLC, a company controlled by our initial stockholders in a private sale simultaneously with the consummation of Jensyn’s IPO. Each public warrant is exercisable for one-tenth of share of our Common Stock and each private warrant is exercisable for one half of one share, in accordance with the terms of the warrant agreement governing the warrants. 390,000 of these warrants are public warrants and are freely tradable. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 195,000 shares of our Common Stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Registration Rights

The holders of our founder shares, private placement shares and private placement warrants, as further discussed in “Certain Relationships and Related Transactions—Jensyn Related Person Transactions,” are and will be entitled to registration rights pursuant to a registration rights agreement signed in connection with our IPO, upon consummation of the Business Combination and when such holders are no longer subject to applicable lock-up periods, as further described under “Description of Securities—Authorized and Outstanding Stock—Founder Shares and Private Placement Shares.” The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an initial business combination. The Registration Rights Agreement between Jensyn and the Existing Members will also contain registration rights provisions pursuant to which the Existing Members will be granted certain registration rights with respect to the registration of their Jensyn Common Stock issued in exchange for their Units in BAE. Jensyn will be required to file a shelf registration statement within ten (10) business days of the closing of the Business Combination and use its reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC as soon as reasonably practicable to permit these holders to sell their Jensyn Common Stock. Jensyn will only be required to conduct one underwritten offering for the first six (6) months after closing the Business Combination using the initial registration statement, which offering must reasonably be expected to result in gross proceeds of at least $15 million. Jensyn will not be required to effect more than one demand registration in any four (4) month period following an effective registration statement.

Quotation of Securities

We intend to apply to continue the listing of our Common Stock and warrants on The Nasdaq Stock Market under the symbols “VEFD” and “VEFDW,” respectively, upon the closing of the Business Combination.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Jensyn regarding (i) the actual beneficial ownership of our Common Stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our Common Stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of Jensyn are converted, and alternatively the maximum number of shares of Jensyn are converted, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Jensyn Common Stock;

●	each of Jensyn’s current executive officers and directors;

●	each person who will become a named executive officer or director of Jensyn post-Business Combination; and
●	all executive officers and directors of Jensyn as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock pre-Business Combination is based on 5,169,500 shares of Common Stock issued and outstanding as of the record date.

The expected beneficial ownership of shares of Jensyn’s Common Stock post-Business Combination assuming none of Jensyn’s public shares are redeemed has been determined based upon the following: (i) no Jensyn stockholder has exercised its conversion rights to receive cash from the Trust Account in exchange for their shares of Jensyn Common Stock and we have not issued any additional shares of our Common Stock and (ii) there will be an aggregate of 5,579,000 shares of Jensyn’s Common Stock issued and outstanding at closing.

The expected beneficial ownership of shares of our Common Stock post-Business Combination assuming the maximum number of public shares have been converted has been determined based on the following: (i) Jensyn stockholders (other than the stockholders listed in the table below) have exercised their conversion rights with respect to 2,092,635 shares of our Common Stock and (ii) there will be an aggregate of 3,466,865 shares of our Common Stock issued and outstanding at closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our shares of Common Stock, warrants and rights as of February 9 , 2018 by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, warrants and rights;

●	each of our officers and directors; and

●	all of our officers and directors as a group.

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	Before the Business Combination			After the Business Combination
				No Conversions(3)			Maximum Conversions(3)
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percentage of Outstanding Jensyn Capital Common Stock	Shares Beneficially Owned(4)		Percentage of Outstanding Jensyn Capital Common Stock	Shares Beneficially Owned(5)		Percentage of Outstanding Jensyn Capital Common Stock

Polar Asset Management Partnership, Inc. 401 Bay Street, Suite 1900, P.O. Box 19 Toronto Ontario M5H 2Y4, Canada	780,000	(6)	15.1%	1,248,000		21%	1,248,000		35.9%

Karpus Management, Inc. 183 Sully’s Trail Pittsford, New York 14534	538,275	(7)	10.4%	861,241		14.8%	861,241		24.8%

Boothbay Absolute Return Strategies L.P. 810 7th Avenue, Suite 615 New York, NY 10019-5818	465,190	(8)	9.0%	744,304		12.9%	744,304		21.5%

New Dimension Trading Ltd. c/o The Wilfgon Group One State Street Plaza, 29th Floor New York, NY 10004	450,000	(9)	8.7%	720,000		12.4%	720,000		20.8%

Hudson Bay Capital Management, L.P. 777 Third Avenue, 30th Floor New York, NY 10017	390,000	(10)	7.5%	624,000		10.8%	624,000		18.0%

Glazier Capital, LLC 250 W. 55th Street, Suite 30A New York, NY 10019	312,932	(11)	6.1%	500,872		8.8%	500,872		14.4%

Jeffrey J. Raymond	121,949		2.4%	121,949		2.2%	121,949		5.2%

Philip Politziner	19,000		*	19,000		*	19,000		*

Richard C. Cook	5,000		*	5,000		*	5,000		*

Stewart Martin	4,000		*	4,000		*	4,000		*

James D. Gardner	2,000		*	2,000		*	2,000		*

Victor Ferreira	—			5,814,507	(12)	51%	4,400,000	(14)	55.9%

Karen Ferreira	—			5,814,507	(13)	51%	4,400,000	(15)	55.9%

All directors and officers as a group	151,949		2.9%	5,814,507		51%	4,400,000		55.7%

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*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is 800 West Main Street, Suite 204, Freehold, New Jersey 07728.

(2)	Based on 5,169,500 shares of Common Stock of Jensyn outstanding prior to the consummation of the Business Combination.

(3)	All calculations with respect to the shares of Common Stock beneficially owned upon the consummation of the Business Combination assume that (i) the persons listed beneficially own the public rights and public warrants underlying the units beneficially owned by them, and (ii) none of the persons listed will elect to convert their shares of Common Stock in connection with the consummation of the Business Combination.

(4)	Based on 5,588,950 shares of Common Stock outstanding after giving effect to the automatic conversion of outstanding rights in connection with the consummation of the Business Combination. Pursuant to Rule 13d-3(d)(1)(i), the percentage calculations use different totals of outstanding securities for the purpose of determining beneficial ownership. Any securities not outstanding which are subject to such warrants, rights or exchange privileges have been deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(5)

Based on 5,588,950 shares of Common Stock outstanding after giving effect to the automatic conversion of outstanding rights in connection with the consummation of the Business Combination. Pursuant to Rule 13d-3(d)(1)(i) the percentage calculations use different totals of outstanding securities for the purpose of determining beneficial ownership. Any securities not outstanding which are subject to such options, warrants, rights or exchange privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(6)	Represents 780,000 shares held by Polar Multi Strategy Master Fund, a fund for which Polar Asset Management Partners Inc. serves as investment advisor. Information derived from Schedule 13G filed on April 11, 2016.

(7)

Represents shares held in accounts managed by Karpus Management, Inc. George Karpus is the President and Chief Executive Officer of Karpus Investment Management, Inc. Information derived from Schedule 13G/A filed on February 14, 2017.

(8)

Represents shares held by Boothbay Absolute Return Strategies LP, which is managed by Boothbay Fund Management, LLC. Ari Glass is the Managing Member of Boothbay Fund Management, LLC. Information derived from Schedule 13G/A filed on February 15, 2017.

(9)	Chana Edelstein is a director of New Dimension Trading Ltd. Information derived from Schedule 13G filed on March 14, 2016.

(10)

Represents shares held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management, L.P. serves as the investment manager of Hudson Bay Master Fund Ltd. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Information derived from Schedule 13G filed on January 30, 2017.

(11)

Represents 312,932 shares held by funds and managed accounts for which Glazier Capital, LLC serves as investment manager. Paul Glazier is the Managing Member of Glazier Capital, LLC. Information derived from Schedule 13G filed on February 15, 2017.

(12)	Represents 5,814,507 shares of Jensyn Common Stock issuable in exchange for Units in BAE, including 2,907,253 shares issuable in exchange for BAE Units held by Mr. Ferreira’s wife, Karen Ferreira.

(13)	Includes 5,814,507 of Jensyn Common Stock issuable in exchange for Units in BAE, including 2,907,254 shares issuable in exchange for BAE Units held by Ms. Ferreira’s husband, Victor Ferreira.

(14)	Represents 4,400,000 shares of Jensyn Common Stock issuable in exchange for Units in BAE, including 2,200,000 shares issuable in exchange for BAE Units held by Mr. Ferreira’s wife, Karen Ferreira.

(15)	Includes 4,400,000 of Jensyn Common Stock issuable in exchange for Units in BAE, including 2,200,000 shares issuable in exchange for BAE Units held by Ms. Ferreira’s husband, Victor Ferreira.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jensyn Related Person Transactions

In October 2014, Jensyn issued 1,150,000 founder shares to our initial stockholders, Jeffrey J. Raymond, Rebecca Irish, Joseph J. Raymond and Peter Underwood, and in February 2015, Jensyn Capital, LLC, an entity controlled by our initial stockholders, purchased 287,500 shares for an aggregate purchase price of approximately $25,000. The founder shares are identical to the shares of Common Stock included in the units sold in the IPO, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) our initial stockholders have agreed: (i) to waive their conversion rights with respect to their founder shares, placement shares and public shares in connection with the consummation of a business combination and (ii) to waive their conversion rights with respect to their founder shares and placement shares if we fail to consummate a business combination within 18 months from the consummation of the IPO (or up to 24 months in case of extensions). However, our initial stockholders will be entitled to conversion rights with respect to any public shares held if we fail to consummate a business combination within such time period. Our initial stockholders have agreed to vote any shares of Jensyn Common Stock owned by them in favor of the proposed Business Combination.

The initial stockholders and their transferees have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) until (i) with respect to 50% until the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we complete a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions referred to above include (1) transfers among the initial stockholders, to our officers, directors, advisors and employees, (2) transfers to an insider’s affiliates or its members upon its liquidation, (3) transfers to relatives and trusts for estate planning purposes, (4) transfers by virtue of the laws of descent and distribution upon death, (5) transfers pursuant to a qualified domestic relations order, (6) private sales made at prices no greater than the price at which the securities were originally purchased or (7) transfers to us for cancellation in connection with the consummation of an initial business combination, in each case (except for clause 7) where the transferee agrees to the terms of the escrow agreement and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the founder shares. Jensyn Capital, LLC, an entity controlled by our intial stockholders, and Chardan purchased an aggregate of 294,500 private placement units at $10.00 per private placement unit (for a total purchase price of $2,945,000) from us. These purchases took place on a private placement basis simultaneously with the consummation of our IPO on March 7, 2016.

The private placement units issued in the private placement described above are identical to the units sold in the Public Offering. However, the holders of private placement units have agreed (A) to vote their private placement shares and any public shares acquired in or after our IPO in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated certificate of incorporation that would affect the substance or timing of ours obligation to redeem 100% of ours shares held by public stockholders if we do not complete our initial business combination within 24 months from the closing of the IPO, unless we provide ours public stockholders with the opportunity to convert redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us for our working capital requirements or to our pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the private placement shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial business combination or a vote to amend the provisions of ours amended and restated certificate of incorporation relating to the substance or timing of our obligation to redeem 100% of the shares held by our public stockholders if we do not complete our initial Business Combination within 24 months from the closing of the IPO and (D) that the private placement shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a business combination is not consummated. Additionally, holders of our private placement units have agreed not to transfer, assign or sell any of the private placement units or underlying securities (except to the same permitted transferees as the fonder shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the founder shares must agree to, each as described above) until the completion of the initial business combination.

171

In order to meet our working capital needs, our initial stockholders agreed loan us up to $1,700,000 in the aggregate. At December 31, 2017, approximately $1,034,000 of such loans were outstanding, including $263,000 owed to Joseph J. Raymond, $248,000 owed to Rebecca Irish, $263,000 owed to Joseph J. Raymond, $261,000 owed to Peter underwood and $1,000 owed to Jensyn Integration Services, LLC. Each loan is evidenced by a promissory note. We plan to repay these loans upon the consummation of the Business Combination. If we do not complete a business combination, the $1,034,000 of loans from our initial stockholders and Jensyn Integration, LLC, a company owned by our initial stockholders at the time of the loan, outstanding at September 30, 2016, and any other outstanding loans from our initial stockholders, officers and directors or their affiliates, will be repaid only from amounts remaining outside our Trust Account, if any.

In March 2017, our initial stockholders executed a guaranty of funding pursuant to which the initial stockholders agreed to fund requests for funding approved by our board of directors under the promissory notes issued to the initial stockholders, subject to a maximum amount of $325,000 through October 1, 2017, $375,000 from October 2, 2017 through January 1, 2018 and $425,000 from January 2, 2018 through April 1, 2018. In September 2017, we released Rebecca Irish, an initial stockholder, from her guaranty in connection with her resignation as Chief Financial Officer and Treasurer of Jensyn and her agreement to transfer shares of Jensyn Common Stock and her interest in Jensyn Integration Services, LLC and Jensyn Capital, LLC to two of our special advisors, Demetrios Mallios and Brendan Rempel. These individuals have executed guarantees of funding to replace the guaranty previously executed by Ms. Irish.

Our initial stockholders and their permitted transferees that hold our founder shares and the holders of the private placement units (and underlying securities) and any shares our insiders, officers, directors or their affiliates may be issued in payment of working capital loans made to us, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Common Stock are to be released from escrow. The holders of a majority of the private placement units or shares issued in payment of working capital loans made to us can elect to exercise these registration rights at any time after we consummate an initial business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Jensyn Integration Services, LLC, a company controlled by Jeffrey J. Raymond, Joseph J. Raymond, Peter Underwood, Demetrios Mallios and Brendan Rempel, has agreed that, through the earlier of our consummation of our initial Business Combination or our liquidation, it will make available to us certain general and administrative services, including office space, utilities and administrative support, as we may require from time to time. We pay Jensyn Integration Services, LLC $10,000 per month for these services. However, pursuant to the terms of the agreement, we may delay payment of such monthly fee upon a determination by our audit committee that we lack sufficient funds held outside the trust to pay actual or anticipated expenses in connection with our initial Business Combination. Our audit committee has determined to defer payment of the monthly fee. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial Business Combination. We believe that the fee charged by Jensyn Integration Services, LLC is at least as favorable as we could have obtained from an unaffiliated person.

172

Jensyn Capital, LLC, an entity controlled by Jeffrey J. Raymond, Joseph J. Raymond, Peter Underwood, Demetrios Mallios and Brendan Rempel, deposited $200,000 in the Trust Account maintained with Continental Stock Transfer & Trust Co. on each of September 6, 2017 and December 6, 2017 to extend the date by which the Company must complete its initial business combination by an additional three months. In connection with each of these transaction, we issued to Jensyn Capital, LLC an unsecured note in the principal amount of $200,000 which bears interest at a rate of eight percent (8%) per annum and becomes due upon completion of our initial business combination. As of February 12, 2018, the aggregate principal amount of loans made to us by Jensyn Capital, LLC was approximately $670,000. We plan to repay these loans upon the consummation of the Business Combination. If we do not complete a business combination, these loans will be repaid only from amounts remaining outside our Trust Account, if any.

Rebecca Irish, who is an initial stockholder and served as a Chief Financial Officer and Director of Jensyn until her resignation in September 2017 is a Managing Principal of Penta Mezzanine Funds, a private investment firm that has provided debt financing to BAE. The closing of the Business Combination with BAE will trigger certain rights Penta has in a warrant with BAE, as further described under “BAE Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources – Indebtedness- Subordinated Debt.” This represents a conflict of interest for Ms. Irish in the transaction.

Policies and Procedures for Related Person Transactions

Jensyn’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest under guidelines approved by the board of directors (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively or effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

BAE Related Person Transactions

During 2016 and 2015, BAE made payments for consulting services to R-Tech Energy, a company owned by Victor Ferreira, in the amounts of $15,000 and $20,000, respectively.

During 2016 and 2015, BAE had sales of $6,039,000 and $8,927,000, respectively, to City Power and Gas, a company in which Victor Ferreira has a 22% interest and John Cooper, a director nominee and BAE’s Chief Operating Officer, has a 12.5% interest.

During the nine months ended September 30, 2017, BAE had sales of approximately $4,900,000 to City Power and Gas, and at September 30, 2017 BAE’s accounts receivable included approximately $3,699,020 owed by City Power and Gas.

Upon consummation of the Business Combination, BAE will be subject to Jensyn’s Code of Ethics, which governs certain related party transactions, that could result in actual or potential conflicts of interest, except those that fall under guidelines approved by the Board or the audit committee. Such a policy was not in place for BAE as a private company.

173

PRICE RANGE OF SECURITIES AND DIVIDENDS

Jensyn

Price Range of Jensyn Securities

Jensyn’s Units, Common Stock, warrants and rights are traded on the Nasdaq Capital Market under the symbol JSYNU, JSYN, JSYNW and JSYNR, respectively. The following table sets forth the high and low sales prices for Jensyn’s Public Units since its Units began public trading on March 3, 2016 and Jensyn’s Common Stock, warrants and rights began public trading on April 26, 2016.

On November 8, 2017 the date before the public announcement of the Business Combination, Jensyn’s units, Common Stock, warrants and rights closed at $10.76, $10.34, $0.24 and $0.2876, respectively. The following table includes the high and low sales prices for Jensyn’s’s units, Common Stock, warrants and rights for the periods presented. Prior to March 3, 2016, there was no established public trading market for Jensyn’s securities.

	Units (JSYNU)		Common Stock (JSYN)		Warrants (JSYNW)		Rights (JSYNR)
	High	Low	High	Low	High	Low	High	Low
2016
First Quarter	$10.01	$9.91	-	-	-	-	-	-
Second Quarter	$10.14	$9.95	$12.00	$9.75	$0.17	$0.06	$0.252	$0.08
Third Quarter	$10.58	$10.05	$10.06	$9.87	$0.092	$0.0425	$0.25	$0.14
Fourth Quarter	$10.49	$10.17	$10.18	$10.03	$0.115	$0.04	$0.22	$0.12

2017
First Quarter	$10.86	$10.35	$10.25	$10.015	$0.3099	$0.0949	$0.4207	$0.20
Second Quarter	$11.40	$10.50	$10.28	$10.2001	$0.2499	$0.19	$0.37	$0.24
Third Quarter	$10.86	$10.61	$10.29	$10.10	$0.2501	$0.15	$0.44	$0.20
Fourth Quarter	$11.01	$10.66	$10.35	$10.15	$0.2898	$0.1505	$0.55	$0.25

2018
First Quarter (through February 12 , 2018)	$10.88	$10.74	$10.49	$10.22	$0.2999	$0.1387	$0.47	$0.30

Dividend Policy of Jensyn

Jensyn has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Following completion of the Business Combination, Jensyn’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Jensyn to retain any earnings for use in its business operations and, accordingly, Jensyn does not anticipate the board of directors declaring any dividends in the foreseeable future.

BAE

Price Range of BAE Securities

Historical market price information regarding BAE is not provided because there is no public market for BAE’s membership interests.

As of the date of this proxy statement, the Existing Members were the sole members of BAE membership interests.

174

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, CohnReznick LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 800 West Main Street, Suite 204, Freehold, NJ 07728.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If we complete the Business Combination, our 2019 annual meeting of stockholders will likely be held on or about May 1, 2019, unless the date is changed by our board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2019 annual meeting, you need to provide it to the Company by no later than January 31, 2019. You should direct any proposals to our secretary at our principal office. If you are a stockholder and you want to present a matter of business to be considered or nominate a director to be elected at the 2019 annual meeting, under our bylaws you must give timely notice of the matter or the nomination, in writing, to our secretary. To be timely, the notice has to be given between 90 and 120 days before the annual meeting date (or between January 1, 2019 and January 31, 2019 (or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company, if later), if the 2019 annual meeting is to be held on May 1, 2019).

175

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Jensyn’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Lynne Radwanski, Secretary

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, NJ, 07728

Tel: (732) 303-6329

Email: lradwanski@jensyn.com

You may also obtain these documents by requesting them in writing or by telephone from Jensyn’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.

P.O. Box 13581

Des Moines, WA 98198

Stockholders, please call toll free: (877) 870-8565

Banks and Brokerage Firms, please call collect: (206) 870-8565

If you are a stockholder of Jensyn and would like to request documents, please do so by February 26 , 2018, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to Jensyn has been supplied by Jensyn, and all such information relating to BAE has been supplied by BAE. Information provided by either Jensyn or BAE does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Jensyn for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or BAE that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

176

BAE ENERGY MANAGEMENT, LLC

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

Index to Financial Statements

Audited Statements

Unaudited Statements

Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016	F-28
Condensed Consolidated Statement of Operations for the Nine Months ended September 30, 2017 and 2016 and Changes in Members’ Equity for the Nine Months ended September 30, 2017	F-29
Condensed Consolidated Statement of Cash Flows for the Nine Months ended September 30, 2017 and 2016	F-30
Notes to Condensed Consolidated Financial Statements	F-32

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members and Management

BAE Energy Management, LLC

We have audited the accompanying consolidated balance sheets of BAE Energy Management, LLC and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income and changes in members’ equity and cash flows for each of the years in the three-year period ended December 31, 2016. BAE Energy Management, LLC’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BAE Energy Management, LLC and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Roseland, New Jersey
December 20, 2017

F-2

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2016	December 31, 2015

ASSETS
Current Assets
Cash and cash equivalents	$1,130,683	$2,181,615
Accounts receivable, net	34,906,727	34,634,935
Vantage Finance - receivables	309,769	-
Notes receivable from customers, net	1,382,812	-
Supplier deposits	2,847,037	2,924,591
Vantage Finance - Advances to clients	19,410,728	-
Derivative contracts	919,704	-
Prepaid expenses and other current assets	185,831	771,627

Total Current Assets	61,093,291	40,512,768

Property, Equipment and Leasehold Improvements, net	93,924	13,605

Other Assets
Accounts receivable, net	4,391,993	3,553,604
Notes receivable from customers, net	6,598,372	355,000
Goodwill	16,983,703	-
Other assets	86,932	3,607

Total	$89,248,215	$44,438,584

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Line-of-credit borrowing, net of deferred financing costs	$16,689,205	$10,826,735
Subordinated note payable	1,200,000	420,000
Vantage Finance - Short-term debt	3,250,000	-
Accounts payable and accrued liabilities	10,814,399	7,975,252
Derivative contracts	-	1,059,232

Total Current Liabilities	31,953,604	20,281,219

Long-Term Liabilities
Subordinated note payable	770,550	865,928
Vantage Finance - Long-term debt	34,667,746	-
Warrant liability on subordinated debt	5,025,204	3,193,325
Derivative contracts	-	39,275

Total Liabilities	72,417,104	24,379,747

Commitments and Contingencies

Members' Equity
Members' capital	17,599,198	21,550,063
Loan receivable from members	(768,087)	(1,491,226)

Total Members' Equity	16,831,111	20,058,837

Total	$89,248,215	$44,438,584

See accompanying notes to consolidated financial statements

F-3

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND CHANGES IN MEMBERS' EQUITY

	Year ended
	2016	2015	2014

Revenues
Energy Services	$96,844,756	$129,362,022	$199,290,202
Financial Services	2,680,701	-	-

Total Revenue	99,525,457	129,362,022	199,290,202

Operating costs and expenses
Energy Services cost of revenue	83,385,295	117,176,595	191,143,343
Financial Services cost of revenue	2,801,739	-	-
Selling, General and Administrative Expenses	9,118,139	3,996,703	3,310,554

Total operating costs and expenses	95,305,173	121,173,298	194,453,897

Income from operations	4,220,284	8,188,724	4,836,305

Other Income (Expense)
Interest expense	(3,606,422)	(2,288,608)	(450,060)
Interest income	1,701,814	708,841	325,068
Other income	6,336	259	287
Unrealized gain (loss) on change in fair value of warrant	(1,831,879)	846,812	-

Consolidated Net Income	490,133	7,456,028	4,711,600

Less: Net income attributable to Non-controlling interest	-	-	(2,512,689)

Net Income attributable to BAE Energy Management and Subsidiaries	$490,133	$7,456,028	$2,198,911

Unaudited pro forma information (See Note 18)
Pre-tax income	490,133
Income tax expense	189,911
Net Income	300,942

Weighted average shares outstanding (basic and diluted)
Assuming maximum redemption	4,400,000
Assuming no redemption	5,814,507

Earnings per share (basic and diluted)
Assuming maximum redemption	$0.07
Assuming no redemption	$0.05

Members' Equity at Beginning of Year	$20,058,837	$10,362,921	$8,424,840

Net Income	490,133	7,456,028	2,198,911

Merger of Clear Choice	-	4,578,196	-

Changes in loans receivable from members	723,141	(882,308)	159,170

Distributions to members	(4,441,000)	(1,456,000)	(420,000)

Members' Equity at End of Year	$16,831,111	$20,058,837	$10,362,921

See accompanying notes to consolidated financial statements

F-4

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31, 2016	December 31, 2015	December 31, 2014

Cash Flows from Operating Activities
Consolidated net income including non-controlling interest	$490,133	$7,456,028	$4,711,600
Adjustments to reconcile consolidated net income to net cash used in operating activities (net of acquisition):
Bad debts	3,544,933	1,364,337	1,272,741
Depreciation and amortization	40,442	8,656	12,922
Amortization of discount on subordinated notes payable	808,027	404,014	-
Amortization of deferred financing costs	757,815	365,695	-
Unrealized net (gain) loss on derivative contracts	(2,018,211)	(2,082,463)	3,180,970
Unrealized (gain) loss on change in fair value of warrant	1,831,879	(846,812)	-
(Increase) decrease in (net of acquisition):
Accounts and notes receivable	(12,281,298)	(713,057)	(13,306,921)
Vantage Finance - receivables	(9,151)	-	-
Prepaids and other current assets	617,796	(738,601)	457,652
Supplier deposits	77,554	2,075,716	(771,349)
Vantage Finance - advances to clients	4,593,453	-	-
Other assets	-	6,259	(1,616)
Increase (decrease) in (net of acquisition):
Accounts payable	630,077	(10,222,063)	6,145,655
Accrued liabilities and other	755,503	610,478	(1,886,089)

Net Cash Used in Operating Activities	(161,048)	(2,311,813)	(184,435)

Cash Flows from Investing Activities
Purchase of property and equipment	(5,256)	-	(5,842)
Cash acquired in Vantage acquisition	1,785,258	-	-

Net Cash Provided by (Used in) Investing Activities	1,780,002	-	(5,842)

Cash Flows from Financing Activities
Borrowings on line-of-credit	7,400,000	20,857,909	4,000,000
Repayments on line-of-credit	(1,950,000)	(19,000,000)	(3,000,000)
Repayments to related party	-	-	-
Proceeds from subordinated note payable	-	6,000,000	-
Repayments on subordinated note payable	(420,000)	-	-
Proceeds from Vantage debt	67,815,358	-	-
Repayments on Vantage debt	(71,797,385)	-	-
Payments for financing costs	-	(2,474,818)	-
Cash distributions to members	(4,441,000)	(1,350,000)	(522,000)
Advances on loans receivable from members	-	(988,308)	159,170
Repayments of loans receivable from members	723,141	-	-

Net Cash Provided by (Used in) Financing Activities	(2,669,886)	3,044,783	637,170

Net Increase (Decrease) in Cash and Cash Equivalents	(1,050,932)	732,970	446,893

Cash and Cash Equivalents at Beginning of Year	2,181,615	1,448,645	1,001,752

Cash and Cash Equivalents at End of Year	$1,130,683	$2,181,615	$1,448,645

See accompanying notes to consolidated financial statements

F-5

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31, 2016	December 31, 2015	December 31, 2014

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$2,088,162	$1,518,559	$439,151

Non-Cash Investing and Financing Activities
Prior year SEP accrual for members	106,000	-	102,000
Current year SEP accrual for members	(106,000)	(106,000)	-

Assumption of liabilities in Vantage acquisition	43,304,588	-	-

Merger of Clear Choice Energy, LLC	-	4,578,186	-

See accompanying notes to consolidated financial statements

F-6

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business

BAE Energy Management, LLC

BAE Energy Management, LLC (“BAE”) is a limited liability company organized under the laws of the State of New York. BAE was formed to hold 100% of the equity interests in both Big Apple Energy, LLC (“Big Apple”) and Clear Choice Energy, LLC (“Clear Choice”). In April 2016, BAE acquired Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”).

BAE is comprised of three major subsidiaries, Big Apple, Clear Choice and Vantage. Founded in 1998, Big Apple is a market aggregator supplying small to medium size energy supply companies (“ESCOs”) that typically lack the buying power and expertise to effectively compete in the deregulated natural gas and power markets. Big Apple and Clear Choice create client value through their purchasing and outsourcing capabilities and by aggregating the requirements of their clients to give them the leverage of larger ESCOs. Big Apple also provides an EDI and billing software platform in addition to supply financing (collectively the “Energy Services”)

Vantage operates a specialty finance company that provides credit support and capital to ESCOs and wholesale suppliers operating in the North American deregulated energy markets. Vantage’s business purpose is to provide efficient external financing structures to participants in the North American commodities markets (the “Financial Services”).

Vantage’s credit enhancement structure provides ESCOs capital support for collateral requirements from wholesale suppliers, independent system operators (“ISOs”), limited distribution companies (“LDCs”) and state public utility commissions (“PUCs”). The credit enhancement program allows ESCOs to conduct business with multiple suppliers and provides them access to the full value of their asset base. For wholesale suppliers, the structure enables access to retail load on a credit supported basis without requiring term lending commitments and operational oversight.

Vantage funds its lending activities through a combination of debt and equity financing, as further described in Note 12.

BAE Energy Management, LLC, Big Apple, Clear Choice and Vantage are collectively referred to as the “Company.”

F-7

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The 2014 consolidated financial statements include the accounts of Big Apple and Clear Choice, a variable interest entity requiring consolidation by Big Apple through December 31, 2014. BAE Energy Management, LLC was formed in 2015 and both Big Apple and Clear Choice were merged into this entity. Upon merger, the Company recognized all assets and liabilities transferred at their carryover amounts since both companies are under common control and members’ equity was adjusted to include the Company’s 100% equity interest in Clear Choice. In April 2016, BAE acquired 100% of the equity interest of Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”). Accordingly, the 2015 consolidated financial statements include the accounts of BAE Energy Management, LLC and its wholly-owned subsidiaries, Big Apple and Clear Choice and the 2016 consolidated financial statements include the accounts of BAE Energy Management, LLC and its wholly owned subsidiaries, Big Apple, Clear Choice, and Vantage from the date of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), “Consolidation of Variable Interest Entities”, requires a reporting entity to consolidate a variable interest entity when the reporting entity has a variable interest that provides it with a controlling financial interest in the entity. The Company that consolidates a variable interest entity is referred to as the primary beneficiary of the variable interest entity. Clear Choice was formed primarily to service ESCOs in the deregulated power market. In 2014, Big Apple and Clear Choice were related through common ownership. The management of Big Apple also has the ability to make key management and financial decisions for Clear Choice. Big Apple has determined that Clear Choice was a variable interest entity in 2014 and that Big Apple was the primary beneficiary because even though Big Apple had no ownership interest in Clear Choice, it had the power to direct the activities of the entity that most significantly impacted its economic performance. In 2014, Big Apple was Clear Choice’s only source of financing. Additionally, the two companies shared office space, employees and general and administrative costs which were funded by Big Apple in 2014. While Big Apple has no contractual obligation to do so, it may voluntarily elect to provide Clear Choice with additional direct or indirect financial support based on its business objectives. For the year ended December 31, 2014, the creditors of Clear Choice did not have general recourse to Big Apple’s credit.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

F-8

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable

Energy Services:

The Company’s exposure to credit risk is dependent, to a large extent, on the deregulated natural gas and electricity industries.

Accounts receivable, principally trade, are generally due within sixty days and are stated at amounts due from customers net of allowances for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by a review of their current credit information. The Company continuously monitors agings, collections and payments from customers and a provision for estimated credit losses is maintained based on its historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within the Company’s expectations and the provisions established, the Company cannot guarantee that the same credit loss rates will be experienced in the future. The Company writes off accounts receivable when they become uncollectible. The allowance for doubtful accounts at December 31, 2016, 2015 and 2014 was approximately $5,589,000, $2,499,000 and $1,190,000, respectively.

Financial Services:

Advances to clients that the Company has the intent and ability to hold for the foreseeable future or until maturity and payoff are reported at their principal amount outstanding less the allowance for credit losses.

Credit losses are evaluated on a regular basis by management and are based upon management’s periodic review of the collectability of the receivables in light of historical loss experience, changes in the composition and risk characteristics of the advances portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Company stops accruing interest on advances when management determines that the advance is impaired. Income on such advances is then reported only to the extent that cash is received after full recovery of the remaining outstanding balance of the advance and the related accrued interest income and fees.

An advance is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the advance agreement or when the advance becomes 90 days past due. The allowance for credit losses related to advances identified as impaired on the excess of the advances outstanding principal balance over the fair value of the related collateral and does not take into consideration any estimated conversion or selling costs.

For advances that are not collateral dependent, the allowance for credit losses is recorded at the amount by which the outstanding principal balance exceeds the expected future cash flows on the advance.

Management has evaluated advances to clients as of December 31, 2016 and determined that no allowance is required. There were no nonaccrual or past due advances as of December 31, 2016.

F-9

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Equipment and Leasehold Improvements

Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives which range from five to seven years.

Leasehold improvements are recorded at cost net of accumulated amortization and are amortized over the term of the lease or the estimated life, whichever is shorter, on a straight-line basis. Expenditures for maintenance and repairs which do not add to the economic life of the asset are expensed as incurred.

Goodwill and Other Intangible Assets

In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

ASU 2017-04 is effective prospectively for annual and interim periods beginning on or after December 15, 2019, and early adoption is permitted on testing dates after January 1, 2017. The Company adopted the provisions of ASU 2017-04 during 2016. The adoption of ASU 2017-04 did not have a material impact on the Company’s consolidated financial statements.

Goodwill is tested for impairment at least annually. No impairment of goodwill was recorded during the year ended December 31, 2016.

F-10

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

The Company is a limited liability company that has chosen to be treated as a partnership for Federal and state income tax purposes. A partnership is not a taxpaying entity for Federal and state income tax purposes. Accordingly, no income tax expense has been recorded in the consolidated financial statements. All income or losses will be reported on the individual members’ income tax returns.

The Company accounts for the effect of any uncertain tax positions based on a “more likely than not” threshold to the recognition of the tax positions being sustained based on the technical merits of the position under scrutiny by the applicable taxing authority. If a tax position or positions are deemed to result in uncertainties of those positions, the unrecognized tax benefit is estimated based on a “cumulative probability assessment” that aggregates the estimated tax liability for all uncertain tax positions. Interest and penalties assessed, if any, are accrued as income tax expense. The Company has identified its tax status as a partnership electing to be taxed as a pass-through entity as a tax position; however, the Company has determined that such tax position does not result in an uncertainty requiring recognition.

In addition to its tax status, the Company has other tax positions that have been determined to be highly certain and, therefore, no reserve for unrecognized tax liability is deemed necessary as of December 31, 2016 and 2015. The Company is not currently under examination by any tax jurisdiction. Federal and state income tax returns are generally open for examination for three years.

Fair Value Measurements

The carrying value of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturity of these instruments. The carrying value of the Company’s long-term debt and line-of-credit approximates fair value because the financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality. The Company also records certain assets and liabilities at fair value using a framework provided by accounting principles generally accepted in the United States of America. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Various inputs are used in determining fair value. These inputs are summarized in the three broad levels listed below:

Level 1: Quoted prices (unadjusted) of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

F-11

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company records its derivative contracts at fair value. The fair values of the swap agreements and forward contracts are determined based on Level 2 market observable inputs. When quoted prices for identical contracts are not available, the Company uses forward price curves. Forward price curves represent the Company’s estimates of the prices at which a buyer or seller could contract today for delivery or settlement at future dates. The Company bases its forward price curves upon market price quotations.

Market price quotations for certain major natural gas trading hubs are generally readily obtainable for the applicable term of the Company’s outstanding derivative contracts; therefore, the Company’s forward price curves for those locations and periods reflect observable market quotes. The estimated fair value of these derivative contracts is a function of underlying forward commodity prices, related volatility, counterparty creditworthiness and duration of contracts. Refer to Note 5 for additional information on derivative contracts.

The Company records its warrant liability at fair value. The fair value of the warrant is based on Level 3 inputs, for which there is no current market such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized in Level 3 are analyzed each year based on changes in estimates or assumptions and recorded as appropriate. The estimated fair value of the warrant is based on a calculation, representing a contractually determined percentage of EBITDA, which is subject to adjustment if targeted EBITDA amounts defined in the agreement are not met, for the 12-month period preceding the measurement date, valued at inception and on subsequent valuation dates. The fair value of the warrant at December 31, 2015, was $3,193,325. The change in fair value during the year ended December 31, 2015 was $846,812. At December 31, 2016, the fair value was $5,025,204, which resulted in the Company incurring an unrealized loss of $1,831,879 for the change in fair value of the warrant in the consolidated statements of income and changes in members’ equity. Refer to Note 11 for additional information on the warrant liability.

There were no Level 1 inputs and no transfers in or out of Level 3 from other levels in the fair value hierarchy as of December 31, 2016 or 2015.

F-12

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

Energy Services:

Revenue is recognized as product is delivered and when services are provided. Revenue is generally charged to customers on a single fee basis for the procurement and scheduling of electricity to a utility, gas for movement through the interstate pipelines to a utility, and for the combined back office services required for supply chain logistics and asset management.

Financial Services:

Revenue is recognized for interest income and fees related to credit facilities extended to its clients. Interest is charged based upon the principal balance outstanding, and commodity fees are charged based on supported commodity purchases. Both interest and commodity fees are booked as earned in the month they are accrued. Vantage charges its clients fees based on load and capital utilization requirements.

Derivative Contracts

The Company accounts for derivative contracts in accordance with FASB ASC 815, “Derivatives and Hedging.” The Company recognizes these derivative instruments as either assets or liabilities at fair value in the consolidated balance sheet unless they qualify for the normal purchase or normal sales exception. Gains and losses from derivative contracts are included in Energy Services cost of revenue in the consolidated statement of income and changes in members’ equity (see Note 5).

Warrant and Debt Discount

The Warrant issued in connection with the Company’s subordinated note payable is accounted for in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”. Accordingly, the estimated fair value of the warrant is reported as a liability, and changes in the fair value of the warrant are included in earnings. The estimated fair value of the warrant was $5,025,204 and $3,193,325 at December 31, 2016 and 2015, respectively.

The debt discount recorded in connection with the subordinated note payable and warrant purchase agreement is being amortized to interest expense on an effective interest method basis over the term of the related note (five years). Amortization expense was $808,027, $404,014 and $0 for the years ended December 31, 2016, 2015 and 2014, respectively.

F-13

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the Company’s acquisition of Vantage in April 2016, the Company assumed a $1,000,000 four year note that was recorded at its fair value of $740,000 and $260,000 was recorded as debt discount that is being amortized over the term of the note. Amortization expense was $48,750 for the year ended December 31, 2016.

Debt Issuance Costs

In 2016, the Company adopted Accounting Standard Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. In accordance with the new standard, the Company now reflects debt issuance costs as a deduction from the face amount of the associated debt on the consolidated balance sheets. These unamortized costs, which amounted to $1,400,058 and $2,109,123 as of December 31, 2016 and 2015, respectively, are amortized as interest expense over the term of the related debt using the effective interest method.

Impairment of Long-Lived Assets

The Company reviews the carrying values of long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Management has determined that there have been no impairments of long-lived assets through December 31, 2016.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Update 2014-09, “Revenue from Contracts with Customers”, which replaced the existing accounting standards for revenue recognition. This guidance requires a company to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. Subsequent to the release of this update, the FASB has issued additional Updates relating to revenue recognition to further clarify and define specific elements of this accounting standard and to defer the effective date by one year. These Updates are effective for all public entities for annual reporting periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018 (early adoption is permitted with certain restrictions) and may be adopted by restating all years presented in the company’s financial statements or by recording the impact of the adoption as an adjustment to retained earnings at the beginning of the year the Update is adopted. Management has not assessed the potential impact on the Company’s financial statements.

F-14

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, the FASB issued Update 2016-02, “Leases”, which replaced the existing accounting standards for accounting for operating leases. This guidance requires a Company to recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. The Update is effective for all public entities for annual reporting periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019 (early adoption is permitted). Management has not assessed the potential impact on the Company’s financial statements.

Note 3 - Business Combination

In October 2014, Vantage entered into a Borrowing Base Facility Agreement (i.e., the Macquarie Loan) with Macquarie Bank Ltd. (“Macquarie”) with a commitment amount up to $75 million with an interest rate of 9.0%. On December 8, 2015, after certain events of default occurred, including violations of tangible net worth and profitability covenants, Macquarie and Vantage entered into an option agreement which gave Macquarie the option to acquire all of the equity interest in Vantage. In April 2016, Macquarie transferred its option to acquire Vantage to BAE in exchange for assumption of all the debt. Also, at the time of this transaction, Big Apple and Macquarie negotiated a lower interest rate (4.75% versus 9.00%) on the Borrowing Base Facility Agreement.

In April 2016, BAE acquired 100% of the equity interests of Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”) for $43,304,588 of assumed liabilities. The purchase price was allocated to the assets acquired and liabilities assumed with assistance from a third party valuation firm.

Cash	$1,785,258
Accounts receivable	300,618
Advances to clients and other receivables	24,004,181
Equipment and other assets	230,828
Goodwill	16,983,703
Liabilities assumed	43,304,588

Liabilities assumed consist of $1,453,565 of accounts payable and accrued expenses and $41,851,023 of debt.

Costs related to the acquisition were approximately $1,300,000 and were recorded as an expense in 2016.

Purchase price allocations have resulted in goodwill recognition of $16,983,703, which is deductible for tax purposes. This recorded goodwill represents expected synergies from the acquisition.

F-15

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below contains unaudited pro forma information as if the acquisition of Vantage occurred on January 1, 2015.

	2016	2015

Revenue	$100,619,531	$139,150,595
Net Loss	$(1,579,790)	$(15,944,113)

Note 4 - Accounts Receivable

	2016	2015
BAE:
Accounts receivable	$35,388,427	$37,134,507
Allowance for doubtful accounts	(481,700)	(2,499,572)
	$34,906,727	$34,634,935

2016
Vantage Finance:
Accounts receivable	$309,769
Allowance for doubtful accounts	-
$309,769

BAE:
Accounts receivable - long-term	$9,499,075	$3,553,604
Allowance for doubtful accounts	(5,107,082)	-
	$4,391,993	$3,553,604

Note 5 - Derivatives Not Designated as Hedging Instruments

The Company provides risk mitigation services to its clients by virtue of selling natural gas and electricity at an agreed upon price for future delivery. As a result, the Company is exposed to the impact of market fluctuations in natural gas and electricity prices. The Company enters into derivative contracts in order to monitor, manage and mitigate risk. (see Note 2).

To mitigate its natural gas and power price risk, the Company utilizes commodity derivative contracts including swap agreements, futures contracts and forward purchase contracts. The Company does not designate any of its derivative contracts for hedge accounting. Derivative contracts are recorded in the consolidated balance sheet at their estimated fair value. Gains and losses resulting from changes in fair value of derivative contracts are included in Energy Services cost of revenues in the consolidated statement of income and changes in members’ equity and amounted to $2,018,211, $2,082,463 and $(3,180,970) for the years ended December 31, 2016, 2015 and 2014, respectively.

F-16

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2016, the Company was committed under various derivative contracts to purchase natural gas and power as follows:

	Risk Year	Natural Gas/Power Units (dth/Mwh)	Notional Amount	Market Value	Fair Value

Natural gas commodity derivatives - swaps/forward contracts	2017	538,009	$1,512,622	$1,991,720	$479,098

Power commodity derivatives - swaps/forward contracts	2017	34,880	$1,796,320	$2,236,926	440,606

					$919,704

At December 31, 2015, the Company was committed under various derivative contracts to purchase natural gas and power as follows:

	Risk Year	Natural Gas/Power Units (dth/Mwh)	Notional Amount	Market Value	Fair Value

Natural gas commodity derivatives - swaps/forward contracts	2016-2017	5,109,901	$12,915,850	$12,141,252	$(774,598)

Power commodity derivatives - swaps/forward contracts	2016	48,911	$2,665,650	$2,341,741	(323,909)

					$(1,098,507)

At December 31, 2016 and 2015 the Company did not have cash posted as collateral for these derivative contracts. In the event that the Company’s exposure exceeds the assets of its borrowing base, collateral would be required. Refer to Note 2 for additional information on derivative contracts.

Note 6 - Advances to Clients

Advances to Clients include Credit Support, Deferred Supply Amounts (“DSAs”), Revolvers, and Term Loans:

Credit Support are amounts advanced to customers (i.e., ESCOs) in the form of collateral deposits at various vendors (Suppliers and Third Parties) supplying energy to the Company’s customers.

F-17

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DSAs are working lines of credit extended to clients to pay their energy supply invoices. If a client is unable to repay their DSA within the month, the outstanding principal is transferred to a revolving credit facility (i.e., Revolver).

Revolver amounts are used by ESCOs solely for funding operating expenses and DSAs.

Term Loans are cash amounts advanced to customers to support cash demands of operations.

The Company makes advances on a secured basis to clients that have been in business for at least two years. The terms and conditions of the advances are specified within each client’s advance agreement. Collateral consists of the unencumbered assets of the business, other specific real and personal property and the personal guarantees of the business owners and pledge of equity. The Company records an allowance for credit losses when advances or loans to customers exceed the fair value of collateral and repayment is in doubt.

At December 31, 2016, advances to clients consisted of the following:

As of
December 31, 2016

Credit Support	$14,315,713
DSA	300,359
Revolver	4,665,586
Term Loan	129,070
$19,410,728

There were no allowances for credit losses against the advances to clients at December 31, 2016. The Company analyzed the performance of each loan and reviewed the sufficiency of collateral (client’s accounts receivable and supplier deposits), and determined no allowance was necessary.

Note 7 - Notes Receivable

The Company loaned a total of $655,000 to two of its customers in order to help finance the customers’ required deposit with the Independent System Operator (“ISO”) as required for participation in the ISO-administered markets. The notes bear interest at rates ranging from 0% to 8% per annum and are secured by substantially all of the customers’ assets. The notes were payable together with all accrued interest on various dates during 2013. The customers have not yet made payment on these receivables and by verbal agreement the Company has agreed to extend the expiration date of these notes to August 2018 under similar terms.

At December 31, 2016 and 2015, a note for $310,000 is not expected to be repaid within the next year and, as such, has been reported as a non-current asset. Also at December 31, 2016 and 2015, a second note in the amount of $45,000, which is in dispute with the customer, has been reserved. During 2015, a third note in the amount of $300,000 became the subject of litigation with a former customer and, as such, the Company has reserved the full amount of this note along with the related accrued interest at December 31, 2016 and 2015.

F-18

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2016, the Company issued a note receivable in the amount of $8,000,000 to a customer for satisfaction of the customer’s accounts receivable. This note bears interest at 8% per annum and is payable in monthly installments of principal and interest in the amount of $162,211. It is secured by substantially all of the assets of the customer. The maturity date of this note is September 20, 2021, at which time all unpaid principal and interest shall be due and payable. The balance of this note at December 31, 2016 and 2015 was $7,671,184 and $0, respectively.

Note 8 - Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements at December 31, 2016 and 2015 consist of the following:

	2016	2015

Furniture and fixtures	$104,840	$21,812
Computer and software	52,762	48,692
Leasehold improvements	12,322	10,148
	169,924	80,652
Accumulated depreciation and amortization	(76,000)	(67,047)

Net	$93,924	$13,605

Note 9 - Loan Receivable from Members

The Company from time to time advances funds to its members. There is no interest charged on these advances. There is no repayment schedule for these loans and, as such, the amount has been included in members’ equity in the accompanying consolidated financial statements.

F-19

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Line-of-Credit

At December 31, 2016 and 2015 the Company had $16,689,205 and $10,826,735, respectively, outstanding under a line-of-credit, net of deferred financing costs, pursuant to a borrowing base facility agreement with a financial institution. The facility, which expires on June 30, 2020, is a joint facility for both Big Apple Energy, LLC and Clear Choice Energy, LLC. The facility allows for revolving advances not to exceed the lesser of $30 million or the borrowing base reduced by outstanding letters or credit and any market exposure on derivative contracts (ISDA exposure). Available, unused financing under the facility at December 31, 2016 and 2015 was approximately $1,737,000 and $1,641,000, respectively.

	2016	2015

Line of credit	$17,307,909	$11,857,909
Less deferred financing costs	(618,704)	(1,031,174)
	$16,689,205	$10,826,735

Interest on the facility is payable monthly at a rate equal to the three-month LIBOR (1% floor) plus 4.75%. The facility is secured by substantially all of the assets of the Company. In accordance with the terms of the agreement, the Company is required to comply with various affirmative, negative and financial covenants. At December 31, 2016 and 2015, the Company was not in compliance with various covenants and received a waiver from the financial institution for noncompliance.

Note 11 - Subordinated Note Payable and Warrant Purchase Agreement

On July 1, 2015, the Company issued a $6,000,000 subordinated note payable with a discount of $3,193,325 under a mezzanine financing agreement with Penta Mezzanine SBIC Fund I, L.P. (“Penta”). Interest is payable at the rate of prime plus 4% per annum but in no event less than 12% beginning July 31, 2015. Principal is payable in monthly installments of $100,000 beginning January 1, 2017 through July 1, 2020, the maturity date, at which time all principal and accrued interest is payable in full. Principal payments prior to January 2017 were $70,000 per month. The loan is secured by substantially all of the assets of the Company. The mezzanine debt is subordinated to the borrowing base facility. The Company may prepay the note at any time subject to a prepayment penalty. In accordance with the terms of the agreement, the Company is required to comply with various affirmative, negative and financial covenants. At December 31, 2016 and 2015, the Company was not in compliance with certain covenants and received a waiver from Penta for noncompliance.

In connection with the subordinated note, the Company issued a warrant to Penta. Under the terms of the agreement, Penta is entitled to purchase a 6% equity interest in the Company at an exercise price of $100, commencing upon an event of default or an initial public offering of any equity interest in the Company. Additionally, the agreement provides a put right to Penta pursuant to which the Company would be required to purchase the warrant from Penta at a put price calculated based on a percentage of EBITDA for the 12-month period ending on the last day of the month immediately preceding the date of the put notice. The put right can only be exercised commencing upon any of the following put events: a) a qualified public offering; b) the date that 60% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full; c) a material breach of the agreement by the Company; d) the occurrence of a change of control; e) the maturity date; or (f) the death of Victor Ferreira.

F-20

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The agreement also provides a redemption right to the Company pursuant to which the Company has the right to redeem the warrant at a redemption price equal to the greater of $2,000,000 or a calculation based on a percentage of EBITDA for the 12-month period ending on the last day of the month immediately preceding the date of the redemption notice.

The redemption right can only be exercised commencing upon any of the following redemption events: a) the date that 70% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full, or b) a material breach of the agreement by Penta. Both the put price and the redemption price calculations are subject to adjustment if targeted EBITDA amounts defined in the agreement are not met. The estimated fair value of the warrant was $5,025,204 and $3,193,225 at December 31, 2016 and 2015, respectively.

	2016	2015

Subordinated note payable	$1,970,550	$1,285,928
Less: current maturities	1,200,000	420,000

Net long-term subordinated note payable	$770,550	$865,928

Maturities of subordinated note payable are as follows:

Years ending December 31, 2017	$1,200,000
2018	1,200,000
2019	1,200,000
2020	1,980,000

5,580,000

Less: Discount on subordinated note payable	2,828,096
Deferred financing costs	781,354

$1,970,550

F-21

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2016	2015

Subordinated note payable	$5,580,000	$6,000,000
Less deferred financing costs and discount	(3,609,450)	(4,714,072)
	$1,970,550	$1,285,928

Note 12 - Vantage Borrowing Base Facility

In October 2014, Vantage entered into a Borrowing Base Facility Agreement (“BBFA”) with Macquarie. The agreement provides that Macquarie will lend up to $50 million to Vantage based on the amount of collateral held by Vantage and advances and other amounts due to Vantage from customers. The commitment amount of the BBFA can be increased up to $75 million. In February 2017, the facility was increased to $65 million. The facility terminates on June 30, 2020 (the “Facility Termination Date”).

The Company assumed the debt as part of the Vantage purchase consideration in connection with the purchase agreement and the Company and Macquarie renegotiated the BBFA. The key changes include:

Up to $5,400,000 of the amounts borrowed under the BBFA will be classified as Tranche A. Interest shall not accrue on the Tranche A note unless the principal amount thereof is not repaid in full on the Facility Termination Date, in which event interest shall commence to accrue on the Tranche A note beginning on the Facility Termination Date. The Company can settle the note for $1,000,000 if payment is made within two years. The ability of the Company to settle the note for $1,000,000 is reflected in the purchase consideration and fair value of the note as of the acquisition date.

Up to $17,000,000 of the amounts borrowed under the BBFA will be classified as Tranche B notes. Tranche B notes will be interest bearing as described below.

For each month during the Facility Term (and thereafter while any advances, the Tranche A and B notes, any credit support or any other obligations remain outstanding), the Company shall pay a monthly fee in an amount equal to the sum of the following:

The average aggregate amount of advances and reimbursement obligations outstanding during such month multiplied by LIBOR plus 4.75% per annum;

The average daily face amount of all credit support for such month, multiplied by 4.75% per annum;

F-22

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The average facility limit minus the average amount of credit extensions for such month minus the average outstanding balances of the Tranche A and B notes for such month, multiplied by 1.5% per annum; and

The average amount of the Tranche B note outstanding during such month multiplied by 2% per annum.

2016

Total Vantage Debt	$37,917,746
Less current maturities	(3,250,000)
Vantage Long-Term Debt	$34,667,746

At December 31, 2016, the Company was not in compliance with certain covenants and received a waiver for non-compliance.

Note 13 - Commitments and Contingencies

Letters of Credit

The Company’s borrowing base facility agreement with a financial institution provides for standby sight, time or performance letters of credit.

In no event may the principal of all outstanding letters of credit plus the aggregate principal amount outstanding on the line-of-credit and market exposure from ISDA transactions exceed the lesser of the borrowing base or $30,000,000. At December 31, 2016, the amount outstanding under the letters of credit was approximately $6,763,000.

Leases

The Company accounts for operating leases on a straight-line basis in accordance with FASB ASC 840.

The Company leases office space in two locations. In Woodbury, New York where the lease commenced in July 2014 and is for a term of seven years and in New York, New York where the lease commenced in March 2016 and is for a term of three years.

Rent and occupancy costs under the aforementioned lease agreements charged to expense were approximately $297,000, $71,000 and $88,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

F-23

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Approximate future minimum commitments under the aforementioned lease agreements are as follows:

Years ending December 31, 2017	$373,135
2018	384,169
2019	180,403
2020	78,000
2021	40,000

$1,055,707

Minimum lease payments in this schedule exclude contingent rentals and rentals under renewal options which, as of December 31, 2016, are not reasonably assured of being exercised.

Sales Commitments

In the normal course of business, the Company enters into supply commitment agreements with its customers to provide natural gas and power in future periods.

At December 31, 2016, the Company was committed to provide natural gas and power to its customers as follows:

	Contract	Natural Gas / Power Units	Notional
	Year	(dth/Mwh)	Amount
Natural Gas	2017-2018	3,157,790	$9,799,331
Power	2017-2018	325,118	$14,391,669

At December 31, 2015, the Company was committed to provide natural gas and power to its customers as follows:

	Contract	Natural Gas / Power Units	Notional
	Year	(dth/Mwh)	Amount
Natural Gas	2016-2018	8,611,269	$27,049,140
Power	2016-2017	147,097	$7,448,102

Cash Concentration

The Company maintains cash and cash equivalents in certain financial institutions that may exceed the FDIC insurance limit.

F-24

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Retirement Plan

BAE has a Simplified Employee Pension Plan (“SEP”) covering all full-time employees. Contributions are made at the discretion of the members on an annual basis and may not exceed a maximum of 25% of the total eligible payroll, not to exceed $53,000 per individual. Employer contributions for the years ended December 31, 2016, 2015 and 2014 were approximately $264,200, $228,500 and $ -0-, respectively.

Vantage has a 401K plan for all full-time employees. Employer contributions were approximately $35,000 for the year ended December 31, 2016.

Note 15 - Concentrations of Credit Risk

Energy Services:

Major Customers

During the years ended December 31, 2016, 2015 and 2014, five customers comprised 73%, three customers comprised 55%, and four customers comprised 61% of total revenues, respectively. At December 31, 2016, accounts receivable included amounts due from four customers which accounted for approximately 71% of total accounts receivable. At December 31, 2015, amounts due from four customers accounted for approximately 84% of total accounts receivable.

Major Suppliers

For the year ended December 31, 2016, four suppliers represented approximately 70% of total natural gas and electricity purchases. For the year ended December 31, 2015, two suppliers represented approximately 56% of total natural gas and electricity purchases.

Financial Services:

Major Customers

As of and for the year ended December 31, 2016, two customers represented approximately 84% of Financial Services revenue and 88% of advances to clients.

F-25

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - Variable Interest Entity

The following is a list of the activities of Clear Choice Energy, LLC as of and for the year ended December 31, 2014:

2014

Total assets	$21,939,484
Total liabilities	$17,361,298
Total equity	$4,578,186

Total revenues	$127,271,065
Net income	$2,512,689

The accounts of Clear Choice are consolidated with those of Big Apple (see Note 2). The non-controlling interest as of the December 31, 2014 consolidated balance sheet follows:

2014

Non-controlling interest at January 1	$2,065,497
Net income	2,512,689

Non-controlling interest at December 31	$4,578,186

Note 17 - Related Party Transactions

Two companies, R-Tech Energy and City Power and Gas are related parties with common ownership. During the years ended December 31, 2016, 2015 and 2014, the Company made payments for consulting services to R-Tech Energy of $15,000, $20,000 and $20,000, respectively. No amounts were payable to these vendors at December 31, 2016 and 2015.

During the years ended December 31, 2016, 2015 and 2014, the Company had sales to City Power and Gas of approximately $6,039,000, $8,927,000 and $11,586,000, respectively. At December 31, 2016, accounts receivable included approximately $2,182,000 due from this related party. At December 31, 2015, accounts receivable and accounts payable included approximately $831,000 and $876,000 due from/to this related party, respectively.

F-26

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 - Unaudited Pro Forma Financial Information

Pro forma income tax expense

The following unaudited pro forma income tax expense assumes the Company had been a C corporation for 2016.

2016

Pre-tax income	$490,133
Income tax expense at 38.6%	189,191
Net Income	$300,942

Pro forma earnings per share

The following unaudited earnings per share assumes the outstanding shares are equal to the amount to be issued to the owners of the Company under the following redemption assumptions:

● Assuming No Redemption: This presentation assumes that no Jensyn Acquisition Corp. (“JAC”) stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

● Assuming Maximum Redemption: This presentation assumes that the maximum number of JAC stockholders exercise their redemption rights such that the Trust Account, after giving effect to the JAC obligations and the cash amounts necessary for the share redemptions, has a minimum cash balance in the Trust of $15,000,000, and that JAC must retain at least $5,000,001 of net tangible book value, and the owners of the Company maintain a 51% ownership, post redemption.

2016

Net Income	$300,942

Weighted average shares outstanding:
Assuming maximum redemption	4,400,000
Assuming no redemption	5,814,507

Earnings per share:
Assuming maximum redemption	$0.07
Assuming no redemption	$0.05

Note 19 - Proposed Business Combination

On November 3, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with JAC.

At close, JAC will own approximately 45% of BAE’s outstanding membership units, and the current owners of the Company will own approximately 55% of the outstanding units, subject to adjustment based upon BAE’s net working capital and indebtedness at closing, the amount of transaction expenses incurred by the Company and its owners, and the amount of cash contributed by JAC to the Company. The current owners of the Company initially will not receive a direct ownership interest in JAC but will have the right to exchange their membership units in the Company for an equal number of shares of JAC common stock.

Note 20 – Covenants

As disclosed in Note 10, 11 and 12 the Company is subject to compliance with certain covenants.

Following are the covenants and related performance for the year ended December 31, 2016.

BAE	Target	For the year ended December 31, 2016	Status

Adjusted tangible net worth ($ in millions), not less than:	$9.0	$10.9	P
Operating Margin, not less than:	0%	10.1%	P
Fixed charge coverage ratio, not less than:	1.2:1	3.55	P
Funded debt to EBITDA, not more than:	1.5:1	0.58	P

Vantage	Target	For the year ended December 31, 2016	Status

Adjusted tangible net worth (In $ million), no less than:	$10.0	$10.9	P

Operating Margin no less than:	5.0%	Negative	F/Waived

P - Pass

F - Fail

Vantage continued to be in default of the D & O insurance covenant (which has since been cured) and the covenant to produce audited financial statements (which was waived and has now been cured).

For the year ended December 31, 2016, Vantage was not compliance with the operating margin and D & O insurance covenants. Both Vantage and BAE were not in compliance with the audited financial statement covenants. These were waived and have now been cured.

BAE expects to be in compliance with its covenants for the foreseeable future. Accordingly, it continues to classify its obligations as non-current. The waivers it has obtained for the year ended December 31, 2016 related solely to non-financial covenants (D & O insurance and the timely provision of audited financial statements), both of which have now been cured.

In the event BAE does not comply with its loan covenants in future periods, there may be a material adverse impact on its business and liquidity.

Note 21 - Subsequent Events

Management has evaluated subsequent events through December 20, 2017, which is the date the consolidated financial statements were available to be issued.

F-27

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited pro forma as of	As of	As of
	September 30, 2017	September 30, 2017	December 31, 2016
	(See Note 15)	(unaudited)	(See Note 2)

ASSETS
Current Assets
Cash and cash equivalents	$2,190,694	$7,190,694	$1,130,683
Accounts receivable, net	29,335,353	29,335,353	34,906,727
Vantage Finance - receivables, net	566,930	566,930	309,769
Notes receivable from customers, net	1,468,028	1,468,028	1,382,812
Supplier deposits	2,825,422	2,825,422	2,847,037
Vantage Finance - Advances to clients	31,245,257	31,245,257	19,410,728
Derivative contracts	98,568	98,568	919,704
Prepaid expenses and other current assets	2,112,843	2,112,843	185,831

Total Current Assets	74,843,095	74,843,095	61,093,291

Property, Equipment and Leasehold Improvements, net	69,420	69,420	93,924

Other Assets
Accounts receivable, net	4,100,000	4,100,000	4,391,993
Notes receivable from customers, net	5,486,451	5,486,451	6,598,372
Goodwill	16,983,703	16,983,703	16,983,703
Other assets	86,932	86,932	86,932

Total	96,569,601	$101,569,601	$89,248,215

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Line-of-credit borrowing, net of deferred financing costs	$17,396,473	$17,396,473	$16,689,205
Subordinated note payable	1,200,000	1,200,000	1,200,000
Vantage Finance - Short-term debt	3,000,000	3,000,000	3,250,000
Accounts payable and accrued liabilities	13,243,918	13,243,918	10,814,399
Derivative contracts	1,074	1,074	-

Total Current Liabilities	34,841,465	34,841,465	31,953,604

Long-Term Liabilities
Subordinated note payable	664,258	664,258	770,550
Vantage Finance - Long-term debt	41,643,560	41,643,560	34,667,746
Warrant liability on subordinated debt	5,220,137	5,220,137	5,025,204

Total Liabilities	82,369,420	82,369,420	72,417,104

Commitments and Contingencies

Members’ Equity
Members’ capital	14,998,269	19,998,269	17,599,198
Loan receivable from members	(798,088)	(798,088)	(768,087)

Total Members’ Equity	14,200,181	19,200,181	16,831,111

Total	$96,569,601	$101,569,601	$89,248,215

See accompanying notes to unaudited condensed consolidated financial statements

F-28

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND CHANGES IN MEMBERS’ EQUITY

	For the nine months ended
	September 30, 2017	September 30, 2016
	(unaudited)	(unaudited)

Revenues
Energy Services	$66,939,795	$71,859,582
Financial Services	3,342,333	1,662,774

Total Revenue	70,282,128	73,522,356

Operating costs and expenses
Energy Services cost of revenue	59,720,557	61,587,755
Financial Services cost of revenue	1,826,629	1,647,149
Selling, General and Administrative Expenses	4,469,429	7,847,098

Total operating costs and expenses	66,016,615	71,082,002

Income from operations	4,265,513	2,440,354

Other Income (Expense)
Interest expense	(2,724,875)	(2,692,292)
Interest / finance income	1,204,137	11,271
Other Income	9,232	2,013
Unrealized loss on change in fair value of warrant	(194,933)	(1,303,257)

Net Income (Loss)	$2,559,074	$(1,541,911)

Unaudited pro forma information (See Note 13)
Pre-tax income	2,559,074
Income tax expense	987,803
Net Income	1,571,271

Weighted average shares outstanding (basic and diluted)
Assuming maximum redemption	4,400,000
Assuming no redemption	5,814,507

Earnings per share (basic and diluted)
Assuming maximum redemption	$0.36
Assuming no redemption	$0.27

For the
nine months ended September 30, 2017

Members’ Equity at Beginning of Period	$16,831,111

Net Income	2,559,074

Changes in loans receivable	(30,004)

Distributions to members	(160,000)

Members’ Equity at End of Period	$19,200,181

See accompanying notes to unaudited condensed consolidated financial statements

F-29

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the	For the
	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016

Cash Flows from Operating Activities
Net income (loss)	$2,559,074	$(1,541,911)
Adjustments to reconcile net income (loss) to net cash provided by operating activities (net of acquisition):
Bad debts	-	3,383,371
Depreciation and amortization	24,499	24,425
Amortization of discount on subordinated notes payable	606,021	606,020
Amortization of deferred financing costs	543,705	564,298
Unrealized net (gain) loss on derivative contracts	822,210	(527,772)
Unrealized loss on change in fair value of warrant	194,933	1,303,257
(Increase) decrease in (net of acquisition):
Accounts and notes receivable	6,890,072	(3,506,909)
Vantage Finance - receivables	(257,161)	55,876
Prepaids and other current assets	(1,927,012)	(315,347)
Supplier deposits	21,615	(851,066)
Vantage Finance - advances to clients	(11,834,529)	6,104,224
Accounts payable	(3,580,518)	(3,086,305)
Accrued liabilities and other	6,010,042	(381,801)

Net Cash Provided by Operating Activities	72,951	1,830,360

Cash Flows from Investing Activities
Cash acquired in Vantage acquisition	-	1,785,258

Net Cash Provided by Investing Activities	-	1,785,258

Cash Flows from Financing Activities
Borrowings on line-of-credit	6,400,000	7,000,000
Repayments on line-of-credit	(6,000,000)	(1,500,000)
Repayments on subordinated note payable	(900,000)	(210,000)
Proceeds from Vantage debt	113,872,035	40,262,406
Repayments on Vantage debt	(107,194,971)	(44,335,287)
Cash distributions to members	(160,000)	(4,441,000)
Advances on loans receivable from members	(30,004)	723,141

Net Cash Provided by (Used in) Financing Activities	5,987,060	(2,500,740)

Net Increase in Cash and Cash Equivalents	6,060,011	1,114,878

Cash and Cash Equivalents at Beginning of Period	1,130,683	2,181,615

Cash and Cash Equivalents at End of Period	$7,190,694	$3,296,493

See accompanying notes to unaudited condensed consolidated financial statements

F-30

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2016

Supplemental Disclosure of Cash Flow Information
Non-Cash Investing and Financing Activities
Prior year SEP accrual for members	$-	$106,000

Assumption of liabilities in Vantage acquisition	-	43,304,588

See accompanying notes to unaudited condensed consolidated financial statements

F-31

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business

BAE Energy Management, LLC

BAE Energy Management, LLC (“BAE”) is a limited liability company organized under the laws of the State of New York. BAE was formed to hold 100% of the equity interests in both Big Apple Energy, LLC (“Big Apple”) and Clear Choice Energy, LLC (“Clear Choice”). In April 2016, BAE acquired Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”).

BAE is comprised of three major subsidiaries, Big Apple, Clear Choice and Vantage. Founded in 1998, Big Apple is a market aggregator supplying small to medium size energy supply companies (“ESCOs”) that typically lack the buying power and expertise to effectively compete in the deregulated natural gas and power markets. Big Apple and Clear Choice create client value through their purchasing and outsourcing capabilities and by aggregating the requirements of their clients to give them the leverage of larger ESCOs. Big Apple also provides an EDI and billing software platform in addition to supply financing (collectively the “Energy Services”).

Vantage operates a specialty finance company that provides credit support and capital to ESCOs and wholesale suppliers operating in the North American deregulated energy markets. Vantage’s business purpose is to provide efficient external financing structures to participants in the North American commodities markets (the “Financial Services”).

Vantage’s credit enhancement structure provides ESCOs capital support for collateral requirements from wholesale suppliers, independent system operators (“ISOs”), limited distribution companies (“LDCs”) and state public utility commissions (“PUCs”). The credit enhancement program allows ESCOs to conduct business with multiple suppliers and provides them access to the full value of their asset base. For wholesale suppliers, the structure enables access to retail load on a credit supported basis without requiring term lending commitments and operational oversight.

Vantage funds its lending activities through a combination of debt and equity financing, as further described in Note 9.

BAE Energy Management, LLC, Big Apple, Clear Choice and Vantage are collectively referred to as the “Company.”

F-32

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. All intercompany balances and transactions have been eliminated in consolidation.

The condensed consolidated balance sheet at December 31, 2016 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere in this proxy statement.

Goodwill and Other Intangible Assets

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04,” Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). ASU 2017-04 removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

ASU 2017-04 is effective prospectively for annual and interim periods beginning on or after December 15, 2019, and early adoption is permitted on testing dates after January 1, 2017. The Company adopted the provisions of ASU 2017-04 during 2016. The adoption of ASU 2017-04 did not have a material impact on the Company’s consolidated financial statements.

Goodwill is tested for impairment at least annually. No impairment of goodwill was recorded during the nine months ended September 30, 2017 and 2016.

F-33

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

The carrying value of the Company’s cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturity of these instruments. The carrying value of the Company’s long-term debt and line-of-credit approximates fair value because the financial instruments bear interest at rates that approximate current market rates for loans with similar maturities and credit quality. The Company also records certain assets and liabilities at fair value using a framework provided by accounting principles generally accepted in the United States of America. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Various inputs are used in determining fair value. These inputs are summarized in the three broad levels listed below:

Level 1: Quoted prices (unadjusted) of identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company records its derivative contracts at fair value. The fair values of the swap agreements and forward contracts are determined based on Level 2 market observable inputs. When quoted prices for identical contracts are not available, the Company uses forward price curves. Forward price curves represent the Company’s estimates of the prices at which a buyer or seller could contract today for delivery or settlement at future dates. The Company bases its forward price curves upon market price quotations.

Market price quotations for certain major natural gas trading hubs are generally readily obtainable for the applicable term of the Company’s outstanding derivative contracts; therefore, the Company’s forward price curves for those locations and periods reflect observable market quotes. The estimated fair value of these derivative contracts is a function of underlying forward commodity prices, related volatility, counterparty creditworthiness and duration of contracts. Refer to Note 5 for additional information on derivative contracts.

The Company records its warrant liability at fair value. The fair value of the warrant is based on Level 3 inputs, for which there is no current market such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized in Level 3 are analyzed each year based on changes in estimates or assumptions and recorded as appropriate. The estimated fair value of the warrant is based on a calculation, representing a contractually determined percentage of EBITDA, which is subject to adjustment if targeted EBITDA amounts defined in the agreement are not met, for the 12 month period preceding the measurement date, valued at inception and on subsequent valuation dates. The fair value of the warrant at September 30, 2017 and December 31, 2016 was $5,220,137 and $5,025,204, respectively. The increase in the fair value of the warrant liability during the nine months ended September 30, 2017 and 2016 was $194,933 and $1,303,257, respectively, and was recorded as a loss. Refer to Note 8 for additional information on the warrant liability.

F-34

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

There were no Level 1 inputs and no transfers in or out of Level 3 from other levels in the fair value hierarchy as of September 30, 2017.

Revenue Recognition

Energy Services:

Revenue is recognized as product is delivered and when services are provided. Revenue is generally charged to customers on a single fee basis for the procurement and scheduling of electricity to a utility, gas for movement through the interstate pipelines to a utility, and for the combined back office services required for supply chain logistics and asset management.

Financial Services:

Revenue is recognized for interest income and fees related to credit facilities extended to its clients. Interest is charged based upon the principal balance outstanding, and commodity fees are charged based on supported commodity purchases. Both interest and commodity fees are booked as earned in the month they are accrued. Vantage charges its clients fees based on load and capital utilization requirements.

Warrant and Debt Discount

The Warrant issued in connection with the Company’s subordinated note payable is accounted for in accordance with FASB ASC 480 “Distinguishing Liabilities from Equity”. Accordingly, the estimated fair value of the warrant is reported as a liability, and changes in the fair value of the warrant are included in earnings. The estimated fair value of the warrant was $5,220,137 and $5,025,204 as of September 30, 2017 and December 31, 2016, respectively. The increase in the fair value of the warrant liability during the nine months ended September 30, 2017 and 2016 was $194,933 and $1,303,257, respectively, and was recorded as a loss.

The debt discount recorded in connection with the subordinated note payable and warrant purchase agreement is being amortized to interest expense on an effective interest method basis over the term of the related note (five years). Amortization expense was $606,000 and $606,000 for the nine months ended September 30, 2017 and 2016, respectively.

F-35

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In conjunction with the Company’s acquisition of Vantage in April 2016, the Company assumed a $1,000,000 four-year note that was recorded at its fair value of $740,000 and $260,000 was recorded as debt discount that is being amortized over the term of the note. Amortization expense was $48,750 and $32,500 for the nine months ended September 30, 2017 and 2016, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3 - Business Combination

In October 2014, Vantage entered into a Borrowing Base Facility Agreement (i.e., the Macquarie Loan) with Macquarie Bank Ltd. (“Macquarie”) with a commitment amount up to $75 million with an interest rate of 9.0%. On December 8, 2015, after certain events of default occurred, including violations of tangible net worth and profitability covenants, Macquarie and Vantage entered into an option agreement which gave Macquarie the option to acquire all of the equity interest in Vantage. In April 2016, Macquarie transferred its option to acquire Vantage to BAE in exchange for assumption of all the debt. Also, at the time of this transaction, Big Apple and Macquarie negotiated a lower interest rate (4.75% versus 9.00%) on the Borrowing Base Facility Agreement.

F-36

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In April 2016, BAE acquired 100% of the equity interests of Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC (“Vantage”) for $43,304,588 of assumed liabilities. The purchase price was allocated to the assets acquired and liabilities assumed with the assistance from a third party valuation firm.

Cash	$1,785,258
Accounts receivable	300,618
Advances to clients and other receivables	24,004,181
Equipment and other assets	230,828
Goodwill	16,983,703
Liabilities assumed	$43,304,588

Purchase price allocations have resulted in goodwill recognition of $16,983,703, which is deductible for tax purposes. This recorded goodwill represents expected synergies from the acquisition.

The table below contains pro forma information as if the acquisition of Vantage occurred on January 1, 2016:

For the nine months
ended
September 30, 2016

Revenue	$74,502,960
Net Loss	$(3,611,834)

F-37

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Accounts Receivable

	As of	As of
	September 30, 2017	December 31, 2016

BAE:
Accounts receivable	$29,880,053	$35,388,427
Allowance for doubtful accounts	(544,700)	(481,700)
	$29,335,353	$34,906,727

Vantage Finance:
Accounts receivable	$566,930	$309,769
Allowance for doubtful accounts	-	-
	$566,930	$309,769

BAE:
Accounts receivable - long term	$9,207,082	$9,499,075
Allowance for doubtful accounts	(5,107,082)	(5,107,082)
	$4,100,000	$4,391,993

Note 5 - Derivatives Not Designated as Hedging Instruments

The Company provides risk mitigation services to its clients by virtue of selling natural gas and electricity at an agreed upon price for future delivery. As a result, the Company is exposed to the impact of market fluctuations in natural gas and electricity prices. The Company enters into derivative contracts in order to monitor, manage and mitigate risk. (see Note 2).

To mitigate its natural gas and power price risk, the Company utilizes commodity derivative contracts including swap agreements, futures contracts and forward purchase contracts. The Company does not designate any of its derivative contracts for hedge accounting. Derivative contracts are recorded in the condensed consolidated balance sheets at their estimated fair value. Gains and losses resulting from changes in fair value of derivative contracts are included in Energy Services cost of revenue in the condensed consolidated statement of income and changes in members’ equity and amounted to $822,210 and ($527,772) for the nine months ended September 30, 2017 and 2016, respectively.

F-38

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At September 30, 2017, the Company was committed under various derivative contracts to purchase natural gas and power as follows:

	Risk Year	Natural Gas/Power Units (dth/Mwh)	Notional Amount	Market Value	Fair Value

Natural gas commodity derivatives - swaps/forward contracts	2017	10,000	$28,830	$29,904	$(1,074)

Power commodity derivatives - swaps/forward contracts	2017-2018	57,240	$2,776,968	$2,678,400	98,568

					$97,494

At December 31, 2016, the Company was committed under various derivative contracts to purchase natural gas and power as follows:

	Risk Year	Natural Gas/Power Units (dth/Mwh)	Notional Amount	Market Value	Fair Value

Natural gas commodity derivatives - swaps/forward contracts	2017	538,009	$1,512,622	$1,991,720	$479,098

Power commodity derivatives - swaps/forward contracts	2017	34,880	$1,796,320	$2,236,926	440,606

					$919,704

At September 30, 2017 and December 31, 2016, the Company did not have cash posted as collateral for these derivative contracts. In the event that the Company’s exposure exceeds the assets of its borrowing base, collateral would be required. Refer to Note 2 for additional information on derivative contracts.

Note 6 - Advances to Clients

Advances to Clients include Credit Support, Deferred Supply Amounts (“DSAs”), Revolvers, and Term Loans:

Credit Support are amounts advanced to customers (i.e., ESCOs) in the form of collateral deposits at various vendors (Suppliers and Third Parties) supplying energy to the Company’s customers.

DSAs are working lines of credit extended to clients to pay their energy supply invoices. If a client is unable to repay their DSA within the month, the outstanding principal is transferred to a revolving credit facility (i.e., Revolver).

F-39

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Revolver amounts are used by ESCOs solely for funding operating expenses and DSAs.

Term Loans are cash amounts advanced to customers to support cash demands of operations.

The Company makes advances on a secured basis to clients that have been in business for at least two years. The terms and conditions of the advances are specified within each client’s advance agreement. Collateral consists of the unencumbered assets of the business, other specific real and personal property and the personal guarantees of the business owners and pledge of equity. The Company records an allowance for credit losses when advances or loans to customers exceed the fair value of collateral and repayment is in doubt. At September 30, 2017, the allowance for credit losses was $ 0.

Advances to clients, net consisted of the following:

	As of	As of
	September 30, 2017	December 31, 2016

Credit Support	$14,520,204	$14,315,713
DSA	411,470	300,359
Revolver	16,257,707	4,665,586
Term Loan	55,876	129,070
	$31,245,257	$19,410,728

F-40

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Line-of-Credit

At September 30, 2017 and December 31, 2016, the Company had $17,396,473 and $16,689,205, respectively, outstanding under a line-of-credit, net of deferred financing costs, pursuant to a borrowing base facility agreement with a financial institution. The facility, which expires on June 30, 2020, is a joint facility for both Big Apple Energy, LLC and Clear Choice Energy, LLC. The facility allows for revolving advances not to exceed the lesser of $25 million or the borrowing base reduced by outstanding letters or credit and any market exposure on derivative contracts (ISDA exposure). Available, unused financing under the facility at September 30, 2017 and December 31, 2016 was approximately $429,000 and $1,737,000, respectively.

	As of	As of
	September 30, 2017	December 31, 2016

Line of credit	$17,707,909	$17,307,909
Less deferred financing costs	(311,436)	(618,704)
	$17,396,473	$16,689,205

Interest on the facility is payable monthly at a rate equal to the three-month LIBOR (1% floor) plus 4.75%. The facility is secured by substantially all of the assets of the Company. In accordance with the terms of the agreement, the Company is required to comply with various affirmative, negative and financial covenants.

Note 8 - Subordinated Note Payable and Warrant Purchase Agreement

On July 1, 2015, the Company issued a $6,000,000 subordinated note payable with a discount of $3,193,325 under a mezzanine financing agreement with Penta Mezzanine SBIC Fund I, L.P. (“Penta”). Interest is payable at the rate of prime plus 4% per annum but in no event less than 12% beginning July 31, 2015. Principal is payable in monthly installments of $100,000 beginning January 1, 2017 through July 1, 2020, the maturity date, at which time all principal and accrued interest is payable in full. Principal payments prior to January 1, 2017 were $70,000 per month. The loan is secured by substantially all of the assets of the Company. The mezzanine debt is subordinated to the borrowing base facility. The Company may prepay the note at any time subject to a prepayment penalty.

In connection with the subordinated note, the Company issued a warrant to Penta. Under the terms of the agreement, Penta is entitled to purchase a 6% equity interest in the Company at an exercise price of $100, commencing upon an event of default or an initial public offering of any equity interest in the Company. Additionally, the agreement provides a put right to Penta pursuant to which the Company would be required to purchase the warrant from Penta at a put price calculated based on a percentage of EBITDA for the 12 month period ending on the last day of the month immediately preceding the date of the put notice. The put right can only be exercised commencing upon any of the following put events: a) a qualified public offering; b) the date that 60% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full; c) a material breach of the agreement by the Company; d) the occurrence of a change of control; e) the maturity date; or (f) the death of Victor Ferreira.

F-41

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The agreement also provides a redemption right to the Company pursuant to which the Company has the right to redeem the warrant at a redemption price equal to the greater of $2,000,000 or a calculation based on a percentage of EBITDA for the 12 month period ending on the last day of the month immediately preceding the date of the redemption notice.

The redemption right can only be exercised commencing upon any of the following redemption events: a) the date that 70% or more of principal obligations, related interest and other expense obligations due to Penta are paid in full, or b) a material breach of the agreement by Penta. Both the put price and the redemption price calculations are subject to adjustment if targeted EBITDA amounts defined in the agreement are not met. The estimated fair value of the warrant was $5,220,137 at September 30, 2017 and $5,024,204 at December 31, 2016.

	September 30, 2017	December 31, 2016

Subordinated note payable	$1,864,258	$1,970,550
Less: current maturities	1,200,000	1,200,000

Net long-term subordinated note payable	$664,258	$770,550

Maturities of subordinated note payable are as follows:

Years ending December 31, 2017 (remaining)	$300,000
2018	1,200,000
2019	1,200,000
2020	1,980,000

4,680,000
Less: Discount on subordinated note payable	2,222,075
Deferred financing costs	593,667

$1,864,258

	As of	As of
	September 30, 2017	December 31, 2016

Subordinated note payable	$4,680,000	$5,580,000
Less deferred financing costs and discount	(2,815,742)	(3,609,450)
	$1,864,258	$1,970,550

F-42

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Vantage Borrowing Base Facility

In October 2014, Vantage entered into a Borrowing Base Facility Agreement (“BBFA”) with Macquarie. The agreement provides that Macquarie will lend up to $50 million to Vantage based on the amount of collateral held by Vantage and advances and other amounts due to Vantage from customers. In February 2017, the facility was increased to $65 million. The commitment amount of the BBFA can be increased up to $75 million.

The Company assumed the debt as part of the Vantage purchase consideration in connection with the purchase agreement and the Company and Macquarie renegotiated the BBFA. The key changes include:

Up to $5,400,000 of the amounts borrowed under the BBFA will be classified as Tranche A. Interest shall not accrue on the Tranche A note unless the principal amount thereof is not repaid in full on the Facility Termination Date, in which event interest shall commence to accrue on the Tranche A note beginning on the Facility Termination Date. The Company can settle the note for $1,000,000 if payment is made within two years. The ability of the Company to settle the note for $1,000,000 is already included in the purchase consideration and fair value of the note as of the acquisition date.

Up to $17,000,000 of the amounts borrowed under the BBFA will be classified as Tranche B notes. Tranche B notes will be interest bearing as described below.

For each month during the Facility Term (and thereafter while any advances, the Tranche A and B notes, any credit support or any other obligations remain outstanding), the Company shall pay a monthly fee in an amount equal to the sum of the following:

The average aggregate amount of advances and reimbursement obligations outstanding during such month multiplied by LIBOR plus 4.75% per annum;

The average daily face amount of all credit support for such month, multiplied by 4.75% per annum;

The average facility limit minus the average amount of credit extensions for such month minus the average outstanding balances of the Tranche A and B notes for such month, multiplied by 1.5% per annum; and

F-43

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The average amount of the Tranche B note outstanding during such month multiplied by 2% per annum.

	At	At
	September 30, 2017	December 31, 2016

Total Vantage Debt	$44,643,560	$37,917,746
Less current maturities	(3,000,000)	(3,250,000)
Vantage Long-Term Debt	$41,643,560	$34,667,746

Note 10 - Commitments and Contingencies

Letters of Credit

The Company’s borrowing base facility agreement with a financial institution provides for standby sight, time or performance letters of credit.

In no event may the principal of all outstanding letters of credit plus the aggregate principal amount outstanding on the line-of-credit and market exposure from ISDA transactions exceed the lesser of the borrowing base or $25,000,000. At September 30, 2017, the amounts outstanding under the letters of credit was approximately $6,763,000.

Sales Commitments

In the normal course of business, the Company enters into supply commitment agreements with its customers to provide natural gas and power in future periods.

At September 30, 2017, the Company was committed to provide natural gas and power to its customers as follows:

	Contract Year	Natural Gas / Power Units (dth/MWh)	Notional Amount

Natural Gas	2017-2019	2,135,484	$6,586,719

Power	2017-2019	182,445	$7,015,348

Cash Concentration

The Company maintains cash and cash equivalents in certain financial institutions that may exceed the FDIC insurance limit.

F-44

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Concentrations of Credit Risk

Energy Services:

Major Customers

For the nine months ended September 30, 2017 and 2016, four customers comprised 63% and five customers comprised 74% of total revenues, respectively. At September 30, 2017 and December 31, 2016, accounts receivable included amounts due from four customers accounted for approximately 81% and 71% of total accounts receivable, respectively.

Major Suppliers

For the nine months ended September 30, 2017 and 2016, four suppliers represented approximately 69% and 66% of total natural gas and electricity purchases, respectively.

Note 12 - Related Party Transactions

City Power and Gas is a related party with common ownership. During the nine months ended September 30, 2017, the Company had sales to City Power and Gas of approximately $4,900,000. At September 30, 2017, accounts receivable included approximately $3,699,200 from this related party.

Note 13 - Unaudited Pro Forma Financial Information

Pro forma income tax expense

The following unaudited pro forma income tax expense assumes the Company had been a C corporation for all periods presented.

For the
nine months ended
September 30, 2017

Pre-tax income	$2,559,074
Income tax expense at 38.6%	987,803
Net Income	$1,571,271

F-45

BAE ENERGY MANAGEMENT, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro forma earnings (loss) per share

The following unaudited earnings (loss) per share assumes the outstanding shares are equal to the amount to be issued to the owners of the Company under the following redemption assumptions:

● Assuming No Redemption: This presentation assumes that no Jensyn Acquisition Corp, (“JAC”) stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account; and

● Assuming Maximum Redemption: This presentation assumes that the maximum number of JAC stockholders exercise their redemption rights such that the Trust Account, after giving effect to the JAC obligations and the cash amounts necessary for the share redemptions, has a minimum cash balance in the Trust of $15,000,000, and that JAC must retain at least $5,000,001 of net tangible book value, and the owners of the Company maintain a 51% ownership, post redemption.

For the
nine months ended
September 30, 2017

Net Income	$1,571,271

Weighted average shares outstanding (basic and diluted):
Assuming maximum redemption	4,400,000
Assuming no redemption	5,814,507

Earnings per share (basic and diluted):
Assuming maximum redemption	$0.36
Assuming no redemption	$0.27

Note 14 - Proposed Business Combination

On November 3, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with JAC.

At close, JAC will own approximately 45% of BAE’s outstanding membership units, and the current owners of the Company will own approximately 55% of the outstanding units, subject to adjustment based upon BAE’s net working capital and indebtedness at closing, the amount of transaction expenses incurred by the Company and its owners, and the amount of cash contributed by JAC to the Company. The current owners of the Company initially will not receive a direct ownership interest in JAC but will have the right to exchange their membership units in the Company for an equal number of shares of JAC common stock.

Note 15 – Unaudited Pro Forma Balance Sheet

The unaudited pro forma balance sheet reflects the impact of the $5,000,000 distribution to BAE owners as outlined in the Purchase Agreement with JAC.

Note 16 – Covenants

As disclosed in Note 7, 8 and 9, the Company is subject to compliance with certain covenants.

Following are the covenants and related performance for the nine months ended September 30, 2017.

BAE	Target	For the nine months ended September 30, 2017	Status

Adjusted tangible net worth ($ in millions), not less than:	$9.0	$19.1	P
Operating Margin, not less than:	0%	11.13%	P
Fixed charge coverage ratio, not less than:	1.2:1	4.08	P
Funded debt to EBITDA, not more than:	1.5:1	0.53	P

Vantage	Target	For the nine months ended September 30, 2017	Status

Adjusted tangible net worth (In $ million), no less than:	$10.0	$19.1	P

Operating Margin no less than:	5.0%	51.0%	P

P - Pass

F - Fail

For the nine months ended September 30, 2017, BAE was in compliance with the relevant financial covenant measures.

Vantage continued to be in default of the D & O insurance covenant (which has since been cured) and the covenant to produce audited financial statements (which was waived and has now been cured).

BAE expects to be in compliance with its covenants for the foreseeable future. Accordingly, it continues to classify its obligations as non-current. The waivers it has obtained for the period ended September 30, 2017 related solely to non-financial covenants (D & O insurance and the timely provision of audited financial statements), both of which have now been cured.

In the event BAE does not comply with its loan covenants in future periods, there my be a material adverse impact on its business and liquidity.

Note 1 7 - Subsequent Events

Management has evaluated subsequent events through December 20, 2017, which is the date the consolidated financial statements were available to be issued.

F-46

JENSYN ACQUISITION CORP.

CONDENSED FINANCIAL STATEMENTS

Index to Financial Statements

Audited Statements

Unaudited Statements

F-47

Report of Independent Registered Public Accounting Firm

The Board of Directors

Jensyn Acquisition Corp.

We have audited the accompanying balance sheets of Jensyn Acquisition Corp. as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years then ended. Jensyn Acquisition Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jensyn Acquisition Corp. at December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Roseland, New Jersey

March 27, 2017

F-48

Jensyn Acquisition Corp.

Balance Sheets

	As of	As of
	December 31, 2016	December 31, 2015

ASSETS
Current Assets
Cash	$1,438	$36,325
Prepaid insurance and other	6,903	247
Total Current Assets	8,341	36,572

Cash and investments held in trust account	40,473,422	-
Deferred offering costs associated with public offering	-	226,824
Total Assets	$40,481,763	$263,396

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities - Accounts payable and accrued expenses	$244,576	$85,180

Deferred underwriting compensation	780,000	-
Long-term liabilities - notes and advances payable - related parties	790,320	362,320
Total Liabilities	1,814,896	447,500

Common stock subject to possible redemption: 3,252,836 shares (at redemption value of $10.35 per share)	33,666,852	-

Commitments and contingencies
Stockholders’ Equity (Deficiency):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.0001 par value; 15,000,000 shares authorized, 1,916,664 and 1,150,000 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively (excluding 3,252,836 and 0 shares subject to possible redemption at December 31, 2016 and December 31, 2015, respectively)	192	115
Additional paid-in-capital	5,643,184	24,914
Accumulated deficit	(643,361)	(209,133)
Total Stockholders’ Equity (Deficiency)	5,000,015	(184,104)
Total Liabilities and Stockholders’ Equity (Deficiency)	$40,481,763	$263,396

See accompanying notes to financial statements

F-49

Jensyn Acquisition Corp.

Statements of Operations

	For the years ended
	December 31, 2016	December 31, 2015

General and Administrative Costs
Professional fees	$256,367	$104,925
Insurance	40,150	22,288
Office expense-related party	100,000	-
Other	145,285	2,739

Total general and administrative costs	541,802	129,952

Operating Loss	(541,802)	(129,952)

Other income and (expense):
Interest income	108,422	-
Interest expense	(848)	(374)

Net Loss	$(434,228)	$(130,326)

Weighted average common shares outstanding - basic and diluted	1,887,614	1,370,548

Net loss per common share - basic and diluted	$(0.23)	$(0.10)

See accompanying notes to financial statements

F-50

Jensyn Acquisition Corp.

Statements of Changes in Stockholders’ Equity (Deficiency)

For the years ended December 31, 2016 and 2015

			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Capital	Deficit	(Deficiency)

Balance, January 1, 2015	1,150,000	$115	$24,885	$(78,807)	$(53,807)
Sale of Common Stock	287,500	29	-	-	29
Forfeiture of Common Stock	(287,500)	(29)	29	-	-
Net Loss from Operations	-	-	-	(130,326)	(130,326)
Balance, December 31, 2015	1,150,000	115	24,914	(209,133)	(184,104)
Sale of Units in IPO	3,900,000	390	36,628,109	-	36,628,499
Sale of Units in Private Placement	294,500	30	2,619,970	-	2,620,000
Issuance of underwriter purchase option	-	-	100	-	100
Forfeiture of Common Stock	(175,000)	(18)	18	-	-
Common shares subject to redemption	(3,252,836)	(325)	(33,666,527)	-	(33,666,852)
Expenses paid by related parties via transfer of common stock	-	-	36,600	-	36,600
Net Loss from Operations	-	-	-	(434,228)	(434,228)
Balance, December 31, 2016	1,916,664	$192	$5,643,184	$(643,361)	$5,000,015

See accompanying notes to financial statements

F-51

Jensyn Acquisition Corp.

Statements of Cash Flows

	For the year ended December 31, 2016	For the year ended December 31, 2015
Cash flows from operating activities:
Net loss	$(434,228)	$(130,326)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by related parties via transfer of common stock	36,600	-
Changes in operating assets and liabilities:
Changes in prepaid expenses	27,264	16,627
Interest income in cash and investments held in trust account	(108,422)	-
Changes in accounts payable and accrued expenses	106,844	(4,823)
Net cash used in operating activities	(371,942)	(118,522)

Cash flows from investing activities:
Investment in restricted cash and investments	(40,473,422)	-
Interest income in cash and investments held in trust account	108,422	-
Net cash used in investing activities	(40,365,000)	-

Cash flows from financing activities:
Proceeds from note payable- stockholders	428,000	246,320
Proceeds from sale of units in IPO, net of offering costs	37,687,975	-
Proceeds from private placement of units, net of offering costs	2,620,000	-
Payments for deferred offering costs	-	(85,414)
Principal payments on short-term loan	(33,920)	(16,875)
Proceeds from sale of common stock to initial stockholders	-	29
Net cash provided by financing activities	40,702,055	144,060

Increase (decrease) in cash	(34,887)	25,538
Cash at beginning of year	36,325	10,787
Cash at end of year	$1,438	$36,325

Non-cash financing transactions:
Loan for prepaid insurance	$16,993	$16,875
Refinancing of prepaid insurance loan	(13,283)	-
Loan for prepaid insurance	30,210	-
Offering costs included in accounts payable and accrued expenses	52,653	66,410
Cost for underwriter option included as reduction in accounts payable due to underwriter	100	-
Proceeds from company’s public offering recorded as common shares subject to possible redemption	(33,666,852)	-
Deferred underwriter commission	(780,000)	-

Supplemental disclosures:
Interest paid	848	374

See accompanying notes to financial statements

F-52

Note 1 — Organization and Significant Accounting Policies

Jensyn Acquisition Corp. (the “Company”) was incorporated in Delaware on October 8, 2014 as a “blank check” company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more operating businesses (a “Business Combination”).

At December 31, 2016, the Company had not yet commenced any meaningful operations. All activity through December 31, 2016 relates to the Company’s formation, the initial public offering (“Public Offering”) described below (See Note 2), general corporate matters and identifying and evaluating prospective acquisition candidates. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on March 2, 2016 (the “Registration Statement”). The Company intends to finance a Business Combination with proceeds from the $39,000,000 Public Offering (excluding the underwriter’s overallotment option – Note 2) and a $2,945,000 private placement (Note 2). Upon the closing of the Public Offering and the private placement, $40,365,000 was held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) as discussed below.

$40,365,000 was initially placed in the Trust Account in the United States at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, as trustee. The funds held in the Trust Account will be invested only in United States government treasury bills, bonds or notes having a maturity of 180 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of the initial Business Combination or the redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes the initial Business Combination to the extent not used to pay converting stockholders. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business. At December 31, 2016 the Trust Account consists of investments in money market funds in one financial institution.

The Company has until 18 months from the closing of the Public Offering to consummate the initial Business Combination. However, if the Company anticipates that the initial Business Combination cannot be consummated within 18 months, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 24 months to complete a Business Combination). The Company’s ability to extend the time available to consummate the initial Business Combination will be conditioned upon the deposit by the initial stockholders or their affiliates or designees into the Trust Account of $200,000 prior to the applicable deadline for each three-month extension. The Company’s initial stockholders and their affiliates or designees are not obligated to fund the Trust Account to extend the time to complete the initial Business Combination. If the Company is unable to consummate the initial Business Combination within such time period, the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, and then seek to dissolve and liquidate. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of its public stockholders. In the event of the Company’s dissolution and liquidation, the public warrants and public rights (see Note 2) will expire and will be worthless.

The Company will consummate the initial Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause net tangible assets to be less than $5,000,001. The Company will either (1) seek stockholder approval of the initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide Company stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The decision as to whether the Company will seek stockholder approval of the proposed Business Combination or allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require seeking stockholder approval. Unlike other blank check companies which require stockholder votes and conduct proxy solicitations in conjunction with their initial Business Combinations and related conversions of public shares for cash upon consummation of such initial Business Combinations even when a vote is not required by law, the Company will have the flexibility to avoid such stockholder vote and allow stockholders to sell their shares pursuant to the tender offer rules of the SEC. In that case, the Company will file tender offer documents with the SEC that will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules.

The initial per public share redemption or conversion price will be $10.35 per share. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of its public stockholders.

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Liquidity

At December 31, 2016, the Company had $1,438 in cash and a working capital deficiency of $236,235. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Based on funding commitments from the Principal Shareholders (see Note 3), the Company believes it will have sufficient funding to meet its obligations through at least March 31, 2018.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts reflected in the balance sheets given their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Securities Held in Trust Account

At December 31, 2016 and 2015, the assets held in the Trust Account were valued at $40,473,422 and $0, respectively. During 2016, the assets held in the Trust Account were invested in treasury bills and money market funds. At December 31, 2016, all assets in the Trust Account were invested in money market funds at one financial institution. Due to the short term nature of this investment, the fair value approximates the carrying amounts reflected in the balance sheet.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—“Expenses of Offering.” Offering costs of approximately $2,696,501, consisting principally of underwriter discounts of $1,950,000 (including approximately $780,000 of which payment is deferred) and approximately $746,501 of private placement fees and professional, printing, filing, regulatory and other costs have been charged to additional paid-in capital upon completion of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of December 31, 2016 or 2015. At December 31, 2016 and 2015, there are no uncertain tax positions.

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Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion or redemption in accordance with ASC 480 “Distinguishing Liabilities from Equity”. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity.

All of the 3,900,000 common shares sold as part of a Unit in the Public Offering (the “Public Shares”) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its certificate of incorporation provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at December 31, 2016, 3,252,836 of the 5,169,500 common shares outstanding were classified outside of permanent equity at their redemption value. At December 31, 2015, there were no common shares outstanding classified outside of permanent equity at their redemption value.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance on determining when and how reporting entities must disclose going concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements (or within one year after the date on which the financial statements are available to be issued, when applicable). Further, an entity must provide certain disclosures if there is “substantial doubt about the entity’s ability to continue as a going concern.” The FASB believes that requiring management to perform the assessment will enhance the timeliness, clarity, and consistency of related disclosures and improve convergence with International Financial Reporting Standards (“IFRS”) (which emphasize management’s responsibility for performing the going concern assessment). However, the time horizon for the assessment (look-forward period) and the disclosure thresholds under U.S. GAAP and IFRSs will continue to differ. This guidance is effective for annual reporting periods ending after December 15, 2016, and for annual periods and interim periods thereafter, with early adoption permitted. The Company adopted the ASU for the year ended December 31, 2016. The adoption of the ASU did not have a material impact on the financial statements.

Note 2 — The Offering

The Public Offering called for the Company to offer for public sale up to 4,485,000 Units at a proposed offering price of $10.00 per unit. Each unit had a price of $10.00 and consisted of one share of common stock, one right to receive one-tenth (1/10) of a share of common stock automatically on the consummation of a Business Combination, and one warrant (a “Unit”). Each warrant entitles the holder thereof to purchase one-half of one share of common stock at a price of $11.50 per full share, subject to certain adjustments. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from closing of the Public Offering, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

On March 7, 2016, the Company closed on the Public Offering and sale of 3,900,000 Units to the public (the “Public Stockholders”) at a price of $10.00 per Unit.

Simultaneous with the closing of the Public Offering, the Company closed on the private placement of 294,500 private units (inclusive of the Public Offering, the “Total Offering”). The private placement included a sale of 275,000 private units to Jensyn Capital, LLC, an entity controlled by insiders, and 19,500 private units to Chardan Capital Markets, LLC (and/or their respective designees) at $10.00 per unit for a total purchase price of $2,945,000. Jensyn Capital, LLC and Chardan Capital Markets, LLC also agreed that if the over-allotment option was exercised by the underwriters in full or in part, they or their designee would purchase from the Company at a price of $10.00 per unit the number of private units (up to a maximum of 38,025 private units) necessary to maintain in the Trust Account described below an amount equal to $10.35 per share of common stock sold to the public in the Public Offering. In April 2016, the underwriter elected not to exercise the over-allotment option.

F-55

The private units are identical to the Units sold in the Public Offering (the “Private Units”). However, Jensyn Capital, LLC and its transferees agreed (A) to vote their private shares and any public shares acquired in or after the Public Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable), unless the Company provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the private shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the Company’s certificate of incorporation relating to the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, if the period of time within which the Company can complete a Business Combination is extended by the full amount as described herein) and (D) that the private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Company’s insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the Insider Shares and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to, each as described above) until the completion of the initial Business Combination.

The Company also granted Chardan Capital Markets, LLC, the representative of the underwriters (the “Representative”), a 45-day option to purchase up to 585,000 Units (over and above the 3,900,000 Units referred to above) solely to cover over-allotments, if any. In April 2016, the Representative elected to not exercise this option.

If the Company is unable to consummate a Business Combination within 18 months from the closing of the Public Offering, or 24 months from the closing of the Public Offering (if the two three-month extension periods are exercised) it will redeem 100% of the shares held by Public Stockholders using the funds in the Trust Account described above. In such event, the rights and warrants held by Public Stockholders will expire and be worthless.

The Company paid an underwriting discount of 3.0% of the per Unit offering price to the underwriters at the closing of the Public Offering (approximately $1,170,000), with an additional fee (the “Deferred Discount”) of 2.0% of the gross offering proceeds payable upon the Company’s completion of a Business Combination (approximately $780,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

At the closing of the Public Offering, the Company issued a unit purchase option (“UPO”), for $100, to the Representative to purchase 390,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the effective date of the Public Offering registration statement and the closing of Business Combination and terminating on the fifth anniversary of the effective date of the Public Offering registration statement at a price per Unit equal to 120% of the offering price of the Units.

The Company accounted for the fair value of the UPO as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of the UPO was approximately $1,033,500 (or $2.65 per unit) using the Black-Scholes option-pricing model. The fair value of the UPO was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.42%, (3) expected life of five years and (4) zero dividends. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement. The option and the 390,000 units, as well as the 429,000 shares of common stock and 390,000 warrants, and 180,000 shares underlying such warrants, that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up (subject to specified exceptions) pursuant to Rule 5110(g)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders one demand right and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

F-56

Note 3 — Related Party Transactions

At December 31, 2015 the four principal stockholders (the “Principal Shareholders”) of the Company and Jensyn Capital, LLC, an affiliate owned by the Principal Shareholders (collectively, the “Insider Shareholders”), held an aggregate of 1,150,000 shares of common stock (the “Insider Shares”) acquired for an aggregate purchase price of $25,029 or approximately $0.02 per share. During the period from January 1, 2016 to March 31, 2016, the Principal Shareholders forfeited 28,750 shares of common stock and agreed to transfer an aggregate of 136,864 shares to Directors, Jensyn Capital, and other transferees (all Permitted Transferees as defined in the Registration Statement). In addition, the Insider Shareholders forfeited an additional 146,250 shares in April 2016, since the underwriter’s over-allotment option was not exercised, and transferred an aggregate of 4,000 shares to a Director in December 2016.

The Insider Shares are identical to the shares of common stock included in the Units sold in the Public Offering. However, the Insider Shareholders and their transferees have agreed (A) to vote their Insider Shares and any public shares acquired in or after the Public Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Certificate of Incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable), unless it provides Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the Insider Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of the Certificate of Incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Shareholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable) and (D) that the Insider Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Insider Shareholders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and, with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the initial Business Combination.

The Company issued unsecured promissory notes to the Principal Shareholders for amounts lent or to be lent to the Company up to $250,000 each. The notes are non-interest bearing and payable no later than the date of the consummation of an initial Business Combination. It is not practicable to disclose the fair value of the Notes because they are with related parties. A total of $789,320 and $361,320 was outstanding to the Principal Shareholders at December 31, 2016 and 2015, respectively. The Company also owed $1,000 advanced by an affiliated company owned by the same stockholders at December 31, 2016 and 2015.

For the years ended December 31, 2016 and 2015, the Principal Shareholders incurred approximately $29,945 and $0 for Company expenses that are included in accounts payable, respectively.

The Company has entered into an agreement with an entity owned by the Company’s Principal Shareholders, Jensyn Integration Services, LLC, for office space, utilities and certain office and administrative services. This agreement commenced on the date that the Company’s securities were first listed on the Nasdaq Capital Market, and expires when the Company consummates a Business Combination. Such office space, as well as utilities and administrative services, will be made available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services. The Company may delay payment of such monthly fee upon a determination by its Audit Committee that it lacks sufficient funds held outside of the Trust Account to pay actual or anticipated expenses in connection with the Company’s initial Business Combination. The Audit Committee has determined to defer the payment of the $10,000 monthly fee. As of December 31, 2016 and 2015, the Company has accrued, but not paid, $100,000 and $0 relating to this agreement, respectively.

F-57

The holders of the Company’s Insider Shares issued and outstanding, as well as the holders of the private units (and underlying securities) and any shares the Company’s insiders, officers, directors or their affiliates that may be issued in payment of working capital loans made to the Company, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units or shares issued in payment of working capital loans made to the Company can elect to exercise these registration rights at any time after consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

During the year ended December 31, 2016, the Principal Shareholders agreed to transfer 37,000 shares of the Company’s common stock owned by them to directors and others in lieu of payment for services. As a result, for the year ended December 31, 2016, the Company recognized an expense of $36,600. No such transfers were made during the year ended December 31, 2015.

Jensyn Capital, LLC purchased an aggregate of 275,000 Private Units, at $10.00 per unit for a total purchase price of $2,750,000 on March 7, 2016 (see Note 2).

Note 4 — Income Taxes

The Company’s net deferred tax assets are as follows as of December 31, 2016 and December 31, 2015, respectively:

	2016	2015
Net operating loss carry forwards	$250,911	$81,562
Total deferred tax assets	250,911	81,562
Less: Valuation allowance	(250,911)	(81,562)
Net deferred tax asset	$—	$—

The Company has a net operating loss of approximately $434,000 that expires in 2036, $130,000 that expires in 2035 and $79,000 that expires in 2034. The ultimate realization of the related deferred tax asset is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at December 31, 2016 and 2015.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% stockholders (stockholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s common stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryovers.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2016 and December 31, 2015 is as follows:

	2016	2015
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income tax, net of federal	(5.0)%	(5.0)%
Increase in valuation allowance	39.0%	39.0%
Effective income tax rate	—%	—%

Note 5 – Accounts Payable and Accrued Expenses

At December 31, 2016, the Company had accounts payable and accrued expenses totaling $244,576, including $67,902 due to vendors, $29,945 due to Principal Shareholders, $100,000 of accrued expenses relating to a services agreement with an entity owned by the Company’s Principal Shareholders, Jensyn Integration Services, LLC, $44,150 of accrued expenses relating to franchise taxes and related fees, and $2,579 of other accrued expenses. At December 31, 2015, the Company had accounts payable and accrued expenses of $85,180, $84,120 due to vendors and $1,060 of accrued expenses.

F-58

Note 6 — Commitments

The Company has entered into an agreement with an entity owned by the Company’s Principal Shareholders for office space, utilities and certain office and administrative services. This agreement commenced on the date that the Company’s securities were first listed on the Nasdaq Capital Market (March 2, 2016) and expires when the Company consummates a Business Combination. Such office space, as well as utilities and administrative services, will be made available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services. The Company may delay payment of such monthly fee upon a determination by its Audit Committee that it lacks sufficient funds held outside of the Trust Account to pay actual or anticipated expenses in connection with the Company’s initial Business Combination.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2016 and December 31, 2015, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 15,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2016 and 2015, 5,169,500 and 1,150,000 shares of common stock were issued and outstanding including 3,252,836 and 0 shares subject to redemption, respectively.

Note 8 — Subsequent Events

Subsequent to December 31, 2016, the Company received $80,000 of loans from Principal Shareholders that were used to fund the operations of the Company.

On February 22, 2017, the Company withdrew $44,100 from the Trust Account in order to pay franchise taxes, in accordance with the terms of the trust agreement.

On March 7, 2017, the Company’s Audit Committee determined to defer the payment of the $10,000 monthly fee payable to an affiliate of the Principal Shareholders.

On March 7, 2017, the Company issued unsecured promissory notes to the Principal Shareholders for amounts loaned or to be loaned to the Company up to $425,000 each and cancelled the previous unsecured promissory notes to each of the same parties for $250,000. The notes are non-interest bearing and payable no later than the date of the consummation of an initial Business Combination.

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Jensyn Acquisition Corp.

Condensed Balance Sheets

	As of	As of
	September 30, 2017	December 31, 2016
	(unaudited)	(Note 1)

ASSETS
Current Assets
Cash	$23,850	$1,438
Prepaid insurance and other	29,991	6,903
Total Current Assets	53,841	8,341

Cash and investments held in trust account	40,765,533	40,473,422
Total Assets	$40,819,374	$40,481,763

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$438,383	$244,576
Short-term loan	10,213	-
Notes and advances payable - related parties	1,216,420	-
Total Current Liabilities	1,665,016	244,576

Deferred underwriting compensation	780,000	780,000
Notes and advances payable - related parties	-	790,320
Total Liabilities	2,445,016	1,814,896

Common stock subject to possible redemption: 3,193,717 shares (at redemption value of $10.45 per share) and 3,252,836 shares (at redemption value of $10.35 per share ) at September 30, 2017 and December 31, 2016, respectively.	33,374,346	33,666,852

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-
Common stock, $0.0001 par value; 15,000,000 shares authorized, 1,975,783 and 1,916,664 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively (excluding 3,193,717 and 3,252,836 shares subject to possible redemption at September 30, 2017 and December 31, 2016, respectively)	198	192
Additional paid-in capital	5,966,972	5,643,184
Accumulated deficit	(967,158)	(643,361)
Total Stockholders’ Equity	5,000,012	5,000,015
Total Liabilities and Stockholders’ Equity	$40,819,374	$40,481,763

See accompanying notes to condensed financial statements

F-60

Jensyn Acquisition Corp.

Condensed Statements of Operations

	For the nine months ended
	September 30, 2017	September 30, 2016
	(unaudited)	(unaudited)

General and Administrative Costs
Professional fees	$214,152	$215,392
Insurance	30,689	29,956
Office expense-related party	90,000	70,000
Other	141,113	62,509

Total general and administrative costs	475,954	377,857

Operating Loss	(475,954)	(377,857)

Other income and (expense):
Interest income	153,850	87,942
Interest expense	(1,693)	(802)

Net Loss	$(323,797)	$(290,717)

Weighted average common shares outstanding - basic and diluted	1,926,838	1,881,329

Net loss per common share - basic and diluted	$(0.17)	$(0.15)

See accompanying notes to condensed financial statements

F-61

Jensyn Acquisition Corp.

Condensed Statement of Changes in Stockholders’ Equity

For the period from January 1, 2017 to September 30, 2017

(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
Balance January 1, 2017	1,916,664	$192	$5,643,184	$(643,361)	$5,000,015
Common shares subject to possible redemption	59,119	6	292,500		292,506
Stock compensation			31,288		31,288
Net loss				(323,797)	(323,797)
Balance September 30, 2017	1,975,783	$198	$5,966,972	$(967,158)	$5,000,012

See accompanying notes to condensed financial statements

F-62

Jensyn Acquisition Corp.

Condensed Statements of Cash Flows

	For the nine months ended September 30, 2017	For the nine months ended September 30, 2016
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(323,797)	$(290,717)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	31,288	-
Changes in operating assets and liabilities:
Changes in prepaid expenses	7,121	17,072
Interest income in cash and investments held in trust account	(153,850)	(87,942)
Changes in accounts payable and accrued expenses	193,807	86,685
Net cash used in operating activities	(245,431)	(274,902)

Cash flows from investing activities:
Investment in restricted cash and investments	(81,188,496)	(80,815,045)
Proceeds from principal repayments from restricted investments	80,834,646	40,362,549
Distribution from trust account for franchise taxes	61,740	-
Interest income on cash and investments held in trust account	153,850	87,496
Net cash used in investing activities	(138,260)	(40,365,000)

Cash flows from financing activities:
Proceeds from note payable- stockholders and affiliates	426,100	343,000
Proceeds from sale of units in IPO, net of offering costs	-	37,687,975
Proceeds from private placement of units, net of offering costs	-	2,620,000
Principal payments on short-term loan	(19,997)	(27,101)
Net cash provided by financing activities	406,103	40,623,874

Net increase (decrease) in cash	22,412	(16,028)
Cash at beginning of period	1,438	36,325
Cash at end of period	$23,850	$20,297

Non-cash financing transactions:
Loan for prepaid insurance	$30,210	$47,203
Refinancing of prepaid insurance loan	-	(13,283)
Offering costs included in accounts payable and accrued expenses	-	52,653
Cost for underwriter option included as reduction in accounts payable due to underwriter	-	100
Proceeds from company’s public offering recorded as common shares subject to possible redemption	(292,506)	(33,773,768)
Accrued interest income on investment in restricted investments	-	446

See accompanying notes to condensed financial statements

F-63

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

Note 1 — Organization and Significant Accounting Policies

Jensyn Acquisition Corp. (the “Company”) was incorporated in Delaware on October 8, 2014 as a “blank check” company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more operating businesses (a “Business Combination”).

At September 30, 2017, the Company had not yet commenced any meaningful operations. All activity through September 30, 2017 relates to the Company’s formation, the initial public offering (“Public Offering”) described below (See Note 2), general corporate matters and identifying and evaluating prospective acquisition candidates. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on March 2, 2016 (the “Registration Statement”). The Company intends to finance a Business Combination with proceeds from the $39,000,000 Public Offering and a $2,945,000 private placement (See Note 2). Upon the closing of the Public Offering and the private placement, $40,365,000 was held in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”) as discussed below.

$40,365,000 was initially placed in the Trust Account in the United States at JP Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, as trustee. The funds held in the Trust Account will be invested only in United States government treasury bills, bonds or notes having a maturity of 180 days or less, or in money market funds meeting the applicable conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries, so that the Company is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of the initial Business Combination or the redemption of 100% of the outstanding public shares if the Company has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which the Company completes the initial Business Combination to the extent not used to pay converting stockholders. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business. At September 30, 2017, the Trust Account consists of investments in money market funds in one financial institution.

Under the terms of the Company’s Amended and Restated Certificate of Incorporation, the Company had until 18 months from the closing of the Public Offering to consummate the initial Business Combination, subject to its right to extend such period up to two times, each by an additional three months (for a total of up to 24 months to complete a Business Combination). The Company’s ability to extend the time available to consummate the initial Business Combination is conditioned upon the deposit by the initial stockholders or their affiliates or designees into the Trust Account of $200,000 prior to the applicable deadline for each three-month extension. On September 6, 2017, the Company extended the time to complete its initial business combination by three months and an additional $200,000 was deposited into the Trust Account. The Company’s initial stockholders and their affiliates or designees are not obligated to fund the Trust Account to further extend the time to complete the initial Business Combination. If the Company is unable to consummate the initial Business Combination within the required time period, the Company will, as promptly as possible but not more than ten business days thereafter, redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, and then seek to dissolve and liquidate. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of its public stockholders. In the event of the Company’s dissolution and liquidation, the public warrants and public rights (see Note 2) will expire and will be worthless.

F-64

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

The Company will consummate the initial Business Combination only if public stockholders do not exercise conversion rights in an amount that would cause net tangible assets to be less than $5,000,001. The Company will either (1) seek stockholder approval of the initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination, into their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), or (2) provide Company stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (net of taxes payable), in each case subject to the limitations described herein. The decision as to whether the Company will seek stockholder approval of the proposed Business Combination or allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require seeking stockholder approval. Unlike other blank check companies which require stockholder votes and conduct proxy solicitations in conjunction with their initial Business Combinations and related conversions of public shares for cash upon consummation of such initial Business Combinations even when a vote is not required by law, the Company will have the flexibility to avoid such stockholder vote and allow stockholders to sell their shares pursuant to the tender offer rules of the SEC. In that case, the Company will file tender offer documents with the SEC that will contain substantially the same financial and other information about the initial Business Combination as is required under the SEC’s proxy rules.

The initial per public share redemption or conversion price will be $10.35 per share. However, the Company may not be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of its public stockholders. At September 30, 2017, the per public share redemption or conversion price increased to $10.45 per share as a result of the $200,000 deposit into the Trust Account relating to the three-month extension of time to complete the initial business combination and interest earned on the Trust Account, net of taxes.

Liquidity and Going Concern

At September 30, 2017, the Company had $23,850 in cash and a working capital deficiency of $1,611,175. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans.

Management has evaluated the relevant conditions and events to determine if it is probable that the Company would be able to meet its obligations as they become due one year from the issuance of these financial statements and as a result, continue as a going concern. The Company has until March 7, 2018 (twenty-four months from the closing of the public offering assuming the two three-month extensions are exercised) to complete an initial business combination. If a business combination is not completed within the relevant time frame, the Company will be dissolved and liquidated. As a result, management believes this raises substantial doubt about the Company’s ability to continue as a going concern. Management believes it is probable that the plan to complete a business combination prior to March 7, 2018 will be effectively implemented and would therefore alleviate the substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance such a business combination will occur.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to fairly present the Company’s financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts therein. Due to the inherent uncertainty involved in making estimates, actual results in future periods may differ from those estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s financial statements and notes thereto for the year ended December 31, 2016. The results of operations for the interim periods presented are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

F-65

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts reflected in the balance sheets given their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Securities Held in Trust Account

At September 30, 2017 and December 31, 2016, the assets held in the Trust Account were valued at $40,765,533 and $40,473,422, respectively. For the third quarter of 2017, the assets held in the Trust Account were invested in treasury bills and money market funds. At September 30, 2017, all assets in the Trust Account were invested in money market funds in one financial institution. Due to the short-term nature of these investments, the fair value approximates the carrying amounts reflected in the balance sheets.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A—”Expenses of Offering.” Offering costs of $2,696,501, consisting principally of underwriter discounts of $1,950,000 (including $780,000 of which payment is deferred) and $746,501 of private placement fees and professional, printing, filing, regulatory and other costs were charged to additional paid-in capital upon completion of the Public Offering.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of September 30, 2017 and December 31, 2016. At September 30, 2017 and December 31, 2016, there are no uncertain tax positions.

F-66

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion or redemption in accordance with ASC 480 “Distinguishing Liabilities from Equity”. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity.

All of the 3,900,000 common shares sold as part of a Unit (as defined below) in the Public Offering (the “Public Shares”) contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its certificate of incorporation provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings.

Accordingly, at September 30, 2017, 3,193,717 of the 5,169,500 common shares outstanding were classified outside of permanent equity at their redemption value. At December 31, 2016, 3,252,836 of the 5,169,500 common shares outstanding were classified outside of permanent equity at their redemption value.

Note 2 — The Offering

The Public Offering called for the Company to offer for public sale up to 4,485,000 Units at a proposed offering price of $10.00 per unit. Each unit had a price of $10.00 and consisted of one share of common stock, one right to receive one-tenth (1/10) of a share of common stock automatically on the consummation of a Business Combination, and one warrant (a “Unit”). Each warrant entitles the holder thereof to purchase one-half of one share of common stock at a price of $11.50 per full share, subject to certain adjustments. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from closing of the Public Offering, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

On March 7, 2016, the Company closed on the Public Offering and sale of 3,900,000 Units to the public (the “Public Stockholders”) at a price of $10.00 per Unit.

Simultaneous with the closing of the Public Offering, the Company closed on the private placement of 294,500 private units (inclusive of the Public Offering, the “Total Offering”). The private placement included a sale of 275,000 private units to Jensyn Capital, LLC, an entity controlled by insiders, and 19,500 private units to Chardan Capital Markets, LLC (the “Private Units”) (and/or their respective designees) at $10.00 per unit for a total purchase price of $2,945,000. Jensyn Capital, LLC and Chardan Capital Markets, LLC also agreed that if the over-allotment option was exercised by the underwriters in full or in part, they or their designee would purchase from the Company at a price of $10.00 per unit the number of private units (up to a maximum of 38,025 private units) necessary to maintain in the Trust Account described below an amount equal to $10.35 per share of common stock sold to the public in the Public Offering. In April 2016, the underwriter elected not to exercise the over-allotment option.

F-67

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

The Private Units are identical to the Units sold in the Public Offering. However, Jensyn Capital, LLC and its transferees agreed (A) to vote their private shares and any public shares acquired in or after the Public Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Company’s certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable), unless the Company provides its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the private shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the Company’s proposed initial Business Combination (or sell any shares they hold to the Company in a tender offer in connection with a proposed initial Business Combination) or a vote to amend the provisions of the Company’s certificate of incorporation relating to the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, if the period of time within which the Company can complete a Business Combination is extended by the full amount as described herein) and (D) that the private shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Company’s insiders (and/or their designees) have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the Insider Shares described in Note 3 and provided the transferees agree to the same terms and restrictions as the permitted transferees of the Insider Shares must agree to, each as described above) until the completion of the initial Business Combination.

The Company also granted Chardan Capital Markets, LLC, the representative of the underwriters (the “Representative”), a 45-day option to purchase up to 585,000 Units (over and above the 3,900,000 Units referred to above) solely to cover over-allotments, if any. In April 2016, the Representative elected to not exercise this option.

If the Company is unable to consummate a Business Combination within the time required by its Amended and Restated Certificate of Incorporation (now 21 months from the closing of the Public Offering, or 24 months from the closing of the Public Offering if the second three-month extension period is exercised) it will redeem 100% of the shares held by Public Stockholders using the funds in the Trust Account described above. In such event, the rights and warrants held by Public Stockholders will expire and be worthless.

The Company paid an underwriting discount of 3.0% of the per Unit offering price to the underwriters at the closing of the Public Offering (approximately $1,170,000), with an additional fee (the “Deferred Discount”) of 2.0% of the gross offering proceeds payable upon the Company’s completion of a Business Combination (approximately $780,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

At the closing of the Public Offering, the Company issued a unit purchase option (“UPO”), for $100, to the Representative to purchase 390,000 Units. The UPO will be exercisable at any time, in whole or in part, during the period commencing on the later of the first anniversary of the effective date of the Public Offering registration statement and the closing of Business Combination and terminating on the fifth anniversary of the effective date of the Public Offering registration statement at a price per Unit equal to 120% of the offering price of the Units.

The Company accounted for the fair value of the UPO as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of the UPO was approximately $1,033,500 (or $2.65 per unit) using the Black-Scholes option-pricing model. The fair value of the UPO was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.42%, (3) expected life of five years and (4) zero dividends. The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement. The option and the 390,000 units, as well as the 429,000 shares of common stock and 390,000 warrants, and 180,000 shares underlying such warrants, that may be issued upon exercise of the option, have been deemed compensation by FINRA and were therefore subject to a 180-day lock-up (subject to specified exceptions) pursuant to Rule 5110(g)(1) of FINRA’s Rules, during which time the option could not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option was not transferable during the one-year period (including the foregoing 180-day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders one demand right and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

F-68

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

Note 3 — Related Party Transactions

At December 31, 2015 the four principal stockholders (the “Principal Shareholders”) of the Company and Jensyn Capital, LLC, an affiliate owned by the Principal Shareholders (collectively, the “Insider Shareholders”), held an aggregate of 1,150,000 shares of common stock (the “Insider Shares”) acquired for an aggregate purchase price of $25,029 or approximately $0.02 per share. During the period from January 1, 2016 to March 31, 2016, the Principal Shareholders forfeited 28,750 shares of common stock and agreed to transfer an aggregate of 136,864 shares to Directors, Jensyn Capital, LLC (an entity owned by the Principal Shareholders) and other transferees (all Permitted Transferees as defined in the Registration Statement). In addition, the Insider Shareholders forfeited an additional 146,250 shares in April 2016, since the underwriter’s over-allotment option was not exercised, and transferred an aggregate of 4,000 shares to a Director in December 2016.

The Insider Shares are identical to the shares of common stock included in the Units sold in the Public Offering. However, the Insider Shareholders and their transferees have agreed (A) to vote their Insider Shares and any public shares acquired in or after the Public Offering in favor of any proposed Business Combination, (B) not to propose, or vote in favor of, an amendment to the Certificate of Incorporation that would affect the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Stockholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable), unless it provides Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then outstanding public shares, (C) not to convert any shares (including the Insider Shares) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve the proposed initial Business Combination or a vote to amend the provisions of the Certificate of Incorporation relating to the substance or timing of Company’s obligation to redeem 100% of its shares held by Public Shareholders if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering (or 24 months, as applicable) and (D) that the Insider Shares shall not be entitled to be redeemed for a pro rata portion of the funds held in the Trust Account if a Business Combination is not consummated. Additionally, the Insider Shareholders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until, with respect to 50% of the Insider Shares, the earlier of six months after the date of the consummation of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination and, with respect to the remaining 50% of the Insider Shares, six months after the date of the consummation of the initial Business Combination.

The Company issued unsecured promissory notes to the Principal Shareholders for amounts lent or to be lent to the Company up to $425,000 each. The notes are non-interest bearing and payable no later than the date of the consummation of an initial Business Combination. It is not practicable to disclose the fair value of the Notes because they are with related parties. A total of $1,015,420 and $789,320 was outstanding to the Principal Shareholders at 30, 2017 and December 31, 2016, respectively. The Company owed $200,000 and $0 to Jensyn Capital, LLC, an affiliated company owned by the same stockholders at September 30, 2017 and December 31, 2016, respectively. The Company also owed $1,000 advanced by an affiliated company owned by the same stockholders at September 30, 2017 and December 31, 2016.

F-69

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

In March 2017, each of the Principal Shareholders executed a guaranty of funding pursuant to which the Principal Shareholders agreed to fund requests for funding approved by the Company’s Board of Directors under the promissory notes issued to the Principal Shareholders, subject to a maximum amount of $325,000 through October 1, 2017, $375,000 from October 2, 2017 through January 1, 2018 and $425,000 from January 2, 2018 through April 1, 2018. In September 2017, the Company released Rebecca Irish, a Principal Shareholder, from her guaranty in connection with her resignation as Chief Financial Officer and Treasurer of the Company and her agreement to transfer shares of the Company’s Common Stock to two individuals. These individuals have executed guarantees of funding to replace the guaranty previously executed by Ms. Irish.

The Company has entered into an agreement with an entity owned by the Company’s Principal Shareholders, Jensyn Integration Services, LLC, for office space, utilities and certain office and administrative services. This agreement commenced on the date that the Company’s securities were first listed on the Nasdaq Capital Market, and expires when the Company consummates a Business Combination. Such office space, as well as utilities and administrative services, will be made available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services. The Company may delay payment of such monthly fee upon a determination by its Audit Committee that it lacks sufficient funds held outside of the Trust Account to pay actual or anticipated expenses in connection with the Company’s initial Business Combination. The Audit Committee has determined to defer the payment of the $10,000 monthly fee. As of September 30, 2017 and December 31, 2016, the Company has accrued, but not paid, $190,000 and $100,000 relating to this agreement, respectively.

The holders of the Company’s Insider Shares issued and outstanding, as well as the holders of the private units (and underlying securities) and any shares the Company’s insiders, officers, directors or their affiliates that may be issued in payment of working capital loans made to the Company, are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Insider Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private units or shares issued in payment of working capital loans made to the Company can elect to exercise these registration rights at any time after consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Company’s initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

During the year ended December 31, 2016, the Principal Shareholders agreed to transfer 37,000 shares of the Company’s common stock owned by them to directors and others in lieu of payment for services. As a result, for the nine months ended September 30, 2017, the Company recognized an expense of $31,288. For the nine months ended September 30, 2016 the Company recognized an expense of $0.

Jensyn Capital, LLC purchased an aggregate of 275,000 Private Units, at $10.00 per unit for a total purchase price of $2,750,000 on March 7, 2016 (see Note 2).

In September 2017, Jensyn Capital LLC deposited $200,000 into the Trust Account to fund the three-month extension of the period during which the Company is required to complete its initial business combination. In connection with this transaction, the Company issued to Jensyn Capital, LLC an unsecured note in the principal amount of $200,000 which bears interest at a rate of eight percent (8%) per annum and becomes due upon completion of the Company’s initial Business Combination.

Note 4 – Accounts Payable and Accrued Expenses

At September 30, 2017, the Company had accounts payable and accrued expenses totaling $438,383, including $149,036 due to vendors, $46,158 due to Principal Shareholders, $190,000 of accrued expenses relating to a services agreement with an entity owned by the Company’s Principal Shareholders, Jensyn Integration Services, LLC, $15,435 of accrued expenses relating to franchise taxes and related fees, $34,862 of legal expenses, and $2,892 of other accrued expenses. At December 31, 2016, the Company had accounts payable and accrued expenses totaling $244,576, including $67,902 due to vendors, $29,945 due to Principal Shareholders, $100,000 of accrued expenses relating to a services agreement with an entity owned by the Company’s Principal Shareholders, Jensyn Integration Services, LLC, $44,150 of accrued expenses relating to franchise taxes and related fees, and $2,579 of other accrued expenses.

F-70

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

Note 5 — Commitments

The Company has entered into an agreement with an entity owned by the Company’s Principal Shareholders for office space, utilities and certain office and administrative services. This agreement commenced on the date that the Company’s securities were first listed on the Nasdaq Capital Market (March 2, 2016) and expires when the Company consummates a Business Combination. Such office space, as well as utilities and administrative services, will be made available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $10,000 per month for such services. The Company may delay payment of such monthly fee upon a determination by its Audit Committee that it lacks sufficient funds held outside of the Trust Account to pay actual or anticipated expenses in connection with the Company’s initial Business Combination. The Audit Committee has determined to defer the payment of the $10,000 monthly fee.

Note 6 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2017 and December 31, 2016, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 15,000,000 shares of common stock with a par value of $0.0001 per share. As of September 30, 2017 and December 31, 2016, 5,169,500 shares of common stock were issued and outstanding including 3,193,717 and 3,252,836 shares subject to redemption, respectively.

Note 7 — Subsequent Events

Subsequent to September 30, 2017, the Company received $29,000 of loans from Principal Shareholders that were used to fund the operations of the Company.

On November 3, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with BAE Energy Management, LLC, a Delaware limited liability company (“BAE”) and its owners, Victor Ferreira and Karen Ferreira (the “Existing Members”).

BAE is the parent company of Big Apple Energy and Vantage Commodities Financial Services. Big Apple Energy is an energy marketing aggregator and service provider within the retail energy sector. Vantage Commodities Financial Services is an innovative financing provider to small and medium energy service companies.

The material terms of the Purchase Agreement and the proposed Business Combination are summarized below.

The Company will make a capital contribution to BAE of the funds in the trust account established at the time that the Company completed its initial public offering, less the amount needed to satisfy certain pre-closing obligations of the Company and amounts required to be paid to the Company’s public stockholders who elect to have their shares converted for cash as described below.

Upon the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement, the Company will own approximately 45% of BAE’s outstanding membership units (3,621,317 units) and the Existing Members will own approximately 55% of the outstanding membership units (4,400,000 units), subject to adjustment based upon BAE’s net working capital and indebtedness at Closing, the amount of transaction expenses incurred by BAE and the Existing Members, and the amount of the capital contribution made by the Company to BAE.

The existing Members will be issued an additional 300,000 membership units in BAE at Closing if the average volume weighted average price (“VWAP”) of the Company’s common stock is between $12.00 and $13.00 per share during the ten trading days before the Closing, and 600,000 membership units if the average VWAP of the Company’s common stock during such ten trading day period is $13 or more per share.

If the adjustments contemplated by the Purchase Agreement, other than the VWAP-based adjustment, would result in the Existing Members of BAE owning less than a 51% interest in BAE after the Closing, then the amount of Jensyn’s capital contribution to BAE will be reduced so that the Existing Members will retain a 51% interest in BAE. The amount by which Jensyn’s capital contribution to BAE is reduced will be distributed post-closing to holders of the Company’s registered common stock as of the Closing.

F-71

Jensyn Acquisition Corp.

Notes to Condensed Financial Statements

The Existing Members of BAE will have the right to receive up to 2,000,000 additional units in BAE based upon the trading price of the Company’s common stock and the amount of dividends paid to the holders of the Company’s common stock during the 36 month period following the closing of the Business Combination. The Existing Members will be entitled to receive approximately 666,666 units in BAE for each of the three 12 month periods following the closing if the average closing price of the Company’s common stock exceeds the specified stock price target during any 20 trading days within a 30 trading day period during each such 12 month period, or if the dividends paid during the period with the respect to the Company’s common stock exceed a specified cumulative dividend target. The stock price and dividend targets for such periods are outlined in the table below.

	First	Second	Third
PERIOD	12 Months	12 Months	12 Months
STOCK PRICE	$12.60	$15.10	$18.14
DIVIDENDS PAID PER SHARE	$1.20	$1.44	$1.73

The Existing Members initially will not receive a direct ownership interest in the Company but will have the right to exchange their membership units in BAE for an equal number of shares of the Company’s common stock.

At the time that the Company seeks approval of the Business Combination from its stockholders, the Company will offer its public shareholders the opportunity to convert their shares for cash upon the closing of the Business Combination in an amount equal to their pro rata share of the funds held in the Trust Account that holds the proceeds of the Company’s Public Offering as provided by its amended and restated certificate of incorporation. As of November 8, 2017, the trust account holds funds of approximately $40,798,000.

The closing of the Business Combination is subject to a number of conditions, including the approval of the Company’s Board of Directors and stockholders, the Company’s capital contribution to BAE being at least $15,000,000, the receipt by the Company of an opinion from an investment banking firm that the transaction is fair, from a financial point of view, to the Company’s stockholders, the receipt of required consents and the finalization of certain ancillary agreements contemplated by the Purchase Agreement, including an agreement which will require BAE to make certain periodic distributions to its members and Jensyn to make certain periodic dividend payments to its stockholders after the Closing, an agreement providing registration rights to the Existing Members with respect to shares of the Company’s common stock issuable in exchange for their units of BAE membership interests and an agreement which will require BAE to distribute a tax refund to which BAE is entitled to the Existing Members. In addition the Company must have at least $5,000,001 of net tangible assets after the Closing.

The senior management of BAE, including Victor Ferreira, its CEO, will replace Jensyn’s existing management team following the closing of the Business Combination. In addition, it is anticipated that at the time that Jensyn seeks approval of the Business Combination by its stockholders, the Company’s stockholders will be asked to elect a new Board of Directors. The nominees are expected to be seven individuals designated by BAE, and none of such nominees will be an existing member of the Company’s Board of Directors.

F-72

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidated Financial Report December 31, 2015

F-73

F-74

Independent Auditor’s Report

To the Partners of

Vantage Commodities Financial Services, LLC

We have audited the accompanying consolidated financial statements of Vantage Commodities Financial Services, LLC and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statements of operations, changes in members’ equity (deficit), and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vantage Commodities Financial Services, LLC as of December 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

F-75

To the Partners of

Vantage Commodities Financial Services, LLC

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The supplemental consolidating information is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Emphasis of Matter

As discussed in Note 11 to the consolidated financial statements, the 2014 consolidated financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

December 12, 2017

F-76

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidated Balance Sheet

December 31, 2015

ASSETS
Cash	$63,978
Advances to clients, net of allowance for credit losses	16,335,823
Property and equipment, net	1,184,968
Accrued interest	6,510
Wholesale collateral deposits	16,052,000
Other receivables and other assets	1,104,065
Assets held for sale	25,397,452

TOTAL ASSETS	$60,144,796

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable	$388,763
Distributions payable	753,163
Facilities fees and interest payable	1,654,914
Credit facilities payable	63,394,761
Revolving note payable	1,500,000
Long-term debt	2,650,000
Liabilities held for sale	9,050,603

Total liabilities	79,392,204

MEMBERS’ EQUITY (DEFICIT)
Total members’ equity (deficit)	(19,247,408)

TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$60,144,796

The Notes to Consolidated Financial Statements are an integral part of this statement.

F-77

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2015

REVENUES
Credit fees	$7,909,291
Interest income	1,879,282

Total revenues	9,788,573

COST OF REVENUES
Facility fees and interest expense	6,349,452
Provision for credit losses	14,639,390

Total cost of revenues	20,988,842

Gross profit	(11,200,269)

GENERAL AND ADMINISTRATIVE EXPENSE
Professional fees	917,152
Compensation and benefits	1,934,320
Occupancy expense	285,688
Consulting	227,389
Communication and technology expense	222,050
Travel and entertainment	128,196
Depreciation and amortization	310,086
Miscellaneous expense	422,774

Total general and administrative expense	4,447,655

OTHER INCOME (EXPENSE)
Interest expense	(180,341)
Other income	63,700

Total other income (expense)	(116,641)

LOSS FROM CONTINUING OPERATIONS	(15,764,565)

LOSS FROM DISCONTINUED OPERATIONS	(7,985,840)

NET LOSS	$(23,750,405)

The Notes to Consolidated Financial Statements are an integral part of this statement.

F-78

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidated Statement of Changes in Members’ Equity (Deficit)

For the Year Ended December 31, 2015

			Total
			Members’
	VMAC	Class G	Equity (Deficit)

Balance as of December 31, 2014, as previously reported	$4,335,588	$-	$4,335,588

Prior period adjustment	840,556	-	840,556

Balance as of December 31, 2014, as restated	5,176,144	-	5,176,144

Distributions	-	(673,147)	(673,147)

Share of net loss	(24,423,552)	673,147	(23,750,405)

Balance as of December 31, 2015	$(19,247,408)	$-	$(19,247,408)

The Notes to Consolidated Financial Statements are an integral part of this statement.

F-79

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,750,405)
Loss from discontinued operations	(7,985,840)

Loss from continuing operations	(15,764,565)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities - continuing operations Depreciation and amortization	310,086
Amortization of deferred financing costs	185,460
Provision for credit losses	14,639,390
Change in operating assets and liabilities:
Accrued interest	35,794
Other receivables and other assets	547,922
Advances to clients	(14,952,733)
Accounts payable	(185,403)
Facilities fees and interest payable	1,160,493

Net cash used in operating activities - continuing operations	(14,023,556)

Net cash used in operating activities - discontinued operations	(5,636,404)

Net cash used in operating activities	(19,659,960)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(359,158)

Net cash used in investing activities	(359,158)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions	-
Proceeds from issuance of credit facilities	127,239,586
Repayments of credit facilities	(113,476,465)
Wholesale collateral deposits	4,478,000

Net cash provided by financing activities	18,241,121

Net decrease in cash	(1,777,997)

CASH, BEGINNING OF YEAR	1,841,975

CASH, END OF YEAR	$63,978

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid in cash	$6,110,792

The Notes to Consolidated Financial Statements are an integral part of this statement.

F-80

Vantage Commodities Financial Services, LLC and Subsidiaries

 Notes to Consolidated Financial Statements

Note 1. Organization and Nature of Business

Organization and Nature of Business

The accompanying consolidated financial statements for the year ended December 31, 2015, include the accounts of Vantage Commodities Financial Services, LLC, and its wholly owned subsidiaries Vantage Commodities Financial Service II, LLC, Iron Energy LLC dba Kona Energy (Iron), and BluCo Energy LLC (BluCo) (collectively (the Company or Vantage). All material intercompany transactions and balances have been eliminated in consolidation.

Vantage Commodities Financial Services, LLC and Vantage Commodities Financial Services II, LLC, are Delaware limited liability companies. Member interests are issued in unit increments with such class and series designations as determined from time to time by the Company. Each such class of units issued by the Company represents the unit owners’ interests in the capital and profits of the Company.

Vantage operates a specialty finance company that provides credit support and capital to energy supply companies (ESCOs) and wholesale suppliers operating in the North American deregulated energy markets. Vantage’s business purpose is to provide efficient external financing structures to participants in the North American commodities markets.

Vantage’s credit enhancement structure provides ESCOs capital support for collateral requirements from wholesale suppliers, independent system operators (ISOs), limited distribution companies (LDCs) and state public utility commissions (PUCs). The credit enhancement program allows ESCOs to conduct business with multiple suppliers and provides them access to the full value of their asset base. For wholesale suppliers, the structure enables access to retail load on a credit supported basis without requiring term lending commitments and operational oversight.

Iron was formed on September 26, 2011 as a Texas limited liability company. Iron is a retailer of electric energy in nonregulated areas throughout the United States of America. Iron buys wholesale electricity, delivery service and other related services and then resells electricity to its customers at retail prices.

BluCo is a limited liability company organized in the State of New York in July 2006. BluCo is an ESCO serving the New York State National Grid Market with natural gas for residential and commercial use.

Iron and BluCo (collectively the Discontinued Operations), were acquired by Vantage during 2015 for the purpose of winding-down operations and liquidating assets to recuperate losses on advances made by Vantage to Iron and BluCo. All assets and liabilities of the Discontinued Operations are included in assets held for sale and liabilities held for sale on the consolidated balance sheet and all income from the Discontinued Operations is included in loss from discontinued operations on the consolidated statement of operations.

Company	Business Activities

Vantage Commodities Financial Services, LLC	Holding Company
Vantage Commodities Financial Services II, LLC	Business Lending
Iron Energy LLC dba Kona Energy	ESCO
Bluco Energy LLC	ESCO

F-81

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may materially differ from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for credit losses. While management uses available information to recognize losses on advances and revolving loans to customers, future additions to the allowance for credit losses may be necessary based on changes in the financial performance of its borrowers.

Cash in Banks

Cash is comprised of operating cash in banks.

Wholesale Collateral Deposits

As of December 31, 2015, the Company has drawn down $16,052,000 from the Macquarie Facility (see Note 6), which is deposited with EDF and recorded as wholesale collateral deposits on the consolidated balance sheet. In December 2014, the Company obtained an evergreen letter of credit (LOC) for the benefit of EDF Trading North America, LLC (EDF) in the amount of $15,000,000. The purpose of the letter of credit is to cover possible losses that EDF may incur as a result of providing energy supply or other financial products to common customers of Vantage and EDF. In the event a covered EDF receivable becomes uncollectible, EDF has the right to draw down on the LOC. As of December 31, 2015, approximately $32.5 million of EDF exposures were subject to LOC. EDF did not draw on the LOC in 2015.

Revenue and Expense Recognition

The Company earns interest income and fees related to credit facilities extended to its clients. Interest is charged based upon the principal balance outstanding. Credit fees are charged based on supported commodity purchases, load and capital utilization requirements. Both interest and credit fees are booked as earned in the month they are accrued.

Advances to Clients and Allowance for Credit Losses

Advances to clients that the Company has the intent and ability to hold for the foreseeable future or until maturity and payoff are reported at their principal amount outstanding less the allowance for credit losses.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables in light of historical loss experience, changes in the composition and risk characteristics of the advances portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. This evaluation is performed at the individual client level and is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for credit losses is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

F-82

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company stops accruing interest on advances when management determines that the advance is impaired. Income on such advances is then reported only to the extent that cash is received after full recovery of the remaining outstanding balance of the advance and the related accrued interest income and fees.

An advance is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the advance agreement. The allowance for credit losses related to advances identified as impaired is based on the excess of the advances outstanding principal balance over the fair value of the related collateral and does not take into consideration any estimated conversion or selling costs. For advances that are not collateral dependent, the allowance for credit losses is recorded at the amount by which the outstanding principal balance exceeds expected future cash flows on the advance. Once it is determined that an impaired loan will not generate further cash flows, outstanding balances are charged off.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of depreciable assets or the remaining term of the building lease. Capitalized software costs includes capitalized payroll and amounts paid to an external vendor to develop certain automated business processes such as treasury, reporting, and cash receipts.

Useful lives for property and equipment are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Capitalized software costs	5 years
Leasehold improvements	Over the lease term

Income Taxes

As a limited liability company taxed as a partnership, the Company is not subject to federal income taxes. The items of income and deductions of the Company pass through to its members who are responsible for including these items on their tax returns. The Company is responsible for unincorporated business tax in certain jurisdictions in which it does business, such as New York City.

Management has analyzed the Company’s tax positions for all open tax years and has concluded that, as of December 31, 2015, no provision for income taxes is required in the Company’s consolidated financial statements.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of advances to clients and temporary cash investments. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution; however, at times, balances in United States financial institutions may exceed Federal Deposit Insurance Corporation insured limits. The Company has never experienced any losses related to these balances.

F-83

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The Company is subject to risk related to significant volumes transacted with particular clients. Revenues related to clients comprising 10% or more of the Company’s total revenues for the year ended December 31, 2015 are as follows:

Client A	49.5%
Client B	10.9%
Client C	34.2%

Advances to clients comprising 10% or more of the Company’s advances to clients as of December 31, 2015 are as follows:

Client A	69.6%
Client B	20.3%

Note 3. Business Combinations and Discontinued Operations

BluCo Energy, LLC

On February 28, 2015 (BluCo Acquisition Date) Vantage foreclosed on 100% of the membership interest of a customer, BluCo, in order to affect a wind-down and liquidation of BluCo’s assets.

On October 19, 2015 Vantage entered into an asset purchase agreement with East Coast Power and Gas, LLC (EastCoast). As part of the agreement, EastCoast acquired from Vantage the operations of BluCo, including the customer contract assets and derivative contract liabilities.

Iron Energy LLC, dba Kona Energy

On August 4, 2015 (Iron Acquisition Date) Vantage purchased 100% of the membership interest of a customer, Iron, in order to affect a wind-down and liquidation of Iron’s assets.

The following table summarizes the consideration paid for BluCo and Iron at February 28, 2015 and August 4, 2015 (the Acquisition Dates), respectively, and the amounts of assets acquired, and liabilities assumed recognized, at the Acquisition Dates.

	Iron	BluCo	Total
Consideration:
Forgiveness of advances	$13,537,243	$1,009,042	$14,546,285
Fair value of total consideration transferred	$13,537,243	$1,009,042	$14,546,285

F-84

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Recognized amounts of identifiable assets acquired and liabilities assumed:

	Iron	BluCo	Total

Cash acquired	$1,113,786	$281,886	$1,395,672
Property and equipment, net	7,755	-	7,755
Other receivables and other assets	12,098,092	1,504,044	13,602,136
Collateral deposits	5,001,615	600,728	5,602,343
Customer contracts	21,746,478	894,809	22,641,287
Accounts payable	(10,770,558)	(2,028,389)	(12,798,947)
Facilities fees and interest payable	(657,352)	-	(657,352)
Credit facilities payable	(4,150,000)	-	(4,150,000)
Derivative liabilities	(10,852,573)	(244,036)	(11,096,609)

Total identifiable net assets	$13,537,243	$1,009,042	$14,546,285

The following table summarizes the fair value, gross contractual value, and estimate cash flows not expected to be collected on receivables acquired at the Acquisition Dates.

	Iron	BluCo	Total

Gross contractual value	$12,210,624	$1,504,044	$13,714,668
Cash flows not expected to be received	(275,000)	-	(275,000)

Fair value of receivables acquired	$11,935,624	$1,504,044	$13,439,668

On December 13, 2015 Vantage entered into an asset purchase agreement with Crius Energy, LLC (Crius). The asset purchase agreement was executed with a final closing date of February 1, 2016. As part of the agreement, Crius acquired from Vantage the operations of Iron, including the customer contract assets and derivative contract liabilities. Consideration at final closing consisted of cash $7 million in cash and $15 million in derivative contract liabilities assumed.

Note 4. Advances to Clients, Net of Allowance for Credit Losses

Advances to clients, net consisted of the following:

Advances to clients	$18,687,599
Less: Allowance for credit losses	(2,351,776)

Advances to clients, net	$16,335,823

The following tables summarize the activity in the Company’s allowance for credit losses for the years ended December 31, 2015.

Balance at January 1, 2015	$1,677,521
Provision for allowance for credit losses	14,639,390
Charge-offs	(13,965,135)

Balance at December 31, 2015	$2,351,776

F-85

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Charge-offs are comprised of the difference of the amounts payable to Vantage by Iron and BluCo, and the fair value of asset acquired and liabilities assumed by Vantage at the Acquisition Dates.

As of December 31, 2015 there were no advances on non-accrual status.

The Company makes advances on a secured basis to clients that have been in business for at least two years. The terms and conditions of the advances are specified within each client’s advance agreement. Collateral consists of the unencumbered assets of the business, other specific real and personal property and the personal guarantees of the business owners and pledge of equity. The Company records an allowance for credit losses when advances or loans to customers exceed the fair value of collateral and repayment is in doubt.

The Company currently provides, or intends to provide financing throughout the U.S. In each jurisdiction in which the Company provides financing, it is not required to be licensed by any state or federal agency. Security interests in real property are perfected in jurisdictions in which the taking of such collateral does not re-characterize the business-purpose nature of the transaction as a consumer finance transaction.

The following is a summary of the advance portfolio profile as of December 31, 2015.

		Unpaid
	Number	Principal
	of Loans	Balance	Percent
Distribution by type:

DSA	3	$901,007	4.8%
Revolver	2	3,306,485	17.7%
Credit support	4	13,763,656	73.7%
Term loan	2	716,451	3.8%

	11	$18,687,599	100.0%

Deferred Supply Amount (DSA) refers to working lines of credit extended to clients to pay their energy supply invoices. If a client is unable to repay their DSA within a month, the outstanding principle is transferred to a revolving credit facility (Revolver). Credit support refers to amounts advanced to customers in the form of collateral deposits at various vendors supplying energy to the Company’s customers. Term loans refer to cash amounts advanced to customers to support cash demands of operations.

Advances to clients that are in a non-accrual or impaired status for credit losses as of December 31, 2015 are as follows:

	Total	DSA	Revolver

Non-accrual status	$-	$-	$-
Impaired	3,865,160	690,829	3,174,331

Total	$3,865,160	$690,829	$3,174,331

F-86

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Property and Equipment, Net

Property and equipment, net consist of:

Computer equipment & software	$56,612
Furniture and fixtures	164,080
Capitalized software costs	1,396,940
1,617,632

Less: Accumulated depreciation and amortization	(432,664)

Property and equipment, net	$1,184,968

Depreciation and amortization on property and equipment was $310,086 for the year ended December 31, 2015.

Note 6. Credit Facilities Payable

The Company funds its advances portfolio through a combination of contributed member equity and secured debt.

The following table represents a description of the debt facilities outstanding at December 31, 2015. These facilities bear interest at various market rates of interest depending on collateralization.

		Maturity or
		Termination	Commitment	Outstanding	Unamortized
Description	Issue Date	Date	Amount	Balance	Debt Cost
Macquarie note payable	10/17/2014	10/16/2019	$66,000,000	$62,394,761	$682,706
EDF Subordinate Note - 10% interest per annum	10/17/2014	n/a	1,000,000	1,000,000	-
			$67,000,000	$63,394,761	$682,706

For the year ended December 31, 2015, the Company incurred facility fees and interest expense of $6,451,008 of which $834,509 was accrued and unpaid at December 31, 2015.

The weighted average interest rate for active credit facilities is 9.20% per annum at December 31, 2015.

Macquarie Borrowing Base Facility Agreement

On October 17, 2014 the Company entered into a Borrowing Base Facility Agreement (BBFA) with Macquarie Bank Ltd (Macquarie). The agreement provides that Macquarie will lend up to $50 million to the Company based on the amount of collateral held by the Company and advances and other amounts due to the Company from customers. The commitment amount of the BBFA can be increased up to $75 million. All outstanding principal, fees and interest are due on October 16, 2019, the facility termination date.

F-87

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

The terms of the BBFA calls for the Company to pay facilities fees (interest) as follows:

(i)	the average aggregate amount of advances and reimbursement obligations outstanding during such month multiplied by the Base Rate plus 9% per annum;
(ii)	the average daily face amount of all credit support for such month, multiplied by 9% per annum;
(iii)	the positive value of (1) the average aggregate amount of advances, credit support (measured by the face amount thereof) and reimbursement obligations outstanding during such month less (2) the average Borrowing Base set forth in the borrowing base certificate (excluding the adjusted forward value of customer contracts), less (3) the average hedge supporting credit support, multiplied by 4% per annum; and
(iv)	the average facility limit minus the average amount of credit extensions for such month, multiplied by 1.5% per annum.

The BBFA also provides for Macquarie to receive a Gross Margin Share equal to 25% of the total gross profits, defined as total revenue less cost of capital, of Vantage in excess of $300,000 per month. This accrued Gross Margin Share is payable when the shareholder’s equity of Vantage is greater than three percent (3%) of Vantage’s Energy Supply Company (ESCO) exposures both before and after any payment of the Gross Margin Share. The Company accrued $753,163 for the Gross Margin Share in 2015 which is included in accounts payable and in Class G Common Equity.

In conjunction with the BBFA, on October 17, 2014 Vantage and Macquarie entered into a Warrant Agreement that runs through December 31, 2035. The Warrant Agreement allows Macquarie to purchase up to 49,900 of Class B Units for $.01 per unit. In accordance with the terms of the Warrant Agreement, the warrants are accounted for as permanent equity.

Facility fees and interest incurred for the BBFA during the year ended December 31, 2015 amounted to $6,349,452.

The Company incurred $904,393 of fees in October 2014 in connection to the BBFA. These costs were capitalized and are being amortized over the life of the facility. Amortization expense amounted to $185,460 for the year ended December 31, 2015.

In December 2015, the Company entered into an option agreement with Macquarie, whereby Macquarie had the right to exercise such option agreement which would transfer all interests in the Company to Macquarie. In consideration of such option agreement Macquarie agreed not to exercise any remedies for noncompliance with covenants during the forbearance period as defined in the option agreement. The term of the option agreement was exercisable at any times through two years from the date of the agreement. The option agreement was transferred to and exercised by Big Apple in April, 2016 as more fully described in Note 12 to the consolidated financial statements.

Note 7. Revolving Note Payable

As a result of the acquisition of Iron, the Company acquired a revolving promissory note. At December 31, 2015, there was $1,500,000 borrowed against this note. The note bears interest at LIBOR plus 7.00% (8.09% at December 31, 2015). The note is subordinated to credit extended by Vantage to Iron, which has been eliminated in the consolidated balance sheet. The note matured on July 1, 2014 and remains unpaid at December 31, 2015.

F-88

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Long-Term Debt

As a result of the acquisition of Iron, the Company acquired a note payable with a balance of $2,650,000 as of December 31, 2015. The note is subordinated to credit extended by Vantage to Iron, which has been eliminated in the consolidated balance sheet. The note bears interest of 10% per annum. All accrued interest and outstanding principal is due on the maturity date, August 4, 2019.

Note 9. Commitments

Leases

The Company leases certain office space under non-cancelable operating leases. The following is a schedule of approximate future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year at December 31, 2015:

2016	$285,219
2017	293,215
2018	306,209
2019	104,403

Total	$989,046

Total rent expense for operating leases was $262,624 for the year ended December 31, 2015 and is included in occupancy expense in the consolidated statement of operations.

Note 10. Members’ Equity

The following members’ equity interests exist at December 31, 2015:

	Capital	Units	Units
Unit Class	Contribution	Authorized	Issued

Class A	$10,000	50,100	50,100
Class B	-	49,900	-
Class C	-	17,600	-
Class G	-	-	-
Class W	-	-	-

Total	$10,000	117,600	50,100

In accordance with terms of the BBCF, a distribution of $753,163 was accrued for Macquarie’s gross margin share as defined in the BBFA as of December 31, 2015 (See Note 6).

Note 11. Prior Period Restatement

The consolidated financial statements as of and for the year ended December 31, 2014 have been restated to correct misstatements in prior period. The Company had been incorrectly recording revenue on a non-accrual basis. As a result, members’ equity was understated by $840,556.

F-89

Vantage Commodities Financial Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Subsequent Events

The Company evaluated all events and transactions that occurred after December 31, 2015 and through December 12, 2017, the date the consolidated financial statements were available to be issued. The following events occurred that warrant disclosure in the consolidated financial statements.

Andeler Corporation (Andeler) (one of the Company’s clients) entered into an Asset Purchase Agreement (APA) with Verde Energy USA Texas, LLC (Verde) on February 12, 2016 for the sale of Andeler’s customer contracts to Verde for an estimated purchase price of $2,288,000. In March 2016, Andeler remitted proceeds of $1,670,563 to Vantage which was applied against their outstanding loan balance.

After realizing all proceeds from Verde, it is expected that Vantage will realize a loss of approximately $2,000,000. The anticipated losses are 100% reserved for as of December 31, 2015 and included in the allowance for credit losses.

In April of 2016, Big Apple Energy acquired the option to purchase Vantage Commodities Financial Services, LLC from Macquarie Bank Limited. As part of the option agreement Macquarie have waived all current defaults for a period of six months following the closure of the deal.

F-90

Supplementary Information

F-91

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidating Balance Sheet

December 31, 2015

							Consolidated
	VCFS	VCFS II	Iron	BluCo	Combined	Eliminations	Total
ASSETS
Cash	$19,702	$44,276	$1,228,811	$159,099	$1,451,888	$(1,387,910)	$63,978
Advances to clients, net	-	16,335,823	-	-	16,335,823	-	16,335,823
Property and equipment, net	1,184,968	-	16,078	-	1,201,046	(16,078)	1,184,968
Accrued interest	-	6,510	-	-	6,510	-	6,510
Wholesale collateral deposits	-	16,052,000	-	-	16,052,000	-	16,052,000
Other receivables and other assets	86,325	1,017,737	8,997,376	198,179	10,299,617	(9,195,552)	1,104,065
Intercompany receivables	-	35,720,533	-	-	35,720,533	(35,720,533)	-
Collateral deposits			5,121,191	450,715	5,571,906	(5,571,906)	-
Customer contracts			-	-	-	-	-
Assets held for sale						25,397,452	25,397,452
TOTAL ASSETS	$1,290,995	$69,176,879	$15,363,456	$807,993	$86,639,323	$(26,494,527)	$60,144,796

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable	$58,932	$324,132	$8,523,326	$791,628	$9,698,018	$(9,309,255)	$388,763
Distributions payable	-	753,163	-	-	753,163	-	753,163
Facilities fees and interest payable	-	834,509	820,405	-	1,654,914	-	1,654,914
Intercompany payables	1,129,779	-	32,201,804	2,388,950	35,720,533	(35,720,533)	-
Credit facilities payable	-	63,394,761		-	63,394,761	-	63,394,761
Revolving note payable	-	-	1,500,000	-	1,500,000	-	1,500,000
Long-term debt	-	-	2,650,000	-	2,650,000	-	2,650,000
Liabilities held for sale	-	-	-	-	-	9,050,603	9,050,603
Total liabilities	1,188,711	65,306,565	45,695,535	3,180,578	115,371,389	(35,979,185)	79,392,204
MEMBERS’ EQUITY (DEFICIT)
Total members’ equity (deficit)	102,284	3,870,314	(30,332,079)	(2,372,585)	(28,732,066)	9,484,658	(19,247,408)
TOTAL LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)	$1,290,995	$69,176,879	$15,363,456	$807,993	$86,639,323	$(26,494,527)	$60,144,796

F-92

Vantage Commodities Financial Services, LLC and Subsidiaries

Consolidating Statement of Operations

For the Year Ended December 31, 2015

							Consolidated
	VCFS	VCFS II	Iron	BluCo	Combined	Eliminations	Total
REVENUES
Credit Fees	$-	$7,909,291	$-	$-	$7,909,291	$-	$7,909,291
Interest income	-	1,879,282	-	-	1,879,282	-	1,879,282
Intercompany credit fees and interest income	-	1,089,916	-	-	1,089,916	(1,089,916)	-
Management service income	3,820,712	-	-	-	3,820,712	(3,820,712)	-
Sales	-	-	36,588,165	4,020,983	40,609,148	(40,609,148)	-

Total revenues	3,820,712	10,878,489	36,588,165	4,020,983	55,308,349	(45,519,776)	9,788,573

COST OF REVENUES
Facility fees and interest expense	-	6,349,452	-	-	6,349,452	-	6,349,452
Provision for credit losses	-	674,255	-	-	674,255	13,965,135	14,639,390
Direct energy cost	-	-	40,144,484	2,962,200	43,106,684	(43,106,684)	-

Total cost of revenues	-	7,023,707	40,144,484	2,962,200	50,130,391	(29,141,549)	20,988,842

Gross profit (loss)	3,820,712	3,854,782	(3,556,319)	1,058,783	5,177,958	(16,378,227)	(11,200,269)

GENERAL AND ADMINISTRATIVE EXPENSE
Professional fees	292,105	625,047	642,484	689,427	2,249,063	(1,331,911)	917,152
Management service fees		3,820,712			3,820,712	(3,820,712)	-
Compensation and benefits	1,934,320	-	501,492	207,717	2,643,529	(709,209)	1,934,320
Occupancy expense	285,688	-	73,321	-	359,009	(73,321)	285,688
Consulting	227,389	-	-	-	227,389	-	227,389
Communication and technology expense	222,050	-	-	-	222,050	-	222,050
Travel and entertainment	128,196	-	-	-	128,196	-	128,196
Depreciation and amortization	310,086	-	1,476	-	311,562	(1,476)	310,086
Miscellaneous expense	299,674	124,326	911,856	274,285	1,610,141	(1,187,367)	422,774
Bad debt expense	-	-	125,000	-	125,000	(125,000)	-

Total general and administrative	3,699,508	4,570,085	2,255,629	1,171,429	11,696,651	(7,248,996)	4,447,655

OTHER INCOME (EXPENSE)
Interest expense	-	-	(1,008,518)	(261,739)	(1,270,257)	1,089,916	(180,341)
Other income	63,700	-	-	-	63,700	-	63,700

Total other income (expense)	63,700	-	(1,008,518)	(261,739)	(1,206,557)	1,089,916	(116,641)

INCOME (LOSS) FROM CONTINUING OPERATIONS	184,904	(715,303)	(6,820,466)	(374,385)	(7,725,250)	(8,039,315)	(15,764,565)

LOSS FROM DISCONTINUED OPERATIONS	-	-	-	-	-	(7,985,840)	(7,985,840)

NET INCOME (LOSS)	$184,904	$(715,303)	$(6,820,466)	$(374,385)	$(7,725,250)	$(16,025,155)	$(23,750,405)

F-93

Vantage Commodities Financial

Services, LLC

Consolidated Financial Statements

Years Ended December 31, 2014 and 2013

The report accompanying these financial statements was issued by

BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

F-94

Vantage Commodities Financial Services, LLC

Consolidated Financial Statements Years Ended December 31, 2014 and 2013

F-95

Vantage Commodities Financial Services, LLC

F-96

Independent Auditor’s Report

Board of Directors

Vantage Commodities Financial Services, LLC

New York, New York

We have audited the accompanying consolidated financial statements of Vantage Commodities Financial Services, LLC, which comprise the consolidated statements of financial condition as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and the fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

F-97

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vantage Commodities Financial Services, LLC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

August 19, 2015

F-98

Vantage Commodities Financial Services, LLC

Consolidated Statements of Financial Condition

December 31,	2014	2013
Assets
Cash in banks	$1,841,975	$5,370,932
Advances to clients, net of allowance for credit losses	30,568,765	46,763,894
Purchased receivables	-	33,547,725
Accrued revenue	-	1,199,888
Property and equipment, net	1,135,896	420,341
Accrued interest	42,304	158,376
Wholesale collateral deposits	20,530,000	-
Other receivables and other assets	996,891	608,516
Total Assets	$55,115,831	$88,069,672
Liabilities and Members’ Equity Liabilities:
Accounts payable	$570,166	$12,974,319
Distributions payable	84,016	-
Facilities fees and interest payable	494,421	828,808
Credit facilities payable	49,631,640	54,843,221
Dividend payable	-	2,189,168
Total Liabilities	50,780,243	70,835,516
Commitments	-	-
Member’s Equity	4,335,588	17,234,156
Total Liabilities and Member’s Equity	$55,115,831	$88,069,672

See accompanying notes to consolidated financial statements.

F-99

Vantage Commodities Financial Services, LLC

Consolidated Statements of Operations

Year ended December 31,	2014	2013
Revenues:
Credit fees	$8,394,826	$10,840,566
Financing gain	1,546,760	4,346,293
Interest income	3,711,827	2,731,813
Total Revenues	13,653,413	17,918,672

Facility fees and interest expense	5,840,211	8,298,343
Provision for credit losses	3,971,247	2,081,000
Revenues, Net of Facility fees, Interest Expense and Provision for Credit Losses	3,841,955	7,539,329
Expenses:
Professional fees	325,554	1,822,560
Compensation and benefits	1,890,483	1,718,855
Occupancy expense	275,494	219,581
Consulting	225,249	565,620
Communication and technology expense	248,724	320,498
Travel and entertainment	110,446	213,917
Depreciation and amortization on premises and equipment	112,147	16,337
Other expense	951,704	530,860
Total Expenses	4,139,801	5,408,228
Net (Loss) Income	$(297,846)	$2,131,101

See accompanying notes to consolidated financial statements.

F-100

Vantage Commodities Financial Services, LLC

Consolidated Statement of Member’s Equity

	Common Member’s Interests
				Total	EDF	Total
				Common	Preferred	Member’s
	EDF	VMAC	Class G	Equity	Equity	Equity
Balance, January 1, 2013	$(323,077)	$(600,000)	$-	$(923,077)	$-	$(923,077)
Preferred equity	-	-	-	-	18,500,000	18,500,000
Dividend on preferred equity	-	-	-	-	(2,189,168)	(2,189,168)
Distribution	(284,700)	-	-	(284,700)	-	(284,700)
Share of net income	745,885	1,385,216	-	2,131,101	-	2,131,101
Balance, December 31, 2013	$138,108	$785,216	$-	$923,324	$16,310,832	$17,234,156

Redemption of preferred equity	-	-	-	-	(18,500,000)	(18,500,000)
Dividend on preferred equity	-	-	-	-	(761,203)	(761,203)
Distributions	(4,000)	-	(80,016)	(84,016)	-	(84,016)
Non-cash settlement of EDF debt recorded as capital adjustment	4,227,407	(432,951)	-	3,794,456	2,950,371	6,744,827
Share of net (loss) income	(25,927)	(352,265)	80,016	(298,176)	-	(298,176)
Balance, December 31, 2014	$4,335,588	$-	$-	$4,335,588	$-	$4,335,588

See accompanying notes to consolidated financial statements.

F-101

Vantage Commodities Financial Services, LLC

Consolidated Statements of Cash Flows

Year ended December 31,	2014	2013
Cash Flows From Operating Activities:
Net (loss) income	$(297,846)	$2,131,101
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	150,857	16,337
Provision for credit losses	3,971,247	2,081,000
Charge-Offs	(4,374,726)	-
Changes in assets and liabilities:
Decrease (Increase) in:
Accrued revenue	1,199,888	(1,199,888)
Accrued interest	116,072	(156,376)
Capitalized debt issuance costs	(904,393)	-
Other receivables and other assets	476,386	(608,616)
Advances to clients, net	16,598,608	(44,862,205)
Purchased receivables	33,547,725	(33,547,725)
(Decrease) increase in:
Accounts payable	(5,659,656)	12,059,405
Interest payable	(334,387)	702,242
Net Cash Provided By (Used In) Operating Activities	44,489,775	(63,384,725)
Cash Flows From Investing Activities:
Purchases of property and equipment	(826,780)	(407,518)
Net Cash Used In Investing Activities	(826,780)	(407,518)
Cash Flows From Financing Activities:
(Redemption of) Proceeds from preferred members’ equity	(18,500,000)	18,500,000
Proceeds from issuance of debt	131,292,276	71,598,394
Repayments of debt	(136,503,857)	(20,919,179)
Distributions to members	-	(284,700)
Wholesale collateral deposits	(20,530,000)	-
Dividends paid	(2,950,371)	-
Net Cash (Used In) Provided By Financing Activities	(47,191,952)	68,891,515
Net (Decrease) Increase in Cash	(3,528,957)	5,099,711
Cash, Beginning of Year	5,370,932	271,221
Cash, End of Year	$1,841,975	$5,370,932
Supplemental Disclosures:
Cash paid during the year for:
Interest	$2,737,939	$151,296
Non Cash Items:
Accounts receivable utilized to satisfy debt	$37,693,427	$-
Non cash satisfaction of payables to EDF	$6,744,497	$-

See accompanying notes to consolidated financial statements.

F-102

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

1. Organization and Nature of Business

Organization and Nature of Business

Vantage Commodities Financial Services, LLC, is a Delaware limited liability company (the “Company” or “Vantage”). Member interests are issued in unit increments with such class and series designations as determined from time to time by the Company. Each such class of units issued by the Company represents the unit owners’ interests in the capital and profits of the Company.

Vantage operates a specialty finance company that provides credit support and capital to energy supply companies (“ESCOs”) and wholesale suppliers operating in the North American deregulated energy markets. Vantage’s business purpose is to provide efficient external financing structures to participants in the North American commodities markets.

Vantage’s credit enhancement structure provides ESCOs capital support for collateral requirements from wholesale suppliers, independent system operators (“ISOs”), limited distribution companies (“LDCs”) and state public utility commissions (“PUCs”). The credit enhancement program allows ESCOs to conduct business with multiple suppliers and provides them access to the full value of their asset base. For wholesale suppliers, the structure enables access to retail load on a credit supported basis without requiring term lending commitments and operational oversight.

The Company funds its lending activities through a combination of debt and equity financing, as further described in Note 4 and Note 9. All material intercompany transactions and balances have been eliminated in consolidation.

Company	Business Activities
Vantage Commodities Financial Services (“VCFS”)	Holding Company
Vantage Commodities Financial Services I, LLC (“VCFS1”)	Business Lending
Vantage Commodities Financial Services II, LLC (“VCFS2”)	Business Lending
Vantage Receivables SPE LLC (“SPE”)	Receivables Lending

The entities noted above are wholly owned by the Company.

Ownership Restructuring and Refinancing of Debt

Prior to October 17, 2014, the Company was owned by two members, VMAC LLC (“VMAC”) owning 35% of the common shares and EDF Trading North America LLC (“EDF”) owning 65% of the common shares. As a result of the bankruptcy of a significant customer in June of 2014, EDF notified the Company that it no longer wished to be a member of the Company. This resulted in a series of transactions cumulating on October 17, 2014 that restructured the ownership of the Company and refinanced the Company’s debt.

In a series of transactions involving special purpose entities, the amounts receivable from the bankrupt customer were assigned to EDF in return for the refinancing of the debt owed by the Company to EDF as well as the redemption of EDF’s ownership percentage of the Company. The Company replaced the borrowing facility that existed with EDF by executing a Borrowing Base Facilities Agreement with Macquarie Bank Ltd. The redemption of EDF’s equity interest was accomplished through the forgiveness of certain debt obligations, which have been reflected as a non-cash capital contribution and reallocation in the amount of $6,744,497 on the statement of changes in member’s equity.

F-103

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

The ownership restructuring and debt refinancing resulted in no operating gains or losses on the Company’s financial statements as the transactions were deemed to be recapitalizations of the Company’s equity and refinancing of the Company’s debt. The impact of the restructuring of the Company’s ownership and the debt refinancing on the Company’s statement of financial condition is summarized in Note 9.

These transactions were executed in the following order by the various entities:

a.	VCFS1 assigned certain ESCO receivables to Vantage. In return, Vantage absorbed the retained earnings at VCFS1 and a portion of liabilities.

b.	Vantage assigned certain ESCO assets to VCFS2. In return VCFS2 absorbed EDF debt.

c.	Vantage sold VCFS1 and VCFS2 to EDF at net asset value.

d.	Vantage satisfied the debt owed to EDF by offsetting certain receivables against the debt. The excess of debt over receivables was recorded as a non-cash capital adjustment.

e.	VMAC acquired EDF’s interest in Vantage.

f.	EDF sold VCFS2 to Vantage in exchange for gross assets, which are defined as amounts lent by VCFS2 to ESCOs support as 3rd party collateral postings, Revolver and DSA excluding any provisions for loan losses and accrued interest.

The Company executed an Amended and Restated Operating agreement on October 17, 2014 that restructured the Company’s member’s equity as follows:

	Units	Units
Unit Class	Authorized	Issued	Description
Class A	50,100	50,100	VMAC LLC ownership interest
Class B	49,900	-	Reserved for Macquarie warrant exercise
Class C	17,600	-	Reserved for employee awards
Class G	-	-	Reserved for gross margin payout
Class W	-	-	Reserved for warrants
Total	117,600	50,100

2. Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may materially differ from those estimates.

A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for credit losses. While management uses available information to recognize losses on advances and revolving loans to customers, future additions to the allowance for credit losses may be necessary based on changes in the financial performance of its borrowers.

(b) Cash in Banks

Cash and cash equivalents is comprised of operating cash and collateral cash in banks.

F-104

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

(c) Wholesale Collateral Deposits

In December 2014, the Company obtained an evergreen letter of credit (“LOC”) for the benefit of EDF in the amount of $15 million. The purpose of the letter of credit is to cover possible losses that EDF may incur as a result of providing energy supply or other financial products to common customers of Vantage and EDF. In addition to the LOC, the Company drew down $20.5 million from the Macquarie facility, which was recorded as wholesale collateral deposits. In the event a covered EDF receivable becomes uncollectible, EDF has the right to draw down on the LOC. As of December 31, 2014, approximately $35.4 million of EDF exposures were subject to the LOC. EDF did not draw on the LOC in 2014.

(d) Revenue and Expense Recognition

The Company earns interest income and fees related to credit facilities extended to its clients. Interest is charged based upon the principal balance outstanding, and commodity fees are charged based on supported commodity purchases. Both interest and commodity fees are booked as earned in the month they are accrued.

The Company charges it clients fees based on load and capital utilization requirements.

(e) Advances to Clients and Allowance for Credit Losses

Advances to clients that the Company has the intent and ability to hold for the foreseeable future or until maturity and payoff are reported at their principal amount outstanding less the allowance for credit losses. For certain advances, the Company may offset any credit losses against the notes payable to EDF Trading North America, LLC. An allowance has not been established for the receivables that may be offset against the notes payable. In 2014, approximately $37.7 million of customer receivables were offset against the debt owed to EDF, there were no such offsets in 2013.

The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the receivables in light of historical loss experience, changes in the composition and risk characteristics of the advances portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for credit losses is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

The Company stops accruing interest on advances when management determines that the advance is impaired. Income on such advances is then reported only to the extent that cash is received after full recovery of the remaining outstanding balance of the advance and the related accrued interest income and fees.

An advance is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the advance agreement. The allowance for credit losses related to advances identified as impaired is based on the excess of the advances outstanding principal balance over the fair value of the related collateral and does not take into consideration any estimated conversion or selling costs. For advances that are not collateral dependent, the allowance for credit losses is recorded at the amount by which the outstanding principal balance exceeds expected future cash flows on the advance.

F-105

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

(f) Purchased Receivables

From time to time the Company will purchase a book of receivables from customers that have been advanced funds. Purchased receivables are recorded at the lower of fair value (calculated on a discounted cash flow basis) or net realizable value.

(g) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of depreciable assets or the remaining term of the building lease. Capitalized software costs includes amounts paid to an external vendor to develop certain automated business processes such as treasury, reporting, and cash receipts.

Useful lives for property and equipment are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Capitalized software costs	5 years
Leasehold improvements	Over the lease term

(h) Income Taxes

As a limited liability company taxed as a partnership, the Company is not subject to federal income taxes. The items of income and deductions of the Company pass through to its members who are responsible for including these items on their tax returns. The Company is responsible for unincorporated business tax in certain jurisdictions in which it does business, such as New York City.

Management has analyzed the Company’s tax positions taken on Federal income tax returns for all open tax years and has concluded that, as of December 31, 2014, no provision for income taxes is required in the Company’s consolidated financial statements.

(i) Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of advances to clients, purchased receivables and temporary cash investments. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution; however, at times, balances in United States financial institutions may exceed Federal Deposit Insurance Corporation insured limits. The Company has never experienced any losses related to these balances. As of December 31, 2014 and 2013, the Company had deposit balances at certain financial institutions, which were in excess of Federally-insured limits.

(j) Recent Accounting Pronouncements

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), “Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). This ASU eliminates from U.S. GAAP the concept of extraordinary items. Eliminating the concept of extraordinary items will save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary (even if they ultimately would conclude it is not). This also alleviates uncertainty for preparers, auditors, and regulators because auditors and regulators no longer will need to evaluate whether a preparer treated an unusual and/or infrequent item appropriately. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. Management intends to adopt ASU 2015-01 on January 1, 2016 and does not believe that the adoption will have a material effect on the Company’s consolidated financial statements.

F-106

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), “Revenue from Contracts with Customers,” which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of the ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. The ASU defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The ASU is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the ASU recognized at the date of adoption (which includes additional footnote disclosures). The Company has not yet determined the method by which it will adopt ASU 2014-09 in 2017 and does not believe that the adoption will have a material effect on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Topic 310), “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure,” to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The Company’s adoption of ASU 2014-04 on January 1, 2015 did not have a material effect on the Company’s consolidated financial statements.

3. Advances to Clients, Net of Allowance for Credit Losses

Advances to clients, net consisted of the following:

December 31,	2014	2013
Advances to clients	$32,246,286	$48,844,894
Less: Allowance for credit losses	(1,677,521)	(2,081,000)
Advances to clients, net	$30,568,765	$46,763,894

F-107

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

The following tables summarize the activity in the Company’s allowance for credit losses for the years ended December 31, 2014 and 2013.

Year ended December 31,	2014	2013
Balance at January 1,	$2,081,000	$-
Provision for allowance for credit losses	3,971,247	2,081,000
Charge-offs	(4,374,726)	-
Balance at December 31,	$1,677,521	$2,081,000

For the year ended December 31, 2014, the provision and allowance for credit losses was applied against the DSA balances. For the year ended December 31, 2013, the provision and allowance for credit losses was applied against the revolver balances. The Company makes no provision or allowance for credit losses for credit support because repayment of funds is assured.

As of December 31, 2014 and 2013, there were no advances on non-accrual status.

The Company makes advances on a secured basis to clients that have been in business for at least two years. The terms and conditions of the advances are specified within each client’s advance agreement. Collateral consists of the unencumbered assets of the business, other specific real and personal property and the personal guarantees of the business owners and pledge of equity. The Company records an allowance for credit losses when advances or loans to customers exceed the fair value of collateral and repayment is in doubt.

The Company currently provides, or intends to provide financing throughout the U.S. In each jurisdiction in which the Company provides financing, it is not required to be licensed by any state or federal agency. Security interests in real property are perfected in jurisdictions in which the taking of such collateral does not re-characterize the business-purpose nature of the transaction as a consumer finance transaction.

The following is a summary of the advance portfolio profile as of December 31, 2014 and 2013.

December 31, 2014	Number of Loans	Unpaid Principal Balance	Percent
Distribution by type:
DSA	5	$9,645,237	29.9%
Revolver	5	13,508,426	41.9%
Credit support	5	9,092,623	28.2%
		$32,246,286	100.0%

December 31, 2013	Number of Loans	Unpaid Principal Balance	Percent

Distribution type:
DSA	8	$15,245,027	31.2%
Revolver	6	26,580,042	54.4%
Credit Support	8	7,019,825	14.4%
	22	$48,844,894	100.0%

F-108

Vantage Commodities Financial Services, LLC

Notes to Consolidated Financial Statements

Deferred Supply Amount (“DSA”) refers to working lines of credit extended to clients to pay their energy supply invoices. If a client is unable to repay their DSA within a month, the outstanding principle is transferred to a revolving credit facility. Credit support refers to amounts advanced to customers in the form of collateral deposits at various vendors supplying energy to the Company’s customers.

The Company does not age the amounts advanced to vendors for credit support as these amounts are not subject to contractual payment terms. The aging of the advances to clients for DSA and revolvers as of December 31, 2014 and 2013 is as follows:

December 31, 2014	Total	DSA	Revolver
Under 30 days	$10,758,978	$9,645,237	$1,113,741
31-60 days	1,068,974	-	1,068,974
61-90 days	4,091,495	-	4,091,495
Over 90 days	7,234,215	-	7,234,215
Total	23,153,662	9,645,237	13,508,425
Less: Allowance for credit losses	(1,677,521)	-	(1,677,521)
DSA and revolvers, net	$21,476,141	$9,645,237	$11,830,904

December 31, 2013	Total	DSA	Revolver
Under 30 days	$26,753,305	$15,245,027	$11,508,278
31-60 days	11,476,118	-	11,476,118
61-90 days	1,080,000	-	1,080,000
Over 90 days	2,515,646	-	2,515,646
Total	41,825,069	15,245,027	26,580,042
Less: Allowance for credit losses	(2,081,000)	(2,081,000)	-
DSA and revolvers, net	$39,744,069	$13,164,027	$26,580,042

Advances to clients that are in a non-accrual or impaired status as of December 31, 2014 and 2013 are as follows:

December 31, 2014	Total	DSA	Revolver
Non-accrual status	$-	$-	$-
Impaired	8,874,975	-	8,874,975
Total	$8,874,975	$-	$8,874,975

December 31, 2013	Total	DSA	Revolver
Non-accrual status	$-	$-	$-
Impaired	5,149,204	2,897,135	2,252,069
Total	$5,149,204	$2,897,135	$2,252,069

F-109

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

4. Property and Equipment, Net

Property and equipment, net consist of:

December 31,	2014	2013
Computer equipment & software	$70,567	$290,086
Furniture and fixtures	164,080	155,563
Internally Developed Software	1,037,782	-
	1,272,429	445,649
Less: Accumulated depreciation and amortization	(136,533)	(25,308)
Property and equipment, net	$1,135,896	$420,341

Depreciation and amortization on property and equipment were $112,225 and $16,337 for the years ended December 31, 2014 and 2013, respectively.

5. Credit Facilities Payable

The Company funds its advances portfolio through a combination of contributed member equity and secured debt.

The following table represents a description of the debt facilities outstanding at December 31, 2014 and 2013. These facilities bear interest at various market rates of interest depending on collateralization.

December 31, 2014
	Description and Collateral	Issue Date	Maturity or Termination Date	Commitment Amount	Outstanding Balance	Unamortized Debt Cost
Structured debt facilities:
	Macquarie Note Payable	10/17/14	10/16/19	$50,000,000	$48,631,640	$864,761
	EDF Subordinate Note – 10% Interest per annum	10/17/14	n/a	1,000,000	1,000,000	-
				$51,000,000	$49,631,640	$864,761

F-110

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

December 31, 2013

	Description and		Maturity or Termination	Commitment	Outstanding	Unamortized Debt
	Collateral	Issue Date	Date	Amount	Balance	Cost
Structured debt facilities:	EDF Revolver (1)	6/30/2011	N/A	$500,000	$495,110	$-
	EDF Revolver (1)	12/22/2011	N/A	15,000,000	14,503,995	-
	EDF Note Payable (Class B) (2)	1/11/2013	10/10/2014	11,500,000	11,500,000	-
	EDF Note Payable (Class C) (3)	1/11/2013	10/10/2014	10,000,000	10,000,000	-
	Suntrust Note Payable (4)	1/11/2013	1/10/2014	14,950,000	14,950,000	-

Total Structured Debt				$51,950,000	51,449,105	$-
Unsecured Debt	Receivable purchase – 5.5% interest per annum	10/15/2013	6/30/2014	n/a	3,394,116

Total Debt					$54,843,221

(1)	The EDF Revolvers are provided by EDF and are structured as revolving credit facilities collateralized by the assets of the Company. Interest rate LIBOR +3%

(2)	The EDF Note Payable (Class B) is provided by EDF and is structured as a term facility collateralized by a first lien on the assets of the Company’s borrowers. Interest rate 12%

(3)	The EDF Note Payable (Class C) is provided by EDF and is structured as a term facility collateralized by a first lien on the assets of the Company’s borrowers. Interest rate 15%

(4)	The SunTrust Note Payable is provided by SunTrust Banks, Inc. and is structured as a revolving credit facility collateralized by the accounts receivable purchased by The Company through Vantage Receivables SPE, LLC.

For the year ended December 31, 2014, the Company incurred facility fees and interest expense of $5,840,211 of which $494,421 was accrued and unpaid at December 31, 2014. For the year ended December 31, 2013 facility fees and interest expense amounted to $8,298,343 of which $828,808 was unpaid as of December 31, 2013.

The weighted average interest rate for active credit facilities is 9.11% and 9.51% per annum for the years ended December 31, 2014 and 2013, respectively.

Macquarie Borrowing Base Facility Agreement

On October 17, 2014 the Company entered into a Borrowing Base Facility Agreement (“BBFA”) with Macquarie Bank Ltd (“Macquarie”). The agreement provides that Macquarie will lend up to $50 million to the Company based on the amount of collateral held by the Company and advances and other amounts due to the Company from customers. The commitment amount of the BBFA can be increased up to $75 million.

The terms of the BBFA calls for the Company to pay facilities fees (interest) as follows:

(i) the average aggregate amount of advances and reimbursement obligations outstanding during such month multiplied by the Base Rate plus 9% per annum;

(ii) the average daily face amount of all credit support for such month, multiplied by 9% per annum;

(iii) the positive value of (1) the average aggregate amount of advances, credit support (measured by the face amount thereof) and reimbursement obligations outstanding during such month less (2) the average Borrowing Base set forth in the borrowing base certificate (excluding the adjusted forward value of customer contracts), less (3) the average hedge supporting credit support, multiplied by 4% per annum; and

(iv) the average facility limit minus the average amount of credit extensions for such month, multiplied by 1.5% per annum.

F-111

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

The BBFA also provides for Macquarie to receive a Gross Margin Share equal to 25% of the total gross profits, defined as total revenue less cost of capital, of Vantage in excess of $300,000 per month. This accrued Gross Margin Share is payable when the shareholder’s equity of Vantage is greater than three percent (3%) of Vantage’s Energy Supply Company (“ESCO”) exposures both before and after any payment of the Gross Margin Share. The Company accrued $80,016 for the Gross Margin Share in 2014, which is included in accounts payable and in Class G Common Equity.

In conjunction with the BBFA, on October 17, 2014 Vantage and Macquarie entered into a Warrant Agreement that runs through December 31, 2035. The Warrant Agreement allows Macquarie to purchase up to 49,900 of Class B Units for $.01 per unit. In accordance with the terms of the Warrant Agreement, the warrants are accounted for as permanent equity.

Facility fees incurred for the BBFA during the year ended December 31, 2014 amounted to $1,087,958.

The Company incurred $904,393 of legal fees in October 2014 in respect to the BBFA. These costs were capitalized and are being amortized over the life of the facility. Amortization expense amounted to $39,632 for the year ended December 31, 2014.

6. Commitments

Leases

The Company leases certain office space under non-cancelable operating leases. The following is a schedule of approximate future minimum rental payments required under operating leases that have initial or remaining terms in excess of one year at December 31, 2014:

Year ending December 31,
2015	$262,624
2016	88,399
$351,023

Total rent expense for operating leases was $249,726 and $166,650 for the years ended December 31, 2014 and 2013, respectively, and is included in occupancy expense in the consolidated statements of operations.

7. Members’ Equity

The following members’ equity interests exist at December 31, 2014 and 2013:

December 31, 2014
	Capital	Class A Membership	Overall Membership
Name	Contribution	Interest	Interest
VMAC LLC	$10,000	100%	100%
Total	$10,000	100%	100%

F-112

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

December 31, 2013
		Common	Preferred
	Capital	Membership	Membership
Name	Contribution	Interest	Interest
VMAC LLC	$3,500	35%	-
EDF Trading North America, LLC	6,500	65%	-
EDF Trading North America, LLC	18,500,000	-	100%
Total	$18,510,000	100%	100%

The preferred owners have certain minimum distribution rights and also liquidation preference senior to common owners. In the event of liquidation, dissolution or winding up of the Company, the preferred owners will receive preferential return before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart to any other members.

The Company makes tax distributions directly to members or to governmental agencies on the members’ behalf. For the years ended December 31, 2014 and 2013, the Company recorded $423,000 and $284,700, respectively, in such distributions. In addition, in accordance with terms of the BBCF, a distribution of $80,016 was accrued for Macquarie’s gross margin share as defined in the BBFA as of December 31, 2014 (See Note 5). For the years ended December 31, 2014 and 2013, the Company declared a dividend of $761,203 and $2,189,168, respectively, on preferred members’ equity.

8. Related Parties

The Company enters into credit support and working capital agreements with certain clients who utilize Vantage to meet credit support requirements under the International Swaps and Derivatives Association (“ISDA”) contracts that are executed directly with EDF. Credit support can be in the form of cash collateral postings and letters of credit posted directly to EDF by Macquarie Bank on behalf of Vantage. Prior to October 17, 2014, EDF was the Company’s primary lender and owned preferred equity in the Company.

As of December 31, 2014 and 2013 approximately $9 million and $7 million of credit support advances were outstanding. In addition, in December of 2014 the Company arranged for a $15 million Letter of Credit in favor of EDF (See footnote 9).

F-113

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

9. Re-Capitalization of EDF Debt

In June of 2014, Glacial Energy, a customer of both the Company and EDF, filed for bankruptcy protection and the assets and liabilities were subsequently purchased by Platinum Partners.

As a result, the Company experienced significant write downs of advances and loans to Glacial. These receivables were allocated to securitized debt tranches owned by EDF Trading N.A. in accordance with the Company’s rights of offset as described in the secured debt agreements. On October 17, 2014, Macquarie Bank Limited refinanced a portion of the loans owed to EDF by the Company. As part of the transaction, a portion of the debt owed to EDF was forgiven and accounted for as a capital contribution to the Company.

The following summarizes the allocation of proceeds from the sale of Glacial, the write down of amounts due from Glacial and the recapitalization of the Company’s equity and the Macquarie refinancing.

			Application	Debt
			of proceeds	satisfied
	EDF		received on	by	Transfer	Capital
	balances	Increase in	sale of	assignment	accounts	contribution				Amounts
	payable	balances	Glacial	of	payable to	on debt	Vantage	Macquarie	EDF	due to EDF
	12/31/13	due to EDF	receivables(2)	receivables (3)	EDF	forgiveness (4)	re-payment (5)	re-financing (6)	sub debt (7)	12/31/2014
EDF Revolver	$495,105	$-	$-	$-	$-	$-	$-	$(495,105)	$-	$-
EDF Revolver	14,503,995	5,000,000	-	-	-	-	-	(18,503,995)	(1,000,000)	-
EDF Subordinated Debt	-	-	-	-	-	-	-	-	1,000,000	1,000,000
Note Payable (Class A)	-	64,417,127	(48,223,700)	(16,193,427)	-	-	-	-	-	-
Note Payable (Class B)	11,500,000	-	-	(11,500,000)	-	-	-	-	-	-
Note Payable (Class C)	10,000,000	-	-	(10,000,000)	-	-	-	-	-	-
Other Amounts Owed to EDF (1)	13,423,084	9,518,460	(10,656,146)	-	(2,829,724)	(6,744,497)	(1,388,945)	(1,322,232)	-	-
TOTALS	$49,922,184	$78,935,587	$(58,879,846)	$(37,693,427)	$(2,829,724)	$(6,744,497)	$(1,388,945)	$(20,321,332)	$-	$1,000,000

(1)	Amounts included in accounts payable and accrued interest

(2)	Vantage received payments on receivables from Glacial in the bankruptcy proceedings

(3)	In accordance with the terms of the debt agreements with EDF, receivables from Glacial were used to satisfy the debt

(4)	Represents debt forgiven by EDF and recorded as a capital contribution

(5)	Cash payments during 2014

(6)	Proceeds of Macquarie credit facility drawdown 10/17/14

(7)	Subordination agreement with EDF

F-114

Vantage Commodities Financial Services , LLC

Notes to Consolidated Financial Statements

10. Subsequent Events

Management has evaluated the possibility of subsequent events existing in the Company’s financial statements through August 19, 2015, the date the financial statements were available to be issued. Management has determined that there are no material events that would require recognition or disclosure in the Company’s financial statements other than those listed below.

In February 2015, Vantage foreclosed on the membership interests of a customer, BluCo Energy LLC (“BluCo”), in order to effect a wind-down and liquidation of the BluCo assets. The amounts due from BluCo on the date of the foreclosure amounted to $2.2 million. The Company expects to recoup $1.6 million of this amount through the management and wind down of BluCo’s affairs. The Company recorded an allowance for credit loss in 2014 of $0.6 million reflected in the provision for credit losses.

Litigation related to the BluCo foreclosure brought by a third-party claiming ownership of BluCo prior to the auction was resolved in May of 2015. The settlement provided for the purchase of BluCo’s membership interests for $1 and the transfer of the BluCo licenses to the claimant. Vantage is still in the process of finalizing the accounting for this transaction.

In May 2015, Vantage entered into a membership interest purchase agreement with the owners of a customer, Iron Energy LLC (“Iron”), to purchase all of the outstanding membership interests in Iron. Vantage is currently in discussions with a number of parties regarding selling the Iron assets outright or contributing them to a larger entity in exchange for a resulting ownership interest. Vantage is pursuing this approach in order to maximize the value to Vantage in the disposition of the Iron assets. In August Vantage purchased the equity interests of Iron for $1. The Company is still in the process of finalizing the accounting for this transaction.

As of December 31, 2014, Iron owed approximately $15 million to the Company and an allowance for credit losses of $1.1 million was recorded to reflect amounts owed in excess of the fair value of collateral. As of June 2015, the receivable from Iron amounted to approximately $23 million.

F-115

Annex A

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

JENSYN ACQUISITION CORP.,

BAE ENERGY MANAGEMENT, LLC,

VICTOR FERREIRA

AND

KAREN FERREIRA

DATED AS OF NOVEMBER 3, 2017

ii

iii

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 3, 2017, is made by and among JENSYN ACQUISITION CORP., a Delaware corporation (“JAC”), BAE ENERGY MANAGEMENT, LLC, a Delaware limited liability company (the “Company”), VICTOR FERREIRA, an individual (“Victor”) and Karen Ferreira, an individual (“Karen”). Each of Victor and Karen are, from time to time, referenced to individually herein as an “Existing Member” and collectively as the “Existing Members.” The Company, the Existing Members and JAC are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, JAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, as of the date hereof, the Existing Members own beneficially and of record a one hundred percent (100%) membership interest in the Company;

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, JAC will make a capital contribution to the Company in exchange for units of membership interest in the Company pursuant to which JAC will acquire 45.1% of the voting power of the Company and economic interests as specified herein;

WHEREAS, the board of directors of JAC (the “JAC Board”), acting upon the recommendation and approval of a majority of independent and disinterested directors thereof, has approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in furtherance of the acquisition of the Company by JAC and in accordance with the terms hereof, JAC shall provide an opportunity to its public stockholders to have their shares of common stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and JAC’s Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of JAC for (i) the Business Combination and (ii) an amendment to the Certificate of Incorporation to increase the authorized common stock of JAC in connection with the transactions contemplated hereunder (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1. Certain Definitions

As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.8(b)(ii).

“Additional JAC SEC Documents” has the meaning set forth in Section 5.11.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Ancillary Documents” means the Escrow Agreement, the Exchange Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Tax Receivables Agreement and the Confidentiality Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Applicable Measurement Period” has the meaning set forth in Section 2.9.

“BAE Amended and Restated Operating Agreement” means an Amended and Restated Operating Agreement of BAE in a form mutually acceptable to each of the Existing Members and JAC.

“Basket” has the meaning set forth in Section 9.2(a).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, short term investments and all checks, transfers and funds written, made or payable to or for the benefit of any Group Company that have not yet been received or which have not cleared, to the extent any such item is not otherwise reflected in the calculation of Net Working Capital) of the Group Companies, calculated in accordance with GAAP and the practices and methodologies used by the Group Companies in the preparation of Financial Statements, as of the open of business on the Closing Date; provided, however, that if any cash or cash equivalents are denominated in a currency other than United States dollars, the amount of such cash or cash equivalents shall be expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published by Oanda.com) on the day preceding the Closing Date.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of JAC, filed with the Secretary of State of the State of Delaware on March 1, 2016, as amended from time to time in accordance with its terms and applicable law.

“Closing” has the meaning set forth in Section 2.6.

“Closing Amount” means (a) Closing Net Working Capital minus (b) Closing Date Funded Indebtedness minus (c) Existing Members Expenses minus (d) the Pre-Closing Distribution.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of the open of business on the Closing Date.

“Closing Net Working Capital” means Net Working Capital as of the open of business on the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

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“Company Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.16, Section 4.1, Section 4.2, Section 4.4 and Section 4.5.

“Company Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (i) the assets, liabilities, condition (financial or otherwise), business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of the Company to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) conditions affecting the United States economy or any foreign economy generally, (b) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP (or in the interpretation thereof), (e) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any law, rule, regulation, order or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (f) any change that is generally applicable to the industries or markets in which the Group Companies operate, (g) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with JAC’s consent (but excluding effects resulting from the Closing), shall not be considered a Material Adverse Effect; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a materially disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 27, 2017, by and between Big Apple Energy, LLC and JAC.

“Consents” has the meaning set forth in Section 6.6.

“Credit Facilities” means that (a) certain Borrowing Base Facility Agreement, dated as of April 12, 2016 between Macquarie Energy LLC, Big Apple Energy, LLC, and Clear Choice Energy, LLC, and (b) the Secured Note dated as of July 1, 2016 issued by Big Apple Energy, LLC and Clear Choice Energy, LLC in favor of Penta Mezzanine SBIC Fund I, L.P.

“Designated Contact” means Victor, Karen and such other Persons as the Company may designate in writing from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dispute Notice” has the meaning set forth in Section 2.8(b)(ii).

“Dividend Earnout Target” means $1.20 during the initial 12 month period of the Earnout Period, $1.44 during the second 12 month period of the Earnout Period and $1.73 during the third 12 month period of the Earnout Period.

“Earnout Period” means the thirty-six (36) full calendar months immediately following the Closing Date.

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“Employee Benefit Plan” means each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of any Group Company, current or former directors of the Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any Group Company, or under which any Group Company has any material liability for premiums or benefits, but other than any Foreign Benefit Plan or Multiemployer Plan.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Member” has the meaning set forth in the introductory paragraph to this Agreement.

“Existing Members’ Expenses” means, without duplication and to the extent unpaid as of the open of business on the Closing Date, the aggregate amount payable by the Group Companies and/or the Existing Members for which any Group Company or JAC could become liable after the Closing in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of the Existing Members or any Group Company in connection with the consummation of the transactions contemplated by this Agreement.

“Existing Member Indemnifying Party” has the meaning set forth in Section 9.2(a).

“Existing Member Proposed Amount” has the meaning set forth in Section 2.8(b)(ii).

“Existing Member’s Percentage Interest” means, with respect to Victor, 50% and, with respect to Karen, 50%.

“Federal Securities Laws” has the meaning set forth in Section 6.5(c).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each material employee benefit plan maintained by any of the Group Companies for its employees located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity.

“Founder” means any Person who, prior to the initial public offering of JAC, were record owners of shares of JAC Common Stock and/or other equity securities of JAC.

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of any Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) obligations under any interest rate, currency or other hedging agreements or (d) capitalized leases, as classified in accordance with GAAP, in each case, as of such time. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (w) Intercompany Loans, (x) obligations under operating leases, (y) undrawn letters of credit, or (z) amounts included as Existing Member Expenses.

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“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivision, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company IP Rights” has the meaning set forth in Section 3.12(a).

“Group Company Systems” has the meaning set forth in Section 3.12(c).

“Group Company Tax” means any Tax, if and to the extent that any Group Company is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Group Company Tax Return” means any Tax Return relating to or inclusive of any Group Company or any Group Company Tax.

“Hazardous Substances” shall mean any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“Indemnified Parties” has the meaning set forth in Section 9.2(b).

“Indemnifying Parties” has the meaning set forth in Section 9.2(b).

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable or whether or not reduced to practice), all improvements thereto, and all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, services marks, trade dress, logos, slogans, trade names, corporate, business and product names, Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and profiles, pricing and cost (including source code, executable code, data, databases, and related documentation) and (g) all other proprietary rights.

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“Intercompany Loans” means, with respect to each Group Company, as of any time and without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations arising under, any obligations of such Group Company owed to another Group Company consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security or (c) obligations under any interest rate, currency or other hedging agreements, in each case, as of such time and whether or not evidenced by promissory notes and/or recorded in the books and records of such Group Company.

“Investor Rights Agreement” means an Investor Rights Agreement among JAC and the Existing Members in a form mutually acceptable to each of the Existing Members and JAC.

“JAC” has the meaning set forth in the introductory paragraph to this Agreement.

“JAC Board” has the meaning set forth in the recitals to this Agreement.

“JAC Initial Capital Contribution” means $40,757,000, reduced by (a) an amount equal to the funds paid to JAC’s stockholders who exercise their redemption rights in connection with JAC’s special meeting of stockholders to approve this Agreement and the transactions contemplated hereby and (b) the amount of Trust Account Funds used to pay the JAC Obligations.

“JAC Common Stock” means the common stock, $0.0001 par value per share, of JAC.

“JAC Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.5, Section 5.8, Section 5.9 and Section 5.10.

“JAC Indemnifiable Claims” has the meaning set forth in Section 9.2(a).

“JAC Indemnified Parties” has the meaning set forth in Section 9.2(a).

“JAC Indemnifying Party” has the meaning set forth in Section 9.2(b).

“JAC Material Adverse Effect” shall mean any change, effect, event, or occurrence that, individually or in the aggregate with all other changes, events or occurrences, has had a material adverse effect on (a) the business, financial condition or results of operations of JAC, taken as a whole, or (b) the ability of JAC to perform its obligations under this Agreement and to consummate the transactions contemplated hereby prior to the termination of JAC pursuant to Section 9.1(e) of the Certificate of Incorporation.

“JAC Obligations” means all pre-Closing indebtedness and obligations of JAC, including notes payable to the Founders, amounts owed to Jensyn Integration Services for office space, secretarial and administrative services, and all third party fees and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, including the fees and disbursements of investment bankers, accountants and legal counsel, all of which are included on Schedule 1.1.

“JAC Proposed Amount” has the meaning set forth in Section 2.8(b)(ii).

“JAC Representative” means Jeffrey J. Raymond.

“JAC SEC Documents” has the meaning set forth in Section 5.13.

“JAC Stock Price” means the price of the JAC Common Stock as reported by the Nasdaq Capital Market or the principal exchange or quotation system on which the JAC Common Stock at the time of determination is then listed or quoted.

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“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Letter of Intent” means that certain letter agreement, dated as of September 6, 2017, by and between the Company and JAC.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Losses” has the meaning set forth in Section 9.2(a).

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” has the meaning set forth in Section 5.9.

“Net Working Capital” means, as of any time, the aggregate value of the current assets of the Group Companies less the aggregate value of the current liabilities of the Group Companies, in each case, as of such time determined on a consolidated basis without duplication calculated in accordance with GAAP.

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Offer” has the meaning set forth in the recitals to this Agreement.

“Offer Documents” has the meaning set forth in Section 6.5(c).

“Offering Shares” has the meaning set forth in Section 6.5(a).

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with any Group Company’s present uses or occupancy of such real property, and (d) Liens securing the obligations of the Group Companies under the [Credit Facility].

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Price Earnout Target” means $12.60 during the initial 12 month period of the Earnout Period, $15.10 during the second 12 month period of the Earnout Period and $18.14 during the third 12 month period of the Earnout Period.

“Private Placement” has the meaning set forth in Section 6.2.

“Proceeding” means any audit, administrative action, arbitration, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Governmental Entity.

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.8(b)(i).

“Prospectus” means that certain final prospectus of the JAC, dated March 7, 2016, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Share” means shares of JAC Common Stock comprising part of the units sold in connection with JAC’s initial public offering.

“Registration Rights Agreement” means a Registration Rights Agreement among JAC and the Existing Members in in a form mutually acceptable to each of the Existing Members and JAC.

“Released Party” has the meaning set forth in Section 10.15.

“Representatives” has the meaning set forth in Section 6.2(c).

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedules” has the meaning set forth in the first paragraph of ARTICLE 3.

“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Section 280G” has the meaning set forth in Section 6.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, greater than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), greater than fifty percent (50%) of the partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated greater than fifty percent (50%) of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Survival Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Closing Date; provided, however, that the Survival Period for a breach of a Company Fundamental Representation or a JAC Fundamental Representation shall be the date that is three (3) years after the Closing Date.

“Target Amount” means an amount to be determined by mutual agreement of the BAE and JAC.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Receivables Agreement” means a Tax Receivables Agreement in a form mutually acceptable to each of the Existing Members and JAC.

“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Third Party Claims” has the meaning set forth in Section 9.4(b)

“Total JAC Capital Contribution” means the sum of the JAC Initial Capital Contribution and the JAC Additional Capital Contribution.

“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at JP Morgan Chase Bank, N.A. (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by JAC into which substantially all of the proceeds received by JAC as a result of its initial public offering plus additional funds have been deposited for the benefit of JAC’s public stockholders.

“Trust Agreement” means that certain investment management trust agreement, dated as of March 2, 2016, between JAC and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trust Amount” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in the definition of Trust Account.

“Units” means units of membership in the Company.

“VWAP” means for any date, the volume-weighted average price of the JAC Common Stock on the principal market on which the JAC Common Stock is traded, as reported by Bloomberg.

“Waived 280G Benefits” has the meaning set forth in Section 6.12

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ARTICLE 2
JAC MEMBERSHIP CONTRIBUTION

Section 2.1. JAC Initial Capital Contribution.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, JAC shall contribute the JAC Capital Contribution to the capital of the Company.

Section 2.2. JAC Additional Capital Contribution.

If the JAC Initial Capital Contribution is less than $16,163,000, then, to the extent that JAC has completed the Private Placement, JAC, at the Closing shall make an additional contribution to the capital of the Company in an amount equal to the net proceeds of the private placement, if any.

Section 2.3. Amendment and Restatement of Operating Agreement.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Existing Members and JAC shall enter into the BAE Amended and Restated Operating Agreement.

Section 2.4. Issuance of Units.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue 4,400,000 Class A Units to the Existing Members (in replacement of each of the Existing Member’s existing membership interest in the Company) in accordance with the Existing Members’ Percentage Interests and 3,621,317 Class B Units to JAC, as such amount may be adjusted pursuant to Section 2.8(d) below.

Section 2.5. [reserved]

Section 2.6. The Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions which are to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction (or waiver) of such conditions at the Closing) (the “Closing Date”), at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, unless another time, date or place is agreed to in writing by JAC and Existing Member. For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

Section 2.7. Deliveries at the Closing.

At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7 with respect to the Closing.

Section 2.8. Adjustments to Unit Ownership.

(a) Estimated Closing Amounts. No later than three (3) Business Days prior to the Closing, the Existing Members shall (or shall cause the Company to) deliver to JAC a good faith calculation of the Closing Amount based upon the Existing Members’ good faith estimate of the Closing Net Working Capital, Closing Date Funded Indebtedness and Seller Expenses (the “Estimated Closing Statement”) which shall include supporting documentation.

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(b) Determination of Unit Ownership.

(i) As soon as practicable, but no later than fifteen (15) days after the Closing Date, JAC shall prepare (and deliver to the JAC Representative) JAC’s good faith proposed calculation of the Closing Amount, including the components thereof (the “Closing Statement”) and in a manner consistent with the definitions thereof (which calculations shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”).

(ii) If the JAC Representative does not give written notice of any dispute (a “Dispute Notice”) to JAC within fifteen (15) days of timely receiving the Proposed Closing Date Calculations, the Parties each agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Closing Amount for all purposes hereunder. If the JAC Representative delivers a Dispute Notice to JAC within such 15-day period, JAC and the JAC Representative shall use commercially reasonable efforts to resolve all disputes set forth therein during the 15-day period commencing on the date JAC receives the applicable Dispute Notice from the JAC Representative and all such discussions related thereto shall (unless otherwise agreed by JAC and the JAC Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state law or rule. If JAC and the JAC Representative do not agree upon a final resolution with respect to such disputed items within such 15-day period, then JAC and the JAC Representative shall engage, and the remaining items then in dispute shall be submitted immediately to, a nationally recognized accounting firm mutually acceptable to JAC and the JAC Representative. If JAC and the JAC Representative are unable to agree on the choice of such accounting firm within ten (10) Business Days after the expiration of the aforementioned 15-day period, then JAC and the JAC Representative shall each select a nationally recognized accounting firm and the two accounting firms so selected shall select another nationally recognized accounting firm to resolve the dispute (after excluding the accounting firms regularly used by JAC, the Company and the Existing Members). The accounting firm so agreed to or selected (the “Accounting Firm”) shall be required to render a determination of the applicable disputes within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. JAC and the JAC Representative shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by JAC, on the one hand, or the JAC Representative, on the other hand, or less than the smallest value for such item assigned by JAC, on the one hand, or the JAC Representative, on the other hand. JAC and the JAC Representative shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by JAC and the JAC Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between JAC and the JAC Representative, and any associated engagement fees shall initially be borne 50% by Existing Members and 50% by JAC; provided that such fees shall ultimately be borne by JAC, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Dispute Notice (the “Existing Members Proposed Amount”), and by Existing Members, if the Accounting Firm resolves the disputed items in favor of the aggregate amount for all such items set forth in the Proposed Closing Date Calculations (the “JAC Proposed Amount”). In resolving the disputed items, the Accounting Firm shall (i) limit its review to determining whether, considering all such disputed items, the JAC Proposed Amount or the Existing Members Proposed Amount is more consistent with the related definitions of Closing Amount and the components thereof, set forth in this Agreement, and (ii) resolve all such disputed items by choosing such aggregate amount (i.e., the Existing Members Proposed Amount or the JAC Proposed Amount) that it determines to be more consistent with such definitions. Absent manifest error, such determination of the Accounting Firm shall be conclusive and binding upon the Parties for all purposes hereunder (including the determination of the Closing Amount). The Proposed Closing Date Calculations shall be revised, if necessary, as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.8(b)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Closing Amount, and final Equity Percentages, for all purposes hereunder (including the determination of the Actual Adjustment).

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(iii) Each Group Company shall, and the JAC shall cause each Group Company to, (A) make its accounting books, financial records and personnel available to the JAC Representative, its accountants and other representatives and the Accounting Firm at reasonable times during the review by the JAC Representative and/or the Accounting Firm of, and the resolution of any disputes arising in connection with, the Proposed Closing Date Calculations or any Dispute Notice and (B) not take any action with respect to the accounting books, records, policies and procedures of the Group Companies that would obstruct or prevent the preparation of, or the resolution of disputes arising in connection with, the Proposed Closing Date Calculations or any Dispute Notice as provided in this Section 2.4(b). JAC shall, and shall cause each Group Company to, cooperate in the review of the Proposed Closing Date Calculations and any Dispute Notice, including by providing customary certifications to the JAC Representative or, if requested, to the JAC Representative’s auditors or the Accounting Firm.

(c) Closing Amount Adjustment. Subject to Section 2.8(e), if the Closing Amount exceeds the Target Amount, the Company shall issue to the Existing Members 100 Units for each $1,050 of such excess. If the Closing Amount is less than the Target Amount, the Company shall cancel 100 Existing Member Units for each $1,050 of such shortfall.

(d) Capital Contribution Adjustment. Subject to Section 2.8(e), if the Total JAC Capital Contribution is less than $16,163,000, then the number of Units issued to JAC by the Company shall be reduced by 100 Units for each $1,050 of such shortfall. If the Total JAC Capital Contribution is greater than $16,163,000, then the number of Units issued to JAC by the Company shall be increased by 100 Units for each $1,050 of such shortfall.

(e) Reduction of JAC Capital Contributions. If after giving effect to the adjustments contemplated by Section 2.8(c) and Section 2.8(d) above but without taking into account the adjustment contemplated by Section 2.8(f) below, the number of Units issuable to JAC would represent more than forty-nine percent (49%) of the total number of outstanding Units of the Company, then the JAC Capital Contribution shall be reduced to the amount which after giving effect to the adjustment contemplated by Section 2.8(c) will result in the number of Units issuable to JAC by the Company before giving effect to the issuance of any Units pursuant to Section 2.8(f) below representing forty-nine percent (49%) of the total number of outstanding Units and the number of Units owned by the Existing Members representing fifty-one percent (51%) of the outstanding Units.

(f) Stock Price Adjustment. If the average VWAPs of the JAC Common Stock during the ten (10) Trading Days prior to the Closing Date exceeds $12.00 per share, then the Existing Members shall be issued additional Units as follows:

(i)	If the average VWAPs of the JAC Common Stock during such ten (10) day period is in excess of $12.00 per share but less than $13.00 per share, the Existing Members shall be issued an additional 300,000 Units.

(ii)	If the average VWAPs of the JAC Common Stock during such ten (10) day period is equal or greater than $13.00 per share, the Existing Members shall be issued an additional 600,000 Units (and no additional Units shall be issued pursuant to paragraph (f)(i) above).

(g) Post-Adjustment Merger. If the JAC Capital Contribution is reduced by Section 2.8(e) above, JAC shall, as soon as reasonably practicable after the Closing, effect a merger transaction with and into a wholly owned subsidiary of JAC (the “Merger Sub”) and each outstanding share of JAC Common Stock will be converted into the right to receive one share of Merger Sub common stock and a pro rata portion of the funds remaining in the Trust Account immediately after the Closing after giving effect to the reduction of the JAC Capital Contribution contemplated by Section 2(e) above

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Section 2.9. Additional Units Subject to Earnout

Subject to the terms and conditions hereof, the Existing Members shall have the right to receive additional Units based upon the trading price of the JAC Common Stock and the amount of dividends paid to the holders of JAC Common Stock during the Earnout Period. During the Earnout Period, there will be three consecutive twelve month measurement periods (each a “Measurement Period”) in which approximately 666,667 Units may be earned for each Measurement Period. During each Measurement Period, if either (a) the average closing JAC Stock Price for any 20 trading days within a 30 trading day period (an “Applicable Stock Price Measurement Period”) equals or exceeds the applicable Price Earnout Target or (b) the cumulative dividends paid per share with respect to the JAC Common Stock during the 12 month period ending on the last day of the Applicable Stock Price Measurement Period equals or exceeds the applicable Dividend Earnout Target, then the Existing Members shall be issued a number of additional Units (the “Earnout Units”) by the Company as specified below within thirty (30) days of after written notice by the Existing Members to JAC that the Price Earnout Target or Dividend Earnout Target for that Measurement Period has been achieved. The number of Earnout Units, if any, issued with respect to each Measurement Period shall be 666,666 Units for the initial 12 month period of the Earnout Period, 666,667 Units for the second 12 month period of the Earnout Period and 666,667 Units for the third 12 month period of the Earnout Period. The Earnout Units shall be issued to the Existing Members in accordance with each Existing Member’s Percentage Interest. The amounts set forth in clauses (a) and (b) above and the number of Earnout Units shall be equitably adjusted in the event of any stock split, stock dividend, reverse stock split, reclassification, reorganization or other similar transaction impacting the JAC Common Stock.

Section 2.10. Payment of JAC Obligations

On the Closing Date, contemporaneously with the consummation of the transactions contemplated by this Agreement, JAC shall pay in cash by wire transfer of immediately available funds, the JAC Obligations to such Persons entitled thereto,

Section 2.11. Payment of Existing Members Expenses.

On the Closing Date, contemporaneously with the consummation of the transactions contemplated by this Agreement and on behalf of the Group Companies and Existing Members, the Company shall pay in cash by wire transfer of immediately available funds, the Existing Members Expenses to such Persons entitled thereto, in each case, in the amounts set forth on the Estimated Closing Statement delivered hereunder and pursuant to wire instructions provided by Existing Members at least one (1) day prior to the Closing.

Section 2.12 Pre-Closing Distribution

Immediately prior to the Closing, the Company shall make a $5,000,000 distribution to the Existing Members (the “Pre-Closing Distribution”)

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to JAC, which the Company shall deliver by no later than November 30, 2017 (the “Schedules”), the Company hereby represents and warrants to JAC as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each Group Company is a limited liability company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company, has the requisite corporate, limited liability company, partnership, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

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(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Company Material Adverse Effect.

(c) No Group Company is in default under or in violation of any material provision of such Group Company’s Governing Documents.

Section 3.2. Capitalization of the Group Companies.

(a) As of the date hereof, the ownership of the issued and outstanding membership interests or other equity securities of each of the Company and its Subsidiaries are set forth, as applicable, on Schedule 3.2(a). The Members are the sole record and beneficial owners of all of the issued and outstanding membership interests of the Company.

(b) All of the issued and outstanding membership interests or other equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. As of the Closing, all of the outstanding membership interests or other equity securities of each Subsidiary of the Company (if any) will be owned, directly or indirectly, by the Company, free and clear of any Encumbrances other than applicable Securities Laws. No restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, membership agreements, rights of first refusal or other similar agreements or rights exist with respect to the membership interests or other equity securities of the Company or any of its Subsidiaries and no such rights will arise by virtue of the Transactions, in each case, other than as set forth in the applicable operating agreement or other organizational documents of such entity and the other agreements to be delivered in connection therewith and in the Transaction Documents.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue any membership interests or other equity securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exercisable or exchangeable for any membership interests or other equity securities of the Company or any of its Subsidiaries; or (iii) Contract under which the Company or any of its Subsidiaries is or may become obligated to acquire, sell or otherwise issue any of its membership interests or other equity securities; in each case, other than as set forth in the applicable operating agreement or other organizational documents of such entity. There are no outstanding restricted securities, phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d) All membership interests or other equity securities of the Company and each of its Subsidiaries have been issued in compliance with all applicable Securities Laws and other applicable legal requirements. Neither the Company nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding membership interests or other equity securities other than as set forth in the applicable operating agreement or other organizational documents of such entity.

(e) Neither the Company nor any of its Subsidiaries has with respect to any Person other than the Company and its Subsidiaries any direct or indirect debt, equity or other investment or interest in any Person. Neither the Company nor any of its Subsidiaries has any commitments to contribute to the capital of, or make loans to or share losses of, any Person other than the Company and its Subsidiaries (either pursuant to a written Contract or a Contract in the process of being negotiated).

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Section 3.3. Authority

The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be when delivered at the Closing) duly executed and delivered by the Company and constitutes (and, with respect to each of the Ancillary Documents to which the Company will be a party, will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4. [intentionally omitted]

Section 3.5. Consents and Approvals; No Violations

Assuming the truth and accuracy of the representations and warranties of JAC set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for those that may be required solely by reason of JAC’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery nor performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (w) conflict with or result in any breach of any material provision of any Group Company’s Governing Documents, (x) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract or any Material Lease, (y) violate any material order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective material properties or assets, or (z) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of any Group Company.

Section 3.6. Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease, as of the date of this Agreement, no Group Company is a party to or bound by any of the following written contracts or agreements (to the extent any such contract or agreement remains in effect as of the date hereof):

(i) contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $100,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(ii) agreement or indenture relating to Funded Indebtedness, except for Funded Indebtedness outstanding under the Credit Facilities and other Funded Indebtedness for an amount less than $10,000;

(iii) lease or agreement under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $20,000;

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(iv) lease or agreement under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(v) material partnership agreements joint venture agreements, strategic alliances and similar contracts relating to the Group Companies;

(vi) any contracts (other than in the ordinary course of business) with any customer or supplier set forth on Schedule 3.20;

(vii) agreement, contract or commitment prohibiting any Group Company from freely engaging in any material business;

(viii) collective bargaining or other agreement with any labor union or similar employee organization;

(ix) any contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Group Company IP Rights or agreement pursuant to which any Group Company grants or receives a license to use any material Intellectual Property Rights (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company;

(xi) contract, arrangement or understanding requiring or providing for any capital expenditure in excess of $20,000;

(xii) material interest rate, currency, or other hedging contract, arrangement or understanding;

(xiii) contract, arrangement or understanding containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or

(xiv) other contract, arrangement or understanding not of the types described above in this Section 3.6(a) that, individually or together with any other contract, arrangement or understanding, involves consideration in excess of $20,000 in the current fiscal year of the Group Companies.

(b) As of the date hereof, each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The applicable Group Company has performed all material obligations required to be performed by it under such Material Contracts, and none of the Group Companies or, to the knowledge of the Company, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto. As of the date of this Agreement, no Group Company has received written notice of any current default under any Material Contract. None of the Group Companies has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

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Section 3.7. Absence of Changes

During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (i) there has not been any Company Material Adverse Effect, (ii) each Group Company has conducted its business in the ordinary course and (iii) no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of JAC in accordance with Section 6.1(b).

Section 3.8. Litigation.

As of the date of this Agreement, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Company before any Governmental Entity which, and (b) no Group Company is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies, taken as a whole. No Group Company has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

Section 3.9. Compliance with Applicable Law

The Group Companies hold, as of the date hereof, all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted. As of the date of this Agreement, the business of the Group Companies is operated in material compliance with, and, to the Company’s knowledge, each of the officers, directors and key employees of such Persons are in compliance and, have complied, in all material respects, with all applicable laws, rules, regulations, codes, ordinances and orders of all applicable Governmental Entities. There is no suit, claim or action pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to any alleged material violation by any Group Company or officer, director or key employee of any of such Person, of any law, rule, regulation, code, ordinance or order of any Governmental Entity.

Section 3.10. Employee Benefit Plans.

(a) Schedule 3.10(a) lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is a plan that is subject to Title IV of ERISA, no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than as required by COBRA, and no Group Company has any obligation to contribute to a Multiemployer Plan that is subject to Title IV of ERISA.

(c) Each Employee Benefit Plan has been maintained and administered in compliance with the applicable requirements of ERISA, the Code and any other applicable laws including, the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company.

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(f) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(g) With respect to each Employee Benefit Plan, the Company has made available to JAC copies, to the extent applicable and within the Company’s possession or control, of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(h) Each Foreign Benefit Plan has been maintained and administered in compliance with its terms and the requirements of all applicable laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) except as set forth on Schedule 3.10(i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due on the Closing Date, or any increase in the amount of any payment, compensation or benefit due on the Closing Date, to any current or former employee of any Group Company, (iii) the acceleration of the time of payment or vesting or the funding of any compensation or benefits, or (iv) any new material obligation pursuant to any Employee Benefit Plan or Foreign Benefit Plan. As of the Closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the payment of any amount that will not be deductible under Section 280G of the Code.

(j) There is currently no material audit or investigation by any Governmental Entity or any claim (other than routine claims for benefits in the ordinary course) or material action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation against or involving any Employee Benefit Plan.

(k) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, no Group Company has communicated to any of its employees or formally adopted or authorized any additional Employee Benefit Plan or any material change in or termination of any existing Employee Benefit Plan.

(l) The Company has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan) all persons who have performed services for or on behalf of any Group Company.

Section 3.11. Environmental Matters.

(a) The Group Companies are in compliance in all material respects with all Environmental Laws.

(b) Without limiting the generality of the foregoing, the Group Companies hold and are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(c) There is no judicial proceeding or order of any Governmental Entity pending or, to the knowledge of the Company, threatened by a third party against any Group Company alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies taken as a whole.

(d) No Group Company has received in the past two years any currently unresolved written notice of any material violation of, or material liability under (including any investigatory, corrective or remedial obligation), any Environmental Laws.

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(e) No hazardous materials have either been released by any Group Company or have otherwise directly caused contamination (other than the presence of asbestos-containing materials that are not required under applicable Environmental Laws to be abated) at, on or under the Owned Real Property or Leased Real Property, and no Group Company has generated, treated, stored, released, transported or arranged for transportation or disposal of any hazardous material at or from any location except, in either case as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies taken as a whole.

(f) No Group Company has identified Hazardous Substance contamination at or is remediating Hazardous Substances at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies and the Non-Controlled Joint Ventures, taken as a whole.

(g) No Group Company has (a) contractually assumed any liability of any other Person (other than a Group Company) arising out of or pursuant to Environmental Law or (b) is subject to any unresolved consent decrees, administrative or judicial orders, judgments, or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Group Companies taken as a whole.

(h) The Company has provided or otherwise made available to JAC all material environmental audits, reports, and assessments concerning the business of the Group Companies and its past and current properties, facilities or operations that are in the possession of an Existing Member or any of the Group Companies.

Section 3.12. Intellectual Property.

(a) The Group Companies own, license or otherwise have the right to use the Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted, free and clear of encumbrances (collectively, the “Group Company IP Rights”). Schedule 3.12(a) sets forth a list of patents, patent applications, material unregistered trademarks, trademark registrations, trademark applications and copyright registrations owned by any Group Company. All of the Group Company IP Rights listed on Schedule 3.12(a), and the registrations and applications listed therein, are valid and in full force and effect. There is not pending against any Group Company any action by any third party contesting the use or ownership of any Group Company IP Rights owned by any Group Company. Further, (i) to the Company’s knowledge, the conduct of the business of the Group Companies as currently conducted have not, does not and will not infringe, violate or misappropriate any Intellectual Property Rights of any third party, and, in the past three (3) years, the conduct of the business of the Group Companies has not infringed, violated or misappropriated the same; (ii) in the past three (3) years, the Company has not received any written communication, and no action has been instituted, settled or threatened, that alleges any such infringement, violation or misappropriation; (iii) in the past three (3) years, the Company has not received any opinion of counsel (whether internal or external, written or oral) relating to infringement, validity or enforceability of any Group Company IP Rights; and (iv) to the Company’s knowledge, no third party is infringing or misappropriating any material Group Company IP Rights owned by any Group Company.

(b) The Group Companies will use commercially reasonable efforts to reasonably maintain and protect each item of Intellectual Property owned by such Person which is material to their businesses, including maintaining the confidentiality of their confidential or proprietary information. Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any material Intellectual Property. Substantially all current salaried employees of the Group Companies have executed confidentiality and work-for-hire agreements that accord the Group Companies ownership rights, including, as necessary, by assignment, with respect to all Intellectual Property created by such employees in the course of their employment, and, to the knowledge of the Company, no such employee is in violation thereof.

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(c) The computer systems, including software, used by the Group Companies in the conduct of their respective businesses (collectively, the “Group Company Systems”) are sufficient in all material respects for the immediate needs of the Group Companies’ respective businesses as they are currently conducted. In the last twelve (12) months, there has not been any material failure with respect to any of the Group Company Systems that has not been remedied in all material respects. The Group Companies have in place commercially reasonable measures to protect the confidentiality, integrity and security of the Group Company Systems (and all information and transactions stored or contained therein) against any unauthorized use, access or corruption. The Group Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

Section 3.13. Labor Matters.

Except as set forth on Schedule 3.13, no Group Company is a party to any collective bargaining agreement with respect to its employees. There is no labor strike, labor dispute, work stoppage or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting any Group Company. To the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company and no unfair labor practice charge or complaint has been served on any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the date of the Latest Balance Sheet that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

Section 3.14. Insurance.

Schedule 3.14 contains a list of all material policies of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) Each Group Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable law all Group Company Tax Returns, each of which is true, correct and complete, and

(ii) duly and timely paid in full, or caused to be paid in full, all Group Company Taxes due and payable on or prior to the Closing Date.

(b) No extension of time to file any Group Company Tax Return, which Group Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Group Company, Group Company Tax or Group Company Tax Return. Since January 1, 2014 no Group Company has been a member of an affiliated group filing a consolidated return, other than a group for which another Group Company was the JAC.

(c) Each Group Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Code Section 3402).

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(d) There is no lien for any Tax upon any asset or property of any Group Company (except for any statutory lien for any Tax not yet due).

(e) No Proceeding related to Taxes is pending, threatened or proposed with regard to any Group Company, Group Company Tax or Group Company Tax Return.

(f) No statute of limitations for any ongoing Proceeding relating to any Group Company Tax or any Group Company Tax Return has been modified, extended or waived.

(g) Any assessment, deficiency, adjustment or other similar item relating to any Group Company Tax or Group Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(h) No jurisdiction where no Group Company Tax Return has been filed or no Group Company Tax has been paid has made a claim for the payment of any Group Company Tax or the filing of any Group Company Tax Return.

(i) No Group Company is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(j) No Group Company is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) No Group Company has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

Section 3.16. Brokers

No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company for which any Group Company or JAC would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Schedule 3.17(a) sets forth (i) a list of all real property owned as of the date hereof by any Group Company (such real property, the “Owned Real Property”) and (ii) whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement, except for any lease or agreement pursuant to which any Group Company. The Company or, its applicable Subsidiaries, have good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. Each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Group Companies and, to the knowledge of the Company, each other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of Existing Member. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. The Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Group Companies.

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(b) Personal Property. As of the date of this Agreement, the Group Companies collectively own or hold under valid leases all material machinery, equipment and other tangible personal property necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects, and has been reasonably maintained.

Section 3.18. Transactions with Related Parties.

Schedule 3.18 sets forth all material arrangements between any Group Company, on the one hand, and Affiliates of the Company, on the other hand, that will not be terminated effective as of the Closing Date. To the Company’s knowledge, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Absence of Certain Payments.

As of the date of this Agreement, to the Company’s knowledge, no Group Company, nor any representative, consultant or agent thereof acting on any Group Company’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.20. Customers and Suppliers.

Schedule 3.20 sets forth a list of the Group Companies’ five (5) largest customers and the five (5) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 31, 2016, showing the approximate total sales by the Group Companies to each such customer and the approximate total purchases by the Group Companies from each such supplier, during each such period. No such supplier or customer listed on Schedule 3.20, has (a) terminated its relationship with any of the Group Companies, (b) reduced its business with any of the Group Companies or adversely modified its relationship with the Group Companies as a whole, (c) notified any of the Group Companies in writing of its intention to take any such action, or (d) to the knowledge of the Company, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Group Companies taken as a whole.

Section 3.21. Company Information.

None of the information supplied or to be supplied by the Company relating to the Existing Members, any Group Company and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to JAC’s stockholders with respect to the Offer, and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in such filings and/or mailings). No representation or warranty is made by Existing Members, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, JAC or any of their respective Affiliates.

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Section 3.22. State Takeover Statutes.

To the knowledge of the Company, no state takeover statute applies or purports to apply to any Group Company or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EXISTING MEMBERS

Except as set forth in the Schedules, each Existing Member, jointly and severally, hereby represents and warrants to JAC as follows:

Section 4.1. Authority.

Each Existing Member has the power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Existing Member is a party and to consummate the transactions contemplated hereby and thereby.

This Agreement has been (and each of the Ancillary Documents to which each Existing Member will be a party will be when delivered at the Closing) duly executed and delivered by such Existing Member and constitute (and, with respect to each of the Ancillary Documents to which each Existing Member will be a party, will constitute when delivered at the Closing) the valid, legal and binding agreement of such Existing Member (assuming that this Agreement has been, and the Ancillary Documents to which such Existing Member is a party will be, duly and validly authorized, executed and delivered by the other Persons thereto), enforceable against such Existing Member in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2. Consents and Approval; No Violations.

Assuming the truth and accuracy of the representations and warranties of JAC set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by either Existing Member of this Agreement or the Ancillary Documents to which such Existing Member is a party or the consummation by such Existing Member of the transactions contemplated hereby. Neither the execution, delivery and performance by each Existing Member of this Agreement or the Ancillary Documents to which such Existing Member is a party nor the consummation by such Existing Member of the transactions contemplated hereby will violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over such Existing Member.

Section 4.3. Title to the Membership Interest; Ownership of Existing Member.

As of the date hereof, each Existing Member owns of record and beneficially the Units in the Company set forth next to such Existing Member’s name on Schedule 4.3 hereto and each Existing Member has good and valid title to such Units, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, each Existing Member will be the record and beneficial owner of the Units and each Existing Member will have good and valid title to the Units, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

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Section 4.4. Litigation.

As of the date hereof, (a) there is no material suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to such Existing Member’s knowledge, threatened against either Existing Member before any Governmental Entity which, and (b) such Existing Member is not subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on such Existing Member’s ownership of the Units, or otherwise prevent or materially delay the Closing.

Section 4.5. Brokers.

No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of a Existing Member for which any Group Company or JAC would become liable after the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF JAC

JAC hereby represents and warrants to Existing Members and the Company as follows:

Section 5.1. Organization.

JAC is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which JAC is a party. JAC has delivered to Existing Members true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. JAC is not in default under or in violation of any provision of such Group Company’s Governing Documents.

Section 5.2. Authority.

JAC has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which JAC is a party and, except as contemplated by this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Agreements, the execution and delivery of this Agreement and the Ancillary Documents to which JAC is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of JAC and no other proceeding (including by its equityholders) on the part of JAC is necessary to authorize this Agreement and the Ancillary Documents to which JAC is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which JAC is a party will be when executed and delivered by JAC at the Closing) duly and validly executed and delivered by JAC and constitutes (and, with respect to each of the Ancillary Documents to which JAC will be a party, will constitute) a valid, legal and binding agreement of JAC (assuming this Agreement has been and the Ancillary Documents to which JAC is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against JAC in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 5.3. Consents and Approvals; No Violations.

Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the Existing Members’ representations and warranties contained in Section 4.2, no material notice to, filing with, or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which JAC will be a party or the consummation by JAC of the transactions contemplated hereby or thereby, except for those set forth on Schedule 5.3. Neither the execution, delivery and performance by JAC of this Agreement and the Ancillary Documents to which JAC will be a party nor the consummation by JAC of the transactions contemplated hereby will (1) conflict with or result in any breach of any provision of JAC’s Governing Documents, (2) result in a violation or breach of, or cause acceleration, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which JAC is a party or by which JAC or any of its properties or assets may be bound, or (3) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity applicable to JAC or any of its respective properties or assets.

Section 5.4. Absence of Changes.

Between the date of JAC’s formation, as the case may be, and the date of this Agreement, (a) there has not been a JAC Material Adverse Effect and (b) JAC has conducted its business only in the ordinary course of business.

Section 5.5. Brokers.

No broker, finder, financial advisor or investment banker, other than Chardan (the fee for which is listed on Schedule 5.5) is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which an Existing Member, or any Group Company, may become liable.

Section 5.6. Transactions with Related Parties.

Schedule 5.6 sets forth all material arrangements between the JAC, on the one hand, and Affiliates of JAC (other than any employee of JAC who is not an executive officer of JAC), on the other hand, that will not be terminated effective as of the Closing Date. Except as disclosed on Schedule 5.6 and to the knowledge or JAC, neither of JAC, nor any of its Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the JAC) which is a material client, supplier, customer, lessor, lessee, or competitor of JAC. Ownership of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 5.6.

Section 5.7. JAC Information.

None of the information supplied or to be supplied by JAC or any of its Affiliates expressly for inclusion or incorporation by reference in the filings with the SEC, mailings to JAC’s shareholders with respect to the Offer and/or the redemption of Public Shares, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by JAC or that is included in the JAC SEC Documents). No representation or warranty is made by the JAC with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Existing Members or any Group Company.

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Section 5.8. Trust Account.

As of the date hereof, JAC has approximately $40,758,000 (the “Trust Amount”) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Amount may, however, be reduced in accordance with the express terms of the Trust Agreement.

Section 5.9. Listing.

The JAC Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”).

Section 5.10. [Reserved]

Section 5.11. JAC SEC Documents and Financial Statements

JAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by JAC with the SEC since JAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional JAC SEC Documents”). JAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) JAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of JAC beginning with the first quarter JAC was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form 8-A, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.11) filed by JAC with the SEC since JAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the (“JAC SEC Documents”). The JAC SEC Documents were, and Additional JAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The JAC SEC Documents did not, and the Additional JAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any JAC SEC Document or Additional JAC SEC Document has been or is revised or superseded by a later filed JAC SEC Document or Additional JAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.11, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.12. Litigation.

As of the date of this Agreement, (a) there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Company before any Governmental Entity which, and (b) no Group Company is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies, taken as a whole. No Group Company has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

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Section 5.13. Absence of Certain Payments.

As of the date of this Agreement, to JAC’s knowledge, no Group Company, nor any representative, consultant or agent thereof acting on JAC’s behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE 6
COVENANTS

Section 6.1. Conduct of Business of the Company and JAC.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), JAC and the Company shall, and shall cause each of their respective Subsidiaries to, except as set forth on Schedule 6.1(b) or as consented to in writing by Existing Members (in the case of JAC) and JAC (in the case of the Company) (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(b), the Company shall not (and shall cause each other Group Company not to) do or cause to be done any of the following without the prior consent of JAC (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to any other Group Company) (A) any equity securities of or any equity interest in any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of or any equity interest in any Group Company;

(ii) (A) obtain or incur any Funded Indebtedness in excess of $10,000 (other than pursuant to the Group Companies’ credit facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than Permitted Liens;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of $20,000;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(v) except in the ordinary course of business, enter into or amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

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(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $100,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company; or (D) other than as required by applicable law, rule or regulation, increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) Make any distribution to the Existing Members other than the Pre-Closing Distribution.

(viii) make any capital expenditures in excess of $10,000 individually or $20,000 in the aggregate;

(ix) adopt or materially change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company, other than as required by GAAP or applicable law;

(x) allow any material insurance policy of the Group Companies to lapse uncured;

(xi) effect or agree to any change in any material practices or terms, including payment terms, with respect to Group Company customers or suppliers listed on Schedule 3.20;

(xii) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of $10,000;

(xiii) amend the Governing Documents of any Group Company;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(xv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable law or as set forth in Schedule 6.1(c), JAC shall not do or cause to be done any of the following without the prior consent of Existing Members (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (A) any shares, capital stock or other securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating JAC to issue, deliver or sell any shares, capital stock or other securities;

(ii) adopt or proposed any amendment to the Governing Documents of JAC or any of its Subsidiaries; or

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person, or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any stockholder or member rights plan;

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(v) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any other securities;

(vi) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(viii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Private Placement.

(a) The Existing Members acknowledge and consent that JAC may pursue an equity financing of up to $20,000,000 through the issuance of JAC Common Stock (the “Private Placement”) at a price of no less than $10.50 per share of JAC Common Stock,so long as such equity financing would not be reasonably likely to impair or delay the Closing.

(b) Prior to the Closing, the Existing Members shall, and shall cause the Company and its directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors and other representatives (“Representatives”) to, use reasonable best efforts to provide, all necessary cooperation reasonably requested by JAC in connection with the arrangement of the Private Placement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Group Companies), including using reasonable best efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and, sessions with rating agencies and prospective lenders, (ii) assist with the preparation of offering documents, private placement memoranda, and similar documents required in connection with the Private Placement (including the syndication and marketing thereof), (iii) provide to JAC and its authorized representatives during normal business hours reasonable access to all offices, properties, Contracts and books and records of the Group Companies reasonably requested to the extent not unreasonably interfering with the Group Companies’ operations .

Section 6.3. Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall, and shall cause each other Group Company to provide to JAC, and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies reasonably requested (in a manner so as to not interfere with the normal business operations of any Group Company); provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (b) all requests for such access shall be directed to a Designated Contact. All of such information provided to JAC, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against JAC.

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(b) During the Pre-Closing Period, upon reasonable notice, JAC shall to provide to the Company, and its authorized representatives during normal business hours reasonable access to all books and records of JAC reasonably requested (in a manner so as to not interfere with the normal business operations of JAC); provided that (a) such access shall occur in such a manner as JAC reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (b) all requests for such access shall be directed to a Designated Contact. All of such information provided to the Company, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against JAC.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, each Party shall cooperate with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable best efforts to obtain all consents, permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement.

(c) Each Party shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each Party shall promptly advise the other Parties upon their or any of their Subsidiaries receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Agreements that causes JAC to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. The Proxy.

(a) As promptly as practicable after the date hereof JAC shall file a proxy statement relating to the Offer and the Business Combination contemplated hereby with the SEC (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity to redeem their shares in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement and the Ancillary Agreements, all in accordance with and as required by JAC’s Governing Documents (including the Prospectus and the Certificate of Incorporation), any related agreements with the Founders, applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

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(b) Without limitation, in the Proxy Statement, JAC shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the shareholder meeting referred to therein, (B) adoption and approval of this Agreement by the holders of JAC Common Stock in accordance with applicable law and exchange rules and regulations, (C) to elect seven (7) directors and (D) to amend its certificate of incorporation to increase its authorized number of shares of JAC Common Stock to a number of shares mutually acceptable to BAE and JAC and change the name of JAC to a name mutually acceptable to BAE and JAC, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with the proxy Solicitation rules promulgated under the Exchange Act and the Certificate of Incorporation) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. JAC shall cause the Offer Documents to be disseminated as promptly as practicable to JAC’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall provide to JAC all information concerning the Group Companies that may be required by Federal Securities Laws or reasonably requested by JAC for inclusion in the Proxy Statement as soon as practicable after such information is requested by JAC and shall use commercially reasonable efforts to provide all audited financial statements of the Company and the Group Companies by November 30, 2017. JAC shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. JAC shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to Existing Members and the Company within a reasonable time prior to the dissemination or filing thereof (but no less than five business days prior to the anticipated filing date) for review and comment by Existing Member and the Company and their respective Representatives, and shall not file any such documents without reflecting the comments of such Persons or to which such persons reasonably object. JAC and the Company shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. JAC shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of JAC Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and JAC’s Governing Documents. JAC shall promptly provide Existing Members, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that JAC, or any of their respective Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give Existing Member and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. JAC shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit Existing Member, the Company and their respective Representatives to participate with JAC, or their respective Representatives in any discussions or meetings with the SEC and its staff.

(c) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, JAC shall consult with Existing Members prior to publicly filing any Schedules, Annexes or Exhibits to this Agreement in order to determine whether such filing is required by any applicable laws, rules, regulations, codes or ordinances of applicable Governmental Entities.

Section 6.6. Third Party Consents.

(a) Without limiting the Existing Members’ obligations set forth in this Agreement, prior to the Closing, and as necessary, following the Closing, the Existing Members shall, and shall prior to the Closing cause each Group Company to, use its commercially reasonable efforts to (i) notify any third parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby, (ii) obtain all necessary consents, approvals or waivers from third parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company so that none of the effects set forth in Section 3.5(x) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Existing Members or the Company or the consummation of the transactions contemplated hereby) and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof. In furtherance of the foregoing, JAC shall cooperate and use all commercially reasonable efforts to assist the Existing Members in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

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(b) Without limiting JAC’s obligations set forth in this Agreement, prior to the Closing, JAC shall use its commercially reasonable efforts to (i) notify any third parties who are required to be notified of the transactions contemplated hereby, and (ii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by this Agreement, as promptly as possible after the date hereof.

Section 6.7. Notice.

Prior to the Closing, (a) the Existing Members and the Company shall promptly notify JAC in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of the Existing Members or the Company in this Agreement such that any of the conditions contained in Section 7.2(a) or Section 7.2(b) would not be satisfied and (b) JAC shall promptly notify Existing Members and the Company in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of JAC in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.8. Public Announcements.

JAC, on the one hand, and the Existing Members and the Company, on the other hand, shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; provided, further, that each Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, in no event shall either this Section 6.8 or any provision of the Confidentiality Agreement limit disclosure by Existing Members or any of their Affiliates (which, after the Closing, shall not include any Group Company) to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Existing Member or any such Affiliate. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

Section 6.9. Exclusive Dealing.

(a) During the Pre-Closing Period, the Company and Existing Members shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than JAC and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business, the purchase and sale of the Common Shares contemplated hereby.

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(b) During the Pre-Closing Period, the JAC and its affiliates shall not take, nor shall they permit any of their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Company and/or its Affiliates) concerning the acquisition of any operating business, merger, or acquisition of substantial assets or similar transaction involving JAC.

Section 6.10. Documents and Information.

After the Closing Date, JAC and the Company shall, and shall cause the Group Companies to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by the Existing Members during normal business hours of the Group Companies upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by JAC or the Group Companies without first advising the Existing Members in writing and giving the Existing Members a reasonable opportunity to obtain possession thereof. Each Party shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by another Party in connection therewith.

Section 6.11. Contact with Customers, Suppliers and Other Business Relations.

During the Pre-Closing Period, JAC hereby agrees that (other than with respect to the Designated Contacts) JAC is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any partner, member, equityholder (other than the Existing Members), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of the Company or the Existing Members.

Section 6.12. Employee Benefits Matters.

Prior to the Closing, the Company will (i) attempt in good faith to secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits (to the extent waived, the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) to the extent such waivers are obtained, solicit the approval of the stockholders of the Company of the Waived 280G Benefits, in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

Section 6.13. Affiliated Transactions.

Except as noted in such schedule, the Company shall cause all of the contracts and agreements which are required to be set forth in Schedule 3.18 (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

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Section 6.14. No JAC Common Stock Transactions; Listing.

Neither the Company, Existing Members nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of JAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing sentence. From the date of this Agreement through the Closing, JAC shall take all reasonable efforts which are necessary or reasonably desirable for JAC to remain listed as a public company on, and for shares of JAC Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 6.15. No Claim Against Trust Account.

Notwithstanding anything else in this Agreement, the Company and each Existing Member acknowledge that they have read the Prospectus and understand that JAC has established the Trust Account for the benefit of JAC’s public shareholders and that prior to the Closing, JAC may disburse monies from the Trust Account only (a) to JAC’s public shareholders in the event they elect to have their shares redeemed in accordance with JAC’s Charter Documents and/or the liquidation of JAC and (b) to pay income and franchise tax obligations from interest income earned in the Trust Account. The Company and Existing Member further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by December 7, 2017, JAC will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended to March 17, 2018 pursuant to the terms of the Certificate of Incorporation. Accordingly, the Company and each Existing Member, for each of itself, himself, herself and the subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors of the Company and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against JAC to collect from the Trust Account any monies that may be owed to them by JAC for any reason whatsoever, including a breach of this Agreement by JAC or any negotiations, agreements or understandings with JAC (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.12). This paragraph will survive the termination of this Agreement for any reason.

Section 6.16. JAC Borrowings.

Through the Closing, JAC shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of JAC in due course on a non-interest bearing basis and repayable at Closing (or convertible into JAC Common Stock); provided, however, that JAC’s directors, officers, shareholders and their respective affiliates may loan funds to JAC for deposit in the Trust Account to fund the extension of the date by which JAC must complete its initial business combination and such loans may be interest bearing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of JAC’s directors, officers or shareholders.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of the Company, JAC and Existing Members.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the Parties) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit and to appeal as promptly as possible any injunction or other order that may be entered;

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(b) the Offer being completed in accordance with the terms hereof and the Offer Documents; and

(c) JAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(d) This Agreement and the transactions contemplated by this Agreement shall have been approved by JAC’s Board of Directors.

(e) all Consents shall have been obtained.

Section 7.2. Other Conditions to the Obligations of JAC.

The obligations of JAC to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by JAC of the following further conditions:

(a) the representations and warranties of the Company set forth in ARTICLE 3 hereof and Existing Members set forth in ARTICLE 4 hereof shall be true and correct in all respects (without regard to any materiality or Company Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date).

(b) the Existing Members and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) JAC shall have received an opinion from an investment banking firm that the transactions contemplated by this Agreement are fair, from a financial point of view, to the stockholders of JAC;

(d) JAC shall be reasonably satisfied with the contents of the Schedules to this Agreement delivered after the date hereof pursuant to Article 3;

(e) The Ancillary Agreements shall be in a form acceptable to JAC;

(f) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company and the Existing Members, as applicable;

(ii) a certified copy of the resolutions of the Company’s board of directors, other governing body or group of equityholders, as applicable, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii) a certificate of non-foreign status for each Existing Member that complies with Treasury Regulations Section 1.1445-2(b)(2);

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(iv) the BAE Amended and Restated Operating Agreement duly executed by each Existing Member;

(v) the Investor Rights Agreement duly executed by each Existing Member;

Section 7.3. Other Conditions to the Obligations of the Company and Existing Members.

The obligations of the Company and Existing Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Company and/or Existing Members of the following further conditions:

(a) the representations and warranties of JAC set forth in ARTICLE 5 hereof shall be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualifiers contained therein) as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date;

(b) JAC shall have performed and complied in all material respects with all covenants required to be performed or complied with by JAC under this Agreement on or prior to the Closing;

(c) the Ancillary Agreements shall be in a form acceptable to the Company and the Existing Members.

(d) the Total JAC Capital Contribution shall be at least $15,000,000.

(e) since the date of this Agreement, no JAC Material Adverse Effect shall have occurred and be continuing; and

(f) prior to or at the Closing, JAC shall have delivered the following closing documents:

(i) certificates evidencing the JAC Preferred Stock, duly executed by officers of JAC;

(ii) a certificate of an authorized officer of JAC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii) a certified copy of the resolutions of the JAC Board authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iv) written resignations of each of the officers and directors of JAC set forth on Schedule 7.3(e)(iv);

(v) the BAE Amended and Restated Operating Agreement duly executed by JAC; and

(vi) the Registration Rights Agreement duly executed by JAC

(vii) The Nasdaq Stock Market shall have approved JAC, post Business Combination, for listing on The Nasdaq Stock Market.

(viii) the Investor Rights Agreement duly executed by JAC.

(ix) the Tax Receivable Agreement duly executed by JAC.

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Section 7.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER

Section 8.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of JAC and the Company;

(b) by JAC, if any of the representations or warranties of the Company set forth in ARTICLE 3 or the representations and warranties of the Existing Members set forth in ARTICLE 4 shall not be true and correct such that the condition to Closing set forth in Section 7.2(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(b), the Company and Existing Members shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from JAC to the Existing Members of such breach (it being understood that JAC may not terminate this Agreement pursuant to this Section 8.1(b) if such breach by the Company or the Existing Members is cured during such thirty (30) day period so that such condition would then be satisfied); provided, however, that the content of any Schedules delivered as specified herein, the date the Company’s financial statements are delivered to JAC and the negotiation of the terms of the Ancillary Agreements shall not provide JAC the right to terminate this Agreement pursuant to this Section 8.1(b), except to the extent that the Company or the Existing Members are in breach of a representation or warranty notwithstanding the delivery of the Schedules;

(c) by the Company, if any of the representations or warranties of JAC set forth in ARTICLE 5 shall not be true and correct such that the condition to Closing set forth in Section 7.3(a) would not be satisfied; provided that, prior to any termination of this Agreement under this Section 8.1(c), JAC shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from Existing Members to JAC of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by JAC is cured during such thirty (30) day period so that such condition would then be satisfied); provided, however, that the negotiation of the terms of the Ancillary Agreements shall not provide JAC the right to terminate this Agreement pursuant to this Section 8.1(c);

(d) by either the Company or JAC, if the transactions contemplated by this Agreement shall not have been consummated on or prior to March 7, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party if the failure to consummate the transactions contemplated by this Agreement is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement; provided, however, that the content of any Schedules delivered as specified herein and the negotiation of the terms of the Ancillary Agreements shall not be considered to be a breach of this Agreement pursuant to this Section 8.1(d), except to the extent that the Company or the Existing Members are in breach of a representation or warranty notwithstanding the delivery of the Schedules;

(e) by either JAC or the Company, if JAC and the Existing Members cannot agree on the form of all the Ancillary Agreements by November 30, 2017;

(f) by either JAC or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; and

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(g) by either JAC or the Company if the Offer has not been completed as provided herein by March 7, 2018; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any Party if the failure to consummate the Offer is the result of a breach by such Party of its representations, warranties, obligations or covenants under this Agreement or applicable law; provided, however, that the content of any Schedules delivered as specified herein and the negotiation of the terms of the Ancillary Agreements shall not be considered to be a breach of this Agreement pursuant to this Section 8.1(d).

Section 8.2. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 8.2 and ARTICLE 10, and (b) any liability of any Party for any willful and material breach of the covenants and agreements set forth in this Agreement (which, for the avoidance of doubt and without limiting any Party’s rights hereunder (including any rights to specific performance pursuant to Section 10.13) shall be deemed to include any willful failure by JAC to, when required, consummate the transactions contemplated by this Agreement) prior to such termination. For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3. Amendment.

This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.

Section 8.4. Extension; Waiver.

Subject to Section 8.1(d), at any time prior to the Closing, the Existing Members (on behalf of themselves and the Company) may (a) extend the time for the performance of any of the obligations or other acts of JAC contained herein, (b) waive any inaccuracies in the representations and warranties of JAC contained herein or in any document, certificate or writing delivered by JAC pursuant hereto or (c) waive compliance by JAC with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, JAC may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Existing Members contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or the Existing Members contained herein or in any document, certificate or writing delivered by the Company or Existing Members pursuant hereto or (iii) waive compliance by the Company or the Existing Members with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

ARTICLE 9
INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants.

All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that in all cases, (a) representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof and (b) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement.

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Section 9.2. Indemnification.

(a) Indemnification by Existing Members. Subject to the other provisions of this ARTICLE 9, from and after the Closing, the Existing Members (the “Existing Members Indemnifying Party”), jointly and severally, shall indemnify JAC, and each of its Affiliates and each of its respective Representatives, and successors and assigns, as the case may be (the “JAC Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation, suffered or paid by them (collectively, “Losses”) as a result and to the extent of: (i) any breach of any representations or warranties by the Company or an Existing Member; provided, that notwithstanding anything in this Agreement to the contrary, for the purpose of determining whether a representation or warranty has been breached for purposes of the obligations to indemnify set forth in this ARTICLE 9 and (ii) any breach by the Company or an Existing Member of any of its covenants or agreements contained in this Agreement that are required to be performed prior to the Closing Date (“JAC Indemnifiable Claims”). The JAC Indemnified Parties shall not be entitled to indemnification under this ARTICLE 9 (other than with respect to JAC Indemnifiable Claims under clauses (ii) or (iii) above) unless the aggregate of all of the Indemnifying Party’s obligations to indemnify the JAC Indemnified Parties pursuant to this ARTICLE 9 exceeds $100,000 (the “Basket”), and once this threshold has been exceeded, the Indemnifying Party shall indemnify the JAC Indemnified Parties only for all such obligations in excess of the Basket, subject to the limitations set forth in Section 9.3 hereof.

(b) Indemnification by JAC. Subject to the other provisions of this ARTICLE 9, from and after the Closing, JAC (the “JAC Indemnifying Party”, and together with the Existing Members Indemnifying Party, the “Indemnifying Parties”) shall indemnify the Existing Members and each of their Affiliates and each of their respective Representatives, and successors and assigns, as the case may be (together with the JAC Indemnified Parties, the “Indemnified Parties”) and hold each of them harmless from and against, and reimburse and pay each of them as actually incurred with respect to, any and all Losses as a result and to the extent of: (i) any breach of any representations or warranties by the JAC and (ii) any breach by each of the JAC of any of its covenants or agreements contained in this Agreement.

Section 9.3. Limitations on Indemnification.

(a) Other than with respect to Losses which were the result of fraud, the maximum amount the JAC Indemnified Parties shall be entitled to recover in the aggregate with respect to any and all JAC Indemnifiable Claims shall be $3,000,000, other than with respect to Losses which were the result of fraud or a breach of a Company Fundamental Representation, with respect to which there shall be no limit.

(b) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnifiable Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received, (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any Tax benefit actually realized, in each case by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) to the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Parties as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other third party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to the Existing Members or JAC, as applicable, within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other third party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which JAC or the Existing Member, as applicable, has become entitled under this Agreement in connection with such claim.

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(c) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach of the representations and warranties and covenants contained in this Agreement, any qualification with respect to materiality, Company Material Adverse Effect or other similar qualification shall be disregarded.

(d) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant. No Indemnified Party shall be entitled to indemnification under this Section 9 with respect to the breach of any representations or warranties unless such Indemnified Party promptly provides notice of an indemnity claim, together with an explanation of the basis of the claim with reasonable specificity therefor, prior to the expiration of the applicable Survival Period.

Section 9.4. Indemnification Procedures.

(a) Indemnifying and Indemnified Parties. Following the incurrence of any Losses by an Indemnified Party who believes that such party is entitled to indemnification pursuant to this ARTICLE 9, the Indemnified Party shall deliver to JAC (with a copy to the JAC Representative) or Existing Members, on behalf of the Indemnifying Parties, a notice of claim (“Notice of Claim”) which shall (i) state that the Indemnified Party has paid or will have to pay Losses for which such Indemnified Party is entitled to indemnification pursuant to ARTICLE 9; and (ii) specify in reasonable detail to the extent then known each individual item of Loss included in the amount so stated and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the actual or estimated amount to which such Indemnified Party claims to be entitled hereunder.

(b) Third Party Claims. The obligations and liabilities of Indemnifying Parties under this ARTICLE 9 with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this ARTICLE 9 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give JAC (with a copy to the JAC Representative) or Existing Members, on behalf of the Indemnifying Parties, notice of such Third Party Claim as soon as reasonably practicable following, and in any event within 30 days of, the receipt by the Indemnified Party of such notice. The Notice of Claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any claim within the time periods specified shall not release, waive or otherwise affect Indemnifying Parties’ obligations with respect thereto except to the extent that the Indemnifying Parties are materially prejudiced as a result of such failure.

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(c) Defense of Claims. The Indemnifying Parties shall be entitled to assume and control the defense of any Third Party Claim through counsel of their choice (such counsel to be reasonably acceptable to the Indemnified Party) if (i) it gives notice of its intention to do so to the Indemnified Party within 30 days of receiving notice of the Third Party Claim,(ii) the Third Party Claim does not include criminal charges and (iii) if the Third Party Claim were to be decided adversely to the Indemnifying Party, such a decision could reasonably be expected to result in Losses for which the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party. If the Indemnifying Parties do not assume the defense of a Third Party Claim in accordance with this Section 9.4(c), the Indemnified Party may continue to defend the Third Party Claim. The Indemnified Party shall cooperate with the Indemnifying Parties in such defense and make available to the Indemnifying Parties, at the Indemnifying Parties’ expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Parties. Except with the written consent of the Indemnified Party, the Indemnifying Parties shall not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding.

Section 9.5. Payment of Indemnification

In the event that any JAC Indemnified Parties are entitled to any indemnification pursuant to this Article 9, the Existing Members Indemnifying Parties shall pay the amount of the indemnification (subject to the limitations set forth in this Article 9) with Units valued at $10.50 per Unit. Any payments hereunder will be treated as an adjustment to the purchase price.

Section 9.6. Exclusive Remedy.

Notwithstanding anything else contained in this Agreement to the contrary, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive remedy with respect to any breach of the covenants, agreements, representations or warranties set forth in this Agreement, except (a) in the case of fraud by any Person, (b) for any action seeking specific performance, declaratory judgment or injunctive relief and (c) for the avoidance of doubt, the remedies set forth in Section 2.8.

Section 9.7. Liability of JAC Representative.

The JAC Representative will have no liability for any act done or omitted under this Agreement as the JAC Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.

ARTICLE 10
MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment.

This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Letter of Intent, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of JAC and the Company.

Section 10.2. Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

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To JAC:

Jensyn Acquisition Corp.

800 West Main Street, Suite 204

Freehold, NJ 07728

Attention: Jeffrey J. Raymond

Facsimile: (732) 303-6947

Email: jeff.raymond@jensyn.com

with a copy (which shall not constitute notice to JAC) to:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

Attention: Philip D. Forlenza, Esq.

Facsimile: (732) 224-6599

E-mail: pforlenza@ghclaw.com

To the JAC Representative:

Jeffrey J. Raymond

800 West Main Street, Suite 204

Freehold, NJ 07728

Facsimile: (732) 303-6947

Email: jeff.raymond@jensyn.com

with a copy (which shall not constitute notice to the JAC Representative) to:

Giordano, Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

Attention: Philip D. Forlenza, Esq.

Facsimile: (732) 224-6599

E-mail: pforlenza@ghclaw.com

To the Existing Members:

Victor Ferreira

100 Crossway Park Drive West, Suite 405

Woodbury, New York 11797

Facsimile: (516) 706-2556

Email: vferreira@bigappleenergy.com

and

Karen Ferreira

100 Crossway Park Drive West, Suite 405

Woodbury, New York 11797

Facsimile: (516) 706-2556

Email: kferreira@bigappleenergy.com

with a copy (which shall not constitute notice to the Existing Members) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Facsimile: (212) 407-4990

Attention: Michael Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

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To the Company (prior to the Closing):

BAE Energy Management, Inc.

100 Crossway Park Drive West, Suite 405

Woodbury, New York 11797

Facsimile: (516) 706-2556

Attention: Victor Ferreira

E-mail: vferreira@bigappleenergy.com

with a copy (which shall not constitute notice to the Company) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Facsimile: (212) 407-4990

Attention: Michael Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law.

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 10.4. Fees and Expenses.

Except as otherwise set forth in this Agreement or the Letter of Intent, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the transactions contemplated by this Agreement are consummated, JAC shall, or shall cause the Group Companies to, pay all Existing Member Expenses in accordance with Section 2.11.

Section 10.5. Construction; Interpretation.

The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

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Section 10.6. Exhibits and Schedules.

(a) All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(d) or Section 7.3(d), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.7. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.11 , nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this.

Section 10.8. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of the Company or any Existing Member contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by the Company or any Existing Member exists under such specific provision, the Company shall not be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Company’s knowledge, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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Section 10.10. WAIVER OF JURY TRIAL

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO (INCLUDING WITH RESPECT TO THE DEBT FINANCING), IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11. Jurisdiction and Venue

Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on JAC by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.12. Specific Performance

Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, after such time as the Parties have agreed on the forms of each of the Ancillary Agreements, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

JAC

Jensyn Acquisition Corp.

By:	/s/ Jeffrey J. Raymond
Name:	Jeffrey J. Raymond
Title:	CEO

Existing Members

/s/ Victor Ferreira
Victor Ferreira

/s/ Karen Ferreira
Karen Ferreira

Company

BAE Energy Management, LLC

By:	/s/ Victor Ferreira
Name:	Victor Ferreira
Title:	Managing Member

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Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JENSYN ACQUISITION CORP.

(to be known hereafter as “Vantage Energy Fund, Inc.”)

March __, 2017

JENSYN ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The present name of the corporation is “Jensyn Acquisition Corp.”

2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 8, 2014 (the “Original Certificate”).

3.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on March 1, 2016 (the “Amended and Restated Certificate”).

4.	This Certificate was duly approved and adopted by the board of directors of the Corporation (the “Board”) and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.	The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read in full as follows

FIRST: The name of the corporation is Vantage Energy Fund, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,000,000, of which 30,000,000 shares shall be common stock, par value $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $.0001 per share (“Preferred Stock”).

B-1

A.	Preferred Stock. The Board or any authorized committee thereof is expressly granted authority, to the fullest extent permitted by law, to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board or such committee providing for the issue of such series (a “Preferred Stock Designation”). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.	Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i)	Voting. Except as otherwise expressly required by law or provided in this Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation). Except as otherwise expressly required by law or provided in this Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, there shall be no cumulative voting.

(ii)	Dividends. Subject to any other provisions of this Certificate and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

B-2

(iii)	Liquidation, Dissolution or Winding-Up. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

C.	Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	Number. The number of directors of the Corporation (exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall be fixed from time to time solely by resolution of the Board, acting by not less than a majority of the directors then in office.

B.	Classes, Election, Term and Vacancies. Subject to Article Fifth, paragraph D hereof, the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect two Class C directors for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C directors shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

B-3

C.	Removal. Subject to Article Fifth, paragraph D hereof, any or all of the directors (including persons elected by directors to fill vacancies in the Board) may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D.	Preferred Stock – Directors. Notwithstanding any other provision of this Article Fifth, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article Fifth unless expressly provided by such terms.

E.	No Ballot Required. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

F.	Bylaws. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

G.	Approval of Contracts or Acts. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the Common Stock voted at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H.	Additional Powers. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

B-4

I.	Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer of the Corporation or the Board pursuant to a resolution adopted by the Board.

J.	Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

K.	Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SIXTH: Indemnification.

A.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.	The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all officers and directors whom it may indemnify pursuant thereto (each an “indemnitee”). Expenses (including attorneys’ fees) incurred by such indemnitee in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such indemnitee may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C.	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article Sixth shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Corporation’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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D.	Any repeal or amendment of this Article Sixth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article Sixth, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

E.	This Article Sixth shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

SEVENTH: Creditors. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH: Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

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NINTH: Amendments to this Certificate.

A.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

B.	Notwithstanding anything contained in this Certificate or in the Corporation’s bylaws to the contrary, and notwithstanding the fact that a lesser percentage may be specified by the DGCL, this Certificate shall not be amended unless such action is approved by the affirmative vote of the holders of not less than 66.667% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

TENTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall apply with respect to any of the Corporation’s officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate or in the future.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by the undersigned authorized officer as of the date first set forth above.

JENSYN ACQUISITION CORP.

By:
Name:
Title:

ANNEX C

December 26, 2017

Board of Directors

Jensyn Acquisition Corporation

800 West Main Street

Freehold, NJ 07724

Members of the Board:

We understand that Jensyn Acquisition Corporation, (“Jensyn”), has entered into a Membership Interest Purchase Agreement dated as of November 3, 2017 (the “Purchase Agreement”), with BAE Energy Management, LLC (“BAE”), Victor Ferreira (“Victor”) and Karen Ferreira (“Karen”) pursuant to which Jensyn will acquire in a transaction 100% of the outstanding equity securities of BAE. BAE shall mean Big Apple Energy, LLC, Clear Choice Energy, LLC, Vantage Commodities Financial Services, LLC and its wholly owned subsidiary Vantage Commodities Financial Services II, LLC. Pursuant to the Purchase Agreement, we understand that at the closing of the Transaction, Jensyn will purchase 100% of the outstanding equity securities of BAE for a total consideration of (a) 4,400,000 shares of common stock valued at $10.50 per share ($46,200,000) (b) Earn out payments of up to 2,000,000 shares of common stock over a three year period subject to the terms of the Agreement; and (c) Assumption of aggregate principal debt. We understand further that the minimum purchase price is 96, 686,000.

Spartan Capital Securities (“Spartan”), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Independent Directors pursuant to an engagement letter dated November 10, 2017 (the “Engagement Letter”) to render a fairness opinion to the Board of Directors of Jensyn in connection with the Transaction. We will receive a fee for our services pursuant to the Engagement Letter, which will be payable in full upon delivery of this opinion, and we also will be reimbursed for expenses incurred. The Company has agreed to indemnify Spartan against liabilities arising out of or in connection with the services rendered and to be rendered by Spartan under such Engagement Letter. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

In conducting our analysis and arriving at our opinion, we have, among other things:

(i)	reviewed the executed Purchase Agreement dated November 3, 2017, which, for purposes of this opinion we have assumed, with your permission to be identical in all material respects to the final document to be executed;

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(ii)	reviewed certain financial and other information about Jensyn and BAE that was publicly available;

(iii)	reviewed information furnished to us by the Jensyn’s management, including certain internal financial analyses, budgets, reports and other information;

(iv)	held discussions with various members of senior management of Jensyn and BAE concerning historical and current operations, financial conditions and prospects including recent financial performance;

(v)	reviewed the recent share trading price history of Jensyn;

(vi)	reviewed the valuation of BAE implied by the consideration;

(vii)	reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to BAE;

(viii)	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of BAE;

(ix)	reviewed the premiums paid in selected acquisition transactions; and

(x)	prepared a discounted cash flow analysis of BAE on a stand-alone basis: prepared a dividend discounted model and in addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the BAE as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by Jensyn or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis. We have further relied upon the assurance of management of Jensyn that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the financial projections of BAE furnished to us by senior management of Jensyn. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of BAE, and that the Financial Projections and the assumptions derived from provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.

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Our opinion speaks only as of the dates hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We are not legal, tax or accounting advisors and have relied upon Jensyn and its legal, tax, and accounting advisors to make its own assessment of all legal, tax and accounting matters relating to the Jensyn business and the related Transaction. In addition in preparing this opinion, we have not taken into account any tax consequences of the Transaction to either Jensyn or to any holder of Common Stock.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of BAE , nor did we conduct a comprehensive physical inspection of any of the assets of the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof.

In rendering this opinion we have also assumed that:

(i) in all respects, material to our analysis that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof which would affect the amount or timing of the purchase;

(ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Purchase Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which BAE or any of its subsidiaries or affiliates is a party; and

(iii) All material assets and liabilities (contingent or otherwise, known or unknown) of BAE were as set forth in the consolidated financial statements provided to us by Jensyn as of the respective dates of such financial statements.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of BAE or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transaction. Consequently, we have assumed that such terms are the most beneficial terms from Jensyn’s perspective that could under the circumstances be negotiated among the parties to such Transaction.

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It is understood that our opinion is solely for the use and benefit of the Board of Directors of Jensyn in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Purchase Agreement as compared to any alternative transactions that might be available to Jensyn, nor does it address the underlying business decision by Jensyn to engage in the Transaction or the terms of the Purchase Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the Purchase Agreement (including without limitation, whether or not to tender Common Stock in connection with the Offer). Our opinion may not be used or referred to Jensyn, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in Jensyn’s proxy statement or similar disclosure document with respect to the Transaction; provided that it is reproduced in full, and that any summary of, or other description of, the opinion in such proxy statement or other disclosure document, or other reference to Spartan or its opinion, will be acceptable to Spartan and its counsel in their sole discretion.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, that the Consideration to be paid by Jensyn according to the Purchase Agreement is fair, from a financial point of view, to such holders of common shares of Jensyn.

Respectfully submitted,

Spartan Capital Securities

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PROXY CARD

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

JENSYN ACQUISITION CORP.

[bar code]
Admission Ticket
[bar code] C__________
00000000000 000000000 ext 000000000.00

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints _______ and _________ (together, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote all of the shares of the common stock that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of Jensyn Acquisition Corp. (the “Company”) to be held on __________, 2018 at 10:00 A.M., Eastern Time at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5. PLEASE MARK, SIGN, AND DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

JENSYN ACQUISITION CORP. - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 and 5.

Proposal 1 is conditioned upon the approval of Proposals 2A through 2L. Each of the Proposals 2A through 2L is conditioned upon the approval of Proposal 1. Each of Proposal 3 and Proposal 4 is conditioned upon the approval of Proposal 1 and Proposals 2A through 2L

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1)	The Business Combination Proposal. To approve and adopt a Membership Interest Purchase Agreement, dated as of November 3, 2017, as it may be amended (the “Purchase Agreement”), by and among the Company, BAE Energy Management, LLC, a New York limited liability company (“BAE”), Victor Ferreira and Karen Ferreira and the transactions contemplated thereby.

For [ ] Against [ ] Abstain [ ]

Intention to Exercise Conversion Rights: If you intend to exercise your conversion rights, please check this box. Checking this box, however, is not sufficient to exercise your conversion rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Conversion Rights”.

Intention to Exercise Conversion Rights [ ]

Stockholder Certification: I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of Common Stock of the Company owned by me in connection with the proposed business combination between the Company and BAE.

Stockholder Certification [ ]

2)	The Certificate Proposals. To approve the following amendments to the Company’s amended and restated certificate of incorporation, each of which would be effected by the filing of a second amended and restated certificate of incorporation:

2A. to change our name to "Vantage Energy Fund, Inc." and remove certain provisions related to our status as a blank check company, among other things;

For [ ] Against [ ] Abstain [ ]

2B. to increase the number of authorized shares from 16,000,000 to 31,000,000 shares, of which 30,000,000 will be common stock, par value $0.0001 per share, and 1,000,000 will be preferred stock, par value $0.0001;

For [ ] Against [ ] Abstain [ ]

2C. to authorize the board of directors, or any authorized committee of the board of directors, to issue shares of preferred stock;

For [ ] Against [ ] Abstain [ ]

2D. to specify that the number of directors will be fixed by resolution of the board of directors acting by not less than a majority vote of the directors then in office:

For [ ] Against [ ] Abstain [ ]

2E. to provide that the directors may only be removed for cause by a vote of the majority of the outstanding shares of the Company;

For [ ] Against [ ] Abstain [ ]

2F. to provide that if rights to elect directors are granted to the holders of preferred stock, the terms of such directors’ terms in office are separately governed by the terms of such preferred stock;

For [ ] Against [ ] Abstain [ ]

2G. to provide that stockholders may not act by written consent;

For [ ] Against [ ] Abstain [ ]

2H. to provide that special meetings of the stockholders may be called only by or at the direction of the Chairman of the Board, the Chief Executive Officer or the board pursuant to a resolution adopted by the board;

For [ ] Against [ ] Abstain [ ]

2I. to elect for the Company to not be subject to Section 203 of the Delaware General Corporation Law;

For [ ] Against [ ] Abstain [ ]

2J. to adopt Delaware as the exclusive forum for certain stockholder litigation;

For [ ] Against [ ] Abstain [ ]

2K. to provide that the corporate opportunity doctrine will apply to our officers or directors and their affiliates; and

For [ ] Against [ ] Abstain [ ]

2L. to provide that a minimum of 2/3 of the outstanding shares of capital stock of the Company will be required to amend the proposed certificate.

For [ ] Against [ ] Abstain [ ]

3)	The Director Election Proposal. To elect seven directors to serve on the board of the Company:

Puneet Sanan and Edward Ribadeneira to serve as Class A directors; Daniel Alper and Stephen Grossman to serve as Class B directors; and Victor Ferreira, John Cooper and Karen Ferreira to serve as Class C directors.

For All [ ] Withhold All [ ] For All Except [ ]

4)	Issuance of More than 20% of the Issued and Outstanding Stock Proposal. To approve and adopt the issuance of more than 20% of the Company’s issued and outstanding common stock upon the exchange of ownership units in BAE.

For [ ] Against [ ] Abstain [ ]

5)	The Adjournment Proposal. To adjourn the special meeting, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to stockholders for vote or the Company determines that one or more closing conditions under the Membership Interest Purchase Agreement will not be satisfied.

For [ ] Against [ ] Abstain [ ]

IMPORTANT: Please sign exactly as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by a duly authorized officer. Joint owners should each sign.

_____________________________________________________

Shareholder sign above

_____________________________________________________

Co-holder (if any) sign above

Please be sure to sign and date this Proxy in the box below

Date:__________________, 2018